Form 10-K, Exhibit 13
period 1993-12-31
MDU RESOURCES GROUP INC
filed 1994-03-03
CIK 67716

[TEXT]
                           MDU RESOURCES GROUP, INC.

                             1993 FINANCIAL REPORT





REPORT OF MANAGEMENT


The management of MDU Resources Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles as applied to its regulated and non-regulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, careful selection and training of personnel, written policies and procedures and periodic reviews by the internal audit department. In addition, the company has a policy which requires all employees to acknowledge their responsibility to maintain a high standard of ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions.
The company's internal audit department is charged with the responsibility for determining compliance with company procedures.

The Board of Directors, through its audit committee which is comprised entirely of outside directors, oversees management's responsibilities for financial reporting. The audit committee meets regularly with management, the internal auditors and Arthur Andersen & Co., independent public accountants, to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The internal auditors and Arthur Andersen & Co. have full and free access to the audit committee, without management present, to discuss auditing, internal accounting control and financial reporting matters.

Arthur Andersen & Co. is engaged to express an opinion on the financial statements. Their audit is conducted in accordance with generally accepted auditing standards and includes examining, on a test basis, supporting evidence, assessing the company's accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation to the extent necessary to allow them to report on the fairness, in all material respects, of the financial condition and operating results of the company.

                        CONSOLIDATED STATEMENTS OF INCOME
                            MDU RESOURCES GROUP, INC.

Years ended December 31,                      1993      1992      1991
                              (In thousands, except per share amounts)
Operating revenues:
  Electric . . . . . . . . . . . . . .    $131,109  $123,908  $128,708
  Natural gas. . . . . . . . . . . . .     178,981   159,438   173,865
  Mining and construction materials. .      90,397    45,032    41,201
  Oil and natural gas production . . .      39,125    33,797    33,939

                                           439,612   362,175   377,713
Operating expenses:
  Fuel and purchased power . . . . . .      41,298    37,892    38,379
  Purchased natural gas sold . . . . .      78,121    58,420    66,559
  Operation and maintenance. . . . . .     167,374   126,311   128,253
  Depreciation, depletion and
    amortization . . . . . . . . . . .      45,162    39,694    36,577
  Taxes, other than income . . . . . .      23,565    22,799    22,642

                                           355,520   285,116   292,410
Operating income:
  Electric . . . . . . . . . . . . . .      30,520    30,188    34,647
  Natural gas distribution . . . . . .       4,730     4,509     8,518
  Natural gas transmission . . . . . .      20,108    21,331    19,904
  Mining and construction materials. .      16,984    11,532     9,682
  Oil and natural gas production . . .      11,750     9,499    12,552

                                            84,092    77,059    85,303

Other income -- net  . . . . . . . . .       3,877       273     5,957

Interest expense -- net  . . . . . . .      25,273    25,227    27,952

Carrying costs on natural gas
  repurchase commitment (Note 5) . . .       3,897     5,834     8,483

Income before taxes. . . . . . . . . .      58,799    46,271    54,825

Income taxes . . . . . . . . . . . . .      19,982    10,900    16,808

Income before cumulative effect
  of accounting change . . . . . . . .      38,817    35,371    38,017

Cumulative effect of accounting
  change (Note 2). . . . . . . . . . .       5,521       ---       ---

Net income . . . . . . . . . . . . . .      44,338    35,371    38,017

Dividends on preferred stocks. . . . .         802       807       812

Earnings on common stock . . . . . . .    $ 43,536  $ 34,564  $ 37,205

Earnings per common share:
  Earnings before cumulative effect
   of accounting change. . . . . . . .    $   2.00  $   1.82  $   1.96
  Cumulative effect of accounting
   change. . . . . . . . . . . . . . .         .29       ---       ---
  Earnings . . . . . . . . . . . . . .    $   2.29  $   1.82  $   1.96

Dividends per common share . . . . . .    $   1.52  $   1.46  $  1.435

Average common shares outstanding  . .      18,985    18,985    18,985

Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income . . . . . . . . . . . . .    $ 38,817  $ 35,852  $ 37,619
  Earnings per common share. . . . . .    $   2.00  $   1.85  $   1.94



The accompanying notes are an integral part of these consolidated statements.
/TABLE

                           CONSOLIDATED BALANCE SHEETS
                            MDU RESOURCES GROUP, INC.
December 31,                               1993       1992       1991
                                                  (In thousands)
ASSETS
Property, plant and equipment:
  Electric . . . . . . . . . . . . . $  503,690 $  491,943  $  482,312
  Natural gas distribution . . . . .    141,100    125,314     120,155
  Natural gas transmission . . . . .    258,766    278,978     271,569
  Mining and construction materials.    145,014    104,370      88,535
  Oil and natural gas production . .    116,833     93,667      68,253
                                      1,165,403  1,094,272   1,030,824
  Less accumulated depreciation,
    depletion and amortization . . .    501,451    469,232     436,277
                                        663,952    625,040     594,547
Current assets:
  Cash and cash equivalents. . . . .     71,699     66,838      54,593
  Receivables. . . . . . . . . . . .     67,553     57,902      43,334
  Inventories. . . . . . . . . . . .     19,415     18,214      16,228
  Exchange natural gas receivable. .        727     25,195      25,992
  Deferred income taxes. . . . . . .     32,243     18,962      11,335
  Other prepayments and
    current assets . . . . . . . . .     13,535     15,302      10,913
                                        205,172    202,413     162,395
Natural gas available under
  repurchase commitment (Note 5) . .     79,031     92,038      99,449
Investments. . . . . . . . . . . . .     16,858     61,934      67,188
Deferred charges and other assets. .     76,038     43,085      41,112
                                     $1,041,051 $1,024,510  $  964,691


CAPITALIZATION AND LIABILITIES
Capitalization (see separate
  statements):
  Common stockholders' investment. . $  318,131 $  303,452  $  296,605
  Preferred stocks . . . . . . . . .     17,100     17,200      17,300
  Long-term debt . . . . . . . . . .    231,770    249,845     220,623
                                        567,001    570,497     534,528
Commitments and contingencies
  (Notes 3, 4, 5, 6, 15 and 18). . .        ---        ---         ---
Current liabilities:
  Short-term borrowings. . . . . . .      9,540      7,775         ---
  Accounts payable . . . . . . . . .     24,967     25,397      18,495
  Taxes payable. . . . . . . . . . .      9,204      8,958      10,120
  Other accrued liabilities,
    including reserved revenues. . .    105,195     87,950      69,340
  Exchange natural gas deliverable .      2,371     25,046      26,641
  Dividends payable. . . . . . . . .      7,605      7,226       7,037
  Long-term debt and preferred
    stock due within one year. . . .     15,300        300       2,400
                                        174,182    162,652     134,033
Natural gas repurchase commitment
  (Note 5) . . . . . . . . . . . . .     98,525    114,937     123,981
Deferred credits:
  Deferred income taxes and
    unamortized investment tax
    credit . . . . . . . . . . . . .    124,978    135,571     138,758
  Other. . . . . . . . . . . . . . .     76,365     40,853      33,391
                                        201,343    176,424     172,149
                                     $1,041,051 $1,024,510  $  964,691




The accompanying notes are an integral part of these consolidated statements.
/TABLE

                       CONSOLIDATED STATEMENTS OF CAPITALIZATION

                            MDU RESOURCES GROUP, INC.
December 31,                                 1993       1992      1991
                                                  (In thousands)
Common stockholders' investment:
  Common stock (Note 9):
    Authorized -- 50,000,000 shares,
                  $5 par value in 1993,
                  1992 and 1991
    Outstanding -- 18,984,654 shares  . $ 94,923    $ 94,923  $ 94,923
  Other paid in capital . . . . . . . .   64,210      64,210    64,210
  Retained earnings (Note 10) . . . . .  158,998     144,319   137,472
  Total common stockholders'
    investment. . . . . . . . . . . . .  318,131     303,452   296,605

Preferred stocks (Note 11):
  Authorized:
    Preferred -- 500,000 shares,
      cumulative, par value $100,
      issuable in series
    Preferred stock A -- 1,000,000
      shares, cumulative, without par
      value, issuable in series (none
      outstanding)
    Preference -- 500,000 shares,
      cumulative, without par value,
      issuable in series (none
      outstanding)
  Outstanding:
    Subject to mandatory redemption
      requirements --
      Preferred --
        5.10% Series -- 22,000 shares
          in 1993 (23,000 in 1992 and
          24,000 in 1991). . . . . . . .   2,200       2,300     2,400

    Other preferred stock --
        4.50% Series -- 100,000
          shares. . . . . . . . . . . .   10,000      10,000    10,000
        4.70% Series --  50,000
          shares. . . . . . . . . . . .    5,000       5,000     5,000
                                          15,000      15,000    15,000
  Total preferred stocks                  17,200      17,300    17,400
  Less current maturities and
    sinking fund requirements. . . . . .     100         100       100

  Net preferred stocks . . . . . . . . .  17,100      17,200    17,300

Long-term debt (Note 12):
  First mortgage bonds and notes . . . . 195,850     195,850   180,400
  Pollution control lease and note
    obligation, 6.2%, due in
    annual installments to 2004 . . . . .  4,800       5,000    26,050
  Senior secured note, 8.43%,
   due December 31, 2000 . . . . . . . .  15,000         ---       ---
  Secured line of credit at various
    interest rates, terminating
    October 6, 2002 . . . . . . . . . . .  1,500      19,400       ---
  Term loan at various interest rates,
    terminating December 31, 1996. . . .  30,000      30,000    16,900
  Other. . . . . . . . . . . . . . . . .    (180)       (205)    (427)
  Total long-term debt . . . . . . . . . 246,970     250,045   222,923
  Less current maturities and sinking
    fund requirements. . . . . . . . . .  15,200         200     2,300
  Net long-term debt . . . . . . . . . . 231,770     249,845   220,623
Total capitalization . . . . . . . . . .$567,001    $570,497  $534,528



The accompanying notes are an integral part of these consolidated statements.
/TABLE

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            MDU RESOURCES GROUP, INC.

Years ended December 31,                     1993       1992      1991
                                                   (In thousands)
Operating activities:
  Net income . . . . . . . . . . . . .  $ 44,338   $  35,371  $ 38,017
  Cumulative effect of accounting
    change . . . . . . . . . . . . . .    (5,521)        ---       ---
  Adjustments to reconcile net income
    to net cash provided by operations:
    Depreciation, depletion and
      amortization . . . . . . . . . .    45,162      39,694    36,577
    Deferred income taxes and
      investment tax credit -- net . .    16,040        (789)      747
    Recovery of deferred natural gas
      contract litigation settlement
      costs, net of income taxes . . .     8,467       3,996     4,633
    Changes in current assets and
      liabilities --
      Receivables. . . . . . . . . . .      (775)    (14,568)      983
      Inventories. . . . . . . . . . .    (1,201)     (1,834)    5,457
      Other current assets . . . . . .    12,954     (11,219)    4,402
      Accounts payable . . . . . . . .      (430)      6,902   (1,420)
      Other current liabilities. . . .    (8,160)     16,042     4,530
    Other noncurrent changes . . . . .   (13,687)        190     1,298

  Net cash provided by operations. . .    97,187      73,785    95,224

Financing activities:
  Net change in short-term borrowings.     1,765       7,775       ---
  Issuance of long-term debt . . . . .    15,200     167,100    84,920
  Repayment of long-term debt. . . . .   (18,300)   (140,200)  (93,611)
  Retirement of preferred stocks . . .      (100)       (100)     (504)
  Retirement of natural gas
    repurchase commitment. . . . . . .   (16,412)     (9,044)      ---
  Dividends paid . . . . . . . . . . .   (29,659)    (28,524)  (28,055)

  Net cash used in financing
    activities . . . . . . . . . . . .   (47,506)     (2,993)  (37,250)

Investing activities:
  Additions to property, plant and
    equipment and acquisitions of
    businesses --
    Electric . . . . . . . . . . . . .   (16,156)    (13,226)  (11,728)
    Natural gas distribution . . . . .   (15,012)     (6,461)   (5,758)
    Natural gas transmission . . . . .    (3,669)     (9,452)   (4,093)
    Mining and construction materials.   (43,123)    (16,295)     (909)
    Oil and natural gas production . .   (24,943)    (25,778)  (22,284)
                                        (102,903)    (71,212)  (44,772)
  Sale of natural gas available
    under repurchase commitment. . . .    13,007       7,411       ---
  Investments. . . . . . . . . . . . .    45,076       5,254    (2,851)
  Net cash used in investment
    activities . . . . . . . . . . . .   (44,820)    (58,547)  (47,623)

  Increase in cash and cash
    equivalents. . . . . . . . . . . .     4,861      12,245    10,351
  Cash and cash equivalents --
    beginning of year. . . . . . . . .    66,838      54,593    44,242

  Cash and cash equivalents --
    end of year. . . . . . . . . . . .  $ 71,699   $  66,838  $ 54,593



The accompanying notes are an integral part of these consolidated statements.
/TABLE

[TEXT]         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     MDU RESOURCES GROUP, INC.
            Years Ended December 31, 1993, 1992 and 1991

NOTE 1
Statement of Principal Accounting Policies
Basis of presentation
The consolidated financial statements of MDU Resources Group, Inc. (the "company") include the accounts of two regulated businesses -- retail sales of electricity, natural gas and propane, and natural gas transmission, storage and sales at wholesale -- and two non-regulated businesses -- mining and construction materials operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.
 The company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by its non-regulated businesses.
 Intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated.

Property, plant and equipment and investments
Additions to property, plant and equipment are recorded at cost when first placed in service. When utility assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on utility construction projects and to include such amounts in rate base when the related facilities are placed in service. AFUDC capitalized was insignificant in 1993, 1992 and 1991. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.
 Investments, consisting principally of securities held for corporate development purposes, are carried at cost which approximates market.

Oil and natural gas
The company uses the full-cost method of accounting for its oil and natural gas production activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized and amortized on the units of production method based on total proved reserves. Cost centers for amortization purposes are determined on a country-by-country basis. Capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties. Any conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of the properties with no gain or loss realized.

Natural gas in underground storage and available under repurchase commitment
Natural gas in underground storage is carried at cost using the last-in, first-out (LIFO) method. That portion of the cost of natural gas in underground storage expected to be used within one year is included in inventories.
 Natural gas available under repurchase commitment is carried at Frontier Gas Storage Company's cost of purchased natural gas, less an allowance to reflect changed market conditions.

Inventories
Inventories, other than natural gas in underground storage, consist primarily of materials and supplies and inventory held for resale. These inventories are stated at the lower of average cost or market.

Utility revenue and energy cost
The company recognizes revenue each month based on the services provided to all customers during the month. Because meters for retail utility customers are read and billed on a monthly cycle billing basis, revenues (and related energy costs) are estimated and recorded for those services provided from the date which meters were last read to month end. Prior to 1993, the company recorded revenue and the cost of purchased natural gas sold when customers were billed. See
Note 2 for a discussion of an accounting change in the company's revenue recognition method made effective January 1, 1993.

Natural gas costs recoverable through rate adjustments
Under the terms of certain orders of the public service commissions of Montana, North Dakota, South Dakota and Wyoming, the company is deferring natural gas commodity, transportation and storage costs which are greater or less than amounts presently being recovered through its existing rate schedules. Such orders generally provide that these amounts are recoverable or refundable through rate adjustments within 24 months from the time such costs are paid.

Income taxes
Effective with the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) on January 1, 1993, as further described in Note 2, the company is providing deferred federal and state income taxes on all temporary differences. Prior to 1993, the company provided deferred federal and state income taxes on all non-utility timing differences and on all FERC jurisdictional utility timing differences. With respect to state jurisdictions, deferred federal and state income taxes were provided on utility timing differences only as permitted for ratemaking purposes.
 The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the public service commissions of Montana, North Dakota, South Dakota and Wyoming.

Cash flow information
Cash expenditures for interest and income taxes were as follows:


Years ended December 31,                  1993       1992      1991
                                                 (In thousands)

Interest, net of amount capitalized. . .$22,717   $25,578   $29,749

Income taxes . . . . . . . . . . . . . .$24,545   $21,577   $17,645



 The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications
Certain reclassifications have been made in the financial statements for 1992 and 1991 to conform to the 1993 presentation. Such reclassifications had no effect on net income or common stockholders' investment as previously reported.

NOTE 2
Accounting Changes
Revenue recognition
On January 1, 1993, Montana-Dakota Utilities Co. (Montana-Dakota) changed its revenue recognition method to include the accrual of estimated unbilled revenues for electric and natural gas service.
This change results in a better matching of revenues and expenses and is consistent with predominant industry practice. Prior to this change, Montana-Dakota, for both its electric and natural gas businesses, recognized revenues on a monthly cycle billing basis which recorded revenues when customers were billed. Unbilled utility revenues at December 31, 1993, aggregated $18.3 million and are included in "Receivables" in the company's consolidated balance sheets. The cumulative effect of this change on net income for the twelve months ended December 31, 1993, is presented net of applicable income taxes of $3,355,000.

Postretirement benefits other than pensions
On January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The company has elected to amortize the transition obligation of approximately $49 million at January 1, 1993, which represents the accumulated postretirement benefit obligation at the time of adoption, over 20 years as provided by SFAS No. 106. The company's annual cost for 1993 based on the provisions of SFAS No. 106 is approximately $7.5 million, including amortization of the transition obligation discussed above. However, substantially all of the amounts related to Montana-Dakota's and Williston Basin Interstate Pipeline Company's (Williston Basin) regulated operations reflecting the difference between the 1993 SFAS No. 106 required accruals of approximately $6.0 million and the costs associated with the currently recoverable pay-as-you-go method, estimated to be approximately $2.0 million, are being deferred pursuant to regulatory orders received and are expected to be recovered in future rates charged to customers. See Note 15 for more information on the regulatory treatment of SFAS No. 106 costs.

Accounting for income taxes
On January 1, 1993, the company adopted SFAS No. 109. The company elected to record the cumulative effect on prior years in 1993 as allowed by SFAS No. 109, with such amount being immaterial to its financial position or results of operations. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities have been recorded as a regulatory liability and are included in "Other deferred credits" in the company's consolidated balance sheets at December 31, 1993. This regulatory liability is expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.


NOTE 3
Pending Litigation
Koch Hydrocarbon Company (Koch)
On August 11, 1993, Koch and Williston Basin reached a settlement that terminated the litigation, as previously described in the 1992 Annual Report to Stockholders, with respect to all parties. The settlement, as to both the company and Williston Basin, satisfies all of Koch's claims for the past obligation, releases any claim with respect to obligations up to the present time and terminates any contractual arrangements with respect to the purchase of natural gas between the parties for the future. The settlement thus resolves both the past and the future obligation. In return, Williston Basin agreed to make an immediate cash payment to Koch of $40 million (inclusive of the $32 million awarded by the District Court in October 1991) and to transfer to Koch certain natural gas gathering facilities owned by Williston Basin having a cost, net of accumulated depreciation, of approximately $10.4 million.
 The company believes that it is entitled to recover from ratepayers most of the costs that were incurred as a result of this settlement. Since the amount of costs which can ultimately be recovered is subject to regulatory and market uncertainties, the company has provided reserves which it believes are adequate for any amounts that may not be recovered. Williston Basin expects to recover $8.3 million in settlement costs through its purchased gas cost adjustment recovery mechanism. See "Producer settlement cost recovery" and "Order 636" contained in Note 4 for a discussion of Williston Basin's filings under the FERC's Orders 500 and 636, respectively, requesting recovery of the balance of the costs associated with the Koch settlement.

KN Energy, Inc. (KN)
In May 1991, KN, a pipeline for whom Williston Basin transports natural gas, filed suit against Williston Basin in Federal District Court for the District of Montana. KN alleges, in part, that Williston Basin breached its contract with KN by failing to provide priority transportation for KN, and by charging KN transportation rates which were excessive. KN also alleges that Williston Basin is responsible for any take-or-pay costs it may incur as a result of the breach. Although no amount of damages was specified, KN asked the Court to order Williston Basin to reimburse KN for damages and certain other costs it has incurred along with requiring specific performance pursuant to the contract. Williston Basin filed a motion for summary judgment with the Court in August 1992, requesting that the Court dismiss KN's suit on the basis that these matters are more appropriate for FERC resolution. In September 1992, the Court denied Williston Basin's motion for summary judgment, but suspended the proceedings before it and referred these matters to the FERC. If the FERC is not able to ultimately resolve this dispute, both KN and Williston Basin can request reconsideration by the Court at that time. As of the present time, KN has not requested further action by the FERC. Although no assurances can be provided, based on previous FERC decisions, Williston Basin believes that the ultimate outcome of this matter will not be material to its financial position or results of operations.

NOTE 4
Regulatory Matters and Revenues Subject to Refund
General rate proceedings
Williston Basin has pending two general natural gas rate change applications filed in 1989 and 1992 and has implemented these changed rates subject to refund. Williston Basin is awaiting final orders from the FERC.
 Reserves have been provided for a portion of the revenues collected subject to refund with respect to pending regulatory proceedings and for the recovery of certain producer settlement buy-out/buy-down costs as discussed below to reflect future resolution of certain issues with the FERC. Williston Basin believes that such reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.

Producer settlement cost recovery
In June 1990, Williston Basin filed to recover 75 percent of $43.4 million ($32.6 million) in buy-out/buy-down costs under the alternate take-or-pay cost recovery mechanism embodied in Order 500. As permitted under Order 500, Williston Basin elected to recover 25 percent or $10.8 million of such costs through a direct surcharge to its sales customers, substantially all of which has been received, with an equal amount being charged to second quarter 1990 earnings. Williston Basin elected to recover the remaining 50 percent ($21.7 million) through a commodity sales rate surcharge. In July 1990, the FERC issued an order requiring Williston Basin to recalculate its surcharge and apply it to total throughput. Through December 31, 1993, Williston Basin has collected $23.6 million, including interest, of these costs through its commodity sales and transportation rate surcharges. In November 1990, Williston Basin appealed this order to the U.S. Court of Appeals for the D.C. Circuit. Oral argument before the Court was held in November 1991. In July 1992, the Court issued its order denying Williston Basin's appeal and remanding certain aspects of the case to the FERC. On May 6, 1993, the FERC issued an order on those issues remanded by the Court. The principal issue addressed by this order involved the exemption of one of Williston Basin's major transportation customers from the assessment of take-or-pay surcharges. Williston Basin made a filing seeking authority to reallocate these costs to its other customers, which the FERC approved.
 On August 26, 1993, Williston Basin filed to recover 75 percent of $28.7 million ($21.5 million) in buy-out/buy-down costs paid to Koch as part of a lawsuit settlement under the alternate take-or-pay cost recovery mechanism embodied in Order 500. As permitted under Order 500, Williston Basin elected to recover 25 percent or $7.2 million of such costs through a direct surcharge to sales customers, substantially all of which has been received. In addition, through reserves previously provided, Williston Basin has absorbed an equal amount. Williston Basin elected to recover the remaining 50 percent ($14.3 million) through a throughput surcharge applicable to both sales and transportation. Williston Basin began collecting these costs, subject to refund, on October 1, 1993, pending the outcome of future hearings in mid-1994.

Order 636
In April 1992, the FERC issued Order 636, which requires fundamental changes in the way natural gas pipelines do business. Under Order 636, pipelines are required to offer unbundled transportation service, with the transportation customer having the option of purchasing gas from other suppliers. Pipelines are also required to provide "equivalent" transportation services for all customers regardless of whether they are purchasing gas from such pipeline or other suppliers. As a part of Order 636, the FERC acknowledged that incremental costs may be required in the transition to the FERC-mandated service structures. Such costs include facility costs, gas supply contract restructuring and similar costs. Specific references concerning the allowed recovery of such costs are included in the final rule.
 In addition, Order 636 changes the rate design methodology used for pipeline transportation to the straight fixed variable (SFV) method. Under the SFV approach, all fixed storage and transmission costs, including return on equity and associated taxes, are included in the demand charge (a fixed monthly charge) and all variable costs are recovered through a commodity charge based on volumes transported. Under SFV, pipelines should be able to recover all fixed costs properly allocable to firm transportation regardless of how much gas is actually transported. Also included in Order 636 were guidelines addressing abandonment of services, capacity release and/or assignment of firm capacity rights.
 In October 1992, Williston Basin filed a revised tariff with the FERC designed to comply with Order 636. The revised tariff reflected the cost allocation and rate design necessary to the unbundling of Williston Basin's current services. The FERC issued an order on February 12, 1993, in which it accepted Williston Basin's filing subject to certain conditions.
 On March 15, 1993, Williston Basin filed further tariff revisions with the FERC in compliance with the FERC's February 12, 1993, order, and on March 12, 1993, filed for rehearing and/or clarification of other matters raised in the February 12, 1993, order. On May 13, 1993, the FERC issued an order addressing both Williston Basin's rehearing request and its March 15 tariff filing. A significant issue addressed by the FERC's order was a determination that certain natural gas in underground storage which was determined to be excess upon the future implementation of Order 636 must be sold at market prices. The order further required that the profit from such sale be used to offset any transition costs. Williston Basin requested rehearing of this and other issues by the FERC.
 An appeal was filed by Williston Basin on June 30, 1993, with the U.S. Court of Appeals for the D.C. Circuit related to, among other things, the FERC allowing firm transportation customers flexible receipt and delivery points anywhere on Williston Basin's pipeline system upon implementation of Order 636.
 On September 17, 1993, the FERC issued its order authorizing Williston Basin's implementation of Order 636 tariffs effective November 1, 1993. As a part of this order, the FERC reversed its May 13, 1993, determination related to the sale of certain natural gas in underground storage and ordered that this storage gas be offered for sale to Williston Basin's customers at its original cost. As a result, any profits which would have been realized on the sale at market prices of this storage gas will not reduce Williston Basin's Order 636 transition costs. Williston Basin requested rehearing of this issue by the FERC on the grounds that requiring the sale of this storage gas at cost results in a confiscation of its assets, which the FERC denied on December 16, 1993. Williston Basin has appealed the FERC's decisions to the U.S. Court of Appeals for the D.C. Circuit.
 On November 5, 1993, Williston Basin filed with the FERC, pursuant to the provisions of Order 636, revised tariff sheets requesting the recovery of $13.4 million of gas supply realignment transition costs (GSR costs) effective December 1, 1993. The GSR cost recovery being requested reflects costs paid to Koch as part of a lawsuit settlement, as previously described in Note 3, and does not include other GSR costs, if any, which may be incurred, and future recovery sought, by Williston Basin. This matter is currently pending before the FERC.
 Montana-Dakota has also filed revised gas cost tariffs with each of its four state regulatory commissions reflecting the effects of Williston Basin's November 1, 1993, implementation of Order 636. In October 1993, all four state regulatory commissions approved the revised tariffs.
 Although no assurances can be provided, the company believes that Order 636 will not have a significant effect on its financial position or results of operations.

NOTE 5
Natural Gas Repurchase Commitment
The company has offered for sale since 1984 the 61 million decatherms
(MMdk) of inventoried natural gas owned by Frontier Gas Storage Company (Frontier), a special purpose, non-affiliated corporation. Through an agreement, an obligation exists to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas through the issuance of commercial paper that has the credit support of an irrevocable $105 million letter of credit. At December 31, 1993, borrowings totalled $101.1 million at a weighted average interest rate of 3.5 percent. These transactions will terminate on November 30, 1995, unless terminated earlier by the occurrence of certain events.
 The FERC issued an order in July 1989, ruling on several cost-of-service issues reserved as a part of the 1985 corporate realignment. Addressed as a part of this order were certain rate design issues related to the permissible rates for the transportation of the natural gas held under the repurchase commitment. The issue relating to the cost of storing this gas was not decided by that order. As a part of orders issued in August 1990 and May 1991 related to a general rate increase application, the FERC held that storage costs should be allocated to this gas. Williston Basin's July 1991 refund related to a general rate increase application, reflected implementation of the above finding on a prospective basis only. The public service commissions of Montana and South Dakota and the Montana Consumer Counsel protested whether such storage costs should be allocated to the gas prospectively rather than retroactively to May 2, 1986. In October 1991, the FERC issued an order rejecting Williston Basin's compliance filing on the basis that, among other things, Williston Basin is required to allocate storage costs to this gas retroactive to May 2, 1986. Williston Basin requested rehearing of the FERC's order on this issue in November 1991. In February 1992, the FERC issued an order which reversed its October 1991 order and held that such storage costs be allocated to this gas on a prospective basis only, commencing March 6, 1992. A compliance filing was made with the FERC in March 1992, which the FERC approved on and with an effective date beginning May 20, 1992. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually and represent costs which Williston Basin may not recover. The issue regarding the applicability of assessing storage charges to the gas, which was appealed by Williston Basin to the U.S. Court of Appeals for the D.C. Circuit in July 1991, creates additional uncertainty as to the costs associated with holding this gas. In July 1992, the Court, at the FERC's request, returned the proceeding to the FERC for its further consideration.
 Beginning in October 1992, as a result of increases in natural gas prices, Williston Basin began to sell and transport a portion of the natural gas held under the repurchase commitment. Through
December 31, 1993, 12.5 MMdk of this natural gas had been sold and transported by Williston Basin to off-system markets. Williston Basin will continue to aggressively market the remaining 48.3 MMdk of this natural gas as long as market conditions remain favorable. In addition, it will continue to seek long-term sales contracts.

NOTE 6
Environmental Matters
Montana-Dakota and Williston Basin discovered polychlorinated biphenyls (PCBs) in portions of their natural gas systems and informed the United States Environmental Protection Agency (EPA) in
January 1991. Montana-Dakota and Williston Basin believe the PCBs entered the system from a valve sealant. Both Montana-Dakota and Williston Basin have initiated testing, monitoring and remediation procedures, in accordance with applicable regulations and the work plan submitted to the EPA and the appropriate state agencies. Costs incurred by Montana-Dakota and Williston Basin through December 31, 1993, to address this situation aggregated approximately $720,000. These costs are related to the testing being performed, and the costs to remove, dispose of and replace certain property found to be
contaminated.   On the basis of findings to date, Montana-Dakota and
Williston Basin estimate that future environmental assessment and remediation costs that will be incurred range from $3 million to $15 million. This estimate depends upon a number of assumptions concerning the scope of remediation that will be required at certain locations, the cost of remedial measures to be undertaken and the time period over which the remedial measures are implemented. In a separate action, Montana-Dakota and Williston Basin filed suit in Montana State Court, Yellowstone County, in January 1991, against Rockwell International Corporation, manufacturer of the valve sealant, to recover any costs which may be associated with the presence of PCBs in the system, including a remediation program. On January 31, 1994, Montana-Dakota, Williston Basin and Rockwell reached a settlement which terminated this litigation. Pursuant to the terms of the settlement, Rockwell will reimburse Montana-Dakota and Williston Basin for a portion of certain remediation costs incurred or expected to be incurred. In addition, both Montana-Dakota and Williston Basin consider unreimbursed environmental remediation costs and costs associated with compliance with environmental standards to be recoverable through rates, since they are prudent costs incurred in the ordinary course of business and, accordingly, have sought and will continue to seek recovery of such costs through rate filings.
Although no assurances can be given, based on the estimated cost of the remediation program and the expected recovery of most of these costs from third parties or ratepayers, Montana-Dakota and Williston Basin believe that the ultimate costs related to these matters will not be material to Montana-Dakota's or Williston Basin's financial position or results of operations.
 In mid-1992, Williston Basin discovered that several of its natural gas compressor stations had been operating without air quality permits. As a result, in late 1992, applications for permits were filed with the Montana Air Quality Bureau (Bureau), the agency for the state of Montana which regulates air quality. In March 1993, the Bureau cited Williston Basin for operating the compressors without the requisite air quality permits and further alleged excessive emissions by the compressor engines of certain air pollutants, primarily oxides of nitrogen and carbon monoxide. Williston Basin is currently engaged in further testing these air emissions but is currently unable to determine the costs that will be incurred to remedy the situation although such costs are not expected to be material to its financial position or results of operations.
 In June 1990, Montana-Dakota was notified by the EPA that it and several others were named as Potentially Responsible Parties (PRPs) in connection with the cleanup of pollution at a landfill site located in Minot, North Dakota. An informational meeting was held on January 20, 1993, between the EPA and the PRPs outlining the EPA's proposed remedy and the settlement process. On June 21, 1993, the EPA issued its decision on the selected remediation to be performed at the site. Based on the EPA's proposed remediation plan, current estimates of the total cleanup costs for all parties, including oversight costs, at this site range from approximately $3.7 million to $4.8 million. Montana-Dakota believes that it was not a material contributor to this contamination and, therefore, further believes that its share of the liability for such cleanup will not have a material effect on its results of operations.

NOTE 7
Natural Gas in Underground Storage
Natural gas in underground storage included in natural gas transmission property, plant and equipment amounted to approximately $49 million at December 31, 1993, $51 million at December 31, 1992 and $53 million at December 31, 1991. In addition, $1.3 million, $3.7 million and $3.6 million at December 31, 1993, 1992 and 1991, respectively, of natural gas in underground storage is included in inventories.

NOTE 8
Short-term Borrowings
The company and its subsidiaries had unsecured lines of credit from several banks totalling $86 million at December 31, 1993, $80 million at December 31, 1992 and $73 million at December 31, 1991. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Amounts outstanding under the lines of credit were $9.5 million at December 31, 1993 and $7.8 million at December 31, 1992, with no amounts outstanding at December 31, 1991. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 9
Common Stock
In November 1988, the company's Board of Directors declared, pursuant to a stockholders' rights plan, a dividend of one preference share purchase right (right) on each outstanding share of the company's common stock. Each right becomes exercisable, upon the occurrence of certain events, for one one-hundredth of a share of Series A preference stock, without par value, at a purchase price of $50, subject to certain adjustments. The rights are currently not exercisable and will be exercisable only if a person or group (acquiring person) either acquires ownership of 20 percent or more of the company's common stock or commences a tender or exchange offer that would result in ownership of 30 percent or more. In the event the company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earnings power are sold, each right entitles the holder to receive common stock of the acquiring person having a market value of twice the exercise price of the right. The rights, which expire in November 1998, are redeemable in whole, but not in part, at the company's option at any time for a price of $.02 per right.
 There have been no changes in the amounts outstanding for common stock and other paid in capital during the years ended December 31, 1993, 1992 and 1991.
 The company's Dividend Reinvestment Plan (DRIP) provides holders of all classes of the company's capital stock the opportunity to invest their cash dividends in shares of common stock and to make optional cash payments of up to $5,000 per quarter for the same purpose. The company's Tax Deferred Compensation Savings Plans pursuant to Section 401(k) of the Internal Revenue Code are funded with common stock and also participate in the DRIP. Since January 1, 1989, these plans have been funded by the purchase of shares of common stock on the open market. However, shares of authorized but unissued common stock may be used for this purpose. At December 31, 1993, there were 1,020,229 shares of common stock reserved for issuance under the plans.

NOTE 10
Retained Earnings
Changes in retained earnings for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                            1993      1992      1991
                                                 (In thousands)

Balance at beginning of year . . . . . .$144,319  $137,472  $127,914
Net income . . . . . . . . . . . . . . .  44,338    35,371    38,017
                                         188,657   172,843   165,931
Deduct:
  Dividends declared --
    Preferred stocks at required
      annual rates . . . . . . . . . . .     802       807      812
    Common stock . . . . . . . . . . . .  28,857    27,717   27,243
                                          29,659    28,524   28,055
  Settlement costs associated with
    repurchase of preferred stocks . . .     ---       ---      404
Balance at end of year . . . . . . . . .$158,998  $144,319 $137,472


NOTE 11
Preferred Stocks
The preferred stocks outstanding are subject to redemption, in whole or in part, at the option of the company with certain limitations on 30 days notice on any quarterly dividend date.
 The company is obligated to make annual sinking fund contributions to retire the 5.10% Series preferred stock. The redemption prices and sinking fund requirements, where applicable, are summarized below:

                                Redemption            Sinking Fund
Series                           Price (a)         Shares    Price (a)

Preferred stock:
  4.50%. . . . . . . . . . . .$105.00 (b)             ---         ---

  4.70%. . . . . . . . . . . .$102.00 (b)             ---         ---

  5.10%. . . . . . . . . . . .$102.00          1,000 (c)      $100.00



(a) Plus accrued dividends.

(b) These series are redeemable at the sole discretion of the company.

(c) Annually on December 1, if tendered.


 In the event of a voluntary or involuntary liquidation, all preferred stock series holders are entitled to $100 per share, plus accrued dividends.
 The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption requirements for each of the five years following December 31, 1993, is $100,000.

NOTE 12
Long-term Debt and Indenture Provisions
First mortgage bonds and notes outstanding at December 31 are as follows:

                                          1993       1992      1991
                                                 (In thousands)

7 1/8% Series, due Nov. 1, 1993. . . .$    ---   $    ---  $  9,400
8 5/8% Series, due Oct. 1, 2001. . . .     ---        ---     9,400
9 1/4% Series, due Sept. 15, 2003. . .     ---        ---     9,400
9 3/8% Series, due Nov. 15, 2011 . . .     ---        ---    75,200
9 1/8% Series, due May 15, 2006. . . .  50,000     50,000    50,000
9 1/8% Series, due Oct. 1, 2016. . . .  20,000     20,000    20,000
7 5/8% Sinking Fund, due Oct. 15, 1992     ---        ---     1,000
8 1/2% Sinking Fund, due Oct. 1, 1996.     ---        ---     2,500
9% Sinking Fund, due Sept. 15, 1998. .     ---        ---     3,500
Pollution Control Refunding Revenue
  Bonds, Series 1992 --
  Mercer County, North Dakota, 6.65%,
    due June 1, 2022 . . . . . . . . .  15,000     15,000       ---
  Morton County, North Dakota, 6.65%,
    due June 1, 2022 . . . . . . . . .   2,600      2,600       ---
  Richland County, Montana, 6.65%,
    due June 1, 2022 . . . . . . . . .   3,250      3,250       ---
Secured Medium-Term Notes, Series A --
  5.80%, due Apr. 1, 1994. . . . . . .  15,000     15,000       ---
  6.30%, due Apr. 1, 1995. . . . . . .  10,000     10,000       ---
  6.95%, due Apr. 1, 1996. . . . . . .  10,000     10,000       ---
  7.20%, due Apr. 1, 1997. . . . . . .   5,000      5,000       ---
  8.25%, due Apr. 1, 2007. . . . . . .  30,000     30,000       ---
  8.60%, due Apr. 1, 2012. . . . . . .  35,000     35,000       ---
Total first mortgage bonds
  and notes. . . . . . . . . . . . .  $195,850   $195,850  $180,400


 The company has a revolving credit and term loan agreement which totalled $30 million at December 31, 1993, 1992 and 1991. Amounts outstanding under this agreement were $30 million at December 31, 1993 and 1992, respectively, and $10.5 million at December 31, 1991.
 Fidelity Oil Co. has $15 million outstanding under a senior secured note at December 31, 1993. In addition, Fidelity Oil Co. has available $20 million under a secured line of credit, $1.5 million of which was outstanding at December 31, 1993. At December 31, 1992, Fidelity Oil Co. had a secured line of credit which totalled $35 million, of which $19.4 million was outstanding. However, on January 13, 1993, $15 million of the line was converted to a senior secured note. Fidelity Oil Co. had available $15 million under a revolving credit and term loan agreement at December 31, 1991, $6.4 million of which was outstanding.
 The amounts of long-term debt maturities and sinking fund requirements for the five years following December 31, 1993, (net of prepayments) aggregate $15.2 million in 1994; $10.7 million in 1995; $40.7 million in 1996; $14.7 million in 1997 and $9.6 million in 1998. Substantially all of the company's retail utility property is subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately $153 million of additional first mortgage bonds at December 31, 1993. Certain natural gas transmission property is subject to purchase money mortgages payable by Williston Basin to the company.
 In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No.
107). SFAS No. 107 establishes fair value disclosure practices for certain financial instruments. The fair value of the company's first mortgage bonds and notes at December 31, 1993, is approximately $216 million. However, the difference between the recorded value of the company's other debt instruments as well as investments in certain securities and their fair values were not material.

NOTE 13
Income Taxes
Income tax expense is summarized as follows:

                                          1993       1992      1991
                                                 (In thousands)
Current --
  Federal. . . . . . . . . . . . . . . $25,665   $ 18,272   $14,287
  State. . . . . . . . . . . . . . . .   3,997      3,359     2,972
  Foreign. . . . . . . . . . . . . . .      10        ---       ---

                                        29,672     21,631    17,259
Deferred --
  Investment tax credit -- net . . . .  (1,144)    (1,183)   (1,236)
  Income taxes:
    Federal. . . . . . . . . . . . . .  (9,560)    (8,505)      722
    State. . . . . . . . . . . . . . .   1,014     (1,043)       63

                                        (9,690)   (10,731)     (451)

Total income tax expense . . . . . . . $19,982   $ 10,900   $16,808


 Components of deferred tax assets and deferred tax liabilities recognized in the company's consolidated balance sheets are as follows:
                                                              1993
                                                      (In thousands)
Deferred tax assets:
  Reserves for regulatory matters . . . . . . . . . . . . . $ 40,195
  Natural gas available under repurchase commitment . . . .    7,554
  Deferred investment tax credits . . . . . . . . . . . . .    4,462
  Accrued land reclamation. . . . . . . . . . . . . . . . .    4,017
  Accrued pension costs . . . . . . . . . . . . . . . . . .    3,676
  Other . . . . . . . . . . . . . . . . . . . . . . . . . .    6,428

Total deferred tax assets. . . . . . . . . . . . . . . . .  $ 66,332

Deferred tax liabilities:
  Depreciation and basis differences on property,
    plant and equipment . . . . . . . . . . . . . . . . . . $108,846
  Basis differences on oil and natural gas
    producing properties. . . . . . . . . . . . . . . . . .   15,889
  Natural gas contract settlement and
    restructuring costs . . . . . . . . . . . . . . . . . .   13,530
  Long-term debt refinancing costs. . . . . . . . . . . . .    5,223
  Other . . . . . . . . . . . . . . . . . . . . . . . . . .    4,078

Total deferred tax liabilities . . . . . . . . . . . . . .  $147,566

 Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

                              1993           1992           1991
                          Amount     %   Amount     %   Amount     %
                                   (Dollars in thousands)

Computed tax at federal
  statutory rate . . . . $20,580  35.0  $15,732  34.0  $18,640  34.0
Increases (reductions)
  in provision for
  taxes resulting from:
  Depletion allowance. .  (1,424) (2.4)  (1,393) (3.0)  (1,433) (2.6)
  State income
  taxes -- net of
    federal income tax
    benefit. . . . . . .   2,171   3.7    1,664   3.6    1,949   3.6
  Tax-exempt interest. .    (725) (1.2)    (958) (2.1)  (1,174) (2.1)
  Investment tax credit
    amortization . . . .  (1,144) (2.0)  (1,183) (2.5)  (1,236) (2.3)
  Other items. . . . . .     524    .9   (2,962) (6.4)      62    .1

Actual taxes . . . . . . $19,982  34.0  $10,900  23.6  $16,808  30.7

 During 1992 and 1991, deferred income tax expense resulted from differences in the timing of recognizing certain revenues and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each are as follows:

                                                     1992      1991
                                                      (In thousands)

Tax over book depreciation . . . . . . . . . . .  $ 1,426   $ 1,834
Natural gas costs recoverable through
  rate adjustments . . . . . . . . . . . . . . .    1,478    (1,562)
Natural gas contract settlement and
  restructuring. . . . . . . . . . . . . . . . .   (2,533)   (3,028)
Reserves for regulatory matters. . . . . . . . .   (7,270)   (2,261)
Unbilled utility revenue . . . . . . . . . . . .   (1,778)    1,093
Well drilling and development costs. . . . . . .    2,343     3,797
Land reclamation and other . . . . . . . . . . .   (3,214)      912

Total deferred income tax expense. . . . . . . .  $(9,548)  $   785

 The company's consolidated federal income tax returns were under examination by the Internal Revenue Service (IRS) for the tax years 1983 through 1988. In September 1991, the company received a deficiency notice from the IRS for the tax years 1983 through 1985 which proposed substantial additional income taxes, plus interest. In an alternative position contained in the notice of proposed deficiency, the IRS is claiming a lower level of taxes due, plus interest as well as penalties. In May 1992, a similar notice of proposed deficiency was received for the years 1986 through 1988. Although the notices of proposed deficiency encompass a number of separate issues, the principal issue is related to the tax treatment of deductions claimed in connection with certain investments made by Knife River and Fidelity Oil.
 The company's tax counsel has issued opinions related to the principal issue discussed above, stating that it is more likely than not that the company would prevail in this matter. Thus, the company intends to contest vigorously the deficiencies proposed by the IRS and, in that regard, has timely filed protests for the 1983 through 1988 tax years contesting the treatment proposed in the notices of proposed deficiency. If the IRS position were upheld, the resulting deficiencies would have a material effect on results of operations.

NOTE 14
Business Segment Data
The company's operations are conducted through five business segments.

The electric, natural gas distribution, natural gas transmission, mining and construction materials, and oil and natural gas production businesses are substantially all located within the United States. A description of these segments and their primary operations is presented on page one.
 Segment operating information at December 31, 1993, 1992 and 1991, is presented in the Consolidated Statements of Income. Other segment information is presented below:

                                          1993        1992     1991
                                                 (In thousands)
Depreciation, depletion and
  amortization --
  Electric . . . . . . . . . . . . .$   15,307  $   15,132 $ 15,698
  Natural gas distribution . . . . .     5,114       4,809    4,673
  Natural gas transmission . . . . .     7,113       6,409    6,110
  Mining and construction
    materials . . . . . . . . . . . .    5,594       4,527    4,035
  Oil and natural gas production . .    12,034       8,817    6,061
    Total depreciation, depletion
      and amortization . . . . . . .$   45,162  $   39,694 $ 36,577
Investment information --
  Identifiable assets:
    Electric (a) . . . . . . . . . .$  306,179  $  301,959 $302,296
    Natural gas distribution (a) . .   104,013      90,979   84,250
    Natural gas transmission (a) . .   383,355     404,250  391,735
    Mining and construction
      materials. . . . . . . . . . .   120,105     105,761  102,760
    Oil and natural gas
      production . . . . . . . . . .    89,690      80,128   61,935
      Total identifiable assets. . . 1,003,342     983,077  942,976
  Corporate assets (b) . . . . . . .    37,709      41,433   21,715
      Total consolidated assets. . .$1,041,051  $1,024,510 $964,691


(a) Includes, in the case of natural gas distribution and electric property, allocations of common utility property. Natural gas stored or available under repurchase commitment is included in natural gas transmission identifiable assets.
(b) Corporate assets consist of assets not directly assignable to a business segment, i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets.

 Approximately 7 percent of mining and construction materials revenues in 1993 (13 percent in 1992 and 16 percent in 1991) represent Knife River's direct sales of lignite coal to the company. The company's share of Knife River's sales for use at two generating stations jointly owned by the company and other utilities was approximately 10 percent of mining and construction materials revenues in 1993, 20 percent in 1992 and 19 percent in 1991.
 In May 1992, KRC Aggregate, Inc. (KRC Aggregate), an indirect, wholly-owned subsidiary of Knife River, entered into the sand and gravel business in central California through the purchase of certain properties, including mining and processing equipment. These operations, located near Lodi, California, surface mine, process and market aggregate products to various customers, including road and housing contractors, tile manufacturers and ready-mix plants, with a market area extending approximately 60 miles from the mine.
 On April 2, 1993, the assets of Alaska Basic Industries, Inc. (ABI) and its subsidiaries were purchased by KRC Aggregate. ABI is a vertically integrated construction materials business headquartered in Anchorage, Alaska. ABI's nine divisions handle the sale of its sand and gravel aggregates and related products such as ready-mixed concrete, asphalt and finished aggregate products.
 Effective September 1, 1993, KRC Aggregate, purchased the stock of LTM, Incorporated (LTM), Rogue Aggregates, Inc. (Rogue) and Concrete, Inc., construction materials subsidiaries of Terra Industries. Headquartered in Medford, Oregon, LTM and Rogue are vertically integrated construction materials businesses serving southern Oregon markets. Their products include sand and gravel aggregates, ready-mixed concrete, asphalt and finished aggregate products. Concrete, Inc., headquartered in Stockton, California, operates four ready-mix plants in San Joaquin County. These ready-mix plants became part of KRC Aggregate's Lodi, California operations.
 Pro forma amounts reflecting the effects of the above acquisitions are not disclosed as such acquisitions were not material to the company's financial position or results of operations.

NOTE 15
Employee Benefit Plans
The company has noncontributory defined benefit pension plans covering substantially all full-time employees. Pension benefits are based on employee's years of service and earnings. The company makes annual contributions to the plans consistent with the funding requirements of federal law and regulations.
 Pension expense is summarized as follows:


                                          1993       1992      1991
                                                 (In thousands)
Service cost/benefits earned during
  the year . . . . . . . . . . . . . .$  3,277   $  2,957  $  2,803
Interest cost on projected benefit
  obligation . . . . . . . . . . . . .   9,488      8,464     8,008
Loss (return) on plan assets . . . . . (14,540)   (11,384)  (25,822)
Net amortization and deferral. . . . .   2,916        491    15,637
Total pension costs. . . . . . . . . .   1,141        528       626
Less amounts capitalized . . . . . . .     133         75        58
Total pension expense. . . . . . . . .$  1,008   $    453  $    568

 The funded status of the company's plans is summarized as follows:

                                           1993      1992      1991
                                                 (In thousands)
Projected benefit obligation:
    Vested . . . . . . . . . . . . . . $108,718  $ 92,623  $ 81,766
    Nonvested. . . . . . . . . . . . .    4,696     3,251     2,820
  Accumulated benefit obligation . . .  113,414    95,874    84,586
  Provision for future pay increases .   26,379    22,614    20,794
Projected benefit obligation . . . . .  139,793   118,488   105,380
Plan assets at market value. . . . . .  149,184   140,623   135,172
                                         (9,391)  (22,135)  (29,792)
Plus:
  Unrecognized transition asset. . . .   10,305    11,295    12,284
  Unrecognized net gains and prior
    service costs. . . . . . . . . . .    4,953    16,018    22,157

Accrued pension costs. . . . . . . . . $  5,867  $  5,178  $  4,649

 The projected benefit obligation was determined using an assumed discount rate of 7 percent (8 percent in 1992 and 1991) and assumed long-term rates for estimated compensation increases of 4 1/2 percent (5 percent in 1992 and 5 1/2 percent in 1991). The change in these assumptions had the effect of increasing the projected benefit obligation at December 31, 1993, by $15 million. The assumed long-term rate of return on plan assets is 8 1/2 percent. Plan assets consist primarily of debt and equity securities.
 In addition to providing pension benefits, the company has a policy of providing all eligible employees and dependents certain other postretirement benefits which include health care and life insurance upon their retirement. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the company's expressed intent to increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.
 Postretirement benefits expense is summarized as follows:

                                                               1993
                                                      (In thousands)

Service cost/benefits earned during the year . . . . . . . .  $1,098
Interest cost on accumulated postretirement
  benefit obligation . . . . . . . . . . . . . . . . . . . .   3,932
Amortization of transition obligation. . . . . . . . . . . .   2,458
Total postretirement benefits expense. . . . . . . . . . . .  $7,488

 The funded status of the company's plans is summarized as follows:

                                                              1993
                                                      (In thousands)

Accumulated postretirement benefit obligation:
  Retirees eligible for benefits . . . . . . . . . . . . . . $31,029
  Active employees not fully eligible. . . . . . . . . . . .  28,592
    Total. . . . . . . . . . . . . . . . . . . . . . . . . .  59,621
Plan assets at market value. . . . . . . . . . . . . . . . .   4,450
                                                              55,171
Less:
  Unrecognized transition obligation . . . . . . . . . . . .  46,694
  Unrecognized net losses. . . . . . . . . . . . . . . . . .   7,992
Accrued postretirement benefits cost . . . . . . . . . . . . $   485


 The health care cost trend rate assumed in determining the accumulated postretirement benefit obligation was 12 percent in 1993, decreasing by 1 percent per year until an ultimate rate of 6 percent is reached in 1999 and remaining level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1993, by $3.6 million and the aggregate of the service and interest cost components of postretirement benefits expense by $288,000.
 The accumulated postretirement benefit obligation was determined using an assumed discount rate of 7 percent (8 percent at January 1, 1993, the date of adoption) and assumed long-term rates for estimated compensation increases, as they apply to life insurance benefits, of 4 1/2 percent (5 1/2 percent at January 1, 1993). The change in these assumptions had the effect of increasing the accumulated postretirement benefit obligation at December 31, 1993, by $8 million. The assumed long-term rate of return on assets is 7 1/2 percent. Plan assets at December 31, 1993,consist primarily of short-term investments.
 The company's accounting recognition and funding policy as it applies to postretirement benefits, will depend, in part, on the position of applicable regulatory bodies with respect to recovery of such costs for its regulated businesses. Montana-Dakota filed applications with the public service commissions of Montana, North Dakota, South Dakota and Wyoming requesting that the commissions adopt the principles of accrual accounting for these costs and that the company be permitted to defer, on a limited basis, the difference between the SFAS No. 106 required accruals and the costs associated with the presently used pay-as-you-go method until such time that the full SFAS No. 106 expense is allowed in the company's rates charged to its customers. The company has received an order from the Montana Public Service Commission authorizing such deferrals. The public service commissions of North Dakota and Wyoming, as a part of orders issued in 1993 related to general rate applications filed by Montana-Dakota, adopted accrual accounting for ratemaking purposes and generally require that these benefits be funded through an external trust using the most tax-effective funding options available.
However, as a part of a 1993 general rate proceeding, the South Dakota commission deferred this issue until commission hearings are held in March 1994, and has continued the use of pay-as-you-go accounting for ratemaking purposes until that date. The FERC, in a policy statement issued in December 1992, has adopted accrual accounting for these costs for ratemaking purposes and has authorized limited deferral of the higher accrual costs. Williston Basin expects to seek recovery of these costs in its next general rate proceeding.
 The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits in 1993 was $1.4 million.
 The company has a Key Employee Stock Option Plan under which the company is authorized to grant options for up to 800,000 shares of common stock with an option price equal to market value on the date of grant. At December 31, 1993, 183,040 options, with an average option price of $23.72 per share, were outstanding, none of which were exercisable. The company has contributed $3.2 million to a trust established to fund its commitment under the Plan.
 The company has Tax Deferred Compensation Savings Plans for eligible employees. Each participant may contribute amounts up to 10 percent of eligible compensation, subject to certain limitations. The company contributes an amount equal to 50 percent of the participant's savings contribution up to a maximum of 6 percent of such participant's contribution. Company contributions were $1.7 million in 1993, $1.5 million in 1992 and $1.3 million in 1991.

NOTE 16
Jointly Owned Facilities
The consolidated financial statements include the company's 22.7 percent and 25.0 percent ownership interests in the assets, liabilities and expenses of the Big Stone Station and the Coyote Station, respectively. Each owner of the Big Stone and Coyote stations is responsible for providing its own financing of its investment in the jointly owned facilities.
 The company's share of the Big Stone Station and Coyote Station operating expenses is reflected in the appropriate categories of operating expenses in the Consolidated Statements of Income.
 At December 31, the company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:

                                           1993       1992       1991
                                                 (In thousands)
Big Stone Station --
  Utility plant in service . . . . .   $ 47,349   $ 46,398   $ 46,783
  Accumulated depreciation . . . . .     24,663     23,326     22,105

                                       $ 22,686   $ 23,072   $ 24,678
Coyote Station --
  Utility plant in service . . . . .   $121,380   $121,294   $120,085
  Accumulated depreciation . . . . .     42,482     39,129     35,474

                                       $ 78,898   $ 82,165   $ 84,611


NOTE 17
Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 1993 and 1992:

                               First     Second     Third     Fourth
                              Quarter    Quarter   Quarter    Quarter
1993                             (In thousands, except per share
amounts)

Operating revenues . . . . . $124,169    $88,995   $98,832   $127,616
Operating expenses . . . . .   92,631     76,378    84,266    102,245
Operating income . . . . . .   31,538     12,617    14,566     25,371
Income before cumulative
  effect of accounting change  15,761      3,797     6,309     12,950
Cumulative effect of
  accounting change. . . . .    5,521        ---       ---        ---
Net income . . . . . . . . .   21,282      3,797     6,309     12,950
Earnings per common share
  before cumulative effect
  of accounting change . . .      .82        .19       .32        .67
Cumulative effect of
  accounting change per
  common share . . . . . . .      .29        ---       ---        ---
Earnings per common share. .     1.11        .19       .32        .67
Average common shares
  outstanding. . . . . . . .   18,985     18,985    18,985     18,985

1992

Operating revenues . . . . . $105,576    $78,839   $70,963   $106,797
Operating expenses . . . . .   81,793     66,181    57,756     79,386
Operating income . . . . . .   23,783     12,658    13,207     27,411
Net income . . . . . . . . .   11,440      4,018     5,174     14,739
Earnings per common share. .      .59        .20       .26        .77
Average common shares
  outstanding. . . . . . . .   18,985     18,985    18,985     18,985
Pro forma amounts assuming
  retroactive application
  of accounting change:
  Net income . . . . . . . . $ 10,332    $ 3,507   $ 5,098   $ 16,915
  Earnings per common share.      .53        .17       .26        .88

 Most of the company's operations are highly seasonal and revenues from, and certain expenses for, such operations may fluctuate between quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 18
Oil and Natural Gas Activities (Unaudited)
Fidelity Oil holds various oil and natural gas interests primarily through a series of working-interest agreements with several oil and natural gas producers and through operating agreements with Shell Western E & P, Inc. (Shell).
 Since 1986, Fidelity Oil has undertaken ventures, through a series of working-interest agreements with several different partners, that vary from the acquisition of producing properties with potential development opportunities to exploration and are located in the western United States, offshore in the Gulf of Mexico and in Canada. In these ventures, Fidelity Oil shares revenues and expenses from the development of specified properties in proportion to its investments.
 Fidelity Oil has net proceeds interests in the production of oil and natural gas and has an operating agreement (Agreement) with Shell applicable to certain of its acreage interests. Pursuant to the Agreement, Shell, as operator, controls all development, production, operations and marketing applicable to such acreage. As a net proceeds interest owner, Fidelity Oil is entitled to proceeds only when a particular unit has reached payout status.
 The following information includes Fidelity Oil's proportionate share of all its oil and natural gas net proceeds and working interests.
 The following table sets forth capitalized costs and related accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:

                                           1993       1992       1991
                                                 (In thousands)

Subject to amortization. . . . . . . . $114,572    $91,058    $66,501
Not subject to amortization. . . . . .    2,022      2,383      1,533

Total capitalized costs. . . . . . . .  116,594     93,441     68,034
Accumulated depreciation, depletion
  and amortization . . . . . . . . . .   36,084     24,083     15,374

Net capitalized costs. . . . . . . . . $ 80,510    $69,358    $52,660


 Capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities for the 12 months ended December 31 are as follows:

                                           1993       1992       1991
                                                 (In thousands)

Acquisitions . . . . . . . . . . . . .  $ 9,296    $ 9,976    $ 4,667
Exploration. . . . . . . . . . . . . .    7,787     11,074      7,781
Development  . . . . . . . . . . . . .    7,836      4,715      9,824

Total capital expenditures . . . . . .  $24,919    $25,765    $22,272


 The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs, for the 12 months ended
December 31:

                                          1993       1992        1991
                                                 (In thousands)

Revenues . . . . . . . . . . . . . . . $39,125    $33,797     $33,939
Production costs . . . . . . . . . . .  13,700     13,965      14,040
Depreciation, depletion and
  amortization . . . . . . . . . . . .  11,998      8,782       6,027

Pretax income. . . . . . . . . . . . .  13,427     11,050      13,872
Income tax expense . . . . . . . . . .   4,606      3,658       4,745

Results of operations for
  producing activities . . . . . . . . $ 8,821    $ 7,392     $ 9,127


 The following table summarizes the company's estimated quantities of proved developed oil and natural gas reserves at December 31, 1993, 1992 and 1991 and reconciles the changes between these dates. Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               1993           1992         1991
                                Natural       Natural        Natural
                             Oil  Gas      Oil  Gas       Oil  Gas
                                   (In thousands of barrels/Mcf)


Proved developed and
  undeveloped reserves:

  Balance at beginning
    of year. . . . . . .  12,200 37,200 11,600 27,500  12,400 16,100
  Production . . . . . .  (1,500)(8,800)(1,500)(5,000) (1,500)(2,600)
  Extensions and
    discoveries. . . . .     600 10,600    100  5,300     400  8,900
  Purchases of proved
    reserves . . . . . .     500  9,200    900  8,200     200  5,700
  Sales of reserves
    in place . . . . . .    (300)  (100)   ---   (100)    ---   (100)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions.    (300) 2,200  1,100  1,300     100   (500)

  Balance at end of year  11,200 50,300 12,200 37,200  11,600 27,500

Proved developed reserves:

  January 1, 1991. . . .  12,300 13,900
  December 31, 1991. . .  11,200 22,600
  December 31, 1992. . .  11,800 36,500
  December 31, 1993. . .  11,100 43,100

 Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1993, applicable to the company's $7.1 million gross investment in oil and natural gas properties located in Canada comprise approximately 7 percent of the total reserves.
 The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:

                                           1993       1992       1991
                                                  (In thousands)

Future net cash flows before
  income taxes . . . . . . . . . . . . $119,800   $138,500    $94,300
Future income tax expenses . . . . . .   15,600     26,600     15,300

Future net cash flows. . . . . . . . .  104,200    111,900     79,000
10% annual discount for estimated
  timing of cash flows . . . . . . . .   32,600     35,200     24,900

Discounted future net cash flows
  relating to proved oil and natural
  gas reserves . . . . . . . . . . . . $ 71,600   $ 76,700    $54,100


 The following are the sources of change in the standardized measure of discounted future net cash flows by year:

                                           1993       1992       1991
                                                  (In thousands)

Beginning of year. . . . . . . . . . . $ 76,700   $ 54,100   $ 68,000

Net revenues from production . . . . .  (26,000)   (19,700)   (16,900)
Change in net realization. . . . . . .  (24,000)    13,100    (53,100)
Extensions, discoveries and improved
  recovery, net of future production
  and development costs. . . . . . . .   16,800      8,200     12,900
Purchases of proved reserves . . . . .   14,100     16,000      7,100
Sales of reserves in place . . . . . .   (1,600)      (200)      (300)
Changes in estimated future
  development costs. . . . . . . . . .  (11,600)    (3,000)    (5,000)
Development costs incurred
  during the year. . . . . . . . . . .    7,800      4,700      9,800
Accretion of discount. . . . . . . . .    8,900      6,400      9,600
Net change in income taxes . . . . . .    6,000     (8,000)    18,200
Revisions of previous quantity
  estimates. . . . . . . . . . . . . .    4,400      5,000      3,600
Other. . . . . . . . . . . . . . . . .      100        100        200

Net change . . . . . . . . . . . . . .   (5,100)    22,600    (13,900)

End of year. . . . . . . . . . . . . . $ 71,600   $ 76,700   $ 54,100


 The estimated discounted future cash inflows from estimated future production of proved reserves were computed using year-end oil and natural gas prices. Future development and production costs attributable to proved reserves were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying statutory tax rates (adjusted for permanent differences and tax credits) to estimated net future pretax cash flows.
 Supplementary information with respect to the company's natural gas producing activities through Williston Basin is not included herein since the related production is anticipated to recover its equivalent cost of service. However, as a part of the settlement applicable to the corporate realignment in January 1985, the company agreed to adjust retail rates so as to limit flow-through of prices higher than cost of service to 50 percent of the excess. Based on the terms of the settlement, refunds for the 1991 and 1992 production years aggregating $1.0 million and $176,000, respectively, were made in the ensuing year. Estimated reserves associated with this gas are approximately 116,476 MMcf. The unamortized capitalized costs related to these reserves are approximately $7.9 million at December 31, 1993, $7.2 million at December 31, 1992, and $7.5 million at December 31, 1991. Non-depreciable capitalized costs are amortized on a composite unit-of-production method based on total estimated recoverable reserves and depreciable capitalized costs are amortized on a straight-line basis over the average useful life of the asset.
 In March and May 1993, Williston Basin was directed by the United States Minerals Management Service (MMS) to pay approximately $3.5 million, plus interest, in claimed royalty underpayments. These royalties are attributable to natural gas production by Williston Basin from federal leases in Montana and North Dakota for the period December 1, 1978, through February 29, 1988. Williston Basin has filed an administrative appeal with the MMS on this issue stating the gas was properly valued for royalty purposes. Williston Basin also believes that the statute of limitations limits this claim. Williston Basin is pursuing these issues before both the MMS and the courts.
 On December 21, 1993, Williston Basin received from the Montana Department of Revenue (MDR) an assessment claiming additional production taxes due of $3.7 million, plus interest, for 1988 through 1991 production. These claimed taxes result from the MDR's belief that certain natural gas production during the period at issue was not properly valued. Williston Basin does not agree with the MDR and has reached an agreement with the MDR that the appeal process be held in abeyance pending further review.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of MDU Resources Group,
Inc.:

 We have audited the accompanying consolidated balance sheets and statements of capitalization of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

 As discussed in Note 2 to the consolidated financial statements, effective January 1, 1993, the company changed its methods of accounting for recording electric and natural gas distribution revenues, postretirement benefits other than pensions, and income taxes.

                                            /s/ Arthur Andersen & Co.
                                            Arthur Andersen & Co.


Minneapolis, Minnesota,
January 25, 1994

                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.
                                           1993        1992       1991
Selected Financial Data
Operating revenues: (000's)
  Electric . . . . . . . . . . . .   $  131,109  $  123,908   $128,708
  Natural gas. . . . . . . . . . .      178,981     159,438    173,865
  Mining and construction
    materials. . . . . . . . . . .       90,397      45,032     41,201
  Oil and natural gas production .       39,125      33,797     33,939
                                     $  439,612  $  362,175   $377,713
Operating income: (000's)
  Electric . . . . . . . . . . . .   $   30,520  $   30,188   $ 34,647
  Natural gas distribution . . . .        4,730       4,509      8,518
  Natural gas transmission . . . .       20,108      21,331     19,904
  Mining and construction
    materials. . . . . . . . . . .       16,984      11,532      9,682
  Oil and natural gas production .       11,750       9,499     12,552
                                     $   84,092  $   77,059   $ 85,303
Earnings (loss) on common
  stock: (000's)
  Electric . . . . . . . . . . . .   $   12,652* $   13,302   $ 15,292
  Natural gas distribution . . . .        1,182*      1,370      3,645
  Natural gas transmission . . . .        4,713       3,479        449
  Mining and construction
    materials. . . . . . . . . . .       12,359      10,662      9,809
  Oil and natural gas production .        7,109       5,751      8,010
  Earnings on common stock
    before cummulative effect
    of accounting change . . . . .       38,015*     34,564     37,205
  Cumulative effect of
    accounting change. . . . . . .        5,521         ---        ---
                                     $   43,536  $   34,564   $ 37,205
Earnings per common share before
  cumulative effect of
  accounting change. . . . . . . .   $     2.00* $     1.82   $   1.96
Cumulative effect of accounting
  change . . . . . . . . . . . . .          .29         ---        ---
                                     $     2.29  $     1.82   $   1.96
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's) . . . . . . .   $   38,817  $   35,852   $ 37,619
  Earnings per common share. . . .   $     2.00  $     1.85   $   1.94

Common Stock Statistics
Weighted average common shares
  outstanding (000's). . . . . . .       18,985      18,985     18,985
Dividends per common share . . . .   $     1.52  $     1.46   $  1.435
Book value per common share. . . .   $    16.76  $    15.98   $  15.62
Market price ratios:
  Dividend payout. . . . . . . . .           76%*        80%        73%
  Yield. . . . . . . . . . . . . .          5.0%        5.6%       5.8%
  Price/earnings ratio . . . . . .         15.8x*      14.5x      12.6x
  Market value as a percent of
    book value . . . . . . . . . .        188.0%      165.0%     157.7%

Profitability Indicators
Return on average common equity. .         12.3%*      11.6%      12.7%
Return on average invested
  capital. . . . . . . . . . . . .          9.4%*       8.7%       9.6%
Interest coverage. . . . . . . . .          3.4x*       3.3x     3.8x**
Fixed charges coverage, including
  preferred dividends. . . . . . .          3.0x*       2.4x      2.4x

General
Total assets (000's) . . . . . . .   $1,041,051   $1,024,510   $964,691
Net long-term debt (000's) . . . .   $  231,770   $  249,845   $220,623
Redeemable preferred stock (000's)  .$    2,200   $    2,300   $  2,400
Capitalization ratios:
  Common stockholders' investment.          56%          53%        56%
  Preferred stocks . . . . . . . .           3            3          3
  Long-term debt . . . . . . . . .          41           44         41
                                           100%         100%       100%


 * Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.
** Calculation reflects the provisions of the company's restatement of its Indenture of Mortgage effective April 1992.

                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.
                                          1990          1989       1988
Selected Financial Data
Operating revenues: (000's)
  Electric . . . . . . . . . . . .    $124,156      $126,228   $126,128
  Natural gas. . . . . . . . . . .     151,599       159,703    168,125
  Mining and construction
    materials. . . . . . . . . . .      38,276        41,643     42,388
  Oil and natural gas production .      31,213        25,199     20,918
                                      $345,244      $352,773   $357,559
Operating income: (000's)
  Electric . . . . . . . . . . . .    $ 32,221      $ 32,592   $ 33,505
  Natural gas distribution . . . .       6,578         7,781      5,368
  Natural gas transmission . . . .      19,362        24,835     21,189
  Mining and construction
    materials. . . . . . . . . . .       7,749         9,087      9,841
  Oil and natural gas production .      12,523        10,420      7,352
                                      $ 78,433      $ 84,715   $ 77,255
Earnings (loss) on common
  stock: (000's)
  Electric . . . . . . . . . . . .    $ 14,280      $ 13,385   $ 13,444
  Natural gas distribution . . . .       2,704         3,123      1,474
  Natural gas transmission . . . .      (7,578)*       3,722      2,320
  Mining and construction
    materials. . . . . . . . . . .       9,632         8,890     11,493
  Oil and natural gas production .       8,071         6,765      5,115
  Earnings on common stock
    before cummulative effect
    of accounting change . . . . .      27,109*       35,885     33,846
  Cumulative effect of
    accounting change. . . . . . .         ---           ---        ---
                                      $ 27,109*     $ 35,885   $ 33,846
Earnings per common share before
  cumulative effect of
  accounting change. . . . . . . .    $   1.43*     $   1.89   $   1.81
Cumulative effect of accounting
  change . . . . . . . . . . . . .         ---           ---        ---
                                      $   1.43*     $   1.89   $   1.81
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's) . . . . . . .    $ 28,395*     $ 36,861   $ 34,957
  Earnings per common share. . . .    $   1.45      $   1.90   $   1.81

Common Stock Statistics
Weighted average common shares
  outstanding (000's). . . . . . .      18,985        18,985     18,718
Dividends per common share . . . .    $   1.42      $   1.47   $   1.42
Book value per common share. . . .    $  15.12      $  15.11   $  14.75
Market price ratios:
  Dividend payout. . . . . . . . .          99%*          78%       78%
  Yield. . . . . . . . . . . . . .         6.9%          6.5%      7.5%
  Price/earnings ratio . . . . . .       14.3x*         12.0x     10.5x
  Market value as a percent of
    book value . . . . . . . . . .       135.6%        149.7%    128.8%

Profitability Indicators
Return on average common equity. .        9.4%*         12.5%     12.4%
Return on average invested capital        7.8%*          9.2%      9.0%
Interest coverage. . . . . . . . .        2.7x*          2.8x      2.7x
Fixed charges coverage, including
  preferred dividends. . . . . . .        1.9x*          2.3x      2.2x

General
Total assets (000's) . . . . . . .    $959,946       $971,401  $949,509
Net long-term debt (000's) . . . .    $229,786       $234,333  $242,593
Redeemable preferred stock (000's)    $  2,500       $  2,600  $  3,100
Capitalization ratios:
  Common stockholders' investment.          54%            53%      52%
  Preferred stocks . . . . . . . .           3              3        3
  Long-term debt . . . . . . . . .          43             44       45
                                           100%           100%     100%
* Reflects a $6.8 million or 36 cent per share after-tax effect of an absorption of certain natural gas contract litigation settlement costs.
/TABLE

                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.
                                             1993       1992       1991
Electric Operations
Sales to ultimate consumers
  (thousand kWh) . . . . . . . . . . . .1,893,713  1,829,933  1,877,634
Sales for resale (thousand kWh). . . . .  510,987    352,550    331,314
Electric system generating and
  firm purchase capability -- kW
  (Interconnected system). . . . . . . .  465,200    460,200    454,400
Demand peak -- kW
  (Interconnected system). . . . . . . .  350,300    339,100    387,100
Electricity produced
  (thousand kWh) . . . . . . . . . . . .1,870,740  1,774,322  1,736,187
Electricity purchased
  (thousand kWh) . . . . . . . . . . . .  701,736    593,612    611,884
Cost of fuel and purchased
  power per kWh. . . . . . . . . . . . .    $.016      $.016      $.016

Natural Gas Distribution Operations
Sales (Mdk). . . . . . . . . . . . . . .   31,147     26,681     30,074
Transportation (Mdk) . . . . . . . . . .   12,704     13,742     12,261
Weighted average degree days -- % of
  previous year's actual . . . . . . . .     115%        98%       101%

Natural Gas Transmission Operations
Sales for resale (Mdk) . . . . . . . . .   13,201     16,841     19,572
Transportation (Mdk) . . . . . . . . . .   59,416     64,498     53,930
Natural gas:
  Produced (Mdk) . . . . . . . . . . . .    3,876      3,551      3,742
  Purchased from others -- gross (Mdk) .    5,562     14,132     16,366
  Stored (owned or controlled)
    Net injection (withdrawal)--MMcf . .  (10,786)    (2,931)   (2,834)
Cost of natural gas purchased
  per dk . . . . . . . . . . . . . . . .     1.78      $1.91      $2.07

Energy Marketing Operations
Natural gas volumes (Mdk). . . . . . . .    6,827      3,292        991

Mining and Construction Materials Operations
Coal: (000's)
  Tonnage sales. . . . . . . . . . . . .    5,066      4,913      4,731
  Recoverable reserves in tons . . . . .  230,600    235,700    256,700
Construction materials: (000's)
  Aggregates (tons sold) . . . . . . . .    2,391        263        ---
  Ready-mixed concrete (cubic
    yards sold). . . . . . . . . . . . .      157        ---        ---
  Asphalt (tons sold). . . . . . . . . .      141        ---        ---
  Recoverable aggregate reserves
    in tons. . . . . . . . . . . . . . .   74,200     20,600        ---

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels) . . . . . . . .    1,497      1,531      1,491
  Natural gas (MMcf) . . . . . . . . . .    8,817      5,024      2,565
Average sales prices:
  Oil (per barrel) . . . . . . . . . . .   $14.84     $16.74     $19.90
  Natural gas (per Mcf). . . . . . . . .   $ 1.86     $ 1.53     $ 1.48
Net recoverable reserves:
  Oil (000's of barrels) . . . . . . . .   11,200     12,200     11,600
  Natural gas (MMcf) . . . . . . . . . .   50,300     37,200     27,500


                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.
                                             1990       1989       1988
Electric Operations
Sales to ultimate consumers
 (thousand kWh). . . . . . . . . . . .  1,820,150  1,836,099  1,843,982
Sales for resale (thousand kWh). . . .    285,564    311,327    246,425
Electric system generating and
  firm purchase capability -- kW
  (Interconnected system). . . . . . . .  451,600    451,600    451,600
Demand peak -- kW
  (Interconnected system). . . . . . . .  381,600    383,600    386,700
Electricity produced
  (thousand kWh) . . . . . . . . . . . .1,674,648  1,773,849  1,691,778
Electricity purchased
  (thousand kWh) . . . . . . . . . . . .  573,099    557,650    598,443
Cost of fuel and purchased
  power per kWh. . . . . . . . . . . . .    $.016      $.017      $.017

Natural Gas Distribution Operations
Sales (Mdk). . . . . . . . . . . . . . .   28,278     31,643     32,557
Transportation (Mdk) . . . . . . . . . .   11,806      9,321      3,314
Weighted average degree days - % of
  previous year's actual . . . . . . . .      88%       112%      113%

Natural Gas Transmission Operations
Sales for resale (Mdk) . . . . . . . . .   19,658     27,274     33,515
Transportation (Mdk) . . . . . . . . . .   50,809     51,159     33,892
Natural gas:
  Produced (Mdk) . . . . . . . . . . . .    1,881      1,907      1,744
  Purchased from others -- gross (Mdk) .   23,158     28,869     33,841
  Stored (owned or controlled)
    Net injection (withdrawal)-- MMcf. .    2,782        (24)      (41)
Cost of natural gas purchased
  per dk . . . . . . . . . . . . . . . .    $2.01      $1.68      $1.78

Energy Marketing Operations
Natural gas volumes (Mdk). . . . . . . .    1,853        843        ---

Mining and Construction Materials Operations
Coal: (000's)
  Tonnage sales. . . . . . . . . . . . .    4,439      4,747      4,759
  Recoverable reserves in tons . . . . .  261,500    266,000    270,800
Construction materials: (000's)
  Aggregates (tons sold) . . . . . . . .      ---        ---        ---
  Ready-mixed concrete (cubic
    yards sold). . . . . . . . . . . . .      ---        ---        ---
  Asphalt (tons sold). . . . . . . . . .      ---        ---        ---
  Recoverable aggregate reserves
    in tons. . . . . . . . . . . . . . .      ---        ---        ---

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels) . . . . . . . .    1,374      1,348      1,358
  Natural gas (MMcf) . . . . . . . . . .    1,846      1,605      1,464
Average sales prices:
  Oil (per barrel) . . . . . . . . . . .   $20.11     $16.26     $13.43
  Natural gas (per Mcf). . . . . . . . .   $ 1.63     $ 1.66     $ 2.14
Net recoverable reserves:
  Oil (000's of barrels) . . . . . . . .   12,400     12,000     11,500
  Natural gas (MMcf) . . . . . . . . . .   16,100     10,800      9,400