Form 10-K, Exhibit 13
period 1994-12-31
MDU RESOURCES GROUP INC
filed 1995-03-02
CIK 67716

MDU RESOURCES GROUP, INC.

                         1994 FINANCIAL REPORT





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

     To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost-effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, careful selection and training of personnel, written policies and procedures and periodic reviews by the Internal Audit Department. In addition, the company has a policy which requires all employees to acknowledge their responsibility to maintain a high standard of ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions.
The company's Internal Audit Department is charged with the responsibility for determining compliance with company procedures.

     The Board of Directors, through its audit committee which is comprised entirely of outside directors, oversees management's responsibilities for financial reporting. The audit committee meets regularly with management, the internal auditors and Arthur Andersen LLP, independent public accountants, to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The internal auditors and Arthur Andersen LLP have full and free access to the audit committee, without management present, to discuss auditing, internal accounting control and financial reporting matters.

     Arthur Andersen LLP is engaged to express an opinion on the financial statements. Their audit is conducted in accordance with generally accepted auditing standards and includes examining, on a test basis, supporting evidence, assessing the company's accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation to the extent necessary to allow them to report on the fairness, in all material respects, of the financial condition and operating results of the company.
                   CONSOLIDATED STATEMENTS OF INCOME

                       MDU RESOURCES GROUP, INC.


Years ended December 31,                      1994      1993      1992

                               (In thousands, except per share amounts)
Operating Revenues
Electric                                  $133,953  $131,109  $123,908
Natural gas                                160,970   178,981   159,438
Mining and construction materials          116,646    90,397    45,032
Oil and natural gas production              37,959    39,125    33,797
                                           449,528   439,612   362,175

Operating Expenses
Fuel and purchased power                    43,203    41,298    37,892
Purchased natural gas sold                  52,893    78,121    58,420
Operation and maintenance                  203,269   167,374   126,311
Depreciation, depletion and
  amortization                              48,113    45,162    39,694
Taxes, other than income                    23,875    23,565    22,799
                                           371,353   355,520   285,116

Operating Income
Electric                                    27,596    30,520    30,188
Natural gas distribution                     3,948     4,730     4,509
Natural gas transmission                    21,281    20,108    21,331
Mining and construction materials           16,593    16,984    11,532
Oil and natural gas production               8,757    11,750     9,499
                                            78,175    84,092    77,059

Other income--net                           10,480     3,877       273

Interest expense--net                       25,350    25,273    25,227

Carrying costs on natural gas
  repurchase commitment (Note 4)             4,627     3,897     5,834
Income before taxes                         58,678    58,799    46,271

Income taxes                                18,833    19,982    10,900
Income before cumulative effect
  of accounting change                      39,845    38,817    35,371

Cumulative effect of accounting
  change (Note 1)                              ---     5,521       ---
Net income                                  39,845    44,338    35,371

Dividends on preferred stocks                  797       802       807
Earnings on common stock                  $ 39,048  $ 43,536  $ 34,564
Earnings per common share:
  Earnings before cumulative effect
    of accounting change                  $   2.06  $   2.00  $   1.82
  Cumulative effect of accounting
    change                                     ---       .29       ---
  Earnings                                $   2.06  $   2.29  $   1.82
Dividends per common share                $   1.58  $   1.52  $   1.46
Average common shares outstanding           18,985    18,985    18,985
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income                              $ 39,845  $ 38,817  $ 35,852
  Earnings per common share               $   2.06  $   2.00  $   1.85

The accompanying notes are an integral part of these consolidated statements.
                      CONSOLIDATED BALANCE SHEETS

                       MDU RESOURCES GROUP, INC.

December 31,                                1994       1993       1992
                                                  (In thousands)

ASSETS
Property, Plant and Equipment
Electric                              $  514,152 $  503,690 $  491,943
Natural gas distribution                 157,174    141,100    125,314
Natural gas transmission                 263,971    258,766    278,978
Mining and construction materials        147,284    145,014    104,370
Oil and natural gas production           151,532    116,833     93,667
                                       1,234,113  1,165,403  1,094,272
Less accumulated depreciation,
  depletion and amortization             541,842    501,451    469,232
                                         692,271    663,952    625,040

Current Assets
Cash and cash equivalents                 37,190     71,699     66,838
Receivables--net                          55,409     67,553     57,902
Inventories                               27,090     19,415     18,214
Deferred income taxes                     26,694     32,243     18,962
Other prepayments and
  current assets                          12,287     14,262     40,497
                                         158,670    205,172    202,413
Natural gas available under
  repurchase commitment (Note 4)          70,913     79,031     92,038
Investments                               16,914     16,858     61,934
Deferred charges and other assets         65,950     76,038     43,085
                                      $1,004,718 $1,041,051 $1,024,510


CAPITALIZATION AND LIABILITIES
Capitalization (See Separate
  Statements)
Common stockholders' investment       $  327,183 $  318,131 $  303,452
Preferred stocks                          17,000     17,100     17,200
Long-term debt                           217,693    231,770    249,845
                                         561,876    567,001    570,497
Commitments and contingencies
  (Notes 2, 3, 4, 5, 13 and 15)              ---        ---        ---

Current Liabilities
Short-term borrowings                        680      9,540      7,775
Accounts payable                          20,222     24,967     25,397
Taxes payable                              8,817      9,204      8,958
Other accrued liabilities,
  including reserved revenues             88,516    107,566    112,996
Dividends payable                          7,793      7,605      7,226
Long-term debt and preferred
  stock due within one year               20,450     15,300        300
                                         146,478    174,182    162,652
Natural gas repurchase commitment
  (Note 4)                                88,404     98,525    114,937

Deferred credits:
Deferred income taxes and
  unamortized investment tax
  credit                                 124,706    124,978    135,571
Other                                     83,254     76,365     40,853
                                         207,960    201,343    176,424
                                      $1,004,718 $1,041,051 $1,024,510

The accompanying notes are an integral part of these consolidated statements.
               CONSOLIDATED STATEMENTS OF CAPITALIZATION

                       MDU RESOURCES GROUP, INC.

December 31,                                 1994       1993       1992
                                                   (In thousands)
Common Stockholders' Investment
Common stock (Note 9):
  Authorized-- 75,000,000 shares,
               $3.33 par value in 1994,
               50,000,000 shares,
               $5 par value in 1993
               and 1992
  Outstanding--18,984,654 shares         $ 63,219   $ 94,923   $ 94,923
Other paid in capital                      95,914     64,210     64,210
Retained earnings (Note 10)               168,050    158,998    144,319
Total common stockholders'
  investment                              327,183    318,131    303,452

Preferred Stocks (Note 11)
Authorized:
  Preferred--500,000 shares,
    cumulative, par value $100,
    issuable in series
  Preferred stock A--1,000,000
    shares, cumulative, without par
    value, issuable in series (none
    outstanding)
  Preference--500,000 shares,
    cumulative, without par value,
    issuable in series (none
    outstanding)
Outstanding:
  Subject to mandatory redemption
    requirements--
    Preferred--
      5.10% Series--21,000 shares
      in 1994 (22,000 in 1993 and
      23,000 in 1992)                       2,100      2,200      2,300
  Other preferred stock--
      4.50% Series--100,000 shares         10,000     10,000     10,000
      4.70% Series--50,000 shares           5,000      5,000      5,000
                                           15,000     15,000     15,000
Total preferred stocks                     17,100     17,200     17,300
Less current maturities and
  sinking fund requirements                   100        100        100
Net preferred stocks                       17,000     17,100     17,200

Long-term Debt (Note 12)
First mortgage bonds and notes            180,850    195,850    195,850
Pollution control lease and note
  obligation, 6.2%, due in
  annual installments to 2004               4,600      4,800      5,000
Senior secured note, 8.43%,
  due December 31, 2000                    15,000     15,000        ---

  interest rates, terminating
  October 6, 2002                           3,000      1,500     19,400
Term loans at rates ranging from
  5.95% to 8.50%, terminating
  July 1, 1999                             34,750     30,000     30,000
Other                                        (157)      (180)      (205)
Total long-term debt                      238,043    246,970    250,045
Less current maturities and sinking
  fund requirements                        20,350     15,200        200
Net long-term debt                        217,693    231,770    249,845
Total capitalization                     $561,876   $567,001   $570,497

The accompanying notes are an integral part of these consolidated statements.

                       MDU RESOURCES GROUP, INC.

Years ended December 31,                     1994       1993      1992

                                                   (In thousands)
Operating Activities
Net income                               $ 39,845  $  44,338 $  35,371
Cumulative effect of accounting
  change                                      ---     (5,521)      ---
Adjustments to reconcile net income
  to net cash provided by operations:
  Depreciation, depletion and
    amortization                           48,113     45,162    39,694
  Deferred income taxes and
    investment tax credit--net              1,689     16,040      (789)
  Recovery of deferred natural gas
    contract litigation settlement
    costs, net of income taxes              5,148      8,467     3,996
  Changes in current assets and
    liabilities:
    Receivables                            12,144       (775)  (14,568)
    Inventories                            (6,799)    (1,201)   (1,834)
    Other current assets                    7,524     12,954   (11,219)
    Accounts payable                       (4,745)      (430)    6,902
    Other current liabilities             (19,249)    (8,160)   16,042
  Other noncurrent changes                 14,143    (13,687)      190
Net cash provided by operating
  activities                               97,813     97,187    73,785

Financing Activities
Net change in short-term borrowings        (8,860)     1,765     7,775
Issuance of long-term debt                 26,750        ---   158,350
Repayment of long-term debt               (35,700)    (3,100) (131,450)
Retirement of preferred stocks               (100)      (100)     (100)
Retirement of natural gas
  repurchase commitment                   (10,121)   (16,412)   (9,044)
Dividends paid                            (30,793)   (29,659)  (28,524)
Net cash used in financing
  activities                              (58,824)   (47,506)   (2,993)

Investing Activities
Additions to property, plant and
  equipment and acquisitions of
  businesses:
  Electric                                (14,188)   (16,156)  (13,226)
  Natural gas distribution                (19,033)   (15,012)   (6,461)
  Natural gas transmission                 (6,147)    (3,669)   (9,452)
  Mining and construction materials        (3,597)   (43,123)  (16,295)
  Oil and natural gas production          (38,595)   (24,943)  (25,778)
                                          (81,560)  (102,903)  (71,212)
Sale of natural gas available
  under repurchase commitment               8,118     13,007     7,411
Investments                                   (56)    45,076     5,254
Net cash used in investing
  activities                              (73,498)   (44,820)  (58,547)
Increase (decrease) in cash
  and cash equivalents                    (34,509)     4,861    12,245
Cash and cash equivalents--
  beginning of year                        71,699     66,838    54,593
Cash and cash equivalents--
  end of year                            $ 37,190  $  71,699 $  66,838

The accompanying notes are an integral part of these consolidated statements.

NOTE 1
Statement of Principal Accounting Policies
Basis of Presentation
The consolidated financial statements of MDU Resources Group, Inc. (the "company") include the accounts of two regulated businesses-- retail and wholesale sales of electricity and retail sales and/or transportation of natural gas and propane, and natural gas transmission and storage and, in 1992 and 1993, sales at wholesale-- and two non-regulated businesses--mining and construction materials operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.
     The company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by its non-regulated businesses.
     The company's regulated businesses account for certain income and expense items under the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Regulation" (SFAS No. 71). SFAS No. 71 allows these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates. The expected recovery or flowback of these deferred items are generally based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are being amortized consistent with the regulatory treatment established by the FERC and the public service commissions of Montana, North Dakota, South Dakota and Wyoming.
     Intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated.

Property, Plant and Equipment and Investments
Additions to property, plant and equipment are recorded at cost when first placed in service. When utility assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on utility construction projects and to include such amounts in rate base when the related facilities are placed in service. AFUDC capitalized was insignificant in 1994, 1993 and 1992. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.
     Investments, consisting principally of securities held for corporate development purposes, are carried at market which approximates cost.

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

Utility Revenue and Energy Cost
Effective with a January 1, 1993 accounting change, the company began recognizing revenue each month based on the services provided to all customers during the month. Because meters for retail utility customers are read and billed on a monthly cycle billing basis, revenues (and related energy costs) are estimated and recorded for those services provided from the date which meters were last read to month end. Prior to 1993, the company recorded revenue and the cost of purchased natural gas sold when customers were billed. Unbilled utility revenues at December 31, 1994 and 1993, aggregated $15.6 million and $18.3 million, respectively, and are included in "Receivables" in the company's Consolidated Balance Sheets. The cumulative effect of this change on net income for the 12 months ended December 31, 1993, is presented net of applicable income taxes of $3,355,000.

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

Income Taxes
Effective with the adoption of SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109) on January 1, 1993, as further described below, the company is providing deferred federal and state income taxes on all temporary differences. Prior to 1993, the company provided deferred federal and state income taxes on all non-utility timing differences and on all FERC jurisdictional utility timing differences. With respect to state jurisdictions, deferred federal and state income taxes were provided on utility timing differences only as permitted for ratemaking purposes.
     The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the public service commissions of Montana, North Dakota, South Dakota and Wyoming.
     Effective with the adoption of SFAS No. 109, the company elected to record the cumulative effect of the accounting change on prior years in 1993 as allowed by SFAS No. 109, with such amount being immaterial to its financial position or results of operations. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities have been recorded as a regulatory liability and are included in "Other deferred credits" in the company's Consolidated Balance Sheets at December 31, 1994 and 1993. This regulatory liability is expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.

Cash Flow Information
Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                   1994      1993       1992
                                                 (In thousands)
Interest, net of amount capitalized     $22,775   $22,717    $25,578

Income taxes                            $13,539   $24,545    $21,577

     The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications
Certain reclassifications have been made in the financial statements for 1993 and 1992 to conform to the 1994 presentation. Such reclassifications had no effect on net income or common stockholders' investment as previously reported.

NOTE 2
Pending Litigation
W.A. Moncrief
In November 1993, the estate of W.A. Moncrief (Moncrief), a producer from whom Williston Basin purchased a portion of its natural gas supply, filed suit in Federal District Court for the District of Wyoming against Williston Basin and the company disputing certain price and volume issues under the contract. In its complaint, Moncrief alleged that, for the period January 1, 1985, through December 31, 1992, it had suffered damages ranging from $1.2 million to $5.0 million, without interest, on the price paid by Williston Basin for natural gas purchased. Moncrief requested that the Court award it such amount and further requested that Williston Basin be obligated for damages for additional volumes not purchased for the period November 1, 1993, (the date when Williston Basin implemented FERC Order 636 and abandoned its natural gas sales merchant function, see "Order 636" contained in Note 3 for a further discussion of Williston Basin's implementation of Order 636) to mid-1996, the remaining period of the contract.
     On June 9, 1994, Moncrief filed a motion to amend its complaint whereby it alleged a new pricing theory under Section 105 of the Natural Gas Policy Act for natural gas purchased in the past and for future volumes which Williston Basin refused to purchase effective November 1, 1993. On July 13, 1994, the Court denied Moncrief's motion to amend its complaint.
     However, on July 15, 1994, the Court, as part of addressing the proper litigants in this matter, allowed Moncrief to amend its complaint to assert its new pricing theory under the contract. Through the course of this action Moncrief has submitted its damage calculations which total approximately $18 million or, under its alternative pricing theory, $38 million. Trial is scheduled for June 12, 1995.
     Moncrief's damage claims, in Williston Basin's opinion, are grossly overstated. Williston Basin further believes it has meritorious defenses and intends to vigorously defend such suit. Williston Basin plans to file for recovery from ratepayers of amounts which may be ultimately due to Moncrief, if any.

NOTE 3
Regulatory Matters and Revenues Subject to Refund
General Rate Proceedings
Williston Basin had pending with the FERC two general natural gas rate change applications implemented in 1989 and 1992. On May 3, 1994, the FERC issued an order relating to the 1989 rate change. Williston Basin requested rehearing of certain issues addressed in the order and a stay of compliance and refund pending issuance of a final order by the FERC. The requested stay was denied by the FERC and on July 20, 1994, Williston Basin refunded $47.8 million to its customers, including $33.4 million to Montana-Dakota, all of which had been reserved. Williston Basin's requested rehearing is currently pending as is the issuance of an initial order by the FERC with respect to the 1992 rate change application.
     Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and for the recovery of certain producer settlement buy-out/buy-down costs, as discussed below, to reflect future resolution of certain issues with the FERC. Williston Basin believes that such reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.

Producer Settlement Cost Recovery
In August 1993, Williston Basin filed to recover 75 percent of $28.7 million ($21.5 million) in buy-out/buy-down costs paid to Koch Hydrocarbon Company (Koch) as part of a lawsuit settlement under the alternate take-or-pay cost recovery mechanism embodied in Order 500. As permitted under Order 500, Williston Basin elected to recover 25 percent or $7.2 million of such costs through a direct surcharge to sales customers, substantially all of which has been received. In addition, through reserves previously provided, Williston Basin has absorbed an equal amount. Williston Basin elected to recover the remaining 50 percent ($14.3 million) through a throughput surcharge applicable to both sales and transportation. Williston Basin began collecting these costs, subject to refund, in October 1993, pending final approval by the FERC. On August 17, 1994, the FERC issued an order approving Williston Basin's request to collect such costs.

Order 636
In 1992, the FERC issued Order 636, which required fundamental changes in the way natural gas pipelines operate. Under Order 636, pipelines are required to offer unbundled sales, transportation, storage and other services. Customers now have the option of purchasing gas from other suppliers and pipelines are required to provide "equivalent" services for all customers regardless from whom they are purchasing gas. This order provides for the use of the straight fixed variable rate design, under which all fixed storage and transmission costs, including return on equity and associated taxes, are included in a demand charge and all variable costs are recovered through a commodity charge based on volumes. Order 636 allows pipelines to recover 100 percent of prudently incurred costs (transition costs) resulting from implementation of the order.
     Williston Basin had previously filed a tariff with the FERC designed to comply with Order 636. In September 1993, the FERC issued its order authorizing Williston Basin's implementation of Order 636 tariffs effective November 1, 1993. Also included in the order was the requirement that Williston Basin's excess storage gas inventories must be offered for sale at Williston Basin's cost, as opposed to fair market value. Williston Basin requested rehearing of this issue on the grounds that the FERC's order constitutes a confiscation of its assets. This matter is currently on appeal.
     Williston Basin has also filed tariff sheets with the FERC requesting recovery of certain gas supply realignment (GSR) costs. On January 9, 1995, the FERC issued an order approving Williston Basin's request to collect $13.4 million of GSR costs related to payments made to Koch as part of a lawsuit settlement effective December 1, 1993.
In addition, Williston Basin has filed tariff sheets with the FERC requesting recovery of $925,000 of GSR costs (effective February 1, 1995) paid as part of a settlement agreement with a natural gas producer which terminated all natural gas contracts effective with the implementation of Order 636.
     Montana-Dakota has also received approval for revised gas cost tariffs from each of its four state regulatory commissions reflecting the effects of Williston Basin's November 1, 1993 implementation of Order 636.
     The financial effect of implementing Order 636 was not material to the company's financial position or results of operations.

NOTE 4
Natural Gas Repurchase Commitment
The company has offered for sale since 1984 the inventoried natural gas owned by Frontier Gas Storage Company (Frontier), a special purpose, non-affiliated corporation. Through an agreement, an obligation exists to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas under a term loan agreement with several banks. At December 31, 1994, borrowings totalled $89.5 million at a weighted average interest rate of 6.2 percent. The term loan agreement will terminate on October 2, 1999, subject to an option to renew this agreement for up to five years, unless terminated earlier by the occurrence of certain events.
     The FERC has issued orders that have held that storage costs should be allocated to this gas, prospectively beginning May 1992, as opposed to being included in rates applicable to Williston Basin's customers. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually and represent costs which Williston Basin may not recover. This matter is currently on appeal. The issue regarding the applicability of assessing storage charges to the gas creates additional uncertainty as to the costs associated with holding the gas.
     Beginning in October 1992, as a result of prevailing natural gas prices, Williston Basin began to sell and transport a portion of the natural gas held under the repurchase commitment. Through
December 31, 1994, 17.4 MMdk of this natural gas had been sold and transported by Williston Basin to both on- and off-system markets. Williston Basin will continue to aggressively market the remaining
43.3 MMdk of this natural gas whenever market conditions are favorable. In addition, it will continue to seek long-term sales contracts.

NOTE 5
Environmental Matters
Montana-Dakota and Williston Basin discovered polychlorinated biphenyls (PCBs) in portions of their natural gas systems and informed the United States Environmental Protection Agency (EPA) in
January 1991. Montana-Dakota and Williston Basin believe the PCBs entered the system from a valve sealant. Both Montana-Dakota and Williston Basin have initiated testing, monitoring and remediation procedures, in accordance with applicable regulations and the work plan submitted to the EPA and the appropriate state agencies. On January 31, 1994, Montana-Dakota, Williston Basin and Rockwell International Corporation (Rockwell), manufacturer of the valve sealant, reached an agreement under which Rockwell will reimburse Montana-Dakota and Williston Basin for a portion of certain remediation costs. On the basis of findings to date, Montana-Dakota and Williston Basin estimate that future environmental assessment and remediation costs that will be incurred range from $3 million to $15 million. This estimate depends upon a number of assumptions concerning the scope of remediation that will be required at certain locations, the cost of remedial measures to be undertaken and the time period over which the remedial measures are implemented. Both Montana-Dakota and Williston Basin consider unreimbursed environmental remediation costs to be recoverable through rates, since they are prudent costs incurred in the ordinary course of business. Accordingly, Montana-Dakota and Williston Basin have sought and will continue to seek recovery of such costs through rate filings. Based on the estimated cost of the remediation program and the expected recovery from third parties and ratepayers, Montana-Dakota and Williston Basin believe that the ultimate costs related to these matters will not be material to Montana-Dakota's or Williston Basin's financial position or results of operations.
     In mid-1992, Williston Basin discovered that several of its natural gas compressor stations had been operating without air quality permits. As a result, in late 1992, applications for permits were filed with the Montana Air Quality Bureau (Bureau), the agency for the state of Montana which regulates air quality. In March 1993, the Bureau cited Williston Basin for operating the compressors without the requisite air quality permits and further alleged excessive emissions by the compressor engines of certain air pollutants, primarily oxides of nitrogen and carbon monoxide. Williston Basin is currently engaged in discussions with the Bureau regarding test results and requirements in meeting these air emissions standards. Because the permitting process is not complete at this time, Williston Basin is unable to determine the costs that will be incurred to remedy the situation although such costs are not expected to be material to its financial position or results of operations.
     In June 1990, Montana-Dakota was notified by the EPA that it and several others were named as Potentially Responsible Parties (PRPs) in connection with the cleanup of pollution at a landfill site located in Minot, North Dakota. In June 1993, the EPA issued its decision on the selected remediation to be performed at the site. Based on the EPA's proposed remediation plan, current estimates of the total cleanup costs for all parties, including oversight costs, at this site range from approximately $3.7 million to $4.8 million. Montana-Dakota believes that it was not a material contributor to this contamination and, therefore, further believes that its share of the liability for such cleanup will not have a material effect on its results of operations.

NOTE 6
Natural Gas in Underground Storage
Natural gas in underground storage included in natural gas transmission and natural gas distribution property, plant and equipment amounted to approximately $45 million at December 31, 1994, $49 million at December 31, 1993, and $51 million at December 31, 1992. In addition, $6.9 million, $1.3 million and $3.7 million at December 31, 1994, 1993 and 1992, respectively, of natural gas in underground storage is included in inventories.

NOTE 7
Financial Instruments
Derivatives
In October 1994, the Financial Accounting Standards Board (FASB) issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119). SFAS No. 119 establishes disclosure practices for derivative and other financial instruments.
     The company periodically enters into swap and collar agreements to hedge its exposure to price fluctuations in connection with marketing of its oil and natural gas production. The company believes that there is a high degree of correlation because the timing of production and the hedge agreement are closely matched, and hedge prices are established in the areas of the company's operations. Recognized gains and losses on hedge transactions are matched and reported as a component of the related transaction. The company's hedging transactions did not have a material effect on its results of operations for the years ended December 31, 1994, 1993 and 1992.
There were no derivative financial instruments outstanding at December 31, 1994.

Fair Value
The estimated fair value of long-term debt and preferred stocks are based on quoted market prices of the same or similar issues. The estimated fair value of long-term debt and preferred stocks at December 31 are as follows:

                               1994                        1993
                      Carrying       Fair         Carrying        Fair
                        Amount      Value           Amount       Value

                                     (In thousands)
Long-term debt        $238,043   $233,196         $246,970    $268,937
Preferred stocks      $ 17,100   $  6,614         $ 17,200    $  6,110

     The fair value of other financial instruments for which estimated fair values have not been presented is not materially different than the related book value.

NOTE 8
Short-term Borrowings
The company and its subsidiaries had unsecured lines of credit from several banks totalling $91.4 million at December 31, 1994, $86 million at December 31, 1993, and $80 million at December 31, 1992. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Amounts outstanding under the lines of credit were $680,000 at December 31, 1994, $9.5 million at December 31, 1993, and $7.8 million at December 31, 1992. The weighted average interest rate for borrowings outstanding at December 31, 1994, 1993 and 1992, was 8.5 percent, 4.2 percent and
5.2 percent, respectively. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 9
Common Stock
At the Annual Meeting of Stockholders held on April 26, 1994, the company's common stockholders approved an amendment to the Certificate of Incorporation increasing the authorized number of common shares from 50 million shares to 75 million shares and reducing the par value of the common stock from $5.00 per share to $3.33 per share. This change had the effect of reducing the aggregate par value of common stock outstanding by $31.7 million with a corresponding increase in other paid in capital. There were no changes in the amounts outstanding for common stock and other paid in capital during the years ended December 31, 1993 and 1992.
     The company's Dividend Reinvestment Plan (DRIP) provides holders of all classes of the company's capital stock the opportunity to invest their cash dividends in shares of common stock and to make optional cash payments of up to $5,000 per quarter for the same purpose. The company's Tax Deferred Compensation Savings Plans pursuant to Section 401(k) of the Internal Revenue Code are funded with common stock and also participate in the DRIP. Since January 1, 1989, these plans have been funded by the purchase of shares of common stock on the open market. However, shares of authorized but unissued common stock may be used for this purpose. At December 31, 1994, there were 1,020,229 shares of common stock reserved for issuance under the plans.
     In November 1988, the company's Board of Directors declared, pursuant to a stockholders' rights plan, a dividend of one preference share purchase right (right) on each outstanding share of the company's common stock. Each right becomes exercisable, upon the occurrence of certain events, for one one-hundredth of a share of Series A preference stock, without par value, at a purchase price of $50, subject to certain adjustments. The rights are currently not exercisable and will be exercisable only if a person or group (acquiring person) either acquires ownership of 20 percent or more of the company's common stock or commences a tender or exchange offer that would result in ownership of 30 percent or more. In the event the company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earnings power are sold, each right entitles the holder to receive common stock of the acquiring person having a market value of twice the exercise price of the right. The rights, which expire in November 1998, are redeemable in whole, but not in part, at the company's option at any time for a price of $.02 per right.

NOTE 10
Retained Earnings
Changes in retained earnings for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                           1994      1993       1992
                                                 (In thousands)
Balance at beginning of year           $158,998  $144,319   $137,472
Net income                               39,845    44,338     35,371
                                        198,843   188,657    172,843
Deduct:
  Dividends declared--
    Preferred stocks at required
      annual rates                          797       802        807
    Common stock                         29,996    28,857     27,717
                                         30,793    29,659     28,524
Balance at end of year                 $168,050  $158,998   $144,319


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

                               Redemption            Sinking Fund
Series                          Price (a)         Shares    Price (a)
Preferred stock:
  4.50%                       $105.00 (b)            ---          ---
  4.70%                       $102.00 (b)            ---          ---
  5.10%                       $102.00          1,000 (c)      $100.00
(a) Plus accrued dividends.
(b) These series are redeemable at the sole discretion of the company.
(c) Annually on December 1, if tendered.

     In the event of a voluntary or involuntary liquidation, all preferred stock series holders are entitled to $100 per share, plus accrued dividends.
     The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption requirements for each of the five years following December 31, 1994, is $100,000.

NOTE 12
Long-term Debt and Indenture Provisions
First mortgage bonds and notes outstanding at December 31 are as follows:

                                           1994      1993       1992
                                                 (In thousands)
9 1/8% Series, due May 15, 2006        $ 50,000  $ 50,000   $ 50,000
9 1/8% Series, due October 1, 2016       20,000    20,000     20,000
Pollution Control Refunding Revenue
  Bonds, Series 1992:
  Mercer County, North Dakota,
    6.65%, due June 1, 2022              15,000    15,000     15,000
  Morton County, North Dakota,
    6.65%, due June 1, 2022               2,600     2,600      2,600
  Richland County, Montana,
    6.65%, due June 1, 2022               3,250     3,250      3,250
Secured Medium-Term Notes,
  Series A:
  5.80%, due April 1, 1994                  ---    15,000     15,000
  6.30%, due April 1, 1995               10,000    10,000     10,000
  6.95%, due April 1, 1996               10,000    10,000     10,000
  7.20%, due April 1, 1997                5,000     5,000      5,000
  8.25%, due April 1, 2007               30,000    30,000     30,000
  8.60%, due April 1, 2012               35,000    35,000     35,000
Total first mortgage bonds
  and notes                            $180,850  $195,850   $195,850

     The company has a revolving credit and term loan agreement which totalled $30 million at December 31, 1994, 1993 and 1992. Amounts outstanding under this agreement were $17 million at December 31, 1994, and $30 million at December 31, 1993 and 1992, respectively.
     On April 1, 1994, Williston Basin borrowed $25 million under a term loan agreement, with the proceeds used solely for the purpose of refinancing purchase money mortgages payable to the company. At December 31, 1994, there was $17.5 million available and outstanding under the term loan agreement.
     Fidelity Oil Co. has $15 million outstanding under a senior secured note at December 31, 1994. In addition, Fidelity Oil Co. has available $20 million under a secured line of credit, $3 million of which was outstanding at December 31, 1994, and $1.5 million at December 31, 1993. At December 31, 1992, Fidelity Oil Co. had a secured line of credit which totalled $35 million, of which $19.4 million was outstanding. However, in January 1993, $15 million of the line was converted to a senior secured note.
     The amounts of long-term debt maturities and sinking fund requirements for the five years following December 31, 1994, aggregate $20.4 million in 1995; $34.4 million in 1996; $16.4 million in 1997;
$10.1 million in 1998 and $9.9 million in 1999. Substantially all of the company's retail utility property is subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately $114 million of additional first mortgage bonds at December 31, 1994.

NOTE 13
Income Taxes
Income tax expense is summarized as follows:

                                          1994       1993       1992
                                                 (In thousands)
Current:
  Federal                              $11,995    $25,665   $ 18,272
  State                                  2,644      3,997      3,359
  Foreign                                  210         10        ---
                                        14,849     29,672     21,631
Deferred:
  Investment tax credit--net            (1,137)    (1,144)    (1,183)
  Income taxes--
    Federal                              4,589     (9,560)    (8,505)
    State                                  532      1,014     (1,043)
                                         3,984     (9,690)   (10,731)
Total income tax expense               $18,833    $19,982   $ 10,900

     Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:

                                                   1994         1993
                                                  (In thousands)
Deferred tax assets:
  Reserves for regulatory matters              $ 25,212     $ 40,195
  Natural gas available under
    repurchase commitment                         6,778        7,554
  Accrued pension costs                           5,646        4,955
  Deferred investment tax credits                 4,022        4,462
  Accrued land reclamation                        4,256        4,017
  Natural gas costs refundable through
    rate adjustments                              4,034          ---
  Other                                          10,638        5,149
Total deferred tax assets                      $ 60,586     $ 66,332

Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment           $109,648     $108,846
  Basis differences on oil and natural gas
    producing properties                         21,049       15,889
  Natural gas contract settlement and
    restructuring costs                           9,327       13,530
  Long-term debt refinancing costs                4,745        5,223
  Other                                           3,449        4,078
Total deferred tax liabilities                 $148,218     $147,566

     Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

                               1994           1993          1992
                           Amount     %   Amount     %   Amount    %
                                    (Dollars in thousands)
Computed tax at federal
  statutory rate          $20,537  35.0  $20,580  35.0  $15,732 34.0
Increases (reductions)
  in provision for
  taxes resulting from:
  Depletion allowance      (1,454) (2.5)  (1,424) (2.4)  (1,393)(3.0)
  State income
    taxes--net of
    federal income tax
    benefit                 2,337   4.0    2,171   3.7    1,664  3.6
  Tax-exempt interest        (514)  (.9)    (725) (1.2)    (958)(2.1)
  Investment tax credit
    amortization           (1,137) (1.9)  (1,144) (2.0)  (1,183)(2.5)
  Other items                (936) (1.6)     524    .9   (2,962)(6.4)
Actual taxes              $18,833  32.1  $19,982  34.0  $10,900 23.6

     In 1992 deferred income tax expense resulted from differences in the timing of recognizing certain revenues and expenses for tax and financial statement purposes. The sources of these differences and the tax effect are as follows:

                                                                1992
                                                       (In thousands)
Tax over book depreciation                                   $ 1,426
Natural gas costs recoverable through
  rate adjustments                                             1,478
Natural gas contract settlement and
  restructuring                                               (2,533)
Reserves for regulatory matters                               (7,270)
Unbilled utility revenue                                      (1,778)
Well drilling and development costs                            2,343
Land reclamation and other                                    (3,214)
Total deferred income tax expense                            $(9,548)

     The company's consolidated federal income tax returns were under examination by the Internal Revenue Service (IRS) for the tax years 1983 through 1988. In September 1991, the company received a notice of proposed deficiency from the IRS for the tax years 1983 through 1985 which proposed substantial additional income taxes, plus interest. In an alternative position contained in the notice of proposed deficiency, the IRS is claiming a lower level of taxes due, plus interest as well as penalties. In May 1992, a similar notice of proposed deficiency was received for the years 1986 through 1988. Although the notices of proposed deficiency encompass a number of separate issues, the principal issue is related to the tax treatment of deductions claimed in connection with certain investments made by Knife River and Fidelity Oil.
     The company's tax counsel has issued opinions related to the principal issue discussed above, stating that it is more likely than not that the company would prevail in this matter. Thus, the company intends to contest vigorously the deficiencies proposed by the IRS and, in that regard, has timely filed protests for the 1983 through 1988 tax years contesting the treatment proposed in the notices of proposed deficiency. If the IRS position were upheld, the resulting deficiencies would have a material effect on results of operations.

NOTE 14
Business Segment Data
The company's operations are conducted through five business segments. The electric, natural gas distribution, natural gas transmission, mining and construction materials, and oil and natural gas production businesses are substantially all located within the United States. A description of these segments and their primary operations is presented on the inside front cover.
     Segment operating information at December 31, 1994, 1993 and 1992, is presented in the Consolidated Statements of Income. Other segment information is presented below:

                                        1994        1993        1992
                                               (In thousands)
Depreciation, depletion and
  amortization:
  Electric                        $   15,513  $   15,307  $   15,132
  Natural gas distribution             6,118       5,114       4,809
  Natural gas transmission             6,590       7,113       6,409
  Mining and construction
    materials                          6,394       5,594       4,527
  Oil and natural gas production      13,498      12,034       8,817
    Total depreciation, depletion
      and amortization            $   48,113  $   45,162  $   39,694
Investment information:
  Identifiable assets--
    Electric (a)                  $  307,861  $  306,179  $  301,959
    Natural gas distribution (a)     124,275     104,013      90,979
    Natural gas transmission (a)     311,992     383,355     404,250
    Mining and construction
      materials                      116,347     120,105     105,761
    Oil and natural gas
      production                     106,631      89,690      80,128
      Total identifiable assets      967,106   1,003,342     983,077
  Corporate assets (b)                37,612      37,709      41,433
      Total consolidated assets   $1,004,718  $1,041,051  $1,024,510

(a) Includes, in the case of natural gas distribution and electric property, allocations of common utility property. Natural gas stored or available under repurchase commitment, as applicable, is included in natural gas distribution and transmission identifiable assets.
(b) Corporate assets consist of assets not directly assignable to a business segment, i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets.


     Approximately 6 percent of mining and construction materials revenues in 1994 (7 percent in 1993 and 13 percent in 1992) represent Knife River's direct sales of lignite coal to the company. The company's share of Knife River's sales for use at two generating stations jointly owned by the company and other utilities was approximately 8 percent of mining and construction materials revenues in 1994, 10 percent in 1993 and 20 percent in 1992.
     In May 1992, KRC Holdings, Inc. (KRC Holdings), a wholly-owned subsidiary of Knife River, entered into the sand and gravel business in north-central California through the purchase of certain properties, including mining and processing equipment. These operations, located near Lodi, California, surface mine, process and market aggregate products to various customers, including road and housing contractors, tile manufacturers and ready-mix plants, with a market area extending approximately 60 miles from the mine.
     The assets of Alaska Basic Industries, Inc. (ABI) and its subsidiaries were purchased by KRC Holdings in April 1993. ABI is a vertically integrated construction materials business headquartered in Anchorage, Alaska. ABI's nine divisions handle the sale of its sand and gravel aggregates and related products such as ready-mixed concrete, asphalt and finished aggregate products.
     In September 1993, KRC Holdings, purchased the stock of LTM, Incorporated (LTM), Rogue Aggregates, Inc. (Rogue Aggregates) and Concrete, Inc., then construction materials subsidiaries of Terra Industries. Headquartered in Medford, Oregon, LTM and Rogue Aggregates are vertically integrated construction materials businesses serving southern Oregon markets. Their products include sand and gravel aggregates, ready-mixed concrete, asphalt and finished aggregate products. Concrete, Inc., headquartered in Stockton, California, operates four ready-mix plants in San Joaquin County. These ready-mix plants became part of KRC Holding's Lodi, California operations.
     Pro forma amounts reflecting the effects of the above acquisitions are not disclosed as such acquisitions were not material to the company's financial position or results of operations.

NOTE 15
Employee Benefit Plans
The company has noncontributory defined benefit pension plans covering substantially all full-time employees. Pension benefits are based on employee's years of service and earnings. The company makes annual contributions to the plans consistent with the funding requirements of federal law and regulations.
     Pension expense is summarized as follows:


                                           1994      1993       1992
                                                 (In thousands)
Service cost/benefits earned during
  the year                             $  4,035  $  3,277   $  2,957
Interest cost on projected benefit
  obligation                              9,912     9,488      8,464
Loss (return) on plan assets              3,154   (14,540)   (11,384)
Net amortization and deferral           (15,410)    2,916        491
Total pension costs                       1,691     1,141        528
Less amounts capitalized                    198       133         75
Total pension expense                  $  1,493  $  1,008   $    453

     The funded status of the company's plans at December 31 is summarized as follows:

                                           1994      1993       1992
                                                 (In thousands)
Projected benefit obligation:
    Vested                             $105,561  $108,718   $ 92,623
    Nonvested                             4,124     4,696      3,251
  Accumulated benefit obligation        109,685   113,414     95,874
  Provision for future pay increases     25,084    26,379     22,614
Projected benefit obligation            134,769   139,793    118,488
Plan assets at market value             139,332   149,184    140,623
                                         (4,563)   (9,391)   (22,135)
Plus:
  Unrecognized transition asset           9,315    10,305     11,295
  Unrecognized net gains and prior
    service costs                         2,466     4,953     16,018
Accrued pension costs                  $  7,218  $  5,867   $  5,178

     The projected benefit obligation was determined using an assumed discount rate of 8 percent (7 percent in 1993 and 8 percent in 1992) and assumed long-term rates for estimated compensation increases of 5 percent (4 1/2 percent in 1993 and 5 percent in 1992). The change in these assumptions had the effect of decreasing the projected benefit obligation at December 31, 1994, by $16 million but increasing the projected benefit obligation at December 31, 1993, by $15 million. The assumed long-term rate of return on plan assets is 8 1/2 percent. Plan assets consist primarily of debt and equity securities.
     In addition to providing pension benefits, the company has a policy of providing all eligible employees and dependents certain other postretirement benefits which include health care and life insurance upon their retirement. On January 1, 1993, the company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The company elected to amortize the transition obligation of approximately $49 million at January 1, 1993, which represents the accumulated postretirement benefit obligation at the time of adoption, over 20 years as provided by SFAS No. 106. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the company's expressed intent to increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.
     Postretirement benefits expense is summarized as follows:

                                                      1994      1993
                                                      (In thousands)
Service cost/benefits earned during the year        $1,454    $1,098
Interest cost on accumulated postretirement
  benefit obligation                                 4,584     3,932
Return on plan assets                                 (176)      ---
Amortization of transition obligation                2,458     2,458
Net amortization and deferral                           76       ---
Total postretirement benefits cost                   8,396     7,488
Less amounts capitalized                               419       ---
Total postretirement benefits expense               $7,977    $7,488

     The funded status of the company's plans at December 31 is summarized as follows:

                                                      1994      1993
                                                      (In thousands)
Accumulated postretirement benefit obligation:
  Retirees eligible for benefits                   $36,985   $31,029
  Active employees fully eligible for benefits          22       ---
  Active employees not fully eligible               22,898    28,592
    Total                                           59,905    59,621
Plan assets at market value                          9,938     4,450
                                                    49,967    55,171
Less:
  Unrecognized transition obligation                44,237    46,694
  Unrecognized net losses                            4,896     7,992
Accrued postretirement benefits cost               $   834   $   485

     The health care cost trend rate assumed in determining the accumulated postretirement benefit obligation was 12 percent in 1993, decreasing by 1 percent per year until an ultimate rate of 6 percent is reached in 1999 and remaining level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $3.4 million and the aggregate of the service and interest cost components of postretirement benefits expense by $270,000.
     The accumulated postretirement benefit obligation was determined using an assumed discount rate of 8 percent at December 31, 1994, 7 percent at December 31, 1993, and 8 percent at January 1, 1993, the date of adoption, and assumed long-term rates for estimated compensation increases, as they apply to life insurance benefits, of 5 percent (4 1/2 percent at December 31, 1993, and 5 1/2 percent at January 1, 1993). The change in these assumptions had the effect of decreasing the accumulated postretirement benefit obligation at December 31, 1994, by $9 million but increasing the accumulated postretirement benefit obligation at December 31, 1993, by $8 million. The assumed long-term rate of return on assets is 7 1/2 percent. Plan assets at December 31, 1994, consist primarily of short-term investments.
     The public service commissions of Montana, North Dakota, South Dakota and Wyoming have authorized accrual accounting for ratemaking purposes and generally require that these benefits be funded through an external trust using the most tax-effective funding options available. The majority of these costs are being recovered through rates currently in effect. The FERC, in a policy statement issued in December 1992, has adopted accrual accounting for these costs for ratemaking purposes and has authorized limited deferral of the higher accrual costs. Williston Basin expects to seek recovery of these costs in its next general rate proceeding.
     The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits was $1.7 million in 1994 and $1.4 million in 1993.
     The company has a Key Employee Stock Option Plan under which the company is authorized to grant options for up to 800,000 shares of common stock with an option price equal to market value on the date of grant. At December 31, 1994, 128,190 options, with an average option price of $23.73 per share, were outstanding, none of which were exercisable. The company has contributed $3.2 million to a trust established to fund its commitment under the Plan.
     The company has Tax Deferred Compensation Savings Plans for eligible employees. Each participant may contribute amounts up to 10 percent of eligible compensation, subject to certain limitations. The company contributes an amount equal to 50 percent of the participant's savings contribution up to a maximum of 6 percent of such participant's contribution. Company contributions were $1.9 million in 1994, $1.7 million in 1993 and $1.5 million in 1992.

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

                                           1994       1993        1992
                                                 (In thousands)
Big Stone Station:
  Utility plant in service             $ 46,923   $ 47,349    $ 46,398
  Accumulated depreciation               25,505     24,663      23,326
                                       $ 21,418   $ 22,686    $ 23,072
Coyote Station:
  Utility plant in service             $121,784   $121,380    $121,294
  Accumulated depreciation               45,546     42,482      39,129
                                       $ 76,238   $ 78,898    $ 82,165

NOTE 17
Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 1994 and 1993:

                                 First    Second      Third     Fourth
                               Quarter   Quarter    Quarter    Quarter
                               (In thousands, except per share amounts)
1994
Operating revenues            $124,362  $105,036   $106,528   $113,602
Operating expenses              99,847    89,880     87,618     94,008
Operating income                24,515    15,156     18,910     19,594
Net income                      11,699     5,677     12,351     10,118
Earnings per common share          .61       .29        .64        .52
Average common shares
  outstanding                   18,985    18,985     18,985     18,985

1993
Operating revenues            $124,169  $ 88,995   $ 98,832   $127,616
Operating expenses              92,631    76,378     84,266    102,245
Operating income                31,538    12,617     14,566     25,371
Income before cumulative
  effect of
  accounting change             15,761     3,797      6,309     12,950
Cumulative effect of
  accounting change              5,521       ---        ---        ---
Net income                      21,282     3,797      6,309     12,950
Earnings per common share
  before cumulative effect
  of accounting change             .82       .19        .32        .67
Cumulative effect of
  accounting change per
  common share                     .29       ---        ---        ---
Earnings per common share         1.11       .19        .32        .67
Average common shares
  outstanding                   18,985    18,985     18,985     18,985

     Some of the company's operations are highly seasonal and revenues from, and certain expenses for, such operations may fluctuate significantly among quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 18
Oil and Natural Gas Activities (Unaudited)
Fidelity Oil holds oil and natural gas interests primarily through a series of working-interest agreements with several oil and natural gas producers and through operating agreements with Shell Western E & P, Inc. (Shell).
     Fidelity Oil undertakes ventures, through working-interest agreements with selected partners, that vary from the acquisition of producing properties with potential development opportunities to exploration and are located in the western United States, offshore in the Gulf of Mexico and in Canada. In these ventures, Fidelity Oil shares revenues and expenses from the development of specified properties in proportion to its investments.
     Fidelity Oil has net proceeds interests in the production of oil and natural gas and has an operating agreement (Agreement) with Shell applicable to certain of its acreage interests. Pursuant to the Agreement, Shell, as operator, controls all development, production, operations and marketing applicable to such acreage. As a net proceeds interest owner, Fidelity Oil is entitled to proceeds only when a particular unit has reached payout status.
     In 1994, Williston Basin undertook a drilling program designed to increase production and to gain updated data from which to assess the future production capabilities of natural gas reserves held primarily in Montana. In late 1994, upon analysis of the results of this program, it was determined that the future production related to these properties can be accelerated and, as a result, the economic value of these reserves has become material to the company's consolidated oil and natural gas production operations. Therefore, beginning in 1994, the tables set forth below include information related to Williston Basin's natural gas production activities.
     The following information includes the company's proportionate share of all its oil and natural gas interests.
     The following table sets forth capitalized costs and related accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:

                                           1994       1993        1992
                                                 (In thousands)
Subject to amortization                $155,316   $114,572     $91,058
Not subject to amortization               8,517      2,022       2,383
Total capitalized costs                 163,833    116,594      93,441
Accumulated depreciation, depletion
  and amortization                       53,387     36,084      24,083
Net capitalized costs                  $110,446   $ 80,510     $69,358

     Capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities for the 12 months ended December 31 are as follows:

                                           1994       1993        1992
                                                 (In thousands)
Acquisitions                            $ 5,542    $ 9,296     $ 9,976
Exploration                              13,241      7,787      11,074
Development                              21,189      7,836       4,715
Total capital expenditures              $39,972    $24,919     $25,765

     The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs, for the 12 months ended December 31:

                                          1994       1993         1992
                                               (In thousands)
Revenues                               $45,053    $39,125      $33,797
Production costs                        18,463     13,700       13,965
Depreciation, depletion and
  amortization                          13,753     11,998        8,782
Pretax income                           12,837     13,427       11,050
Income tax expense                       4,324      4,606        3,658
Results of operations for
  producing activities                  $8,513    $ 8,821      $ 7,392

     The following table summarizes the company's estimated quantities of proved developed oil and natural gas reserves at December 31, 1994, 1993 and 1992 and reconciles the changes between these dates. Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.


                               1994           1993           1992
                                 Natural       Natural        Natural
                             Oil   Gas      Oil  Gas      Oil   Gas
                                    (In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year               11,200  50,300 12,200 37,200 11,600  27,500
  Production              (1,600) (9,200)(1,500)(8,800)(1,500) (5,000)
  Extensions and
    discoveries            1,300  17,800    600 10,600    100   5,300
  Purchases of proved
    reserves                 600   2,900    500  9,200    900   8,200
  Sales of reserves
    in place                (400) (2,700)  (300)  (100)   ---    (100)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions    1,400  95,100*  (300) 2,200  1,100   1,300
  Balance at end of year  12,500 154,200 11,200 50,300 12,200  37,200
*Includes 99,300 MMcf of Williston Basin's natural gas reserves.

Proved developed reserves:
  January 1, 1992         11,200  22,600
  December 31, 1992       11,800  36,500
  December 31, 1993       11,100  43,100
  December 31, 1994       12,200 147,200**
**Includes 98,700 MMcf of Williston Basin's natural gas reserves.

     Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1994, applicable to the company's $9 million gross investment in oil and natural gas properties located in Canada comprise approximately 3 percent of the total reserves.
     The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:

                                           1994       1993        1992
                                                  (In thousands)
Future net cash flows before
  income taxes                         $197,900   $119,800    $138,500
Future income tax expenses               48,800     15,600      26,600
Future net cash flows                   149,100    104,200     111,900
10% annual discount for estimated
  timing of cash flows                   54,200     32,600      35,200
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                         $ 94,900   $ 71,600    $ 76,700

     The following are the sources of change in the standardized measure of discounted future net cash flows by year:

                                           1994       1993        1992
                                                  (In thousands)
Beginning of year                      $ 71,600   $ 76,700    $ 54,100
Net revenues from production            (23,800)   (26,000)    (19,700)
Change in net realization                (4,100)   (24,000)     13,100
Extensions, discoveries and improved
  recovery, net of future production
  and development costs                  31,700     16,800       8,200
Purchases of proved reserves              5,800     14,100      16,000
Sales of reserves in place               (3,700)    (1,600)       (200)
Changes in estimated future
  development costs--net of those
  incurred during the year               (2,900)    (3,800)      1,700
Accretion of discount                     8,300      8,900       6,400
Net change in income taxes               (4,000)     6,000      (8,000)
Revisions of previous quantity
  estimates                              16,500*     4,400       5,000
Other                                      (500)       100         100
Net change                               23,300     (5,100)     22,600
End of year                            $ 94,900   $ 71,600    $ 76,700
*Includes $19.1 million related to Williston Basin's natural gas reserves.

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

To the Board of Directors and Stockholders of MDU Resources Group,
Inc.:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 1993, the company changed its method of accounting for recording electric and natural gas distribution revenues, postretirement benefits other than pensions and income taxes.


                                              /s/ Arthur Andersen LLP
                                               Arthur Andersen LLP

Minneapolis, Minnesota,
  January 24, 1995

                                             1994         1993        1992
Selected Financial Data
Operating revenues: (000's)
  Electric                               $133,953     $131,109    $123,908
  Natural gas                             160,970      178,981     159,438
  Mining and construction
    materials                             116,646       90,397      45,032
  Oil and natural gas production           37,959       39,125      33,797
                                         $449,528     $439,612    $362,175
Operating income: (000's)
  Electric                               $ 27,596     $ 30,520    $ 30,188
  Natural gas distribution                  3,948        4,730       4,509
  Natural gas transmission                 21,281       20,108      21,331
  Mining and construction
    materials                              16,593       16,984      11,532
  Oil and natural gas production            8,757       11,750       9,499
                                         $ 78,175     $ 84,092    $ 77,059
Earnings (loss) on common
  stock: (000's)
  Electric                               $ 11,719     $ 12,652*   $ 13,302
  Natural gas distribution                    285        1,182*      1,370
  Natural gas transmission                  6,155        4,713       3,479
  Mining and construction
    materials                              11,622       12,359      10,662
  Oil and natural gas production            9,267        7,109       5,751
  Earnings on common stock
    before cumulative effect
    of accounting change                   39,048       38,015*     34,564
  Cumulative effect of
    accounting change                         ---        5,521         ---
                                         $ 39,048     $ 43,536    $ 34,564
Earnings per common share before
  cumulative effect of
  accounting change                      $   2.06     $   2.00*   $   1.82
Cumulative effect of accounting
  change                                      ---          .29         ---
                                         $   2.06     $   2.29    $   1.82
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                     $ 39,845     $ 38,817    $ 35,852
  Earnings per common share              $   2.06     $   2.00    $   1.85

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      18,985       18,985      18,985
Dividends per common share               $   1.58     $   1.52    $   1.46
Book value per common share              $  17.23     $  16.76    $  15.98
Market price ratios:
  Dividend payout                             77%          76%*        80%
  Yield                                      5.9%         5.0%        5.6%
  Price/earnings ratio                      13.2x        15.8x*      14.5x
  Market value as a percent of
    book value                             157.4%       188.0%      165.0%

Profitability Indicators
Return on average common equity             12.1%        12.3%*      11.6%
Return on average invested
  capital                                    9.1%         9.4%*       8.7%
Interest coverage                            3.3x         3.4x*       3.3x
Fixed charges coverage, including
  preferred dividends                        2.9x         3.0x*       2.4x

General
Total assets (000's)                   $1,004,718   $1,041,051  $1,024,510
Net long-term debt (000's)             $  217,693   $  231,770  $  249,845
Redeemable preferred stock (000's)     $    2,100   $    2,200  $    2,300
Capitalization ratios:
  Common stockholders' investment             58%          56%         53%
  Preferred stocks                             3            3           3
  Long-term debt                              39           41          44
                                             100%         100%        100%
 * Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.

                                             1991        1990         1989
Selected Financial Data
Operating revenues: (000's)
  Electric                               $128,708    $124,156     $126,228
  Natural gas                             173,865     151,599      159,703
  Mining and construction
    materials                              41,201      38,276       41,643
  Oil and natural gas production           33,939      31,213       25,199
                                         $377,713    $345,244     $352,773
Operating income: (000's)
  Electric                               $ 34,647    $ 32,221     $ 32,592
  Natural gas distribution                  8,518       6,578        7,781
  Natural gas transmission                 19,904      19,362       24,835
  Mining and construction
    materials                               9,682       7,749        9,087
  Oil and natural gas production           12,552      12,523       10,420
                                         $ 85,303    $ 78,433     $ 84,715
Earnings (loss) on common
  stock: (000's)
  Electric                               $ 15,292    $ 14,280     $ 13,385
  Natural gas distribution                  3,645       2,704        3,123
  Natural gas transmission                    449      (7,578)*      3,722
  Mining and construction
    materials                               9,809       9,632        8,890
  Oil and natural gas production            8,010       8,071        6,765
  Earnings on common stock
    before cumulative effect
    of accounting change                   37,205      27,109*      35,885
  Cumulative effect of
    accounting change                         ---         ---          ---
                                         $ 37,205    $ 27,109*    $ 35,885
Earnings per common share before
  cumulative effect of
  accounting change                      $   1.96    $   1.43*    $   1.89
Cumulative effect of accounting
  change                                      ---         ---          ---
                                         $   1.96    $   1.43*    $   1.89
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                     $ 37,619    $ 28,395*    $ 36,861
  Earnings per common share              $   1.94    $   1.45     $   1.90

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      18,985      18,985       18,985
Dividends per common share               $  1.435    $   1.42     $   1.47
Book value per common share              $  15.62    $  15.12     $  15.11
Market price ratios:
  Dividend payout                             73%         99%*         78%
  Yield                                      5.8%        6.9%         6.5%
  Price/earnings ratio                      12.6x       14.3x*       12.0x
  Market value as a percent of
    book value                             157.7%      135.6%       149.7%

Profitability Indicators
Return on average common equity             12.7%        9.4%*       12.5%
Return on average invested capital           9.6%        7.8%*        9.2%
Interest coverage                            3.8x**      2.7x*        2.8x
Fixed charges coverage, including
  preferred dividends                        2.4x        1.9x*        2.3x

General
Total assets (000's)                     $964,691    $959,946     $971,401
Net long-term debt (000's)               $220,623    $229,786     $234,333
Redeemable preferred stock (000's)       $  2,400    $  2,500     $  2,600
Capitalization ratios:
  Common stockholders' investment             56%         54%          53%
  Preferred stocks                             3           3            3
  Long-term debt                              41          43           44
                                             100%        100%         100%

* Reflects a $6.8 million or 36 cent per share after-tax effect of an absorption of certain natural gas contract litigation settlement costs.
** Calculation reflects the provisions of the company's restatement of its Indenture of Mortgage effective April 1992.

                                             1994        1993         1992
Electric Operations
Sales to ultimate consumers
  (thousand kWh)                        1,955,136   1,893,713    1,829,933
Sales for resale (thousand kWh)           444,492     510,987      352,550
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 470,900     465,200      460,200
Demand peak--kW
  (Interconnected system)                 369,800     350,300      339,100
Electricity produced
  (thousand kWh)                        1,901,119   1,870,740    1,774,322
Electricity purchased
  (thousand kWh)                          700,912     701,736      593,612
Cost of fuel and purchased
  power per kWh                             $.017       $.016        $.016

Natural Gas Distribution Operations
Sales (Mdk)                                31,840      31,147       26,681
Transportation (Mdk)                        9,278      12,704       13,742
Weighted average degree days--% of
  previous year's actual                      92%        115%          98%

Natural Gas Transmission Operations
Sales for resale (Mdk)                        ---      13,201       16,841
Transportation (Mdk)                       63,870      59,416       64,498
Produced (Mdk)                              4,732       3,876        3,551
Net recoverable reserves (MMcf)            99,265         ---          ---

Energy Marketing Operations
Natural gas volumes (Mdk)                   7,301       6,827        3,292
Propane (thousand gallons)                  6,462       2,210          ---

Mining and Construction Materials Operations
Coal: (000's)
  Sales in tons                             5,206       5,066        4,913
  Recoverable reserves in tons            236,100     230,600      235,700
Construction materials: (000's)
  Aggregates (tons sold)                    2,688       2,391          263
  Asphalt (tons sold)                         391         141          ---
  Ready-mixed concrete (cubic
    yards sold)                               315         157          ---
  Recoverable aggregate reserves
    in tons                                71,000      74,200       20,600

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels)                    1,565       1,497        1,531
  Natural gas (MMcf)                        9,228       8,817        5,024
Average sales prices:
  Oil (per barrel)                        $ 13.14      $14.84       $16.74
  Natural gas (per Mcf)                   $  1.84       $1.86       $ 1.53
Net recoverable reserves:
  Oil (000's of barrels)                   12,500      11,200       12,200
  Natural gas (MMcf)                       54,900      50,300       37,200

                                             1991        1990         1989
Electric Operations
Sales to ultimate consumers
 (thousand kWh)                         1,877,634   1,820,150    1,836,099
Sales for resale (thousand kWh)           331,314     285,564      311,327
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 454,400     451,600      451,600
Demand peak--kW
  (Interconnected system)                 387,100     381,600      383,600
Electricity produced
  (thousand kWh)                        1,736,187   1,674,648    1,773,849
Electricity purchased
  (thousand kWh)                          611,884     573,099      557,650
Cost of fuel and purchased
  power per kWh                             $.016       $.016        $.017

Natural Gas Distribution Operations
Sales (Mdk)                                30,074      28,278       31,643
Transportation (Mdk)                       12,261      11,806        9,321
Weighted average degree days--% of
  previous year's actual                     101%         88%         112%

Natural Gas Transmission Operations
Sales for resale (Mdk)                     19,572      19,658       27,274
Transportation (Mdk)                       53,930      50,809       51,159
Produced (Mdk)                              3,742       1,881        1,907
Net recoverable reserves (MMcf)               ---         ---          ---

Energy Marketing Operations
Natural gas volumes (Mdk)                     991       1,853          843
Propane (thousand gallons)                    ---         ---          ---

Mining and Construction Materials Operations
Coal: (000's)
  Sales in tons                             4,731       4,439        4,747
  Recoverable reserves in tons            256,700     261,500      266,000
Construction materials: (000's)
  Aggregates (tons sold)                      ---         ---          ---
  Asphalt (tons sold)                         ---         ---          ---
  Ready-mixed concrete (cubic
    yards sold)                               ---         ---          ---
  Recoverable aggregate reserves
    in tons                                   ---         ---          ---

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels)                    1,491       1,374        1,348
  Natural gas (MMcf)                        2,565       1,846        1,605
Average sales prices:
  Oil (per barrel)                         $19.90      $20.11       $16.26
  Natural gas (per Mcf)                    $ 1.48      $ 1.63       $ 1.66
Net recoverable reserves:
  Oil (000's of barrels)                   11,600      12,400       12,000
  Natural gas (MMcf)                       27,500      16,100       10,800