Form 10-K, Exhibit 13
period 1995-12-31
MDU RESOURCES GROUP INC
filed 1996-02-28
CIK 67716

MDU RESOURCES GROUP, INC.

                         1995 FINANCIAL REPORT


REPORT OF MANAGEMENT

The management of MDU Resources Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles as applied to the company's regulated and non-regulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

     To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost-effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, careful selection and training of personnel, written policies and procedures and periodic reviews by the Internal Audit Department. In addition, the company has a policy which requires all employees to acknowledge their responsibility for ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions. The company's Internal Audit Department is charged with the responsibility for determining compliance with company procedures.

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

                       MDU RESOURCES GROUP, INC.


Years ended December 31,                      1995      1994      1993
                              (In thousands, except per share amounts)
Operating Revenues
Electric                                  $134,609  $133,953  $131,109
Natural gas                                167,787   160,970   178,981
Construction materials and mining          113,066   116,646    90,397
Oil and natural gas production              48,784    37,959    39,125
                                           464,246   449,528   439,612

Operating Expenses
Fuel and purchased power                    41,769    43,203    41,298
Purchased natural gas sold                  53,351    52,893    78,121
Operation and maintenance                  202,327   203,269   167,374
Depreciation, depletion and
  amortization                              54,825    48,113    45,162
Taxes, other than income                    21,398    23,875    23,565
                                           373,670   371,353   355,520

Operating Income
Electric                                    29,898    27,596    30,520
Natural gas distribution                     6,917     3,948     4,730
Natural gas transmission                    25,427    21,281    20,108
Construction materials and mining           14,463    16,593    16,984
Oil and natural gas production              13,871     8,757    11,750
                                            90,576    78,175    84,092

Other income--net                            4,789    10,480     3,877

Interest expense                            24,690    25,350    25,273

Carrying costs on natural gas
  repurchase commitment (Note 3)             5,985     4,627     3,897
Income before income taxes                  64,690    58,678    58,799

Income taxes                                23,057    18,833    19,982
Income before cumulative effect
  of accounting change                      41,633    39,845    38,817

Cumulative effect of accounting
  change (Note 1)                              ---       ---     5,521
Net income                                  41,633    39,845    44,338

Dividends on preferred stocks                  792       797       802
Earnings on common stock                  $ 40,841  $ 39,048  $ 43,536
Earnings per common share:
  Earnings before cumulative effect
    of accounting change                  $   1.43  $   1.37  $   1.34
  Cumulative effect of accounting
    change                                     ---       ---       .19
  Earnings                                $   1.43  $   1.37  $   1.53
Dividends per common share                $   1.08  $   1.05  $   1.01
Average common shares outstanding           28,477    28,477    28,477

The accompanying notes are an integral part of these consolidated statements.
                      CONSOLIDATED BALANCE SHEETS

                       MDU RESOURCES GROUP, INC.

December 31,                                1995       1994       1993
                                                 (In thousands)

ASSETS
Property, Plant and Equipment
Electric                              $  535,016 $  514,152 $  503,690
Natural gas distribution                 161,080    157,174    141,100
Natural gas transmission                 271,773    263,971    258,766
Construction materials and mining        151,751    147,284    145,014
Oil and natural gas production           167,542    151,532    116,833
                                       1,287,162  1,234,113  1,165,403
Less accumulated depreciation,
  depletion and amortization             570,855    541,842    501,451
                                         716,307    692,271    663,952

Current Assets
Cash and cash equivalents                 33,398     37,190     71,699
Receivables                               61,961     55,409     67,553
Inventories                               23,949     27,090     19,415
Deferred income taxes                     31,663     26,694     32,243
Prepayments and other
  current assets                          11,261     12,287     14,262
                                         162,232    158,670    205,172
Natural gas available under
  repurchase commitment (Note 3)          70,750     70,913     79,031
Investments (Note 16)                     46,188     16,914     16,858
Deferred charges and other assets         61,002     65,950     76,038
                                      $1,056,479 $1,004,718 $1,041,051


CAPITALIZATION AND LIABILITIES
Capitalization (See Separate
  Statements)
Common stockholders' investment       $  337,317 $  327,183 $  318,131
Preferred stocks                          16,900     17,000     17,100
Long-term debt                           237,352    217,693    231,770
                                         591,569    561,876    567,001
Commitments and contingencies
  (Notes 2, 3, 4, 13 and 15)                 ---        ---        ---

Current Liabilities
Short-term borrowings                        600        680      9,540
Accounts payable                          22,261     20,222     24,967
Taxes payable                             13,566      8,817      9,204
Other accrued liabilities,
  including reserved revenues            100,779     88,516    107,566
Dividends payable                          7,958      7,793      7,605
Long-term debt and preferred
  stock due within one year               17,087     20,450     15,300
                                         162,251    146,478    174,182
Natural gas repurchase commitment
  (Note 3)                                88,200     88,404     98,525

Deferred credits:
Deferred income taxes                    118,459    114,341    113,477
Other                                     96,000     93,619     87,866
                                         214,459    207,960    201,343
                                      $1,056,479 $1,004,718 $1,041,051

The accompanying notes are an integral part of these consolidated statements.
               CONSOLIDATED STATEMENTS OF CAPITALIZATION

                       MDU RESOURCES GROUP, INC.

December 31,                                 1995       1994       1993
                                                  (In thousands)
Common Stockholders' Investment
Common stock (Note 9):
  Authorized-- 75,000,000 shares,
               $3.33 par value in 1995
               and 1994, 50,000,000
               shares, $5 par value
               in 1993
  Outstanding--28,476,981 shares in 1995,
               and 18,984,654 shares in
               1994 and 1993             $ 94,828   $ 63,219   $ 94,923
Other paid in capital                      64,305     95,914     64,210
Retained earnings (Note 10)               178,184    168,050    158,998
Total common stockholders'
  investment                              337,317    327,183    318,131

Preferred Stocks (Note 11)
Authorized:
  Preferred--500,000 shares,
    cumulative, par value $100,
    issuable in series
  Preferred stock A--1,000,000
    shares, cumulative, without par
    value, issuable in series (none
    outstanding)
  Preference--500,000 shares,
    cumulative, without par value,
    issuable in series (none
    outstanding)
Outstanding:
  Subject to mandatory redemption
    requirements--
    Preferred--
      5.10% Series--20,000 shares
      in 1995 (21,000 in 1994 and
      22,000 in 1993)                       2,000      2,100      2,200
  Other preferred stock--
      4.50% Series--100,000 shares         10,000     10,000     10,000
      4.70% Series--50,000 shares           5,000      5,000      5,000
                                           15,000     15,000     15,000
Total preferred stocks                     17,000     17,100     17,200
Less current maturities and
  sinking fund requirements                   100        100        100
Net preferred stocks                       16,900     17,000     17,100

Long-term Debt (Note 12)
Total long-term debt                      254,339    238,043    246,970
Less current maturities and sinking
  fund requirements                        16,987     20,350     15,200
Net long-term debt                        237,352    217,693    231,770
Total capitalization                     $591,569   $561,876   $567,001

The accompanying notes are an integral part of these consolidated statements.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                       MDU RESOURCES GROUP, INC.

Years ended December 31,                     1995       1994      1993
                                                   (In thousands)
Operating Activities
Net income                              $  41,633   $ 39,845 $  44,338
Cumulative effect of accounting
  change                                      ---        ---    (5,521)
Adjustments to reconcile net income
  to net cash provided by operations:
  Depreciation, depletion and
    amortization                           54,825     48,113    45,162
  Deferred income taxes and
    investment tax credit--net              7,631      3,409    16,197
  Recovery of deferred natural gas
    contract litigation settlement
    costs, net of income taxes              7,177      7,866     8,716
  Changes in current assets and
    liabilities:
    Receivables                            (6,552)    12,144      (775)
    Inventories                             3,141     (6,799)   (1,201)
    Other current assets                   (3,943)     7,524    12,954
    Accounts payable                        2,039     (4,745)     (430)
    Other current liabilities              17,177    (19,249)   (8,160)
  Other noncurrent changes                  1,779      9,705   (14,093)
Net cash provided by operating
  activities                              124,907     97,813    97,187

Financing Activities
Net change in short-term borrowings           (80)    (8,860)    1,765
Issuance of long-term debt                 36,710     26,750       ---
Repayment of long-term debt               (20,433)   (35,700)   (3,100)
Retirement of preferred stocks               (100)      (100)     (100)
Retirement of natural gas
  repurchase commitment                      (204)   (10,121)  (16,412)
Dividends paid                            (31,499)   (30,793)  (29,659)
Net cash used in financing
  activities                              (15,606)   (58,824)  (47,506)

Investing Activities
Additions to property, plant and
  equipment and acquisitions of
  businesses:
  Electric                                (19,689)   (14,188)  (16,156)
  Natural gas distribution                 (8,878)   (19,033)  (15,012)
  Natural gas transmission                 (9,688)    (6,147)   (3,669)
  Construction materials and mining       (36,810)    (3,597)  (43,123)
  Oil and natural gas production          (39,917)   (38,595)  (24,943)
                                         (114,982)   (81,560) (102,903)
Sale of natural gas available
  under repurchase commitment                 163      8,118    13,007
Investments                                 1,726        (56)   45,076
Net cash used in investing
  activities                             (113,093)   (73,498)  (44,820)
Increase (decrease) in cash
  and cash equivalents                     (3,792)   (34,509)    4,861
Cash and cash equivalents--
  beginning of year                        37,190     71,699    66,838
Cash and cash equivalents--
  end of year                           $  33,398   $ 37,190 $  71,699

The accompanying notes are an integral part of these consolidated statements.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          Years Ended December 31, 1995, 1994 and 1993

NOTE 1
Statement of Principal Accounting Policies
Basis of Presentation
The consolidated financial statements of MDU Resources Group, Inc. (the "company") include the accounts of two regulated businesses-- retail and wholesale sales of electricity and retail sales and/or transportation of natural gas and propane, and natural gas transmission and storage--and two non-regulated businesses-- construction materials and mining operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.
     The company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by its non-regulated businesses.
     The company's regulated businesses account for certain income and expense items under the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Regulation" (SFAS No. 71). SFAS No. 71 allows these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates. The expected recovery or flowback of these deferred items are generally based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are being amortized consistently with the regulatory treatment established by the FERC and the applicable state public service commissions. See Note 6 for more information regarding the nature and amounts of these regulatory deferrals.
     Intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated in accordance with the provisions of SFAS No. 71. All other significant intercompany balances and transactions have been eliminated where appropriate.

Property, Plant and Equipment
Additions to property, plant and equipment are recorded at cost when first placed in service. When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of all other assets, except for oil and natural gas production properties as described below, the resulting gains or losses are recognized as a component of income. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service. In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations. The amounts of AFUDC and interest capitalized was insignificant in 1995, 1994 and 1993. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.

Investments
Investments, other than the company's partnership investment in Hawaiian Cement, consist principally of securities held for corporate development purposes, which are carried at market which approximates cost.
     The company accounts for its partnership investment in Hawaiian Cement by the equity method. See Note 16 for more information on this partnership investment.

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

Natural Gas Costs Recoverable Through Rate Adjustments
Under the terms of certain orders of the applicable state public service commissions, the company is deferring natural gas commodity, transportation and storage costs which are greater or less than amounts presently being recovered through its existing rate schedules. Such orders generally provide that these amounts are recoverable or refundable through rate adjustments within 24 months from the time such costs are paid.

Income Taxes
The company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109) on January 1, 1993, and is now providing deferred federal and state income taxes on all temporary differences.
     Effective with the adoption of SFAS No. 109, the company elected to record the cumulative effect of the accounting change on prior years in 1993 as allowed by SFAS No. 109, with such amount being immaterial to its financial position or results of operations. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities have been recorded as a regulatory liability and are included in "Other deferred credits" in the company's Consolidated Balance Sheets at December 31, 1995, 1994 and 1993. This regulatory liability is expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.
     The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the applicable state public service commissions.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental loss contingencies, unbilled revenues and actuarially determined benefit costs. As better information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Cash Flow Information
Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                   1995      1994       1993
                                                 (In thousands)
Interest, net of amount capitalized     $24,436   $22,775    $22,717
Income taxes                            $18,330   $13,539    $24,545

     The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications
Certain reclassifications have been made in the financial statements for 1994 and 1993 to conform to the 1995 presentation. Such reclassifications had no effect on net income or common stockholders' investment as previously reported.

New Accounting Standard
In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). SFAS No. 121 imposes stricter criteria for assets, including regulatory assets, by requiring that such assets be probable of future recovery at each balance sheet date. The company will adopt SFAS No. 121 on January 1, 1996, and the adoption will not have a material affect on the company's financial position or results of operations. This conclusion may change in the future depending on the extent to which recovery of the company's long-lived assets is influenced by an increasingly competitive environment in the electric and natural gas industries.

NOTE 2
Regulatory Matters and Revenues Subject to Refund
General Rate Proceedings
Williston Basin had pending with the FERC two general natural gas rate change applications implemented in 1989 and 1992. In May 1994, the FERC issued an order relating to the 1989 rate change. Williston Basin requested rehearing of certain issues addressed in the order and a stay of compliance and refund pending issuance of a final order by the FERC. The requested stay was denied by the FERC and in July 1994, Williston Basin refunded $47.8 million to its customers, including $33.4 million to Montana-Dakota, all of which had been reserved. On April 5, 1995, the FERC issued an order granting in part and denying in part Williston Basin's rehearing request. As a result of the FERC's order, Williston Basin, on May 18, 1995, billed its customers approximately $2.7 million, plus interest, to recover a portion of the amount previously refunded in July 1994.
     On July 25, 1995, the FERC issued an order relating to Williston Basin's 1992 rate change application. On August 24, 1995, Williston Basin filed, under protest, tariff sheets in compliance with the FERC's order, with rates to be effective September 1, 1995. Williston Basin requested rehearing of certain issues addressed in the order and the rehearing is pending before the FERC.
     Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and for the recovery of certain producer settlement buy-out/buy-down costs to reflect future resolution of certain issues with the FERC. Williston Basin believes that such reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.

NOTE 3
Natural Gas Repurchase Commitment
The company has offered for sale since 1984 the inventoried natural gas owned by Frontier Gas Storage Company (Frontier), a special purpose, non-affiliated corporation. Through an agreement, Williston Basin is obligated to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas under a term loan agreement with several banks. At December 31, 1995, borrowings totalled $88.4 million at a weighted average interest rate of 6.6 percent. The term loan agreement will terminate on October 2, 1999, subject to an option to renew this agreement for up to five years, unless terminated earlier by the occurrence of certain events.
     The FERC has issued orders that have held that storage costs should be allocated to this gas, prospectively beginning May 1992, as opposed to being included in rates applicable to Williston Basin's customers. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually and represent costs which Williston Basin may not recover. This matter is currently on appeal. The issue regarding the applicability of assessing storage charges to the gas creates additional uncertainty as to the costs associated with holding the gas.
     Beginning in October 1992, as a result of prevailing natural gas prices, Williston Basin began to sell and transport a portion of the natural gas held under the repurchase commitment. Through
December 31, 1995, 17.6 MMdk of this natural gas had been sold by Williston Basin for use by both on- and off-system markets. Williston Basin will continue to aggressively market the remaining 43.2 MMdk of this natural gas whenever market conditions are favorable. In addition, it will continue to seek long-term sales contracts.

NOTE 4
Commitments and Contingencies
Pending Litigation
In November 1993, the estate of W.A. Moncrief (Moncrief), a producer from whom Williston Basin purchased a portion of its natural gas supply, filed suit in Federal District Court for the District of Wyoming (Federal District Court) against Williston Basin and the company disputing certain price and volume issues under the contract.
     Through the course of this action Moncrief has submitted damage calculations which total approximately $19 million or, under its alternative pricing theory, approximately $39 million. On March 10, 1995, the Federal District Court issued a summary judgment dismissing Moncrief's pricing theories and substantially reducing Moncrief's claims. Trial was held in January 1996, and Williston Basin is awaiting the Federal District Court's decision.
     Moncrief's damage claims, in Williston Basin's opinion, are grossly overstated. Williston Basin plans to file for recovery from ratepayers of amounts which may be ultimately due to Moncrief, if any.
     On November 27, 1995, a suit was filed in District Court, County of Burleigh, State of North Dakota (State District Court) by Minnkota Power Cooperative, Inc., Otter Tail Power Company, Northwestern Public Service Company and Northern Municipal Power Agency (Co-owners), the owners of an aggregate 75 percent interest in the Coyote electrical generating station (Coyote Station), against the company (an owner of a 25 percent interest in the Coyote Station) and Knife River. In its complaint, the Co-owners have alleged a breach of contract against Knife River of the long-term coal supply agreement (Agreement) between the owners of the Coyote Station and Knife River. The Co-owners have requested a determination by the State District Court of the pricing mechanism to be applied to the Agreement and have further requested damages during the term of such alleged breach on the difference between the prices charged by Knife River and the prices as may ultimately be determined by the State District Court. The Co-owners are also alleging a breach of fiduciary duties by the company as operating agent of the Coyote Station, asserting essentially that the company was unable to cause Knife River to reduce its coal price sufficiently under such contract, and are seeking damages in an unspecified amount. On January 8, 1996, the company and Knife River filed separate motions with the State District Court to dismiss or stay pending arbitration. Such matter is pending before the State District Court with oral arguments scheduled for April 22, 1996. The company and Knife River believe they have meritorious defenses and intend to vigorously defend the suit.
     The company is also involved in other legal actions in the ordinary course of its business. Although the outcomes of any such legal actions cannot be predicted, management believes that there is no pending legal proceeding against or involving the company, except those discussed above, for which the outcome is likely to have a material adverse effect upon the company's financial position or results of operations.

Environmental Matters
Montana-Dakota and Williston Basin discovered polychlorinated biphenyls (PCBs) in portions of their natural gas systems and informed the United States Environmental Protection Agency (EPA) in
January 1991. Montana-Dakota and Williston Basin believe the PCBs entered the system from a valve sealant. In January 1994, Montana-Dakota, Williston Basin and Rockwell International Corporation (Rockwell), manufacturer of the valve sealant, reached an agreement under which Rockwell has and will continue to reimburse Montana-Dakota and Williston Basin for a portion of certain remediation costs. On the basis of findings to date, Montana-Dakota and Williston Basin estimate future environmental assessment and remediation costs will aggregate $3 million to $15 million. Based on such estimated cost, the expected recovery from Rockwell and the ability of Montana-Dakota and Williston Basin to recover their portions of such costs from ratepayers, Montana-Dakota and Williston Basin believe that the ultimate costs related to these matters will not be material to each of their respective financial positions or results of operations.
     In June 1990, Montana-Dakota was notified by the EPA that it and several others were named as Potentially Responsible Parties (PRPs) in connection with the cleanup of pollution at a landfill site located in Minot, North Dakota. In June 1993, the EPA issued its decision on the selected remediation to be performed at the site. Based on the EPA's proposed remediation plan, estimates of the total cleanup costs, including oversight costs, at this site range from approximately $3.7 million to $4.8 million. In October 1995, the EPA and the City of Minot entered into a consent decree which requires the city to implement as well as assume liability for all cleanup costs associated with the remediation plan. The remaining liability at this site for past and future federal government oversight costs has been estimated by the EPA to be approximately $1 million. Montana-Dakota believes that it was not a material contributor to this contamination and, therefore, further believes that its share of the approximately $1 million estimated remaining liability will not have a material effect on its results of operations.

Electric Purchased Power Commitments
Montana-Dakota has contracted to purchase through October 31, 2006, up to 66,000 kW of participation power from Basin Electric Power Cooperative (61,000 kW in 1995). In addition, Montana-Dakota under a total requirements contract through December 31, 1996, is purchasing approximately 44,000 kW of power from Pacific Power & Light Company. Beginning January 1, 1997, Montana-Dakota will purchase up to 55,000 kW of capacity from Black Hills Power and Light Company under a 10-year power supply contract, subject to approval by the FERC.

NOTE 5
Natural Gas in Underground Storage
Natural gas in underground storage included in natural gas transmission and natural gas distribution property, plant and equipment amounted to approximately $42 million at December 31, 1995, $45 million at December 31, 1994, and $49 million at December 31, 1993. In addition, $6.6 million, $6.9 million and $1.3 million at December 31, 1995, 1994 and 1993, respectively, of natural gas in underground storage is included in inventories.

NOTE 6
Regulatory Assets and Liabilities
The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying Consolidated Balance Sheets as of December 31:

                                         1995        1994        1993
                                                (In thousands)
Regulatory assets:
  Natural gas contract settlement
    and restructuring costs          $ 15,275    $ 24,069    $ 34,915
  Long-term debt refinancing costs     11,082      12,228      13,462
  Postretirement benefit costs          4,833       4,551       3,345
  Plant costs                           3,509       3,678       3,846
  Other                                 7,091       4,664         723

Total regulatory assets                41,790      49,190      56,291

Regulatory liabilities:
  Reserves for regulatory matters 58,277 49,427 83,782 Natural gas costs refundable
    through rate adjustments           21,192      14,878         ---
  Taxes refundable to customers        12,531      12,229      16,836
  Plant decommissioning costs           4,777       4,290       3,845
  Other                                 7,205       9,883         656

Total regulatory liabilities          103,982      90,707     105,119

Net regulatory position              $(62,192)   $(41,517)   $(48,828)

     As of December 31, 1995, substantially all of the company's regulatory assets are being reflected in rates charged to customers and are being recovered over the next 1 to 20 years.
     If for any reason, the company's regulated businesses cease to meet the criteria for application of SFAS No. 71 for all or part of their operations, the regulatory assets and liabilities relating to those portions ceasing to meet such criteria would be removed from the balance sheet and included in the income statement as an extraordinary item in the period in which the discontinuance of SFAS No. 71 occurs.

NOTE 7
Financial Instruments
Derivatives
The company's operations involve managing market risks related to changes in commodity prices and interest rates. Derivative financial instruments, specifically swap and collar agreements, are used to reduce and manage those risks. The company does not currently hold or issue financial instruments for trading purposes.
     The company periodically enters into swap and collar agreements to hedge its exposure to commodity price fluctuations in connection with the operations of Montana-Dakota, Williston Basin and Fidelity Oil. The company believes that there is a high degree of correlation because the timing of purchases/production and the hedge agreement are closely matched, and hedge prices are established in the areas of the company's operations. Recognized gains and losses on hedge transactions are matched and reported as a component of the related transaction.
     At December 31, 1995, Montana-Dakota was a party to a natural gas price collar with a notional amount of 3.7 million MMBtus for the 12 months ended March 1996, at a floor price of $1.22 per MMBtu and at a cap price of $1.52 per MMBtu. Fidelity Oil was a party to two natural gas price swaps with a total notional amount of 2.8 million MMBtus for 1996 at a fixed price of approximately $1.80 per MMBtu. Fidelity Oil was also a party to a natural gas price collar with a notional amount of 1.5 million MMBtus for 1996 at a floor price of $1.80 per MMBtu and a cap price of $2.05 per MMBtu.
     Williston Basin has entered into an interest rate swap agreement related to the natural gas repurchase commitment. The purpose of this swap is to fix the interest rate on a portion of the variable rate natural gas repurchase commitment and reduce Williston Basin's exposure to interest rate fluctuations. At December 31, 1995, Williston Basin had an interest rate swap with a notional amount of $20 million. Under this agreement, Williston Basin will pay the counterparty interest at a fixed rate of 5.97 percent and the counterparty will pay Williston Basin interest at a rate based on the three month floating London Interbank Offered Rate (LIBOR). This transaction was executed for a two-year period beginning August 1995.
     The company's hedging transactions did not have a material effect on its results of operations for the years ended December 31, 1995, 1994 and 1993. There were no derivative financial instruments outstanding at December 31, 1994.

Fair Value
The estimated fair value of long-term debt and preferred stocks are based on quoted market prices of the same or similar issues. The estimated fair value of long-term debt and preferred stocks at December 31 are as follows:

                    1995                1994               1993
            Carrying      Fair  Carrying      Fair  Carrying      Fair
              Amount     Value    Amount     Value    Amount     Value
                                     (In thousands)
Long-term
  debt      $254,339  $274,320  $238,043 $ 233,196 $ 246,970 $ 268,937
Preferred
  stocks    $ 17,000  $ 10,500  $ 17,100 $  10,486 $  17,200 $  11,090

     The fair value of other financial instruments for which estimated fair values have not been presented is not materially different than the related book value.

NOTE 8
Short-term Borrowings
The company and its subsidiaries had unsecured lines of credit from several banks totalling $86.4 million at December 31, 1995. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Amounts outstanding under the lines of credit were $600,000 at December 31, 1995, $680,000 at December 31, 1994, and $9.5 million at December 31, 1993. The weighted average interest rate for borrowings outstanding at December 31, 1995, 1994 and 1993, was 8.5 percent, 8.5 percent and
4.2 percent, respectively. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 9
Common Stock
At the Annual Meeting of Stockholders held in April 1994, the company's common stockholders approved an amendment to the Certificate of Incorporation increasing the authorized number of common shares from 50 million shares to 75 million shares and reducing the par value of the common stock from $5.00 per share to $3.33 per share.
     On August 17, 1995, the company's Board of Directors approved a three-for-two common stock split to be effected in the form of a 50 percent common stock dividend. The additional shares of common stock were distributed on October 13, 1995, to common stockholders of record on September 27, 1995. Common stock information appearing in the accompanying consolidated financial statements and notes thereto has been restated to give retroactive effect to the stock split, except for shares outstanding in prior years as set forth in the table below.
     Changes in common stock and other paid in capital during the years ended December 31, 1995, 1994 and 1993 are summarized below:


                                        Shares        Par   Other Paid
                                   Outstanding      Value   In Capital
                                                     (In thousands)
Balance at December 31, 1992
  and 1993                          18,984,654    $94,923     $ 64,210
  Reduction in par value                   ---    (31,704)      31,704

Balance at December 31, 1994        18,984,654     63,219       95,914
  Three-for-two common stock split   9,492,327     31,609      (31,609)

Balance at December 31, 1995        28,476,981    $94,828     $ 64,305

     The company's Dividend Reinvestment Plan (DRIP) provides holders of all classes of the company's capital stock the opportunity to invest their cash dividends in shares of common stock and to make optional cash payments of up to $5,000 per quarter for the same purpose. The company's Tax Deferred Compensation Savings Plans pursuant to Section 401(k) of the Internal Revenue Code are funded with common stock and also participate in the DRIP. Since January 1, 1989, these plans have been funded by the purchase of shares of common stock on the open market. However, shares of authorized but unissued common stock may be used for this purpose. At December 31, 1995, there were 1,530,344 shares of common stock reserved for issuance under the plans.
     In November 1988, the company's Board of Directors declared, pursuant to a stockholders' rights plan, a dividend of one preference share purchase right (right) on each outstanding share of the company's common stock. Each right becomes exercisable, upon the occurrence of certain events, for one one-hundred and fiftieth of a share of Series A preference stock, without par value, at an exercise price of $33.33 per one one-hundred and fiftieth, subject to certain adjustments. The rights are currently not exercisable and will be exercisable only if a person or group (acquiring person) either acquires ownership of 20 percent or more of the company's common stock or commences a tender or exchange offer that would result in ownership of 30 percent or more. In the event the company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earnings power are sold, each right entitles the holder to receive, upon the exercise thereof at the then current exercise price of the right multiplied by the number of one one-hundredths of a Series A preference share for which a right is then exercisable, in accordance with the terms of the Rights Agreement, such number of shares of common stock of the acquiring person having a market value of twice the then current exercise price of the right. The rights, which expire in November 1998, are redeemable in whole, but not in part, for a price of $.01333 per right, at the company's option at any time until any acquiring person has acquired 20 percent or more of the company's common stock. Preference share purchase rights have been appropriately adjusted to reflect the effects of the common stock split discussed above.

NOTE 10
Retained Earnings
Changes in retained earnings for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                           1995      1994       1993
                                                 (In thousands)
Balance at beginning of year           $168,050  $158,998   $144,319
Net income                               41,633    39,845     44,338
                                        209,683   198,843    188,657
Deduct:
  Dividends declared--
    Preferred stocks at required
      annual rates                          792       797        802
    Common stock                         30,707    29,996     28,857
                                         31,499    30,793     29,659
Balance at end of year                 $178,184  $168,050   $158,998


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

     In the event of a voluntary or involuntary liquidation, all preferred stock series holders are entitled to $100 per share, plus accrued dividends.
     The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption requirements for each of the five years following December 31, 1995, is $100,000.

NOTE 12
Long-term Debt and Indenture Provisions
Long-term debt outstanding at December 31 is as follows:

                                           1995      1994       1993
                                                 (In thousands)
First mortgage bonds and notes:
  9 1/8% Series, due May 15, 2006      $ 50,000  $ 50,000   $ 50,000
  9 1/8% Series, due October 1, 2016     20,000    20,000     20,000
  Pollution Control Refunding Revenue
    Bonds, Series 1992:
    Mercer County, North Dakota,
      6.65%, due June 1, 2022            15,000    15,000     15,000
    Morton County, North Dakota,
      6.65%, due June 1, 2022             2,600     2,600      2,600
    Richland County, Montana,
      6.65%, due June 1, 2022             3,250     3,250      3,250
  Secured Medium-Term Notes,
    Series A:
    5.80%, due April 1, 1994                ---       ---     15,000
    6.30%, due April 1, 1995                ---    10,000     10,000
    6.95%, due April 1, 1996             10,000    10,000     10,000
    7.20%, due April 1, 1997              5,000     5,000      5,000
    8.25%, due April 1, 2007             30,000    30,000     30,000
    8.60%, due April 1, 2012             35,000    35,000     35,000
Total first mortgage bonds
  and notes                             170,850   180,850    195,850
Pollution control lease and note
  obligation, 6.2%, due
  March 1, 2004                           4,300     4,600      4,800
Senior notes:
  7.35%, due July 31, 2002                5,000       ---        ---
  8.43%, due December 31, 2000           15,000    15,000     15,000
Revolving lines of credit:
  8.50%, expires December 31, 1998       21,500    17,000     30,000
  6.375%, expires August 25, 2001        25,000       ---        ---
  8.50%, expires January 13, 2002         2,000     3,000      1,500
Term credit facilities:
  5.95%, due March 31, 1997               7,500    17,500        ---
  7.70%, due December 1, 2003             1,800       ---        ---
  Other term credit facilities at
    rates ranging from 8.0% to 9.0%,
    due from 1998 through 2000            1,527       250        ---
  Other                                    (138)     (157)      (180)
Total long-term debt                    254,339   238,043    246,970
Less current maturities and sinking
  fund requirements                      16,987    20,350     15,200
Net long-term debt                     $237,352  $217,693   $231,770

     Under the revolving lines of credit, the company has $95 million available, $48.5 million of which was outstanding at December 31, 1995. The amounts of long-term debt maturities and sinking fund requirements for the five years following December 31, 1995, aggregate $17.0 million in 1996; $16.5 million in 1997; $32.8 million in 1998;
$11.3 million in 1999 and $14.5 million in 2000. Substantially all of the company's electric and natural gas distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately $200 million of additional first mortgage bonds at December 31, 1995.

NOTE 13
Income Taxes
Income tax expense is summarized as follows:

                                          1995       1994       1993
                                                 (In thousands)
Current:
  Federal                              $20,259    $11,995    $25,665
  State                                  3,801      2,644      3,997
  Foreign                                  369        210         10
                                        24,429     14,849     29,672
Deferred:
  Investment tax credit--net            (1,028)    (1,137)    (1,144)
  Income taxes--
    Federal                               (564)     4,589     (9,560)
    State                                  220        532      1,014
                                        (1,372)     3,984     (9,690)
Total income tax expense                $23,057   $18,833    $19,982

     Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:

                                          1995       1994       1993
                                                 (In thousands)
Deferred tax assets:
  Reserves for regulatory matters $ 36,894 $ 33,076 $ 48,412 Natural gas available under
    repurchase commitment                6,762      6,778      7,554
  Accrued pension costs                  7,039      5,646      4,955
  Deferred investment tax credits        3,623      4,022      4,462
  Accrued land reclamation               4,033      4,256      4,017
  Natural gas costs refundable
    through rate adjustments             6,125      4,034        ---
  Other                                 11,321     10,220      5,043
Total deferred tax assets               75,797     68,032     74,443

Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment 119,078 115,966 115,517 Basis differences on oil and natural gas producing properties 28,113 21,049 15,889 Natural gas contract settlement and
    restructuring costs                  5,413      9,327     13,530
  Long-term debt refinancing costs       4,524      4,745      5,223
  Other                                  5,465      4,592      5,518
Total deferred tax liabilities         162,593    155,679    155,677

Net deferred income tax liability     $(86,796)  $(87,647)  $(81,234)

     The following table reconciles the change in the net deferred income tax liability to the deferred income tax expense included in the Consolidated Statements of Income:

                                                     1995       1994
                                                      (In thousands)
Net change in deferred income tax liability
  from the preceding table                          $(851)   $ 6,413
Change in tax effects of income tax-related
  regulatory assets and liabilities                   507     (1,292)
Deferred income tax expense for the period          $(344)   $ 5,121

     Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

                               1995           1994          1993
                           Amount     %   Amount     %   Amount     %
                                    (Dollars in thousands)
Computed tax at federal
  statutory rate          $22,642  35.0  $20,537  35.0  $20,580  35.0
Increases (reductions)
  resulting from:
  Depletion allowance      (1,346) (2.1)  (1,454) (2.5)  (1,424) (2.4)
  State income
    taxes--net of
    federal income tax
    benefit                 2,492   3.9    2,337   4.0    2,171   3.7
  Investment tax credit
    amortization           (1,028) (1.6)  (1,137) (1.9)  (1,144) (2.0)
  Other items                 297    .4   (1,450) (2.5)    (201)  (.3)
Actual taxes              $23,057  35.6  $18,833  32.1  $19,982  34.0

     The company's consolidated federal income tax returns were under examination by the Internal Revenue Service (IRS) for the tax years 1983 through 1991. In 1991, the company received a notice of proposed deficiency from the IRS for the tax years 1983 through 1985 which proposed substantial additional income taxes, plus interest. In an alternative position contained in the notice of proposed deficiency, the IRS is claiming a lower level of taxes due, plus interest as well as penalties. In 1992 and the first quarter of 1995, similar notices of proposed deficiency were received for the years 1986 through 1988 and 1989 through 1991, respectively. Although the notices of proposed deficiency encompass a number of separate issues, the principal issue is related to the tax treatment of deductions claimed in connection with certain investments made by Knife River and Fidelity Oil.
     The company intends to contest vigorously the deficiencies proposed by the IRS and, in that regard, has timely filed protests for the 1983 through 1991 tax years contesting the treatment proposed in the notices of proposed deficiency. Although it is reasonably possible that the ultimate resolution of such matters could result in a loss of up to approximately $21 million in excess of consolidated reserves, management believes the company has meritorious defenses to mitigate or eliminate the proposed deficiencies. In that regard, the company's tax counsel has issued opinions related to the principal issue discussed above, stating that it is more likely than not that the company would prevail in this matter.

NOTE 14
Business Segment Data
The company's operations are conducted through five business segments. The electric, natural gas distribution, natural gas transmission, construction materials and mining, and oil and natural gas production businesses are substantially all located within the United States. A description of these segments and their primary operations is presented on the inside front cover.
     Segment operating information at December 31, 1995, 1994 and 1993, is presented in the Consolidated Statements of Income. Other segment information is presented below:

                                        1995        1994        1993
                                               (In thousands)
Depreciation, depletion and
  amortization:
  Electric                        $   16,361  $   15,513  $   15,307
  Natural gas distribution             6,719       6,118       5,114
  Natural gas transmission             6,940       6,590       7,113
  Construction materials
    and mining                         6,199       6,394       5,594
  Oil and natural gas production      18,606      13,498      12,034
    Total depreciation, depletion
      and amortization            $   54,825  $   48,113  $   45,162
Investment information:
  Identifiable assets--
    Electric (a)                  $  312,559  $  307,861  $  306,179
    Natural gas distribution (a)     126,452     124,275     104,013
    Natural gas transmission (a)     303,219     311,992     383,355
    Construction materials
      and mining                     141,505     116,347     120,105
    Oil and natural gas
      production                     133,289     106,631      89,690
      Total identifiable assets    1,017,024     967,106   1,003,342
  Corporate assets (b)                39,455      37,612      37,709
      Total consolidated assets   $1,056,479  $1,004,718  $1,041,051

(a) Includes, in the case of electric and natural gas distribution property, allocations of common utility property. Natural gas stored or available under repurchase commitment, as applicable, is included in natural gas distribution and transmission identifiable assets.
(b) Corporate assets consist of assets not directly assignable to a business segment, i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets.

     Approximately 4 percent of construction materials and mining revenues in 1995 (6 percent in 1994 and 7 percent in 1993) represent Knife River's direct sales of lignite coal to the company. The company's share of Knife River's sales for use at two generating stations jointly owned by the company and other utilities was approximately 7 percent of construction materials and mining revenues in 1995, 8 percent in 1994 and 10 percent in 1993.

NOTE 15
Employee Benefit Plans
The company has noncontributory defined benefit pension plans covering substantially all full-time employees. Pension benefits are based on employee's years of service and earnings. The company makes annual contributions to the plans consistent with the funding requirements of federal law and regulations.
     Pension expense is summarized as follows:


                                           1995      1994       1993
                                                 (In thousands)
Service cost/benefits earned during
  the year                             $  3,538  $  4,035   $  3,277
Interest cost on projected benefit
  obligation                             10,784     9,912      9,488
Loss (return) on plan assets            (37,185)    3,154    (14,540)
Net amortization and deferral            24,407   (15,410)     2,916
Special termination benefit cost            853       ---        ---
Total pension costs                       2,397     1,691      1,141
Less amounts capitalized                    184       198        133
Total pension expense                  $  2,213  $  1,493   $  1,008

     The funded status of the company's plans at December 31 is summarized as follows:

                                           1995      1994       1993
                                                 (In thousands)
Projected benefit obligation:
    Vested                             $121,879  $105,561   $108,718
    Nonvested                             4,731     4,124      4,696
  Accumulated benefit obligation        126,610   109,685    113,414
  Provision for future pay increases     28,114    25,084     26,379
Projected benefit obligation            154,724   134,769    139,793
Plan assets at market value             170,793   139,332    149,184
                                        (16,069)   (4,563)    (9,391)
Plus:
  Unrecognized transition asset           8,326     9,315     10,305
  Unrecognized net gains and prior
    service costs                        14,686     2,466      4,953
Accrued pension costs                  $  6,943  $  7,218   $  5,867

     The projected benefit obligation was determined using an assumed discount rate of 7 1/4 percent (8 percent in 1994 and 7 percent in 1993) and assumed long-term rates for estimated compensation increases of 4 1/2 percent (5 percent in 1994 and 4 1/2 percent in 1993). The change in these assumptions had the effect of increasing the projected benefit obligation at December 31, 1995, by $12 million but decreasing the projected benefit obligation at December 31, 1994, by $16 million. The assumed long-term rate of return on plan assets is 8 1/2 percent. Plan assets consist primarily of debt and equity securities.
     In addition to providing pension benefits, the company has a policy of providing all eligible employees and dependents certain other postretirement benefits which include health care and life insurance upon their retirement. On January 1, 1993, the company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The company elected to amortize the transition obligation of approximately $49 million at January 1, 1993, which represents the accumulated postretirement benefit obligation at the time of adoption, over 20 years as provided by SFAS No. 106. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the company's expressed intent to increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.
     Postretirement benefits expense is summarized as follows:

                                            1995      1994      1993
                                                (In thousands)
Service cost/benefits earned during
  the year                                $1,226    $1,454   $ 1,098
Interest cost on accumulated
  postretirement benefit obligation        4,777     4,584     3,932
Return on plan assets                       (183)     (176)      ---
Amortization of transition obligation      2,458     2,458     2,458
Net amortization and deferral               (719)       76       ---
Total postretirement benefits cost         7,559     8,396     7,488
Less amounts capitalized                     442       419       ---
Total postretirement benefits expense     $7,117    $7,977   $ 7,488

     The funded status of the company's plans at December 31 is summarized as follows:

                                              1995    1994      1993
                                                  (In thousands)
Accumulated postretirement benefit
  obligation:
  Retirees eligible for benefits           $43,543  $36,985  $31,029
  Active employees fully eligible for
  benefits                                      66       22      ---
  Active employees not fully eligible       26,229   22,898   28,592
    Total                                   69,838   59,905   59,621
Plan assets at market value                 15,095    9,938    4,450
                                            54,743   49,967   55,171
Less:
  Unrecognized transition obligation        41,779   44,237   46,694
  Unrecognized net losses                   12,066    4,896    7,992
Accrued postretirement benefits cost       $   898  $   834  $   485

     The health plan cost trend rate assumed in determining the accumulated postretirement benefit obligation was 12 percent in 1993, decreasing by 1 percent per year until an ultimate rate of 6 percent is reached in 1999 and remaining level thereafter. The health plan cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health plan cost trend rates by 1 percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $3.5 million and the aggregate of the service and interest cost components of postretirement benefits expense by $253,000.
     The accumulated postretirement benefit obligation was determined using an assumed discount rate of 7 1/4 percent at December 31, 1995, 8 percent at December 31, 1994, and 7 percent at December 31, 1993, and assumed long-term rates for estimated compensation increases, as they apply to life insurance benefits, of 4 1/2 percent (5 percent at December 31, 1994, and 4 1/2 percent at December 31, 1993). The change in these assumptions had the effect of increasing the accumulated postretirement benefit obligation at December 31, 1995, by $7 million but decreasing the accumulated postretirement benefit obligation at December 31, 1994, by $9 million. The assumed long-term rate of return on assets is 7 1/2 percent. Plan assets consist primarily of debt and equity securities.
     The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits was $1.9 million in 1995, $1.7 million in 1994 and $1.4 million in 1993.
     The company has a Key Employee Stock Option Plan under which the company is authorized to grant options for up to 1.2 million shares of common stock with an option price equal to market value on the date of grant. The company has contributed $4.3 million to a trust established to fund its commitment under the Plan.
     Transactions involving option shares for the Key Employee Stock Option Plan are as follows:

                                            Options            Price

Balance at December 31, 1992                292,199    $12.25-$15.75
  Granted                                     4,830      17.58-20.83
  Forfeited                                  (8,595)           15.75
  Exercised                                 (22,470)           12.25
Balance at December 31, 1993                265,964      15.75-20.83
  Granted                                       ---
  Forfeited                                 (73,680)     15.75-17.58
  Exercised                                     ---
Balance at December 31, 1994                192,284      15.75-20.83
  Granted                                   294,956            18.50
  Forfeited                                  (2,700)           20.83
  Exercised                                 (15,803)           15.75
Balance at December 31, 1995                468,737      15.75-18.50

Exercisable at December 31, 1995            138,524            15.75

Available for future grant at
  December 31, 1995                         715,460

     The company has Tax Deferred Compensation Savings Plans for eligible employees. Each participant may contribute amounts up to 10 percent of eligible compensation (15 percent effective January 1, 1996), subject to certain limitations. The company contributes an amount equal to 50 percent of the participant's savings contribution up to a maximum of 6 percent of such participant's contribution. Company contributions were $1.9 million in 1995 and 1994, and $1.7 million in 1993.

NOTE 16
Partnership Investment
In September 1995, KRC Holdings, Inc. (a wholly owned subsidiary of Knife River) through its wholly owned subsidiary, Knife River Hawaii, Inc., acquired a 50 percent interest in Hawaiian Cement, which was previously owned by Lone Star Industries, Inc. Hawaiian Cement is one of the largest construction materials suppliers in Hawaii serving four of the islands. Hawaiian Cement's operations include construction aggregate mining, ready-mixed concrete and cement manufacturing and distribution. Hawaiian Cement, headquartered in Honolulu, Hawaii, is a partnership which is also 50 percent owned by Adelaide Brighton Ltd. of Adelaide, Australia.
     The company's net investment in Hawaiian Cement is included in "Investments" in the accompanying Consolidated Balance Sheets at December 31, 1995, while its share of operating results is included in "Other income--net" in the accompanying Consolidated Statements of Income for the year ended December 31, 1995. Summarized financial information for Hawaiian Cement, which is not consolidated and is accounted for by the equity method, as of and for the four months ended December 31, 1995, as applicable, is as follows:

                                                        (In thousands)
Current assets                                               $19,531
Property, plant and equipment, net                            70,544
Current liabilities                                           14,209
Other liabilities                                             15,736
Net sales                                                     24,433
Operating margin                                               5,096
Income before income taxes                                     2,757


     The company's original investment in Hawaiian Cement at the date of acquisition exceeded the underlying net assets by $10.4 million. The excess is being amortized over 30 years.

NOTE 17
Jointly Owned Facilities
The consolidated financial statements include the company's 22.7 percent and 25.0 percent ownership interests in the assets, liabilities and expenses of the Big Stone Station and the Coyote Station, respectively. Each owner of the Big Stone and Coyote stations is responsible for providing its own financing of its investment in the jointly owned facilities.
     The company's share of the Big Stone Station and Coyote Station operating expenses is reflected in the appropriate categories of operating expenses in the Consolidated Statements of Income.
     At December 31, the company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:

                                           1995       1994        1993
                                                 (In thousands)
Big Stone Station:
  Utility plant in service             $ 47,687   $ 46,923    $ 47,349
  Accumulated depreciation               27,026     25,505      24,663
                                       $ 20,661   $ 21,418    $ 22,686
Coyote Station:
  Utility plant in service             $122,126   $121,784    $121,380
  Accumulated depreciation               49,296     45,546      42,482
                                       $ 72,830   $ 76,238    $ 78,898


NOTE 18
Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 1995 and 1994:

                                 First    Second      Third     Fourth
                               Quarter   Quarter    Quarter    Quarter
                              (In thousands, except per share amounts)
1995
Operating revenues            $116,518  $111,267   $113,945   $122,516
Operating expenses              94,047    91,690     91,606     96,327
Operating income                22,471    19,577     22,339     26,189
Net income                      10,272     8,662     10,472     12,227
Earnings per common share          .35       .30        .36        .42
Average common shares
  outstanding                   28,477    28,477     28,477     28,477

1994
Operating revenues            $124,362  $105,036   $106,528   $113,602
Operating expenses              99,847    89,880     87,618     94,008
Operating income                24,515    15,156     18,910     19,594
Net income                      11,699     5,677     12,351     10,118
Earnings per common share          .40       .19        .43        .35
Average common shares
  outstanding                   28,477    28,477     28,477     28,477


     Some of the company's operations are highly seasonal and revenues from, and certain expenses for, such operations may fluctuate significantly among quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 19
Oil and Natural Gas Activities (Unaudited)
Fidelity Oil holds oil and natural gas interests primarily through a series of working-interest agreements with several oil and natural gas producers and through operating agreements with Shell Western E & P, Inc. (Shell).
     Fidelity Oil undertakes ventures, through working-interest agreements with selected operators. These ventures vary from the acquisition of producing properties with potential development opportunities to exploration and are located in the western United States, offshore in the Gulf of Mexico and in Canada. In these ventures, Fidelity Oil shares revenues and expenses from the development of specified properties in proportion to its investments.
     Fidelity Oil has net proceeds interests in the production of oil and natural gas and has an operating agreement (Agreement) with Shell applicable to certain of its acreage interests. Pursuant to the Agreement, Shell, as operator, controls all development, production, operations and marketing applicable to such acreage. As a net proceeds interest owner, Fidelity Oil is entitled to proceeds only when a particular unit has reached payout status.
     In 1994, Williston Basin undertook a drilling program designed to increase production and to gain updated data from which to assess the future production capabilities of natural gas reserves held primarily in Montana. In late 1994, upon analysis of the results of this program, it was determined that the future production related to these properties can be accelerated and, as a result, the economic value of these reserves has become material to the company's consolidated oil and natural gas production operations. Therefore, beginning in 1994, the tables set forth below include information related to Williston Basin's natural gas production activities.
     The following information includes the company's proportionate share of all its oil and natural gas interests.
     The following table sets forth capitalized costs and related accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:

                                           1995       1994        1993
                                                 (In thousands)
Subject to amortization                $173,501   $155,303    $114,572
Not subject to amortization               8,831      8,530       2,022
Total capitalized costs                 182,332    163,833     116,594
Accumulated depreciation, depletion
  and amortization                       49,498     54,376      36,084
Net capitalized costs                  $132,834   $109,457    $ 80,510

     Capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities for the 12 months ended December 31 are as follows:

                                           1995       1994        1993
                                                 (In thousands)
Acquisitions                            $ 9,402    $ 5,542     $ 9,296
Exploration                               7,730     13,241       7,787
Development                              25,403     21,189       7,836
Total capital expenditures              $42,535    $39,972     $24,919

     The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs, for the 12 months ended December 31:

                                          1995       1994         1993
                                                (In thousands)
Revenues*                              $53,484    $45,053      $39,125
Production costs                        16,888     18,463       13,700
Depreciation, depletion and
  amortization                          19,058     13,926       11,998
Pretax income                           17,538     12,664       13,427
Income tax expense                       6,397      4,257        4,606
Results of operations for
  producing activities                 $11,141    $ 8,407      $ 8,821
* Includes $4.7 million and $7.1 million of revenues for 1995 and 1994, respectively, related to Williston Basin's natural gas production activities which are included in "Natural gas" operating revenues on the Consolidated Statements of Income.

     The following table summarizes the company's estimated quantities of proved developed oil and natural gas reserves at December 31, 1995, 1994 and 1993 and reconciles the changes between these dates. Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               1995           1994             1993
                                Natural         Natural         Natural
                            Oil     Gas     Oil     Gas     Oil     Gas
                                   (In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year              12,500 154,200  11,200  50,300  12,200  37,200
  Production             (2,000)(16,800) (1,600) (9,200) (1,500) (8,800)
  Extensions and
    discoveries           1,800  23,800   1,300  17,800     600  10,600
  Purchases of proved
    reserves              1,100   6,700     600   2,900     500   9,200
  Sales of reserves
    in place               (300)   (200)   (400) (2,700)   (300)   (100)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions   1,100  11,300   1,400  95,100*   (300)  2,200
  Balance at end of year 14,200 179,000  12,500 154,200  11,200  50,300
*Includes 99,300 MMcf of Williston Basin's natural gas reserves.

Proved developed reserves:
  January 1, 1993        11,800  36,500
  December 31, 1993      11,100  43,100
  December 31, 1994      12,200 147,200**
  December 31, 1995      13,600 156,400
**Includes 98,700 MMcf of Williston Basin's natural gas reserves.

     Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1995, applicable to the company's $9.8 million gross investment in oil and natural gas properties located in Canada comprise approximately 3 percent of the total reserves.
     The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:

                                           1995       1994        1993
                                                  (In thousands)
Future net cash flows before
  income taxes                         $267,300   $197,900    $119,800
Future income tax expenses               76,100     48,800      15,600
Future net cash flows                   191,200    149,100     104,200
10% annual discount for estimated
  timing of cash flows                   70,300     54,200      32,600
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                         $120,900   $ 94,900    $ 71,600

     The following are the sources of change in the standardized measure of discounted future net cash flows by year:

                                           1995       1994        1993
                                                  (In thousands)
Beginning of year                      $ 94,900   $ 71,600    $ 76,700
Net revenues from production            (36,400)   (23,800)    (26,000)
Change in net realization                26,600     (4,100)    (24,000)
Extensions, discoveries and improved
  recovery, net of future
  production-related costs               31,100     31,700      16,800
Purchases of proved reserves             10,900      5,800      14,100
Sales of reserves in place               (1,000)    (3,700)     (1,600)
Changes in estimated future
  development costs--net of those
  incurred during the year               (8,900)    (2,900)     (3,800)
Accretion of discount                    12,300      8,300       8,900
Net change in income taxes              (17,100)    (4,000)      6,000
Revisions of previous quantity
  estimates                               8,700     16,500*      4,400
Other                                      (200)      (500)        100
Net change                               26,000     23,300      (5,100)
End of year                            $120,900   $ 94,900    $ 71,600
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

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To MDU Resources Group, Inc.:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 1993, the company changed its method of accounting for recording electric and natural gas distribution revenues, postretirement benefits other than pensions and income taxes.


                                               /s/ Arthur Andersen LLP
                                               Arthur Andersen LLP
Minneapolis, Minnesota
  January 24, 1996
                           OPERATING STATISTICS
                         MDU RESOURCES GROUP, INC.

                                             1995         1994        1993
Selected Financial Data
Operating revenues: (000's)
  Electric                             $  134,609   $  133,953  $  131,109
  Natural gas                             167,787      160,970     178,981
  Construction materials and mining       113,066      116,646      90,397
  Oil and natural gas production           48,784       37,959      39,125
                                       $  464,246   $  449,528  $  439,612
Operating income: (000's)
  Electric                             $   29,898   $   27,596  $   30,520
  Natural gas distribution                  6,917        3,948       4,730
  Natural gas transmission                 25,427       21,281      20,108
  Construction materials and mining        14,463       16,593      16,984
  Oil and natural gas production           13,871        8,757      11,750
                                       $   90,576   $   78,175  $   84,092
Earnings (loss) on common
  stock: (000's)
  Electric                             $   12,000   $   11,719  $   12,652*
  Natural gas distribution                  1,604          285       1,182*
  Natural gas transmission                  8,416        6,155       4,713
  Construction materials and mining        10,819       11,622      12,359
  Oil and natural gas production            8,002        9,267       7,109
  Earnings on common stock
    before cumulative effect of
    accounting change                      40,841       39,048      38,015*
  Cumulative effect of
    accounting change                         ---          ---       5,521
                                       $   40,841   $   39,048  $   43,536
Earnings per common share before
  cumulative effect of
  accounting change                    $     1.43   $     1.37  $     1.34*
Cumulative effect of accounting
  change                                      ---          ---         .19
                                       $     1.43   $     1.37  $     1.53
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                   $   41,633   $   39,845  $   38,817
  Earnings per common share            $     1.43   $     1.37  $     1.34

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      28,477       28,477      28,477
Dividends per common share             $     1.08   $     1.05  $     1.01
Book value per common share            $    11.85   $    11.49  $    11.17
Market price ratios:
  Dividend payout                             76%          77%         76%*
  Yield                                      5.5%         5.9%        5.0%
  Price/earnings ratio                      13.9x        13.2x       15.8x*
  Market value as a percent of
    book value                             167.7%       157.4%      188.0%

Profitability Indicators
Return on average common equity             12.3%        12.1%       12.3%*
Return on average invested capital           9.2%         9.1%        9.4%*
Interest coverage                            3.9x         3.3x        3.4x*
Fixed charges coverage, including
  preferred dividends                        3.0x         2.9x        3.0x*

General
Total assets (000's)                   $1,056,479   $1,004,718  $1,041,051
Net long-term debt (000's)             $  237,352   $  217,693  $  231,770
Redeemable preferred stock (000's)     $    2,000   $    2,100  $    2,200
Capitalization ratios:
  Common stockholders' investment             57%          58%         56%
  Preferred stocks                             3            3           3
  Long-term debt                              40           39          41
                                             100%         100%        100%
 * Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.

                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.

                                             1992        1991         1990
Selected Financial Data
Operating revenues: (000's)
  Electric                             $  123,908    $128,708     $124,156
  Natural gas                             159,438     173,865      151,599
  Construction materials and mining        45,032      41,201       38,276
  Oil and natural gas production           33,797      33,939       31,213
                                       $  362,175    $377,713     $345,244
Operating income: (000's)
  Electric                             $   30,188    $ 34,647     $ 32,221
  Natural gas distribution                  4,509       8,518        6,578
  Natural gas transmission                 21,331      19,904       19,362
  Construction materials and mining        11,532       9,682        7,749
  Oil and natural gas production            9,499      12,552       12,523
                                       $   77,059    $ 85,303     $ 78,433
Earnings (loss) on common
  stock: (000's)
  Electric                             $   13,302    $ 15,292     $ 14,280
  Natural gas distribution                  1,370       3,645        2,704
  Natural gas transmission                  3,479         449       (7,578)*
  Construction materials and mining        10,662       9,809        9,632
  Oil and natural gas production            5,751       8,010        8,071
  Earnings on common stock
    before cumulative effect of
    accounting change                      34,564      37,205       27,109*
  Cumulative effect of
    accounting change                         ---         ---          ---
                                       $   34,564    $ 37,205     $ 27,109*
Earnings per common share before
  cumulative effect of
  accounting change                    $     1.21    $   1.31     $    .95*
Cumulative effect of accounting
  change                                      ---         ---          ---
                                       $     1.21    $   1.31     $    .95*
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                   $   35,852    $ 37,619     $ 28,395*
  Earnings per common share            $     1.23    $   1.29     $    .97*

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      28,477      28,477       28,477
Dividends per common share             $      .97    $    .96     $    .95
Book value per common share            $    10.66    $  10.42     $  10.08
Market price ratios:
  Dividend payout                             80%         73%          99%*
  Yield                                      5.6%        5.8%         6.9%
  Price/earnings ratio                      14.5x       12.6x        14.3x*
  Market value as a percent of
    book value                             165.0%      157.7%       135.6%

Profitability Indicators
Return on average common equity             11.6%       12.7%         9.4%*
Return on average invested capital           8.7%        9.6%         7.8%*
Interest coverage                            3.3x        3.8x**       2.7x*
Fixed charges coverage, including
  preferred dividends                        2.4x        2.4x         1.9x*

General
Total assets (000's)                   $1,024,510    $964,691     $959,946
Net long-term debt (000's)             $  249,845    $220,623     $229,786
Redeemable preferred stock (000's)     $    2,300    $  2,400     $  2,500
Capitalization ratios:
  Common stockholders' investment             53%         56%          54%
  Preferred stocks                             3           3            3
  Long-term debt                              44          41           43
                                             100%        100%         100%

* Reflects a $6.8 million or 24 cent per share after-tax effect of an absorption of certain natural gas contract litigation settlement costs.
** Calculation reflects the provisions of the company's restatement of its
   Indenture of Mortgage effective April 1992.
                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.

                                             1995         1994        1993
Electric Operations
Sales to ultimate consumers
  (thousand kWh)                        1,993,693    1,955,136   1,893,713
Sales for resale (thousand kWh)           408,011      444,492     510,987
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 472,400      470,900     465,200
Demand peak--kW
  (Interconnected system)                 412,700      369,800     350,300
Electricity produced
  (thousand kWh)                        1,718,077    1,901,119   1,870,740
Electricity purchased
  (thousand kWh)                          867,524      700,912     701,736
Cost of fuel and purchased
  power per kWh                             $.016        $.017       $.016

Natural Gas Distribution Operations
Sales (Mdk)                                33,939       31,840      31,147
Transportation (Mdk)                       11,091        9,278      12,704
Weighted average degree days--% of
  previous year's actual                     105%          92%        115%

Energy Marketing Operations
Natural gas volumes (Mdk)                   3,556        7,301       6,827
Propane (thousand gallons)                  7,471        6,462       2,210

Natural Gas Transmission Operations
Sales for resale (Mdk)                        ---          ---      13,201
Transportation (Mdk)                       68,015       63,870      59,416
Produced (Mdk)                              4,981        4,732       3,876
Net recoverable reserves (MMcf)           113,000       99,300         ---

Construction Materials and
Mining Operations
Construction materials: (000's)
  Aggregates (tons sold)                    2,904        2,688       2,391
  Asphalt (tons sold)                         373          391         141
  Ready-mixed concrete (cubic
    yards sold)                               307          315         157
  Recoverable aggregate reserves
    in tons                                68,000       71,000      74,200
Coal: (000's)
  Sales in tons                             4,218        5,206       5,066
  Recoverable reserves in tons            231,900      236,100     230,600

Oil and Natural Gas Production
Operations
Production:
  Oil (000's of barrels)                    1,973        1,565       1,497
  Natural gas (MMcf)                       12,319        9,228       8,817
Average sales prices:
  Oil (per barrel)                         $15.07      $ 13.14      $14.84
  Natural gas (per Mcf)                    $ 1.51      $  1.84      $ 1.86
Net recoverable reserves:
  Oil (000's of barrels)                   14,200       12,500      11,200
  Natural gas (MMcf)                       66,000       54,900      50,300

                          OPERATING STATISTICS
                        MDU RESOURCES GROUP, INC.

                                             1992        1991         1990
Electric Operations
Sales to ultimate consumers
 (thousand kWh)                         1,829,933   1,877,634    1,820,150
Sales for resale (thousand kWh)           352,550     331,314      285,564
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 460,200     454,400      451,600
Demand peak--kW
  (Interconnected system)                 339,100     387,100      381,600
Electricity produced
  (thousand kWh)                        1,774,322   1,736,187    1,674,648
Electricity purchased
  (thousand kWh)                          593,612     611,884      573,099
Cost of fuel and purchased
  power per kWh                             $.016       $.016        $.016

Natural Gas Distribution Operations
Sales (Mdk)                                26,681      30,074       28,278
Transportation (Mdk)                       13,742      12,261       11,806
Weighted average degree days--% of
  previous year's actual                      98%        101%          88%

Energy Marketing Operations
Natural gas volumes (Mdk)                   3,292         991        1,853
Propane (thousand gallons)                    ---         ---          ---

Natural Gas Transmission Operations
Sales for resale (Mdk)                     16,841      19,572       19,658
Transportation (Mdk)                       64,498      53,930       50,809
Produced (Mdk)                              3,551       3,742        1,881
Net recoverable reserves (MMcf)               ---         ---          ---

Construction Materials and
Mining Operations
Construction materials: (000's)
  Aggregates (tons sold)                      263         ---          ---
  Asphalt (tons sold)                         ---         ---          ---
  Ready-mixed concrete (cubic
    yards sold)                               ---         ---          ---
  Recoverable aggregate reserves
    in tons                                20,600         ---          ---
Coal: (000's)
  Sales in tons                             4,913       4,731        4,439
  Recoverable reserves in tons            235,700     256,700      261,500

Oil and Natural Gas Production
Operations
Production:
  Oil (000's of barrels)                    1,531       1,491        1,374
  Natural gas (MMcf)                        5,024       2,565        1,846
Average sales prices:
  Oil (per barrel)                         $16.74      $19.90       $20.11
  Natural gas (per Mcf)                    $ 1.53      $ 1.48       $ 1.63
Net recoverable reserves:
  Oil (000's of barrels)                   12,200      11,600       12,400
  Natural gas (MMcf)                       37,200      27,500       16,100