Form 10-K, Exhibit 13
period 1996-12-31
MDU RESOURCES GROUP INC
filed 1997-02-28
CIK 67716

1996 FINANCIAL REPORT





REPORT OF MANAGEMENT

The management of MDU Resource Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles as applied to the company's regulated and non-regulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

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

Arthur Andersen LLP is engaged to express an opinion on the financial statements. Their audit is conducted in accordance with generally accepted auditing standards and includes examining, on a test basis, supporting evidence, assessing the company's accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation to the extent necessary to allow them to report on the fairness, in all material respects, of the financial condition and operating results of the company.

                   CONSOLIDATED STATEMENTS OF INCOME

                       MDU RESOURCES GROUP, INC.

Years ended December 31,                      1996      1995      1994
                                     (In thousands, except per share amounts)
Operating Revenues
Electric                                  $138,761  $134,609  $133,953
Natural gas                                175,408   167,787   160,970
Construction materials and mining          132,222   113,066   116,646
Oil and natural gas production              68,310    48,784    37,959
                                           514,701   464,246   449,528

Operating Expenses
Fuel and purchased power                    43,983    41,769    43,203
Purchased natural gas sold                  48,886    53,351    52,893
Operation and maintenance                  225,682   202,327   203,269
Depreciation, depletion and
  amortization                              62,651    54,825    48,113
Taxes, other than income                    21,974    21,398    23,875
                                           403,176   373,670   371,353

Operating Income
Electric                                    29,476    29,898    27,596
Natural gas distribution                    11,504     6,917     3,948
Natural gas transmission                    30,231    25,427    21,281
Construction materials and mining           16,062    14,463    16,593
Oil and natural gas production              24,252    13,871     8,757
                                           111,525    90,576    78,175

Other income -- net                          5,617     4,789    10,480

Interest expense                            28,832    24,690    25,350

Costs on natural gas repurchase
  commitment (Note 3)                       26,753     5,985     4,627
Income before income taxes                  61,557    64,690    58,678

Income taxes                                16,087    23,057    18,833
Net income                                  45,470    41,633    39,845

Dividends on preferred stocks                  787       792       797
Earnings on common stock                  $ 44,683  $ 40,841  $ 39,048
Earnings per common share                 $   1.57  $   1.43  $   1.37
Dividends per common share                $ 1.1000  $ 1.0782  $ 1.0533
Average common shares outstanding           28,477    28,477    28,477

The accompanying notes are an integral part of these consolidated statements.
                      CONSOLIDATED BALANCE SHEETS

                       MDU RESOURCES GROUP, INC.

December 31,                                1996       1995       1994
                                                  (In thousands)
ASSETS
Property, Plant and Equipment
Electric                              $  546,477 $  535,016 $  514,152
Natural gas distribution                 164,843    161,080    157,174
Natural gas transmission                 273,775    271,773    263,971
Construction materials and mining        173,663    151,751    147,284
Oil and natural gas production           211,555    167,542    151,532
                                       1,370,313  1,287,162  1,234,113
Less accumulated depreciation,
  depletion and amortization             617,724    570,855    541,842
                                         752,589    716,307    692,271

Current Assets
Cash and cash equivalents                 47,799     33,398     37,190
Receivables                               73,187     61,961     55,409
Inventories                               27,361     23,949     27,090
Deferred income taxes                     26,011     31,663     26,694
Prepayments and other
  current assets                          17,300     11,261     12,287
                                         191,658    162,232    158,670
Natural gas available under
  repurchase commitment (Note 3)          37,233     70,750     70,913
Investments (Note 16)                     53,501     46,188     16,914
Deferred charges and other assets         54,192     61,002     65,950
                                      $1,089,173 $1,056,479 $1,004,718


CAPITALIZATION AND LIABILITIES
Capitalization (See Separate
  Statements)
Common stockholders' investment       $  350,674 $  337,317 $  327,183
Preferred stocks                          16,800     16,900     17,000
Long-term debt                           280,666    237,352    217,693
                                         648,140    591,569    561,876
Commitments and contingencies
  (Notes 2,3,4,13 and 15)                    ---        ---        ---

Current Liabilities
Short-term borrowings                      3,950        600        680
Accounts payable                          31,580     22,261     20,222
Taxes payable                              8,683     13,566      8,817
Other accrued liabilities,
  including reserved revenues            100,938    100,779     88,516
Dividends payable                          8,099      7,958      7,793
Long-term debt and preferred
  stock due within one year               11,854     17,087     20,450
                                         165,104    162,251    146,478
Natural gas repurchase commitment
  (Note 3)                                66,294     88,200     88,404

Deferred credits:
Deferred income taxes                    116,208    118,459    114,341
Other                                     93,427     96,000     93,619
                                         209,635    214,459    207,960
                                      $1,089,173 $1,056,479 $1,004,718

The accompanying notes are an integral part of these consolidated statements.
               CONSOLIDATED STATEMENTS OF CAPITALIZATION

                       MDU RESOURCES GROUP, INC.

December 31,                                 1996       1995       1994
                                                   (In thousands)
Common Stockholders' Investment
Common stock (Note 9):
  Authorized -- 75,000,000 shares,
                $3.33 par value
  Outstanding -- 28,476,981 shares
                in 1996 and 1995,
                and 18,984,654
                shares in 1994           $ 94,828   $ 94,828   $ 63,219
Other paid in capital                      64,305     64,305     95,914
Retained earnings (Note 10)               191,541    178,184    168,050
Total common stockholders'
  investment                              350,674    337,317    327,183

Preferred Stocks (Note 11)
Authorized:
  Preferred -- 500,000 shares,
    cumulative, par value $100,
    issuable in series
  Preferred stock A -- 1,000,000
    shares, cumulative, without par
    value, issuable in series (none
    outstanding)
  Preference -- 500,000 shares,
    cumulative, without par value,
    issuable in series (none
    outstanding)
Outstanding:
  Subject to mandatory redemption
    requirements --
    Preferred --
      5.10% Series -- 19,000 shares
      in 1996 (20,000 in 1995 and
      21,000 in 1994)                       1,900      2,000      2,100
  Other preferred stock --
      4.50% Series -- 100,000 shares       10,000     10,000     10,000
      4.70% Series -- 50,000 shares         5,000      5,000      5,000
                                           15,000     15,000     15,000
Total preferred stocks                     16,900     17,000     17,100
Less current maturities and
  sinking fund requirements                   100        100        100
Net preferred stocks                       16,800     16,900     17,000

Long-term Debt (Note 12)
Total long-term debt                      292,420    254,339    238,043
Less current maturities and sinking
  fund requirements                        11,754     16,987     20,350
Net long-term debt                        280,666    237,352    217,693
Total capitalization                     $648,140   $591,569   $561,876

The accompanying notes are an integral part of these consolidated statements.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                       MDU RESOURCES GROUP, INC.

Years ended December 31,                     1996       1995      1994
                                                   (In thousands)
Operating Activities
Net income                              $  45,470  $  41,633  $ 39,845
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation, depletion and
    amortization                           62,651     54,825    48,113
  Deferred income taxes and
    investment tax credit -- net            4,551      7,631     3,409
  Recovery of deferred natural gas
    contract litigation settlement
    costs, net of income taxes              6,580      7,177     7,866
  Write-down of natural gas available
    under repurchase commitment, net
    of income taxes (Note 3)               11,364        ---       ---
  Changes in current assets and
    liabilities:
    Receivables                            (9,346)    (6,552)   12,144
    Inventories                            (1,218)     3,141    (6,799)
    Other current assets                    4,185     (3,943)    7,524
    Accounts payable                        7,584      2,039    (4,745)
    Other current liabilities             (22,434)    17,177   (19,249)
  Other noncurrent changes                 (3,149)    (1,023)    6,133
Net cash provided by operating
  activities                              106,238    122,105    94,241

Financing Activities
Net change in short-term borrowings         3,350        (80)   (8,860)
Issuance of long-term debt                 81,300     36,710    26,750
Repayment of long-term debt               (43,262)   (20,433)  (35,700)
Retirement of preferred stocks               (100)      (100)     (100)
Retirement of natural gas
  repurchase commitment                    (4,157)      (204)  (10,121)
Dividends paid                            (32,113)   (31,499)  (30,793)
Net cash provided by (used in)
  financing activities                      5,018    (15,606)  (58,824)

Investing Activities
Capital expenditures including
  acquisitions of businesses:
  Electric                                (18,674)   (19,689)  (14,188)
  Natural gas distribution                 (6,255)    (8,878)  (19,033)
  Natural gas transmission                (10,127)    (9,688)   (6,147)
  Construction materials and mining       (25,063)   (36,810)   (3,597)
  Oil and natural gas production          (51,821)   (39,917)  (38,595)
                                         (111,940)  (114,982)  (81,560)
Net proceeds from sale or disposition
  of property                              11,803      2,802     3,572
Net capital expenditures                 (100,137)  (112,180)  (77,988)
Sale of natural gas available
  under repurchase commitment              10,595        163     8,118
Investments                                (7,313)     1,726       (56)
Net cash used in investing
  activities                              (96,855)  (110,291)  (69,926)
Increase (decrease) in cash
  and cash equivalents                     14,401     (3,792)  (34,509)
Cash and cash equivalents --
  beginning of year                        33,398     37,190    71,699
Cash and cash equivalents --
  end of year                           $  47,799  $  33,398  $ 37,190

The accompanying notes are an integral part of these consolidated statements.
NOTE 1
Statement of Principal Accounting Policies
Basis of Presentation
The consolidated financial statements of MDU Resources Group, Inc.
(the "company") include the accounts of two regulated businesses --
retail and wholesale sales of electricity and retail sales and/or transportation of natural gas and propane, and natural gas
transmission and storage -- and two non-regulated businesses --
construction materials and mining operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.

The company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by the company's non-regulated businesses.

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

In accordance with the provisions of SFAS No. 71, intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated. All other significant intercompany balances and transactions have been eliminated.

Property, Plant and Equipment
Additions to property, plant and equipment are recorded at cost when first placed in service. When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of all other assets, except for oil and natural gas production properties as described below, the resulting gains or losses are recognized as a component of income. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service. In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations. The amounts of AFUDC and interest capitalized were not material in 1996, 1995 and 1994. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.

Investments
Investments consist principally of the company's partnership investment in Hawaiian Cement. The company accounts for its partnership investment in Hawaiian Cement by the equity method. See
Note 16 for more information on this partnership investment.

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

Natural gas available under a repurchase commitment with Frontier Gas Storage Company (Frontier) is carried at Frontier's cost of purchased natural gas, less an allowance to reflect changed market conditions. See Note 3 for more information on a write-down of the natural gas available under the repurchase commitment with Frontier which occurred in 1996.

Inventories
Inventories, other than natural gas in underground storage, consist primarily of materials and supplies and inventory held for resale. These inventories are stated at the lower of average cost or market.

Revenue Recognition
The company recognizes utility revenue each month based on the services provided to all utility customers during the month. In addition, the company recognizes revenue for its construction business on the percentage of completion method.

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

Income Taxes
The company provides deferred federal and state income taxes on all temporary differences. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities resulting from the company's adoption of SFAS No. 109, "Accounting for Income Taxes," have been recorded as a regulatory liability and are included in "Other deferred credits" in the company's Consolidated Balance Sheets. This regulatory liability is expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.

The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the applicable state public service commissions.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental and other loss contingencies, unbilled revenues and actuarially determined benefit costs. As better information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Cash Flow Information
Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                   1996      1995       1994
                                                (In thousands)
Interest, net of amount capitalized     $25,449   $24,436    $22,775

Income taxes                            $28,163   $18,330    $13,539

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications
Certain reclassifications have been made in the financial statements for 1995 and 1994 to conform to the 1996 presentation. Such reclassifications had no effect on net income or common stockholders' investment as previously reported.

New Accounting Standard
In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" (SOP 96-1). SOP 96-1 provides authoritative guidance for the recognition, measurement, display and disclosure of environmental remediation liabilities in financial statements. The company will adopt SOP 96-1 on January 1, 1997, and the adoption is not expected to have a material effect on the company's financial position or results of operations.

NOTE 2
Regulatory Matters and Revenues Subject to Refund
General Rate Proceedings
Williston Basin has pending with the FERC a general natural gas rate change application implemented in 1992. In July 1995, the FERC issued an order relating to Williston Basin's rate change application. In August 1995, Williston Basin filed, under protest, tariff sheets in compliance with the FERC's order, with rates which went into effect on September 1, 1995. Williston Basin requested rehearing of certain issues addressed in the order. On July 19, 1996, the FERC issued an order granting in part and denying in part Williston Basin's rehearing request. A hearing was held on August 29, 1996, and this matter is currently pending before the FERC. In addition, Williston Basin has appealed certain issues contained in the FERC's orders to the U.S. Court of Appeals for the D.C. Circuit (D.C. Circuit Court).

Williston Basin anticipates filing briefs with the D.C. Circuit Court on February 3, 1997, related to its appeal of orders which had been received from the FERC beginning in May 1993, regarding the appropriate selling price of certain natural gas in underground storage which was determined to be excess upon Williston Basin's implementation of Order 636. The FERC ordered that the gas be offered for sale to Williston Basin's customers at its original cost. Williston Basin requested rehearing of this matter on the grounds that the FERC's order constituted a confiscation of its assets, which request was subsequently denied by the FERC. Williston Basin believes that it should be allowed to sell this natural gas at its fair value and retain any profits resulting from such sales since its ratepayers had never paid for the natural gas. Oral arguments on this matter before the D.C. Circuit Court are scheduled for May 9, 1997.

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

NOTE 3
Natural Gas Repurchase Commitment
The company has offered for sale since 1984 the inventoried natural gas owned by Frontier, a special purpose, non-affiliated corporation. Through an agreement, Williston Basin is obligated to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas under a term loan agreement with several banks. At December 31, 1996, borrowings totalled $84.0 million at a weighted average interest rate of
6.13 percent of which $66.3 million is reflected on the company's Consolidated Balance Sheets under "Natural gas repurchase commitment" and $17.7 million is included in "Other accrued liabilities" and relates to current amounts owed as a result of recent sales of a portion of this natural gas. The term loan agreement will terminate on October 2, 1999, subject to an option to renew this agreement upon the lenders' consent for up to five years, unless terminated earlier by the occurrence of certain events.

The FERC has issued orders that have held that storage costs should be allocated to this gas, prospectively beginning May 1992, as opposed to being included in rates applicable to Williston Basin's customers. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually, for which Williston Basin has provided reserves. Williston Basin appealed these orders to the D.C. Circuit Court. On December 26, 1996, the D.C. Circuit Court issued its order ruling that the FERC's actions in allocating costs to the Frontier gas were appropriate. Williston Basin is awaiting a final order from the FERC.

Beginning in October 1992, as a result of prevailing natural gas prices, Williston Basin began to sell and transport a portion of the natural gas held under the repurchase commitment. Through the second quarter of 1996, 17.8 MMdk of this natural gas had been sold.
However, in the third quarter of 1996, Williston Basin, based on a number of factors including differences in regional natural gas prices and natural gas sales occurring at that time, wrote down the remaining
43.0 MMdk of this gas to its then current market value. The value of this gas was determined using the sum of discounted cash flows of expected future sales occurring at then current regional natural gas prices as adjusted for anticipated future price increases. This resulted in a write-down aggregating $18.6 million ($11.4 million after tax). In addition, Williston Basin wrote off certain other costs related to this natural gas of approximately $2.5 million ($1.5 million after tax). The amounts related to this write-down are included in "Costs on natural gas repurchase commitment" in the Consolidated Statements of Income. The recognition of the then current market value of this natural gas facilitated the sale by Williston Basin of 10.5 MMdk from the date of this write-down through December 31, 1996, and should allow Williston Basin to market the remaining 32.5 MMdk on a sustained basis enabling Williston Basin to liquidate this asset over approximately the next five years.

NOTE 4
Commitments and Contingencies
Pending Litigation
In November 1993, the estate of W.A. Moncrief (Moncrief), a producer from whom Williston Basin purchased a portion of its natural gas supply, filed suit in Federal District Court for the District of Wyoming (Federal District Court) against Williston Basin and the company disputing certain price and volume issues under the contract.

Through the course of this action Moncrief submitted damage calculations which totalled approximately $19 million or, under its alternative pricing theory, approximately $39 million.

On August 16, 1996, the Federal District Court issued its decision finding that Moncrief is entitled to damages for the difference between the price Moncrief would have received under the geographic favored-nations price clause of the contract for the period from August 13, 1993, through July 7, 1996, and the actual price received for the gas. The favored-nations price is the highest price paid from time to time under contracts in the same geographic region for natural gas of similar quantity and quality. The Federal District Court reopened the record until October 15, 1996, to receive additional briefs and exhibits on this issue.

On October 15, 1996, Moncrief submitted its brief claiming damages ranging as high as $22 million under the geographic favored-nations price theory. Williston Basin, in its brief, contended that Moncrief waived its claim for a favored-nations price under an agreement with Williston Basin, and Moncrief's damage claims were calculated utilizing non-comparable contracts. Williston Basin's exhibits show Moncrief's damages should be limited to approximately $800,000 under the geographic favored-nations price theory.

A hearing on all pending matters is currently scheduled for April 3, 1997. Williston Basin plans to file for recovery from ratepayers of amounts which may be ultimately due to Moncrief, if any.

In December 1993, Apache Corporation (Apache) and Snyder Oil Corporation (Snyder) filed suit in North Dakota District Court, Northwest Judicial District, against Williston Basin and the company. Apache and Snyder are oil and natural gas producers who had processing agreements with Koch Hydrocarbon Company (Koch). Williston Basin and the company had a natural gas purchase contract with Koch. Apache and Snyder have alleged they are entitled to damages for the breach of Williston Basin's and the company's contract with Koch. Williston Basin and the company believe that if Apache and Snyder have any legal claims, such claims are with Koch, not with Williston Basin or the company. Williston Basin, the company and Koch have settled their disputes. Apache and Snyder have recently provided alleged damages under differing theories ranging up to $8.2 million without interest. A motion to intervene in the case by several other producers, all of whom had contracts with Koch but not with Williston Basin, was denied on December 13, 1996. Trial on this matter is scheduled for September 8, 1997.

The claims of Apache and Snyder, in Williston Basin's opinion, are without merit and overstated. If any amounts are ultimately found to be due Apache and Snyder, Williston Basin plans to file for recovery from ratepayers.

On July 18, 1996, Jack J. Grynberg (Grynberg) filed suit in United States District Court for the District of Columbia against Williston Basin and over 70 other natural gas pipeline companies. Grynberg, acting on behalf of the United States under the False Claims Act, is alleging improper measurement of the heating content or volume of natural gas purchased by the defendants resulting in the underpayment of royalties to the United States. The United States government, particularly officials from the Departments of Justice and Interior, reviewed the complaint and the evidence presented by Grynberg and declined to intervene in the action, permitting Grynberg to proceed on his own. Williston Basin believes Grynberg's claims are without merit and intends to vigorously contest this suit.

In November 1995, a suit was filed in District Court, County of Burleigh, State of North Dakota (State District Court) by Minnkota Power Cooperative, Inc., Otter Tail Power Company, Northwestern Public Service Company and Northern Municipal Power Agency (Co-owners), the owners of an aggregate 75 percent interest in the Coyote electrical generating station (Coyote Station), against the company (an owner of a 25 percent interest in the Coyote Station) and Knife River. In its complaint, the Co-owners alleged a breach of contract against Knife River of the long-term coal supply agreement (Agreement) between the owners of the Coyote Station and Knife River. The Co-owners have requested a determination by the State District Court of the pricing mechanism to be applied to the Agreement and have further requested damages during the term of such alleged breach on the difference between the prices charged by Knife River and the prices as may ultimately be determined by the State District Court. The Co-owners also alleged a breach of fiduciary duties by the company as operating agent of the Coyote Station, asserting essentially that the company was unable to cause Knife River to reduce its coal price sufficiently under the Agreement, and are seeking damages in an unspecified amount. On January 8, 1996, the company and Knife River filed separate motions with the State District Court to dismiss or stay pending arbitration. On May 6, 1996, the State District Court granted the company's and Knife River's motions and stayed the suit filed by the Co-owners pending arbitration, as provided for in the Agreement.

On September 12, 1996, the Co-owners notified the company and Knife River of their demand for arbitration of the pricing dispute that had arisen under the Agreement. The demand for arbitration, filed with the American Arbitration Association (AAA), did not make any direct claim against the company in its capacity as operator of the Coyote Station. The Co-owners requested that the arbitrators make a determination that the pricing dispute is not a proper subject for arbitration. In the alternative, the Co-owners requested the arbitrators to make a determination that the prices charged by Knife River were excessive and that the Co-owners should be awarded damages based upon the difference between the prices that Knife River charged and a "fair and equitable" price, approximately $50 million or more. Upon application by the company and Knife River, the AAA administratively determined that the company was not a proper party defendant to the arbitration, and the arbitration is proceeding against Knife River. Although unable to predict the outcome of the arbitration, Knife River and the company believe that the Co-owners claims are without merit and intend to vigorously defend the prices charged pursuant to the Agreement.

For a description of litigation filed by Unitek Environmental
Services, Inc. against Hawaiian Cement, see Environmental Matters.

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

In September 1995, Unitek Environmental Services, Inc. and Unitek Solvent Services, Inc. (Unitek) filed a complaint against Hawaiian Cement in the United States District Court for the District of Hawaii (District Court) alleging that dust emissions from Hawaiian Cement's cement manufacturing plant at Kapolei, Hawaii (Plant) violated the Hawaii State Implementation Plan (SIP) of the U.S. Clean Air Act (Clean Air Act), constituted a continual nuisance and trespass on the plaintiff's property, and that Hawaiian Cement's conduct warranted the payment of punitive damages. Hawaiian Cement is a Hawaiian general partnership whose general partners (with joint and several liability) are Knife River Hawaii, Inc., an indirect wholly owned subsidiary of the company, and Adelaide Brighton Cement (Hawaii), Inc. Unitek is seeking civil penalties under the Clean Air Act (as described below), and had sought damages for various claims (as described above) of up to $20 million in the aggregate.

On August 7, 1996, the District Court issued an order granting Plaintiffs' motion for partial summary judgment relating to the Clean Air Act, indicating that it would issue an injunction shortly. The issue of civil penalties under the Clean Air Act was reserved for further hearing at a later date, and Unitek's claims for damages were not addressed by the District Court at such time.

On September 16, 1996, Unitek and Hawaiian Cement reached a settlement which resolved all claims relating to the $20 million in damages that Unitek had previously sought. However, the settlement did not resolve the matter regarding the civil penalties sought by Unitek relating to the alleged violations by Hawaiian Cement of the Clean Air Act nor did it affect the EPA's Notice of Violation (NOV) as discussed below. Based on a joint petition filed by Unitek and Hawaiian Cement, the District Court stayed the proceeding and the issuance of an injunction while the parties continue to negotiate the remaining Clean Air Act claims.

On May 7, 1996, the EPA issued a NOV to Hawaiian Cement. The NOV states that dust emissions from the Plant violated the SIP. Under the Clean Air Act, the EPA has the authority to issue an order requiring compliance with the SIP, issue an administrative order requiring the payment of penalties of up to $25,000 per day per violation (not to exceed $200,000), or bring a civil action for penalties of not more than $25,000 per day per violation and/or bring a civil action for injunctive relief. It is also possible that the EPA could elect to join the suit filed by Unitek. Depending upon the specific actions that may ultimately be taken by either the EPA or the District Court, Hawaiian Cement is likely to have to modify its operations at its cement manufacturing facility. Hawaiian Cement has met with the EPA and settlement discussions are currently ongoing.

Although no assurance can be provided, the company does not believe that the total cost of any modifications to the facility, the level of civil penalties which may ultimately be assessed or settlement costs, will have a material effect on the company's results of operations.

Electric Purchased Power Commitments
Montana-Dakota has contracted to purchase through October 31, 2006, up to 66,400 kW of participation power from Basin Electric Power
Cooperative. In addition, Montana-Dakota under a power supply contract through December 31, 2006, is purchasing up to 55,000 kW of capacity from Black Hills Power and Light Company.

NOTE 5
Natural Gas in Underground Storage
Natural gas in underground storage included in natural gas transmission and natural gas distribution property, plant and equipment amounted to approximately $42.3 million at December 31, 1996, $42.1 million at December 31, 1995, and $45.2 million at
December 31, 1994. In addition, $7.2 million, $6.6 million and $6.9 million at December 31, 1996, 1995 and 1994, respectively, of natural gas in underground storage is included in inventories.

NOTE 6
Regulatory Assets and Liabilities
The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying Consolidated Balance Sheets as of December 31:

                                         1996        1995        1994
                                               (In thousands)
Regulatory assets:
  Natural gas contract settlement
    and restructuring costs          $  4,960    $ 15,275    $ 24,069
  Long-term debt refinancing costs     13,520      11,082      12,228
  Postretirement benefit costs          3,849       4,833       4,551
  Plant costs                           3,341       3,509       3,678
  Other                                 7,890       7,091       4,664
Total regulatory assets                33,560      41,790      49,190
Regulatory liabilities:
  Reserves for regulatory matters      59,277      58,277      49,427
  Natural gas costs refundable
    through rate adjustments            1,499      21,192      14,878
  Taxes refundable to customers        12,868      12,531      12,229
  Plant decommissioning costs           5,301       4,777       4,290
  Other                                 2,433       7,205       9,883
Total regulatory liabilities           81,378     103,982      90,707
Net regulatory position              $(47,818)   $(62,192)   $(41,517)

As of December 31, 1996, substantially all of the company's regulatory assets are being reflected in rates charged to customers and are being recovered over the next 1 to 20 years.

If for any reason, the company's regulated businesses cease to meet the criteria for application of SFAS No. 71 for all or part of their operations, the regulatory assets and liabilities relating to those portions ceasing to meet such criteria would be removed from the balance sheet and included in the statement of income as an extraordinary item in the period in which the discontinuance of SFAS No. 71 occurs.

NOTE 7
Financial Instruments
Derivatives
The company, in connection with the operations of Montana-Dakota, Williston Basin and Fidelity Oil, has entered into certain price swap and collar agreements (hedge agreements) to manage a portion of the market risk associated with fluctuations in the price of oil and natural gas. These hedge agreements are not held for trading purposes. The hedge agreements call for the company to receive monthly payments from or make payments to counterparties based upon the difference between a fixed and a variable price as specified by the hedge agreements. The variable price is either an oil price quoted on the New York Mercantile Exchange (NYMEX) or a quoted natural gas price on the NYMEX or Colorado Interstate Gas Index. The company believes that there is a high degree of correlation because the timing of purchases and production and the hedge agreements are closely matched, and hedge prices are established in the areas of the company's operations. Amounts payable or receivable on hedge agreements are matched and reported in operating revenues on the Consolidated Statements of Income as a component of the related commodity transaction at the time of settlement with the counterparty. The amounts payable or receivable are offset by corresponding increases and decreases in the value of the underlying commodity transactions.

Williston Basin and Knife River have entered into interest rate swap agreements to manage a portion of their interest rate exposure on a natural gas repurchase commitment and long-term debt, respectively. These interest rate swap agreements are not held for trading purposes. The interest rate swap agreements call for the company to receive quarterly payments from or make payments to counterparties based upon the difference between fixed and variable rates as specified by the interest rate swap agreements. The variable prices are based on the three-month floating London Interbank Offered Rate. Settlement amounts payable or receivable under these interest rate swap agreements are recorded in "Interest expense" for Knife River and "Costs on natural gas repurchase commitment" for Williston Basin on the Consolidated Statements of Income in the accounting period they are incurred. The amounts payable or receivable are offset by interest on the related debt instruments.

The company's policy prohibits the use of derivative instruments for trading purposes and the company has procedures in place to monitor their use. The company is exposed to credit-related losses in the event of nonperformance by counterparties to these financial instruments, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.

The following table summarizes the company's hedging activity for 1996, 1995 and 1994:

                                           1996          1995           1994
                                            (Notional amounts in thousands)
Oil swap/collar agreements:*
 Range of fixed prices per barrel $18.74-$19.07 $17.75-$20.75  $17.00-$21.05
 Notional amount (in barrels)               635           260            242

Natural gas swap/collar agreements:*
 Range of fixed prices per MMBtu    $1.40-$2.05   $1.70-$1.85    $1.85-$2.32
 Notional amount (in MMBtu's)             5,331           644          3,130

Natural gas collar agreement:**
 Fixed price per MMBtu              $1.22-$1.52   $1.22-$1.52            ---
 Notional amount (in MMBtu's)               910         2,750            ---

Interest rate swap agreements:**
 Range of fixed interest rates      5.50%-6.50%         5.97%            ---
 Notional amount (in dollars)           $30,000       $20,000            ---

 * Receive fixed -- pay variable
** Receive variable -- pay fixed

The following table summarizes swap agreements outstanding at December 31, 1996 (notional amounts in thousands):

                                                Range of      Notional
                                            Fixed Prices        Amount
                                 Year       (Per barrel)  (In barrels)
Oil swap agreements*             1997      $19.77-$21.36           730

                                                Range of      Notional
                                            Fixed Prices        Amount
                                 Year        (Per MMBtu)  (In MMBtu's)
Natural gas swap agreements*     1997        $1.30-$2.25         7,737

                                                              Notional
                                          Range of Fixed        Amount
                                 Year     Interest Rates  (In dollars)
Interest rate swap agreements:** 1997        5.50%-6.50%       $30,000
                                 1998        5.50%-6.50%       $10,000

 * Receive fixed -- pay variable
** Receive variable -- pay fixed

The fair value of these derivative financial instruments reflects the estimated amounts that the company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current favorable or unfavorable position on open contracts. The favorable or unfavorable position is currently not recorded on the company's financial statements. Favorable and unfavorable positions related to oil and natural gas hedge agreements will be offset by corresponding increases and decreases in the value of the underlying commodity transactions. Favorable and unfavorable positions on interest rate swap agreements will be offset by interest on the related debt instruments. The company's net unfavorable position on all swap and collar agreements outstanding at December 31, 1996, was $4.2 million.

Fair Value of Other Financial Instruments
The estimated fair value of the company's long-term debt and preferred stocks are based on quoted market prices of the same or similar issues. The estimated fair value of the company's long-term debt and preferred stocks at December 31 are as follows:

                     1996                1995               1994
            Carrying      Fair  Carrying      Fair  Carrying      Fair
              Amount     Value    Amount     Value    Amount     Value
                                    (In thousands)
Long-term
  debt      $292,420  $298,592  $254,339 $ 274,320 $ 238,043 $ 233,196
Preferred
  stocks    $ 16,900  $ 10,762  $ 17,000 $  10,500 $  17,100 $  10,486

The fair value of other financial instruments for which estimated fair values have not been presented is not materially different than the related book value.

NOTE 8
Short-term Borrowings
The company and its subsidiaries had unsecured lines of credit from several banks totalling $91.4 million at December 31, 1996. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Amounts outstanding under the lines of credit were $4.0 million at December 31, 1996, $600,000 at December 31, 1995, and $680,000 at December 31, 1994. The
weighted average interest rate for borrowings outstanding at December 31, 1996, 1995 and 1994, was 7.25 percent, 8.50 percent and
8.50 percent, respectively. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 9
Common Stock
At the Annual Meeting of Stockholders held in April 1994, the company's common stockholders approved an amendment to the Certificate of Incorporation increasing the authorized number of common shares from 50 million shares to 75 million shares and reducing the par value of the common stock from $5.00 per share to $3.33 per share.

In August 1995, the company's Board of Directors approved a three-for-two common stock split to be effected in the form of a 50 percent common stock dividend. The additional shares of common stock were distributed on October 13, 1995, to common stockholders of record on September 27, 1995. Common stock information appearing in the accompanying consolidated financial statements and notes thereto has been restated to give retroactive effect to the stock split, except for shares outstanding in 1994 as set forth in the table below.

Changes in common stock and other paid in capital during the years ended December 31, 1996, 1995 and 1994 are summarized below:

                                        Shares        Par   Other Paid
                                   Outstanding      Value   In Capital
                                                     (In thousands)
Balance at December 31, 1994        18,984,654    $63,219     $ 95,914
Three-for-two common stock split     9,492,327     31,609      (31,609)
Balance at December 31, 1995 and
  1996                              28,476,981    $94,828     $ 64,305

The company's Automatic Dividend Reinvestment and Stock Purchase Plan
(DRIP) provides participants in the DRIP the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and/or to make optional cash payments of up to $5,000 per month for the same purpose. Holders of all classes of the company's capital stock and other investors who are domiciled in the states of North Dakota, South Dakota, Montana or Wyoming, are eligible to participate in the DRIP. The company's Tax Deferred Compensation Savings Plans (K-Plans) pursuant to Section 401(k) of the Internal Revenue Code are funded with the company's common stock. Shares held in the K-Plans also participate in the DRIP. Since January 1, 1989, the DRIP and K-Plans have been funded by the purchase of shares of common stock on the open market. However, beginning January 1, 1997, shares of authorized but unissued common stock are being used to fund the DRIP. At December 31, 1996, there were 5,830,345 shares of common stock reserved for issuance under the DRIP and K-Plans.

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

NOTE 10
Retained Earnings
Changes in retained earnings for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                           1996      1995       1994
                                             (In thousands)
Balance at beginning of year           $178,184  $168,050   $158,998
Net income                               45,470    41,633     39,845
                                        223,654   209,683    198,843
Deduct:
  Dividends declared --
    Preferred stocks at required
      annual rates                          787       792        797
    Common stock                         31,326    30,707     29,996
                                         32,113    31,499     30,793
Balance at end of year                 $191,541  $178,184   $168,050

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

The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption requirements for each of the five years following December 31, 1996, is $100,000.

NOTE 12
Long-term Debt and Indenture Provisions
Long-term debt outstanding at December 31 is as follows:

                                           1996      1995       1994
                                               (In thousands)
First mortgage bonds and notes:
  9 1/8% Series, due May 15, 2006      $ 25,000  $ 50,000   $ 50,000
  9 1/8% Series, due October 1, 2016     20,000    20,000     20,000
  Pollution Control Refunding Revenue
    Bonds, Series 1992:
    Mercer County, North Dakota,
      6.65%, due June 1, 2022            15,000    15,000     15,000
    Morton County, North Dakota,
      6.65%, due June 1, 2022             2,600     2,600      2,600
    Richland County, Montana,
      6.65%, due June 1, 2022             3,250     3,250      3,250
  Secured Medium-Term Notes,
    Series A:
    6.30%, due April 1, 1995                ---       ---     10,000
    6.95%, due April 1, 1996                ---    10,000     10,000
    7.20%, due April 1, 1997              5,000     5,000      5,000
    8.25%, due April 1, 2007             30,000    30,000     30,000
    8.60%, due April 1, 2012             35,000    35,000     35,000
Total first mortgage bonds
  and notes                             135,850   170,850    180,850
Pollution control lease and
  note obligation, 6.20%, due
  March 1, 2004                           4,000     4,300      4,600
Senior notes:
  7.35%, due July 31, 2002                5,000     5,000        ---
  8.43%, due December 31, 2000           15,000    15,000     15,000
  7.51%, expires October 9, 2003          3,000       ---        ---
  7.45%, due May 31, 2006                20,000       ---        ---
  7.60%, due November 3, 2008            15,000       ---        ---
Revolving lines of credit:
  8.25%, expires December 31, 1998       30,000    21,500     17,000
  Other revolving lines of credit at
    rates ranging from 6.03% to 8.50%,
    expiring at various dates ranging
    from October 6, 2001, through
    April 30, 2002                       61,800    27,000      3,000
Term credit facilities:
  5.95%, due March 31, 1997                 ---     7,500     17,500
  7.70%, due December 1, 2003             1,556     1,800        ---
  Other term credit facilities at
    rates ranging from 8.00% to 9.00%,
    due from June 30, 1999, through
    December 1, 2000                      1,308     1,527        250
Other                                       (94)     (138)      (157)
Total long-term debt                    292,420   254,339    238,043
Less current maturities and sinking
  fund requirements                      11,754    16,987     20,350
Net long-term debt                     $280,666  $237,352   $217,693

Under the revolving lines of credit, the company has $120 million available, $91.8 million of which was outstanding at December 31, 1996. The amounts of scheduled long-term debt maturities and sinking fund requirements for the five years following December 31, 1996, aggregate $11.8 million in 1997; $44.5 million in 1998; $15.1 million in 1999; $18.4 million in 2000 and $10.9 million in 2001.
Substantially all of the company's electric and natural gas distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately
$247 million of additional first mortgage bonds at December 31, 1996. Certain of the company's other debt instruments contain restrictive covenants all of which the company is in compliance with at December 31, 1996.

NOTE 13
Income Taxes
Income tax expense is summarized as follows:

                                          1996       1995       1994
                                               (In thousands)
Current:
  Federal                              $12,617    $20,259    $11,995
  State                                  3,272      3,801      2,644
  Foreign                                   60        369        210
                                        15,949     24,429     14,849
Deferred:
  Investment tax credit -- net          (1,099)    (1,028)    (1,137)
  Income taxes --
    Federal                              1,139       (564)     4,589
    State                                  120        220        532
    Foreign                                (22)       ---        ---
                                           138     (1,372)     3,984
Total income tax expense               $16,087    $23,057    $18,833

Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:
                                          1996       1995       1994
                                               (In thousands)
Deferred tax assets:
  Reserves for regulatory matters     $ 38,404   $ 36,894   $ 33,076
  Natural gas available under
    repurchase commitment               10,521      6,762      6,778
  Accrued pension costs                  7,814      7,039      5,646
  Deferred investment tax credits        3,160      3,623      4,022
  Accrued land reclamation               3,604      4,033      4,256
  Natural gas costs refundable
    through rate adjustments               ---      6,125      4,034
  Other                                 13,499     11,321     10,220
Total deferred tax assets               77,002     75,797     68,032
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment   121,763    119,078    115,966
  Basis differences on oil and
    natural gas producing properties    30,361     28,113     21,049
  Natural gas contract settlement and
    restructuring costs                  1,926      5,413      9,327
  Long-term debt refinancing costs       4,688      4,524      4,745
  Other                                  8,461      5,465      4,592
Total deferred tax liabilities         167,199    162,593    155,679
Net deferred income tax liability     $(90,197)  $(86,796)  $(87,647)

The following table reconciles the change in the net deferred income tax liability to the deferred income tax expense included in the Consolidated Statements of Income:

                                                     1996       1995
                                                     (In thousands)
Net change in deferred income tax liability
  from the preceding table                        $ 3,401      $(851)
Change in tax effects of income tax-related
  regulatory assets and liabilities                 1,155        507
Deferred taxes associated with acquisitions        (3,319)       ---
Deferred income tax expense for the period        $ 1,237      $(344)

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

                               1996           1995          1994
                           Amount     %   Amount     %   Amount    %
                                  (Dollars in thousands)
Computed tax at federal
  statutory rate          $21,545  35.0  $22,642  35.0  $20,537 35.0
Increases (reductions)
  resulting from:
  Depletion allowance      (1,070) (1.7)  (1,346) (2.1)  (1,454)(2.5)
  State income
    taxes -- net of
    federal income tax
    benefit                 2,770   4.5    2,492   3.9    2,337  4.0
  Investment tax credit
    amortization           (1,099) (1.8)  (1,028) (1.6)  (1,137)(1.9)
  Tax reserve adjustment   (6,600)(10.7)     ---   ---      ---  ---
  Other items                 541    .8      297    .4   (1,450)(2.5)
Actual taxes              $16,087  26.1  $23,057  35.6  $18,833 32.1

The company's consolidated federal income tax returns were under examination by the Internal Revenue Service (IRS) for the tax years 1983 through 1991. In 1991, the company received a notice of proposed deficiency from the IRS for the tax years 1983 through 1985 which proposed substantial additional income taxes, plus interest. In an alternative position contained in the notice of proposed deficiency, the IRS had claimed a lower level of taxes due, plus interest as well as penalties. In 1992 and 1995, similar notices of proposed deficiency were received for the years 1986 through 1988 and 1989 through 1991, respectively. Although the notices of proposed deficiency encompass a number of separate issues, the principal issue was related to the tax treatment of deductions claimed in connection with certain investments made by Knife River and Fidelity Oil.

The company timely filed protests for the 1983 through 1991 tax years contesting the treatment proposed in the notices of proposed deficiency. In April 1996, the company and the IRS reached a settlement for the tax years 1983 through 1988, which should also result in settlement of related issues for the years 1989 through 1991. The company reflected the effect of the settlement in the third quarter of 1996 and, in addition, reversed reserves previously provided which were deemed to be no longer required.

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

Segment operating information at December 31, 1996, 1995 and 1994, is presented in the Consolidated Statements of Income. Other segment information is presented below:

                                        1996        1995        1994
                                              (In thousands)
Depreciation, depletion and
  amortization:
  Electric                        $   17,053  $   16,361  $   15,513
  Natural gas distribution             6,880       6,719       6,118
  Natural gas transmission             6,748       6,940       6,590
  Construction materials
    and mining                         6,974       6,199       6,394
  Oil and natural gas production      24,996      18,606      13,498
    Total depreciation, depletion
      and amortization            $   62,651  $   54,825  $   48,113
Investment information:
  Identifiable assets--
    Electric (a)                  $  313,815  $  312,559  $  307,861
    Natural gas distribution (a)     120,645     126,452     124,275
    Natural gas transmission (a)     276,843     303,219     311,992
    Construction materials
      and mining                     171,283     141,505     116,347
    Oil and natural gas
      production                     161,647     133,289     106,631
      Total identifiable assets    1,044,233   1,017,024     967,106
  Corporate assets (b)                44,940      39,455      37,612
      Total consolidated assets   $1,089,173  $1,056,479  $1,004,718

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

Approximately 4 percent of construction materials and mining revenues in 1996 (4 percent in 1995 and 6 percent in 1994) represent Knife River's direct sales of lignite coal to the company. The company's share of Knife River's 1996 sales for use at the Coyote Station, a generating station jointly owned by the company and other utilities, was approximately 5 percent of construction materials and mining revenues in 1996. In 1995 and 1994, the company's share of Knife River's sales for use at the Coyote Station and the Big Stone Station, another generating station jointly owned by the company and other utilities, was 7 percent and 8 percent, respectively, of construction materials and mining revenues.

In April 1996, KRC Holdings, Inc.(KRC Holdings), a wholly owned subsidiary of Knife River, purchased Baldwin Contracting Company, Inc. (Baldwin) of Chico, California. Baldwin is a major supplier of aggregate, asphalt and construction services in the northern Sacramento Valley and adjacent Sierra Nevada Mountains of northern California. Baldwin also provides a variety of construction services, primarily earth moving, grading, road and highway construction and maintenance.

In June 1996, KRC Holdings purchased the assets of Medford Ready-Mix Concrete, Inc. located in Medford, Oregon. The acquired company serves the residential and small commercial construction market with ready-mixed concrete and aggregates.

Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.

NOTE 15
Employee Benefit Plans
The company has noncontributory defined benefit pension plans covering substantially all full-time employees. Pension benefits are based on employee's years of service and earnings. The company makes annual contributions to the plans consistent with the funding requirements of federal law and regulations.

Pension expense is summarized as follows:

                                           1996      1995       1994
                                                (In thousands)
Service cost/benefits earned during
  the year                             $  3,852  $  3,538   $  4,035
Interest cost on projected benefit
  obligation                             10,823    10,784      9,912
Loss (return) on plan assets            (24,972)  (37,185)     3,154
Net amortization and deferral            11,494    24,407    (15,410)
Special termination benefit cost            ---       853        ---
Total pension costs                       1,197     2,397      1,691
Less amounts capitalized                    131       184        198
Total pension expense                  $  1,066  $  2,213   $  1,493

The funded status of the company's plans at December 31 is summarized as follows:

                                           1996      1995       1994
                                               (In thousands)
Projected benefit obligation:
    Vested                             $122,119  $121,879   $105,561
    Nonvested                             3,923     4,731      4,124
  Accumulated benefit obligation        126,042   126,610    109,685
  Provision for future pay increases     24,787    28,114     25,084
Projected benefit obligation            150,829   154,724    134,769
Plan assets at market value             185,872   170,793    139,332
                                        (35,043)  (16,069)    (4,563)
Plus:
  Unrecognized transition asset           7,336     8,326      9,315
  Unrecognized net gains and prior
    service costs                        35,848    14,686      2,466
Accrued pension costs                  $  8,141  $  6,943   $  7,218

The projected benefit obligation was determined using an assumed discount rate of 7.50 percent (7.25 percent in 1995 and 8 percent in 1994) and assumed long-term rates for estimated compensation increases of 4.50 percent (4.50 percent in 1995 and 5 percent in 1994). The change in these assumptions had the effect of decreasing the projected benefit obligation at December 31, 1996, by $5 million but increasing the projected benefit obligation at December 31, 1995, by $12 million. The assumed long-term rate of return on plan assets is 8.50 percent. Plan assets consist primarily of debt and equity securities.

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

Postretirement benefits expense is summarized as follows:

                                            1996      1995      1994
                                                (In thousands)
Service cost/benefits earned during
  the year                               $ 1,333    $1,226    $1,454
Interest cost on accumulated
  postretirement benefit obligation        4,701     4,777     4,584
Return on plan assets                     (2,491)     (183)     (176)
Amortization of transition obligation      2,458     2,458     2,458
Net amortization and deferral              1,260      (719)       76
Total postretirement benefits cost         7,261     7,559     8,396
Less amounts capitalized                     735       442       419
Total postretirement benefits expense    $ 6,526    $7,117    $7,977

The funded status of the company's plans at December 31 is summarized as follows:
                                            1996      1995      1994
                                                 (In thousands)
Accumulated postretirement benefit
  obligation:
  Retirees eligible for benefits         $40,775   $43,543   $36,985
  Active employees fully eligible for
    benefits                                 ---        66        22
  Active employees not fully eligible     24,833    26,229    22,898
    Total                                 65,608    69,838    59,905
Plan assets at market value               21,712    15,095     9,938
                                          43,896    54,743    49,967
Less:
  Unrecognized transition obligation      39,322    41,779    44,237
  Unrecognized net losses                  3,693    12,066     4,896
Accrued postretirement benefits cost     $   881   $   898   $   834

The health plan cost trend rate assumed in determining the accumulated postretirement benefit obligation at December 31, 1996, was 9 percent decreasing by 1 percent per year until an ultimate rate of 6 percent is reached in 1999 and remaining level thereafter. The health plan cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health plan cost trend rates by 1 percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $3.1 million and the aggregate of the service and interest cost components of postretirement benefits expense by $233,000.

The accumulated postretirement benefit obligation was determined using an assumed discount rate of 7.50 percent at December 31, 1996, 7.25 percent at December 31, 1995, and 8 percent at December 31, 1994, and assumed long-term rates for estimated compensation increases, as they apply to life insurance benefits, of 4.50 percent at December 31, 1996 and 1995, and 5 percent at December 31, 1994. The change in these assumptions had the effect of decreasing the accumulated postretirement benefit obligation at December 31, 1996, by $2 million but increasing the accumulated postretirement benefit obligation at December 31, 1995, by $7 million. The assumed long-term rate of return on assets is 7.50 percent. Plan assets consist primarily of certain life insurance products of which the return depends on the performance of underlying debt and equity securities.

The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits was $2.2 million in 1996, $1.9 million in 1995 and $1.7 million in 1994.

The company has a Key Employee Stock Option Plan (KESOP). The company accounts for the KESOP in accordance with APB Opinion No. 25 under which no compensation expense has been recognized. The company is authorized to grant options for up to 1.2 million shares of common stock and has granted options on 484,540 shares through December 31, 1996. Under the KESOP the option price equals the stock's market value on the date of grant. Options automatically vest after nine years, but the KESOP provides for accelerated vesting based upon the attainment of certain performance goals or upon change in control and expire 10 years after the date of grant. The company has contributed $5.7 million to a trust established to fund its commitment under the KESOP.

Pro forma net income and earnings per common share calculated using the provisions of SFAS No. 123, "Accounting for Stock-Based
Compensation" have not been presented because such amounts are not materially different than actual amounts reported.

A summary of the status of the KESOP at December 31, 1996, 1995 and 1994, and changes during the years then ended are as follows:

                    1996               1995               1994
                       Weighted           Weighted           Weighted
                        Average            Average            Average
                       Exercise           Exercise           Exercise
                Shares    Price    Shares    Price   Shares     Price

Balance at     468,737   $17.48   192,284   $15.82  265,964    $15.82
  beginning
  of year
Granted            ---      ---   294,956    18.50      ---       ---
Forfeited          ---      ---    (2,700)   20.83  (73,680)    15.80
Exercised      (44,760)   15.75   (15,803)   15.75      ---       ---
Balance at end
  of year      423,977    17.66   468,737    17.48  192,284     15.82
Exercisable at
  end of year   93,764   $15.75   138,524   $15.75      ---       ---

Exercise prices on options outstanding at December 31, 1996, range from $15.75 to $18.50 with a weighted average remaining contractual life of approximately 7 years.

The weighted average fair value of each option granted in 1995 is $2.67. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to estimate the fair value of options granted in 1995 were a risk-free interest rate of 7.80 percent, an expected dividend yield of
5.80 percent, an expected life of 10 years and expected volatility of
15.80 percent.

The company has Tax Deferred Compensation Savings Plans for eligible employees. Each participant may contribute amounts up to 15 percent of eligible compensation, subject to certain limitations. The company contributes an amount equal to 50 percent of the participant's savings contribution up to a maximum of 6 percent of such participant's contribution. Company contributions were $1.9 million in 1996, 1995 and 1994.

NOTE 16
Partnership Investment
In September 1995, KRC Holdings through its wholly owned subsidiary, Knife River Hawaii, Inc., acquired a 50 percent interest in Hawaiian Cement, which was previously owned by Lone Star Industries, Inc. Hawaiian Cement is one of the largest construction materials suppliers in Hawaii serving four of the islands. Hawaiian Cement's operations include construction aggregate mining, ready-mixed concrete and cement manufacturing and distribution. Hawaiian Cement, headquartered in Honolulu, Hawaii, is a partnership which is also 50 percent owned by Adelaide Brighton Ltd. of Adelaide, Australia.

The company's net investment in Hawaiian Cement is included in "Investments" in the accompanying Consolidated Balance Sheets at December 31, 1996 and 1995, while its share of operating results is included in "Other income -- net" in the accompanying Consolidated Statements of Income for the years ended December 31, 1996 and 1995. Summarized financial information for Hawaiian Cement, which is not consolidated and is accounted for by the equity method, as of and for the year ended December 31, 1996, and as of and for the four months ended December 31, 1995, as applicable, is as follows:

                                                      1996        1995
                                                       (In thousands)
Current assets                                     $17,316     $19,531
Property, plant and equipment, net                  52,316      70,544
Current liabilities                                 10,128      14,209
Other liabilities                                   14,954      15,736
Net sales                                           70,059      24,433
Operating margin                                     9,900       5,096
Income before income taxes                           5,373       2,757

The company's investment in Hawaiian Cement exceeds the underlying net assets by $13.2 million. The excess is being amortized over 30 years.

NOTE 17
Jointly Owned Facilities
The consolidated financial statements include the company's 22.70 percent and 25 percent ownership interests in the assets, liabilities and expenses of the Big Stone Station and the Coyote Station, respectively. Each owner of the Big Stone and Coyote stations is responsible for providing its own financing of its investment in the jointly owned facilities.

The company's share of the Big Stone Station and Coyote Station operating expenses is reflected in the appropriate categories of operating expenses in the Consolidated Statements of Income.

At December 31, the company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:
                                           1996       1995        1994
                                                 (In thousands)
Big Stone Station:
  Utility plant in service             $ 48,907   $ 47,687   $  46,923
  Accumulated depreciation               26,676     27,026      25,505
                                       $ 22,231   $ 20,661   $  21,418
Coyote Station:
  Utility plant in service             $122,320   $122,126   $ 121,784
  Accumulated depreciation               52,721     49,296      45,546
                                       $ 69,599   $ 72,830   $  76,238

NOTE 18
Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 1996 and 1995:

                                 First    Second      Third     Fourth
                               Quarter   Quarter    Quarter    Quarter
                               (In thousands, except per share amounts)
1996
Operating revenues            $126,529  $110,213   $133,759   $144,200
Operating expenses              98,447    90,012    103,038    111,679
Operating income                28,082    20,201     30,721     32,521
Net income                      13,135     8,600      8,495     15,240
Earnings per common share          .45       .30        .29        .53
Average common shares
  outstanding                   28,477    28,477     28,477     28,477

1995
Operating revenues            $116,518  $111,267   $113,945   $122,516
Operating expenses              94,047    91,690     91,606     96,327
Operating income                22,471    19,577     22,339     26,189
Net income                      10,272     8,662     10,472     12,227
Earnings per common share          .35       .30        .36        .42
Average common shares
  outstanding                   28,477    28,477     28,477     28,477

Some of the company's operations are highly seasonal and revenues from, and certain expenses for, such operations may fluctuate significantly among quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 19
Oil and Natural Gas Activities (Unaudited)
Fidelity Oil is involved in the acquisition, exploration, development and production of oil and natural gas properties. Fidelity's operations vary from the acquisition of producing properties with potential development opportunities to exploration and are located throughout the United States, the Gulf of Mexico and Canada. Fidelity Oil shares revenues and expenses from the development of specified properties in proportion to its interests.

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

The following table sets forth capitalized costs and related accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:

                                           1996       1995        1994
                                                (In thousands)
Subject to amortization                $223,409   $173,501    $155,303
Not subject to amortization               6,792      8,831       8,530
Total capitalized costs                 230,201    182,332     163,833
Accumulated depreciation, depletion
  and amortization                       71,554     49,498      54,376
Net capitalized costs                  $158,647   $132,834    $109,457

Net capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities for the 12 months ended December 31 are as follows:

                                           1996       1995        1994
                                                (In thousands)
Acquisitions                            $23,284    $ 9,159     $ 3,182
Exploration                               8,101      7,678      12,656
Development                              19,979     24,955      20,247
Net capital expenditures                $51,364    $41,792     $36,085

The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs, for the 12 months ended December 31:
                                           1996       1995        1994
                                                (In thousands)
Revenues*                               $75,335    $53,484     $45,053
Production costs                         21,296     16,888      18,463
Depreciation, depletion and
  amortization                           25,629     19,058      13,926
Pretax income                            28,410     17,538      12,664
Income tax expense                       10,875      6,397       4,257
Results of operations for
  producing activities                  $17,535    $11,141     $ 8,407

* Includes $7.0 million, $4.7 million and $7.1 million of revenues for 1996, 1995 and 1994, respectively, related to Williston Basin's natural gas production activities which are included in "Natural gas" operating revenues on the Consolidated Statements of Income.

The following table summarizes the company's estimated quantities of proved developed oil and natural gas reserves at December 31, 1996,
1995 and 1994, and reconciles the changes between these dates.
Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.
                                1996             1995            1994
                                 Natural          Natural         Natural
                            Oil      Gas     Oil      Gas     Oil     Gas
                                     (In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year              14,200  179,000  12,500  154,200  11,200  50,300
  Production             (2,100) (20,400) (2,000) (17,500) (1,600) (9,200)
  Extensions and
    discoveries             600   27,000   1,800   23,800   1,300  17,800
  Purchases of proved
    reserves              2,900    9,900   1,100    6,700     600   2,900
  Sales of reserves
    in place               (700)  (3,700)   (300)    (200)   (400) (2,700)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions   1,200    8,400   1,100   12,000   1,400  95,100*
  Balance at end of year 16,100  200,200  14,200  179,000  12,500 154,200

*Includes 99,300 MMcf of Williston Basin's natural gas reserves.

Proved developed reserves:
  January 1, 1994        11,100   43,100
  December 31, 1994      12,200  147,200**
  December 31, 1995      13,600  156,400
  December 31, 1996      15,400  168,200
**Includes 98,700 MMcf of Williston Basin's natural gas reserves.

Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1996, applicable to the company's
$2.0 million net investment in oil and natural gas properties located in Canada comprise approximately 2 percent of the total reserves.

The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:

                                           1996       1995        1994
                                                (In thousands)
Future net cash flows before
  income taxes                         $580,300   $267,300    $197,900
Future income tax expenses              194,200     76,100      48,800
Future net cash flows                   386,100    191,200     149,100
10% annual discount for estimated
  timing of cash flows                  152,100     70,300      54,200
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                         $234,000   $120,900    $ 94,900

The following are the sources of change in the standardized measure of discounted future net cash flows by year:

                                           1996       1995        1994
                                                (In thousands)
Beginning of year                      $120,900   $ 94,900    $ 71,600
Net revenues from production            (54,000)   (36,400)    (23,800)
Change in net realization               125,800     26,300      (4,100)
Extensions, discoveries and improved
  recovery, net of future
  production-related costs               43,500     31,200      31,700
Purchases of proved reserves             49,600     10,900       5,800
Sales of reserves in place               (6,700)    (1,000)     (3,700)
Changes in estimated future
  development costs -- net of those
  incurred during the year               (2,400)    (8,900)     (2,900)
Accretion of discount                    16,900     12,300       8,300
Net change in income taxes              (69,200)   (17,100)     (4,000)
Revisions of previous quantity
  estimates                               8,700      8,900      16,500*
Other                                       900       (200)       (500)
Net change                              113,100     26,000      23,300
End of year                            $234,000   $120,900    $ 94,900

*Includes $19.1 million related to Williston Basin's natural gas reserves.

The estimated discounted future cash inflows from estimated future production of proved reserves were computed using year-end oil and natural gas prices. Future development and production costs attributable to proved reserves were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying statutory tax rates (adjusted for permanent differences and tax credits) to estimated net future pretax cash flows.

To MDU Resources Group, Inc.

We have audited the accompanying consolidated balance sheets and statements of capitalization of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                  /s/ Arthur Andersen LLP
                                                  Arthur Andersen LLP

Minneapolis, Minnesota
  January 23, 1997

                                             1996         1995        1994
Selected Financial Data
Operating revenues: (000's)
  Electric                             $  138,761   $  134,609  $  133,953
  Natural gas                             175,408      167,787     160,970
  Construction materials and mining       132,222      113,066     116,646
  Oil and natural gas production           68,310       48,784      37,959
                                       $  514,701   $  464,246  $  449,528
Operating income: (000's)
  Electric                             $   29,476   $   29,898  $   27,596
  Natural gas distribution                 11,504        6,917       3,948
  Natural gas transmission                 30,231       25,427      21,281
  Construction materials and mining        16,062       14,463      16,593
  Oil and natural gas production           24,252       13,871       8,757
                                       $  111,525   $   90,576  $   78,175
Earnings on common stock: (000's)
  Electric                             $   11,436   $   12,000  $   11,719
  Natural gas distribution                  4,892        1,604         285
  Natural gas transmission                  2,459        8,416       6,155
  Construction materials and mining        11,521       10,819      11,622
  Oil and natural gas production           14,375        8,002       9,267
  Earnings on common stock
    before cumulative effect of
    accounting change                      44,683       40,841      39,048
  Cumulative effect of
    accounting change                         ---          ---         ---
                                       $   44,683   $   40,841  $   39,048
Earnings per common share before
  cumulative effect of
  accounting change                    $     1.57   $     1.43  $     1.37
Cumulative effect of accounting
  change                                      ---          ---         ---
                                       $     1.57   $     1.43  $     1.37
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                   $   45,470   $   41,633  $   39,845
  Earnings per common share            $     1.57   $     1.43  $     1.37

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      28,477       28,477      28,477
Dividends per common share             $   1.1000   $   1.0782  $   1.0533
Book value per common share            $    12.31   $    11.85  $    11.49
Market price per common share
  (year-end)                           $    23.00   $    19.88  $    18.08
Market price ratios:
  Dividend payout                             70%          76%         77%
  Yield                                      4.8%         5.5%        5.9%
  Price/earnings ratio                      14.6x        13.9x       13.2x
  Market value as a percent of
    book value                             186.8%       167.7%      157.4%

Profitability Indicators
Return on average common equity             13.0%        12.3%       12.1%
Return on average invested capital           9.5%         9.2%        9.1%
Interest coverage                            5.4x         3.9x        3.3x
Fixed charges coverage, including
  preferred dividends                        2.7x         3.0x        2.9x

General
Total assets (000's)                   $1,089,173   $1,056,479  $1,004,718
Net long-term debt (000's)             $  280,666   $  237,352  $  217,693
Redeemable preferred stock (000's)     $    1,900   $    2,000  $    2,100
Capitalization ratios:
  Common stockholders' investment             54%          57%         58%
  Preferred stocks                             3            3           3
  Long-term debt                              43           40          39
                                             100%         100%        100%

                                             1993        1992      1991
Selected Financial Data
Operating revenues: (000's)
  Electric                             $  131,109  $  123,908  $128,708
  Natural gas                             178,981     159,438   173,865
  Construction materials and mining        90,397      45,032    41,201
  Oil and natural gas production           39,125      33,797    33,939
                                       $  439,612  $  362,175  $377,713
Operating income: (000's)
  Electric                             $   30,520  $   30,188  $ 34,647
  Natural gas distribution                  4,730       4,509     8,518
  Natural gas transmission                 20,108      21,331    19,904
  Construction materials and mining        16,984      11,532     9,682
  Oil and natural gas production           11,750       9,499    12,552
                                       $   84,092  $   77,059  $ 85,303
Earnings on common stock: (000's)
  Electric                             $   12,652* $   13,302  $ 15,292
  Natural gas distribution                  1,182*      1,370     3,645
  Natural gas transmission                  4,713       3,479       449
  Construction materials and mining        12,359      10,662     9,809
  Oil and natural gas production            7,109       5,751     8,010
  Earnings on common stock
    before cumulative effect of
    accounting change                      38,015*     34,564    37,205
  Cumulative effect of
    accounting change                       5,521         ---       ---
                                       $   43,536  $   34,564  $ 37,205
Earnings per common share before
  cumulative effect of
  accounting change                    $     1.34* $     1.21  $   1.31
Cumulative effect of accounting
  change                                      .19         ---       ---
                                       $     1.53  $     1.21  $   1.31
Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income (000's)                   $   38,817  $   35,852  $ 37,619
  Earnings per common share            $     1.34  $     1.23  $   1.29

Common Stock Statistics
Weighted average common shares
  outstanding (000's)                      28,477      28,477    28,477
Dividends per common share             $   1.0133  $    .9733  $  .9567
Book value per common share            $    11.17  $    10.66  $  10.42
Market price per common share
  (year-end)                           $    21.00  $    17.58  $  16.42
Market price ratios:
  Dividend payout                             76%*        80%       73%
  Yield                                      5.0%        5.6%      5.8%
  Price/earnings ratio                      15.8x*      14.5x     12.6x
  Market value as a percent of
    book value                             188.0%      165.0%    157.7%

Profitability Indicators
Return on average common equity             12.3%*      11.6%     12.7%
Return on average invested capital           9.4%*       8.7%      9.6%
Interest coverage                            3.4x*       3.3x       3.8x**
Fixed charges coverage, including
  preferred dividends                        3.0x*       2.4x       2.4x

General
Total assets (000's)                   $1,041,051  $1,024,510   $964,691
Net long-term debt (000's)             $  231,770  $  249,845   $220,623
Redeemable preferred stock (000's)     $    2,200  $    2,300   $  2,400
Capitalization ratios:
  Common stockholders' investment             56%         53%        56%
  Preferred stocks                             3           3          3
  Long-term debt                              41          44         41
                                             100%        100%       100%

*  Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.
** Calculation reflects the provisions of the company's restatement of its Indenture of Mortgage effective April 1992.
                                             1996         1995        1994
Electric Operations
Sales to ultimate consumers
  (thousand kWh)                        2,067,926    1,993,693   1,955,136
Sales for resale (thousand kWh)           374,535      408,011     444,492
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 481,800      472,400     470,900
Demand peak--kW
  (Interconnected system)                 393,300      412,700     369,800
Electricity produced
  (thousand kWh)                        1,829,669    1,718,077   1,901,119
Electricity purchased
  (thousand kWh)                          809,261      867,524     700,912
Cost of fuel and purchased
  power per kWh                             $.017        $.016       $.017

Natural Gas Distribution Operations
Sales (Mdk)                                38,283       33,939      31,840
Transportation (Mdk)                        9,423       11,091       9,278
Weighted average degree days--% of
  previous year's actual                     114%         105%         92%

Natural Gas Transmission Operations
Sales for resale (Mdk)                        ---          ---         ---
Transportation (Mdk)                       82,169       68,015      63,870
Produced (Mdk)                              6,073        4,981       4,732
Net recoverable reserves (MMcf)           133,400      113,000      99,300

Energy Marketing Operations
Natural gas volumes (Mdk)                   4,670        3,556       7,301
Propane (thousand gallons)                  9,689        7,471       6,462

Construction Materials and Mining Operations
Construction materials: (000's)
  Aggregates (tons sold)                    3,374        2,904       2,688
  Asphalt (tons sold)                         694          373         391
  Ready-mixed concrete (cubic
    yards sold)                               340          307         315
  Recoverable aggregate reserves
    (tons)                                119,800       68,000      71,000
Coal: (000's)
  Sales (tons)                              2,899        4,218       5,206
  Recoverable reserves (tons)             228,900      231,900     236,100

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels)                    2,149        1,973       1,565
  Natural gas (MMcf)                       14,067       12,319       9,228
Average sales prices:
  Oil (per barrel)                         $17.91       $15.07      $13.14
  Natural gas (per Mcf)                    $ 2.09       $ 1.51      $ 1.84
Net recoverable reserves:
  Oil (000's of barrels)                   16,100       14,200      12,500
  Natural gas (MMcf)                       66,800       66,000      54,900

                                             1993        1992         1991
Electric Operations
Sales to ultimate consumers
 (thousand kWh)                         1,893,713   1,829,933    1,877,634
Sales for resale (thousand kWh)           510,987     352,550      331,314
Electric system generating and
  firm purchase capability--kW
  (Interconnected system)                 465,200     460,200      454,400
Demand peak--kW
  (Interconnected system)                 350,300     339,100      387,100
Electricity produced
  (thousand kWh)                        1,870,740   1,774,322    1,736,187
Electricity purchased
  (thousand kWh)                          701,736     593,612      611,884
Cost of fuel and purchased
  power per kWh                             $.016       $.016        $.016

Natural Gas Distribution Operations
Sales (Mdk)                                31,147      26,681       30,074
Transportation (Mdk)                       12,704      13,742       12,261
Weighted average degree days--% of
  previous year's actual                     115%         98%         101%

Natural Gas Transmission Operations
Sales for resale (Mdk)                     13,201      16,841       19,572
Transportation (Mdk)                       59,416      64,498       53,930
Produced (Mdk)                              3,876       3,551        3,742
Net recoverable reserves (MMcf)               ---         ---          ---

Energy Marketing Operations
Natural gas volumes (Mdk)                   6,827       3,292          991
Propane (thousand gallons)                  2,210         ---          ---

Construction Materials and Mining Operations
Construction materials: (000's)
  Aggregates (tons sold)                    2,391         263          ---
  Asphalt (tons sold)                         141         ---          ---
  Ready-mixed concrete (cubic
    yards sold)                               157         ---          ---
  Recoverable aggregate reserves
    (tons)                                 74,200      20,600          ---
Coal: (000's)
  Sales (tons)                              5,066       4,913        4,731
  Recoverable reserves (tons)             230,600     235,700      256,700

Oil and Natural Gas Production Operations
Production:
  Oil (000's of barrels)                    1,497       1,531        1,491
  Natural gas (MMcf)                        8,817       5,024        2,565
Average sales prices:
  Oil (per barrel)                         $14.84      $16.74       $19.90
  Natural gas (per Mcf)                    $ 1.86      $ 1.53       $ 1.48
Net recoverable reserves:
  Oil (000's of barrels)                   11,200      12,200       11,600
  Natural gas (MMcf)                       50,300      37,200       27,500