Form 10-K, Exhibit 13
period 1997-12-31
MDU RESOURCES GROUP INC
filed 1998-03-06
CIK 67716

MDU RESOURCES GROUP, INC.
                         1997 FINANCIAL REPORT

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

To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost-effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, effective selection and training of personnel, written policies and procedures and periodic reviews by the Internal Audit Department. In addition, the company has a policy which requires all employees to acknowledge their responsibility for ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions. The company's Internal Audit Department is charged with the responsibility for determining compliance with company procedures.

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


                   CONSOLIDATED STATEMENTS OF INCOME
                       MDU RESOURCES GROUP, INC.


Years ended December 31,                        1997           1996         1995
                                        (In thousands, except per share amounts)
Operating Revenues
Electric                                    $164,351       $138,761     $134,609
Natural gas                                  200,789        175,408      167,787
Construction materials and mining            174,147        132,222      113,066
Oil and natural gas production                68,387         68,310       48,784
                                             607,674        514,701      464,246

Operating Expenses
Fuel and purchased power                      45,604         43,983       41,769
Purchased natural gas sold                    77,082         48,886       53,351
Operation and maintenance                    283,894        225,682      202,327
Depreciation, depletion and
  amortization                                65,767         62,651       54,825
Taxes, other than income                      23,766         21,974       21,398
                                             496,113        403,176      373,670

Operating Income
Electric                                      33,089         29,476       29,898
Natural gas distribution                      10,410         11,504        6,917
Natural gas transmission                      29,169         30,231       25,427
Construction materials and mining             14,602         16,062       14,463
Oil and natural gas production                24,291         24,252       13,871
                                             111,561        111,525       90,576

Other income -- net                            4,008          5,617        4,789

Interest expense                              30,209         28,832       24,690

Costs on natural gas
 repurchase commitment (Note 3)                  ---         26,753        5,985
Income before income taxes                    85,360         61,557       64,690

Income taxes                                  30,743         16,087       23,057
Net income                                    54,617         45,470       41,633

Dividends on preferred stocks                    782            787          792
Earnings on common stock                     $53,835        $44,683      $40,841
Earnings per common share--basic               $1.86          $1.57        $1.43
Earnings per common share--diluted             $1.86          $1.57        $1.43
Dividends per common share                     $1.13          $1.10      $1.0782

The accompanying notes are an integral part of these consolidated statements.

                      CONSOLIDATED BALANCE SHEETS
                       MDU RESOURCES GROUP, INC.

December 31,                                        1997          1996

                                                     (In thousands)
ASSETS
Current Assets
Cash and cash equivalents                     $   28,174     $  47,799
Receivables                                       80,585        73,187
Inventories                                       41,322        27,361
Deferred income taxes                             17,356        26,011
Prepayments and other current assets              12,479        17,300
                                                 179,916       191,658
Investments (Note 15)                             18,935        53,501
Property, Plant and Equipment
Electric                                         566,247       546,477
Natural gas distribution                         172,086       164,843
Natural gas transmission                         288,709       273,775
Construction materials and mining                243,110       173,663
Oil and natural gas production                   240,193       211,555
                                               1,510,345     1,370,313
Less accumulated depreciation,
  depletion and amortization                     670,809       617,724
                                                 839,536       752,589
Deferred charges and other assets                 75,505        91,425

                                              $1,113,892    $1,089,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings                         $    3,347    $    3,950
Long-term debt and preferred
  stock due within one year                        7,902        11,854
Accounts payable                                  31,571        31,580
Taxes payable                                      9,057         8,683
Dividends payable                                  8,574         8,099
Other accrued liabilities,
  including reserved revenues                     88,563       100,938
                                                 149,014       165,104
Long-term debt (Note 11)                         298,561       280,666
Deferred credits and other liabilities
Deferred income taxes                            119,747       116,208
Other liabilities (Note 3)                       143,574       159,721
                                                 263,321       275,929
Commitments and contingencies
  (Notes 2, 3, 4 and 14)
Stockholders' Equity
Preferred stocks (Note 10)                        16,700        16,800
Common stockholders' equity
  Common stock (Note 9)
    Authorized --  75,000,000 shares,
                   $3.33 par value
    Outstanding -- 29,143,332 and 28,476,981
                   shares in 1997 and
                   1996, respectively             97,047        94,828
  Other paid-in capital                           76,526        64,305
  Retained earnings                              212,723       191,541
    Total common stockholders' equity            386,296       350,674
 Total stockholders' equity                      402,996       367,474

                                              $1,113,892    $1,089,173

The accompanying notes are an integral part of these consolidated statements.

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                       MDU RESOURCES GROUP, INC.


Years ended                                       Other
December 31,                  Common   Stock     Paid-In   Retained
1997, 1996 and 1995           Shares   Amount    Capital   Earnings      Total

                                     (In thousands, except shares)

Balance at
December 31, 1994         18,984,654  $63,219    $95,914   $168,050   $327,183
Net income                       ---      ---        ---     41,633     41,633
Dividends on
  preferred stocks               ---      ---        ---       (792)      (792)
Dividends on
  common stock                   ---      ---        ---    (30,707)   (30,707)
Three-for-two
  common stock
  split (Note 9)           9,492,327   31,609    (31,609)       ---        ---

Balance at
December 31, 1995         28,476,981   94,828     64,305    178,184    337,317
Net income                       ---      ---        ---     45,470     45,470
Dividends on
  preferred stocks               ---      ---        ---       (787)      (787)
Dividends on
  common stock                   ---      ---        ---    (31,326)   (31,326)

Balance at
December 31, 1996         28,476,981   94,828     64,305    191,541    350,674
Net income                       ---      ---        ---     54,617     54,617
Dividends on
 preferred stocks                ---      ---        ---       (782)      (782)
Dividends on
  common stock                   ---      ---        ---    (32,653)   (32,653)
Issuance of common
  stock:
    Acquisitions             225,629      751      3,622        ---      4,373
    Other                    440,722    1,468      8,599        ---     10,067

Balance at
December 31, 1997         29,143,332  $97,047    $76,526   $212,723   $386,296

The accompanying notes are an integral part of these consolidated statements.


                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       MDU RESOURCES GROUP, INC.

Years ended December 31,                 1997         1996         1995
                                                (In thousands)
Operating Activities
Net income                           $ 54,617     $ 45,470     $ 41,633
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation, depletion and
    amortization                       65,767       62,651       54,825
  Deferred income taxes and
    investment tax credit -- net        7,152        4,551        7,631
  Recovery of deferred natural gas
    contract litigation settlement
    costs, net of income taxes          3,360        6,580        7,177
  Write-down of natural gas
    available under repurchase
    commitment, net of income
    taxes (Note 3)                        ---       11,364          ---
  Changes in current assets and
    liabilities:
    Receivables                         6,951       (9,346)      (6,552)
    Inventories                        (4,214)      (1,218)       3,141
    Other current assets               10,681        4,185       (3,943)
    Accounts payable                   (5,605)       7,584        2,039
    Other current liabilities          (6,087)     (22,434)      17,177
  Other noncurrent changes              6,007       (3,149)      (1,023)
Net cash provided by operating
  activities                          138,629      106,238      122,105

Financing Activities
Net change in short-term borrowings    (5,919)       3,350          (80)
Issuance of long-term debt             54,064       81,300       36,710
Repayment of long-term debt           (47,899)     (43,262)     (20,433)
Retirement of preferred stocks           (100)        (100)        (100)
Issuance of common stock               10,067          ---          ---
Retirement of natural gas
  repurchase commitment               (52,090)      (4,157)        (204)
Dividends paid                        (33,435)     (32,113)     (31,499)
Net cash provided by (used in)
  financing activities                (75,312)       5,018      (15,606)

Investing Activities
Capital expenditures including
  acquisitions of businesses:
  Electric                            (18,713)     (18,674)     (19,689)
  Natural gas distribution             (8,858)      (6,255)      (8,878)
  Natural gas transmission            (13,205)     (10,127)      (9,688)
  Construction materials and mining   (40,797)     (25,063)     (36,810)
  Oil and natural gas production      (30,651)     (51,821)     (39,917)
                                     (112,224)    (111,940)    (114,982)
Net proceeds from sale or
  disposition of property               4,522       11,803        2,802
Net capital expenditures             (107,702)    (100,137)    (112,180)
Sale of natural gas available
  under repurchase commitment          27,008       10,595          163
Investments                            (2,248)      (7,313)       1,726
Net cash used in investing
  activities                          (82,942)     (96,855)    (110,291)
Increase (decrease) in cash
  and cash equivalents                (19,625)      14,401       (3,792)
Cash and cash equivalents --
  beginning of year                    47,799       33,398       37,190
Cash and cash equivalents --
  end of year                        $ 28,174     $ 47,799     $ 33,398

The accompanying notes are an integral part of these consolidated statements.

NOTE 1
Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements of MDU Resources Group, Inc. (the "company") include the accounts of two regulated businesses -- retail and wholesale sales of electricity and retail sales and/or transportation of natural gas and propane, and natural gas transmission and storage -- and two non-regulated businesses -- construction materials and mining operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.

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

Property, Plant and Equipment
Additions to property, plant and equipment are recorded at cost when first placed in service. When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of all other assets, except for oil and natural gas production properties as described below, the resulting gains or losses are recognized as a component of income. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service. In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations. The amounts of AFUDC and interest capitalized were not material in 1997, 1996 and 1995. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.

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

Natural gas available under a repurchase commitment with Frontier Gas Storage Company (Frontier) is carried at Frontier's cost of purchased natural gas, less an allowance to reflect changed market conditions and is reflected on the company's Consolidated Balance Sheets in "Deferred charges and other assets". See Note 3 for discussion on the write-down which occurred in 1996 of the natural gas available under the repurchase commitment with Frontier.

Inventories
Inventories, other than natural gas in underground storage, consist primarily of materials and supplies and inventories held for resale. These inventories are stated at the lower of average cost or market.

Revenue Recognition
The company recognizes utility revenue each month based on the services provided to all utility customers during the month. For its construction business, the company recognizes revenue on the percentage of completion method.

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

Income Taxes
The company provides deferred federal and state income taxes on all temporary differences. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities resulting from the company's adoption of SFAS No. 109, "Accounting for Income Taxes", have been recorded as a regulatory liability and are included in "Other liabilities" in the company's Consolidated Balance Sheets. This regulatory liability is expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.

The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the applicable state public service commissions.

Earnings per Common Share
In 1997, the company adopted SFAS No. 128, "Earnings Per Share". The adoption of this pronouncement did not affect previously reported earnings per common share.

Basic earnings per common share were computed by dividing earnings on common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were computed by dividing earnings on common stock by the total of the weighted average number of shares of common stock outstanding during the year, plus the effect of outstanding stock options.

The weighted average common shares outstanding used for basic earnings per common share (in thousands) were 28,877 in 1997 and 28,477 in both 1996 and 1995. The number of common shares used for diluted earnings per common share (in thousands) were 28,985 in 1997, 28,549 in 1996 and 28,526 in 1995.

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

Cash Flow Information
Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                           1997      1996      1995
                                                        (In thousands)
Interest, net of amount capitalized             $25,626   $25,449   $24,436

Income taxes                                    $18,171   $28,163   $18,330

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The company's Consolidated Statements of Cash Flows include the effects from acquisitions.

Reclassifications
Certain reclassifications have been made in the financial statements for prior years to conform to the current presentation. Such reclassifications had no effect on net income or common stockholders' equity as previously reported.

NOTE 2
Regulatory Matters and Revenues Subject to Refund
General Rate Proceedings
Williston Basin has pending with the FERC a general natural gas rate change application implemented in 1992. On October 20, 1997, Williston Basin appealed to the U.S. District Court of Appeals for the D.C. Circuit (D.C. Circuit Court) certain issues decided by the FERC in prior orders concerning the 1992 proceeding. On December 10, 1997, the FERC issued an order accepting, subject to certain conditions, Williston Basin's July 25, 1997 compliance filing. On December 22, 1997, Williston Basin submitted a compliance filing pursuant to the FERC's December 10, 1997 order. On December 31, 1997, Williston Basin refunded $33.8 million to its customers, including $30.8 million to Montana-Dakota, in addition to the $6.1 million interim refund that it had previously made in November 1996. All such amounts had been previously reserved. Williston Basin is awaiting an order from the FERC on its December 22, 1997 compliance filing.

Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and to reflect future resolution of certain issues with the FERC. Williston Basin believes that such reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.

NOTE 3
Natural Gas Repurchase Commitment
The company has offered for sale since 1984 the inventoried natural gas owned by Frontier, a special purpose, non-affiliated corporation. Through an agreement, Williston Basin is obligated to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas under a term loan agreement with several banks. At December 31, 1997, borrowings totaled $32.0 million at a weighted average interest rate of
6.63 percent. At December 31, 1997 and 1996, the natural gas repurchase commitment of $30.4 million and $66.3 million, respectively, is reflected on the company's Consolidated Balance Sheets under "Other liabilities" and $1.6 million and $17.7 million, respectively, is reflected under "Other accrued liabilities". The term loan agreement will terminate on October 2, 1999, subject to an option to renew this agreement upon the lenders' consent for up to five years, unless terminated earlier by the occurrence of certain events.

The FERC has issued orders that have held that storage costs should be allocated to this gas, prospectively beginning May 1992, as opposed to being included in rates applicable to Williston Basin's customers. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually, for which Williston Basin has provided reserves. Williston Basin appealed these orders to the D.C. Circuit Court which in December 1996 issued its order ruling that the FERC's actions in allocating costs to the Frontier gas were appropriate. Williston Basin is awaiting a final order from the FERC as to the appropriate costs to be allocated.

Williston Basin sells and transports natural gas held under the repurchase commitment. In the third quarter of 1996, Williston Basin, based on a number of factors including differences in regional natural gas prices and natural gas sales occurring at that time, wrote down
43.0 MMdk of this gas to its then current value. The value of this gas was determined using the sum of discounted cash flows of expected future sales occurring at then current regional natural gas prices as adjusted for anticipated future price increases. This resulted in a write-down aggregating $18.6 million ($11.4 million after tax). In addition, Williston Basin wrote off certain other costs related to this natural gas of approximately $2.5 million ($1.5 million after tax). The amounts related to this write-down are included in "Costs on natural gas repurchase commitment" in the Consolidated Statements of Income. At December 31, 1997 and 1996, natural gas held under the repurchase commitment of $14.6 million and $37.2 million, respectively, is included in the company's Consolidated Balance Sheets under "Deferred charges and other assets". The recognition of the then current market value of this natural gas facilitated the sale by Williston Basin of 28.1 MMdk from the date of this write-down through December 31, 1997, and should allow Williston Basin to market the remaining 14.9 MMdk on a sustained basis enabling Williston Basin to liquidate this asset over approximately the next three to four years.

NOTE 4
Commitments and Contingencies
Pending Litigation
In November 1993, the estate of W.A. Moncrief (Moncrief), a producer from whom Williston Basin purchased a portion of its natural gas supply, filed suit in Federal District Court for the District of Wyoming (Federal District Court) against Williston Basin and the company disputing certain price and volume issues under the contract.

Through the course of this action Moncrief submitted damage calculations which totaled approximately $19 million or, under its alternative pricing theory, approximately $39 million.

On June 26, 1997, the Federal District Court issued its order awarding Moncrief damages of approximately $15.6 million. On July 25, 1997, the Federal District Court issued an order limiting Moncrief's reimbursable costs to post-judgment interest, instead of both pre- and post-judgment interest as Moncrief had sought. On August 25, 1997, Moncrief filed a notice of appeal with the United States Court of Appeals for the Tenth Circuit related to the Federal District Court's orders. On September 2, 1997, Williston Basin and the company filed a notice of cross-appeal.

Williston Basin believes that it is entitled to recover from ratepayers virtually all of the costs ultimately incurred as a result of these orders as gas supply realignment transition costs pursuant to the provisions of the FERC's Order 636. However, the amount of costs that can ultimately be recovered is subject to approval by the FERC and market conditions.

In December 1993, Apache Corporation (Apache) and Snyder Oil Corporation (Snyder) filed suit in North Dakota Northwest Judicial District Court (North Dakota District Court), against Williston Basin and the company. Apache and Snyder are oil and natural gas producers which had processing agreements with Koch Hydrocarbon Company (Koch). Williston Basin and the company had a natural gas purchase contract with Koch. Apache and Snyder have alleged they are entitled to damages for the breach of Williston Basin's and the company's contract with Koch. Williston Basin and the company believe that if Apache and Snyder have any legal claims, such claims are with Koch, not with Williston Basin or the company as Williston Basin, the company and Koch have settled their disputes. Apache and Snyder have recently provided alleged damages under differing theories ranging up to $4.8 million without interest. A motion to intervene in the case by several other producers, all of which had contracts with Koch but not with Williston Basin, was denied in December 1996. The trial before the North Dakota District Court was completed on November 6, 1997. Williston Basin and the company are awaiting a decision from the North Dakota District Court.

In a related matter, on March 14, 1997, a suit was filed by nine other producers, several of which had unsuccessfully tried to intervene in the Apache and Snyder litigation, against Koch, Williston Basin and the company. The parties to this suit are making claims similar to those in the Apache and Snyder litigation, although no specific damages have been specified.

In Williston Basin's opinion, the claims of Apache and Snyder are without merit and overstated and the claims of the nine other producers are without merit. If any amounts are ultimately found to be due, Williston Basin plans to file with the FERC for recovery from ratepayers.

In November 1995, a suit was filed in District Court, County of Burleigh, State of North Dakota (State District Court) by Minnkota Power Cooperative, Inc., Otter Tail Power Company, Northwestern Public Service Company and Northern Municipal Power Agency (Co-owners), the owners of an aggregate 75 percent interest in the Coyote electrical generating station (Coyote Station), against the company (an owner of a 25 percent interest in the Coyote Station) and Knife River. In its complaint, the Co-owners have alleged a breach of contract against Knife River of the long-term coal supply agreement (Agreement) between the owners of the Coyote Station and Knife River. The Co-owners have requested a determination by the State District Court of the pricing mechanism to be applied to the Agreement and have further requested damages during the term of such alleged breach on the difference between the prices charged by Knife River and the prices that may ultimately be determined by the State District Court. The Co-owners also alleged a breach of fiduciary duties by the company as operating agent of the Coyote Station, asserting essentially that the company was unable to cause Knife River to reduce its coal price sufficiently under the Agreement, and the Co-owners are seeking damages in an unspecified amount. In January 1996, the company and Knife River filed separate motions with the State District Court to dismiss or stay, pending arbitration. In May 1996, the State District Court granted the company's and Knife River's motions and stayed the suit filed by the Co-owners pending arbitration, as provided for in the Agreement.

In September 1996, the Co-owners notified the company and Knife River of their demand for arbitration of the pricing dispute that had arisen under the Agreement. The demand for arbitration, filed with the American Arbitration Association (AAA), did not make any direct claim against the company in its capacity as operator of the Coyote Station. The Co-owners requested that the arbitrators make a determination that the pricing dispute is not a proper subject for arbitration. By order dated April 25, 1997, the arbitration panel concluded that the claims raised by the Co-owners are arbitrable. The Co-owners have requested the arbitrators to make a determination that the prices charged by Knife River were excessive and that the Co-owners should be awarded damages, based upon the difference between the prices that Knife River charged and a "fair and equitable" price, of approximately $50 million or more. Upon application by the company and Knife River, the AAA administratively determined that the company was not a proper party defendant to the arbitration, and the arbitration is proceeding against Knife River. By letter dated May 14, 1997, Knife River requested permission to move for summary judgment which permission was granted by the arbitration panel over objections of the Co-owners. Knife River filed its summary judgment motion on July 21, 1997, which motion was denied on October 29, 1997. Although unable to predict the outcome of the arbitration, Knife River and the company believe that the Co-owners' claims are without merit and intend to vigorously defend the prices charged pursuant to the Agreement.

For a description of litigation filed by Unitek Environmental
Services, Inc. and Unitek Solvent Services, Inc. against Hawaiian
Cement, see Environmental Matters.

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

Environmental Matters
Montana-Dakota and Williston Basin discovered polychlorinated biphenyls (PCBs) in portions of their natural gas systems and informed the U.S. Environmental Protection Agency (EPA) in January 1991. Montana-Dakota and Williston Basin believe the PCBs entered the system from a valve sealant. In January 1994, Montana-Dakota, Williston Basin and Rockwell International Corporation (Rockwell), manufacturer of the valve sealant, reached an agreement under which Rockwell has and will continue to reimburse Montana-Dakota and Williston Basin for a portion of certain remediation costs. On the basis of findings to date, Montana-Dakota and Williston Basin estimate future environmental assessment and remediation costs will aggregate $3 million to $15 million. Based on such estimated cost, the expected recovery from Rockwell and the ability of Montana-Dakota and Williston Basin to recover their portions of such costs from ratepayers, Montana-Dakota and Williston Basin believe that the ultimate costs related to these matters will not be material to each of their respective financial positions or results of operations.

In September 1995, Unitek Environmental Services, Inc. and Unitek Solvent Services, Inc. (Unitek) filed a complaint against Hawaiian Cement in the U.S. District Court for the District of Hawaii (District Court) alleging that dust emissions from Hawaiian Cement's cement manufacturing plant at Kapolei, Hawaii (Plant) violated the Hawaii State Implementation Plan (SIP) of the U.S. Clean Air Act (Clean Air
Act), constituted a continual nuisance and trespass on the plaintiff's property, and that Hawaiian Cement's conduct warranted the award of punitive damages. Hawaiian Cement is a Hawaiian general partnership whose general partners are now Knife River Hawaii, Inc. and Knife River Dakota, Inc., indirect wholly owned subsidiaries of the company. Knife River Dakota, Inc. purchased its partnership interest from Adelaide Brighton Cement (Hawaii), Inc. on July 31, 1997. Unitek sought civil penalties under the Clean Air Act (as described below), and up to $20 million in damages for various claims (as described above).

In August 1996, the District Court issued an order granting Plaintiffs' motion for partial summary judgment relating to the Clean Air Act, indicating that it would issue an injunction shortly. The issue of civil penalties under the Clean Air Act was reserved for further hearing at a later date, and Unitek's claims for damages were not addressed by the District Court at such time.

In September 1996, Unitek and Hawaiian Cement reached a settlement which resolved all claims except as to Clean Air Act penalties. Based on a joint petition filed by Unitek and Hawaiian Cement, the District Court stayed the proceeding and the issuance of an injunction while the parties continued to negotiate the remaining Clean Air Act claims.

In May 1996, the EPA issued a Notice of Violation (NOV) to Hawaiian Cement. The NOV stated that dust emissions from the Plant violated the SIP. Under the Clean Air Act, the EPA has the authority to issue an order requiring compliance with the SIP, issue an administrative order requiring the payment of penalties of up to $25,000 per day per violation (not to exceed $200,000), or bring a civil action for penalties of not more than $25,000 per day per violation and/or bring a civil action for injunctive relief.

On April 7, 1997, a settlement resolving the remaining Clean Air Act claims and the EPA's NOV issued in May 1996, was reached by Hawaiian Cement, the EPA and Unitek. This settlement is subject to public comment and the approval of the District Court.

If the District Court approves the April 1997 settlement, the total costs relating to both the September 1996 and April 1997 settlements are not expected to have a material effect on the company's results of operations.

Electric Purchased Power Commitments
Montana-Dakota has contracted to purchase through October 31, 2006, 66,400 kW of participation power from Basin Electric Power
Cooperative. In addition, Montana-Dakota, under a power supply contract through December 31, 2006, is purchasing up to 55,000 kW of capacity from Black Hills Power and Light Company.

NOTE 5
Natural Gas in Underground Storage
Natural gas in underground storage included in natural gas transmission and natural gas distribution property, plant and equipment amounted to approximately $43.1 million at December 31, 1997, and $42.3 million at December 31, 1996. In addition,
$11.4 million and $7.2 million at December 31, 1997 and 1996, respectively, of natural gas in underground storage is included in inventories.

NOTE 6
Regulatory Assets and Liabilities
The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying Consolidated Balance Sheets as of December 31:


                                                     1997         1996

                                                      (In thousands)
Regulatory assets:
  Natural gas contract settlement
    and restructuring costs                      $    ---     $  4,960
  Long-term debt refinancing costs                 11,466       13,520
  Postretirement benefit costs                      2,940        3,849
  Plant costs                                       3,173        3,341
  Other                                            10,899        7,890
Total regulatory assets                            28,478       33,560
Regulatory liabilities:
  Reserves for regulatory matters                  39,193       59,277
  Natural gas costs refundable
    through rate adjustments                       21,721        1,499
  Taxes refundable to customers                    13,933       12,868
  Plant decommissioning costs                       5,843        5,301
  Other                                             1,393        2,433
Total regulatory liabilities                       82,083       81,378
Net regulatory position                          $(53,605)    $(47,818)

As of December 31, 1997, substantially all of the company's regulatory assets are being reflected in rates charged to customers and are being recovered over the next 1 to 19 years.

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

Williston Basin and Knife River have entered into interest rate swap agreements to manage a portion of their interest rate exposure on the natural gas repurchase commitment and long-term debt, respectively. These interest rate swap agreements are not held for trading purposes. The interest rate swap agreements call for the company to receive quarterly payments from or make payments to counterparties based upon the difference between fixed and variable rates as specified by the interest rate swap agreements. The variable prices are based on the three-month floating London Interbank Offered Rate. Settlement amounts payable or receivable under these interest rate swap agreements are recorded in "Interest expense" for Knife River and "Costs on natural gas repurchase commitment" for Williston Basin on the Consolidated Statements of Income in the accounting period they are incurred. The amounts payable or receivable are offset by interest on the related debt instruments.

The company's policy prohibits the use of derivative instruments for trading purposes and the company has procedures in place to monitor their use. The company is exposed to credit-related losses in the event of nonperformance by counterparties to these financial instruments, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.

The following table summarizes the company's hedging activity:


Years ended December 31,            1997             1996             1995

                                    (Notional amounts in thousands)
Oil swap/collar agreements:*
 Range of fixed prices
  per barrel               $19.77-$21.36    $18.74-$19.07    $17.75-$20.75
 Notional amount
    (in barrels)                     730              635              260

Natural gas swap/collar agreements:*
 Range of fixed prices
    per MMBtu               $1.30-$2.395      $1.40-$2.05      $1.70-$1.85
 Notional amount
    (in MMBtu's)                   8,039            5,331              644

Natural gas collar agreement:**
 Fixed price per MMBtu               ---      $1.22-$1.52      $1.22-$1.52
 Notional amount (in MMBtu's)        ---              910            2,750

Interest rate swap agreements:**
 Range of fixed
   interest rates             5.50%-6.50%      5.50%-6.50%            5.97%
 Notional amount (in dollars)    $30,000          $30,000          $20,000
 * Receive fixed -- pay variable
** Receive variable -- pay fixed


The following table summarizes swap agreements outstanding at

December 31, 1997 (notional amounts in thousands):



                                                                       Notional
                                                    Fixed Price          Amount
                                         Year      (Per barrel)    (In barrels)
Oil swap agreements*                     1998            $20.92             219

                                                       Range of        Notional
                                                   Fixed Prices          Amount
                                         Year       (Per MMBtu)    (In MMBtu's)
Natural gas swap agreements*             1998       $2.10-$2.67           4,370

                                                                       Notional
                                                 Range of Fixed          Amount
                                         Year    Interest Rates    (In dollars)
Interest rate swap agreements**          1998       5.50%-6.50%         $10,000

 * Receive fixed -- pay variable
** Receive variable -- pay fixed
The fair value of these derivative financial instruments reflects the estimated amounts that the company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current favorable or unfavorable position on open contracts. The favorable or unfavorable position is currently not recorded on the company's financial statements. Favorable and unfavorable positions related to oil and natural gas hedge agreements will be offset by corresponding increases and decreases in the value of the underlying commodity transactions. Favorable and unfavorable positions on interest rate swap agreements will be offset by interest on the related debt instruments. The company's net favorable position on all swap and collar agreements outstanding at December 31, 1997, was $1.2 million. In the event a hedge agreement does not qualify for hedge accounting or when the underlying commodity transaction or related debt instrument matures, is sold, is extinguished, or is terminated, the current favorable or unfavorable position on the open contract would be included in results of operations. The company's policy requires approval to terminate a hedge agreement prior to its original maturity. In the event a hedge agreement is terminated, the realized gain or loss at the time of termination would be deferred until the underlying commodity transaction or related debt instrument is sold or matures and would be offset by corresponding increases or decreases in the value of the underlying commodity transaction or interest on the related debt instrument.

Fair Value of Other Financial Instruments
The estimated fair value of the company's long-term debt and preferred stocks are based on quoted market prices of the same or similar issues. The estimated fair value of the company's long-term debt and preferred stocks at December 31 are as follows:


                                1997                     1996

                       Carrying       Fair      Carrying        Fair
                         Amount      Value        Amount       Value

                                       (In thousands)
Long-term debt         $306,363     $319,367    $292,420    $298,592
Preferred stocks       $ 16,800     $ 12,103    $ 16,900    $ 10,762

The fair value of other financial instruments for which estimated fair values have not been presented is not materially different than the related book value.

NOTE 8
Short-term Borrowings
The company and its subsidiaries had unsecured short-term lines of credit from a number of banks totaling $120.4 million at December 31, 1997. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Amounts outstanding under the lines of credit were $3.3 million at December 31, 1997, and $4.0 million at December 31, 1996. The weighted average interest rate for borrowings outstanding at December 31, 1997 and 1996, was 8.50 percent and 7.25 percent, respectively. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 9
Common Stock
In August 1995, the company's Board of Directors approved a three-for-two common stock split to be effected in the form of a 50 percent common stock dividend. The additional shares of common stock were distributed on October 13, 1995, to common stockholders of record on September 27, 1995.

The company's Automatic Dividend Reinvestment and Stock Purchase Plan
(DRIP) provides participants in the DRIP the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and/or to make optional cash payments of up to $5,000 per month for the same purpose. Holders of all classes of the company's capital stock and other investors who are domiciled in the states of North Dakota, South Dakota, Montana or Wyoming, are eligible to participate in the DRIP. The company's Tax Deferred Compensation Savings Plans (K-Plans) pursuant to Section 401(k) of the Internal Revenue Code are funded with the company's common stock. Since January 1, 1989, the DRIP and K-Plans have been funded by the purchase of shares of common stock on the open market except for a portion of 1997, where shares of authorized but unissued common stock were used to fund the DRIP and K-Plans. At December 31, 1997, there were 5,547,331 shares of common stock reserved for issuance under the DRIP and K-Plans.

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

NOTE 10
Preferred Stocks
Preferred stocks at December 31 are as follows:


                                                     1997        1996

                                                      (In thousands)
Authorized:
  Preferred --
    500,000 shares, cumulative,
    par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
    value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
    value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption requirements --
    Preferred --
      5.10% Series -- 18,000 shares in 1997
      (19,000 shares in 1996)                     $ 1,800     $ 1,900
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000      10,000
      4.70% Series -- 50,000 shares                 5,000       5,000
                                                   15,000      15,000
Total preferred stocks                             16,800      16,900
Less current maturities and
  sinking fund requirements                           100         100
Net preferred stocks                              $16,700     $16,800

The preferred stocks outstanding are subject to redemption, in whole or in part, at the option of the company with certain limitations on 30 days notice on any quarterly dividend date.

The company is obligated to make annual sinking fund contributions to retire the 5.10% Series preferred stock. The redemption prices and sinking fund requirements, where applicable, are summarized below:


                                      Redemption           Sinking Fund
Series                                 Price (a)         Shares     Price (a)
Preferred stocks:
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

The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption requirements for each of the five years following December 31, 1997, is $100,000.

NOTE 11
Long-term Debt and Indenture Provisions
Long-term debt outstanding at December 31 is as follows:


                                                     1997       1996

                                                     (In thousands)
First mortgage bonds and notes:
  9 1/8% Series, due May 15, 2006                $ 20,000   $ 25,000
  9 1/8% Series, paid in 1997                         ---     20,000
  Pollution Control Refunding Revenue
    Bonds, Series 1992 --
    Mercer County, North Dakota,
      6.65%, due June 1, 2022                      15,000     15,000
    Morton County, North Dakota,
      6.65%, due June 1, 2022                       2,600      2,600
    Richland County, Montana,
      6.65%, due June 1, 2022                       3,250      3,250
  Secured Medium-Term Notes,
    Series A --
    7.20%, paid in 1997                               ---      5,000
    6.52%, due October 1, 2004                     15,000        ---
    8.25%, due April 1, 2007                       30,000     30,000
    6.71%, due October 1, 2009                     15,000        ---
    8.60%, due April 1, 2012                       35,000     35,000
Total first mortgage bonds
  and notes                                       135,850    135,850
Pollution control lease and
  note obligation, 6.20%, due
  March 1, 2004                                     3,700      4,000
Senior notes:
  8.43%, due December 31, 2000                     12,000     15,000
  8.70%, due March 31, 2002                         6,500        ---
  7.35%, due July 31, 2002                          5,000      5,000
  7.51%, due October 9, 2003                        3,000      3,000
  6.86%, due October 30, 2004                      12,500        ---
  7.45%, due May 31, 2006                          20,000     20,000
  7.60%, due November 3, 2008                      15,000     15,000
  7.10%, due October 30, 2009                      12,500        ---
  7.28%, due October 30, 2012                      10,000        ---
Revolving lines of credit:
  8.50%, expires December 31, 2002                 18,000     30,000
  Other revolving lines of credit at
    rates ranging from 6.34% to
    7.25%, expiring on dates
    ranging from May 30, 2000, through
    October 6, 2001                                46,000     61,800
Term credit facilities:
  7.70%, due December 1, 2003                       1,331      1,556
  7.90%, due September 24, 2002                     1,764        ---
  Other term credit facilities at
    rates ranging from 7.24% to 11.25%,
    due on dates ranging from February 21,
    1999, through April 4, 2002                     3,303      1,308
Other                                                 (85)       (94)
Total long-term debt                              306,363    292,420
Less current maturities and sinking
  fund requirements                                 7,802     11,754
Net long-term debt                               $298,561   $280,666

Under the revolving lines of credit, the company and its subsidiaries have $160 million available, $64 million of which was outstanding at December 31, 1997. The amounts of scheduled long-term debt maturities and sinking fund requirements for the five years following
December 31, 1997, aggregate $7.8 million in 1998; $15.2 million in 1999; $53.8 million in 2000; $14.2 million in 2001 and $33.3 million in 2002. Substantially all of the company's electric and natural gas distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately
$259 million of additional first mortgage bonds at December 31, 1997. Certain of the company's other debt instruments contain restrictive covenants all of which the company is in compliance with at December 31, 1997.

NOTE 12
Income Taxes
Income tax expense is summarized as follows:


Years ended December 31,                   1997        1996        1995
                                                 (In thousands)
Current:
  Federal                               $15,427     $12,617     $20,259
  State                                   2,362       3,272       3,801
  Foreign                                    60          60         369
                                         17,849      15,949      24,429
Deferred:
  Investment tax credit -- net           (1,150)     (1,099)     (1,028)
  Income taxes --
    Federal                              11,844       1,139        (564)
    State                                 2,200         120         220
    Foreign                                 ---         (22)        ---
                                         12,894         138      (1,372)
Total income tax expense                $30,743     $16,087     $23,057

Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:


                                                         1997       1996

                                                        (In thousands)
Deferred tax assets:
  Reserves for regulatory matters                   $  32,789   $ 38,404
  Natural gas available under
    repurchase commitment                               4,821     10,521
  Accrued pension costs                                 8,445      7,814
  Deferred investment tax credits                       2,714      3,160
  Accrued land reclamation                              3,184      3,604
  Other                                                12,851     13,499
Total deferred tax assets                              64,804     77,002
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment                  123,629    121,763
  Basis differences on oil and
    natural gas producing properties                   30,726     30,361
  Natural gas contract settlement and
    restructuring costs                                   ---      1,926
  Long-term debt refinancing costs                      4,672      4,688
  Other                                                 8,168      8,461
Total deferred tax liabilities                        167,195    167,199
Net deferred income tax liability                   $(102,391)  $(90,197)

The following table reconciles the change in the net deferred income tax liability from December 31, 1996, to December 31, 1997, to the deferred income tax expense included in the Consolidated Statements of
Income:


                                                                   1997

                                                         (In thousands)
Net change in deferred income tax
  liability from the preceding table                            $12,194
Change in tax effects of income tax-related
  regulatory assets and liabilities                               1,741
Deferred taxes associated with acquisitions                         109
Deferred income tax expense for the period                      $14,044

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

                               1997                1996                1995

                          Amount      %      Amount      %      Amount       %

                                         (Dollars in thousands)
Computed tax at federal
  statutory rate         $29,876   35.0     $21,545   35.0     $22,642    35.0
Increases (reductions)
  resulting from:
  Depletion allowance       (828)  (1.0)     (1,070)  (1.7)     (1,346)   (2.1)
  State income
    taxes -- net of
    federal income tax
    benefit                3,473    4.1       2,770    4.5       2,492     3.9
  Investment tax credit
    amortization          (1,150)  (1.4)     (1,099)  (1.8)     (1,028)   (1.6)
  Tax reserve adjustment     ---    ---      (6,600) (10.7)        ---     ---
  Other items               (628)   (.7)        541     .8         297      .4
Actual taxes             $30,743   36.0     $16,087   26.1     $23,057    35.6


In 1996, the company reached a settlement with the Internal Revenue Service concerning notices of deficiency issued in connection with disputed items for the 1983 through 1988 tax years and, in 1997, reached a similar settlement for the tax years 1989 through 1991. In 1996, the company reflected the effects of the 1996 settlement and the 1997 anticipated settlement and, in addition, reversed reserves which had previously been provided and were deemed to be no longer required.

NOTE 13
Business Segment Data
The company's operations are conducted through five business segments. The electric, natural gas distribution, natural gas transmission, construction materials and mining, and oil and natural gas production businesses are substantially all located within the United States. A description of these segments and their primary operations is presented on the inside front cover of this Annual Report to Stockholders and Item 1 of the Annual Report on Form 10-K.

Segment operating information at December 31, 1997, 1996 and 1995, is presented in the Consolidated Statements of Income. Depreciation, depletion and amortization by segment is summarized as follows:


Years ended December 31,              1997           1996         1995
                                               (In thousands)

Electric                           $17,771     $   17,053   $   16,361
Natural gas distribution             7,013          6,880        6,719
Natural gas transmission             5,550          6,748        6,940
Construction materials
  and mining                        10,999          6,974        6,199
Oil and natural gas production      24,434         24,996       18,606
  Total depreciation, depletion
    and amortization               $65,767     $   62,651   $   54,825

Segment investment information included in the accompanying
Consolidated Balance Sheets at December 31 is as follows:


                                                     1997         1996
                                                      (In thousands)
Identifiable assets:
  Electric (a)                                 $  326,615   $  313,815
  Natural gas distribution (a)                    128,517      120,645
  Natural gas transmission (a)                    227,030      276,843
  Construction materials
    and mining                                    235,221      171,283
  Oil and natural gas
    production                                    162,785      161,647
    Total identifiable assets                   1,080,168    1,044,233
Corporate assets (b)                               33,724       44,940
    Total consolidated assets                  $1,113,892   $1,089,173

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


Approximately 3 percent of construction materials and mining revenues in 1997 (4 percent in 1996 and 1995) represent Knife River's direct sales of lignite coal to the company. The company's share of Knife River's 1997 sales for use at the Coyote Station, a generating station jointly owned by the company and other utilities, was approximately
3 percent and 5 percent of construction materials and mining revenues in 1997 and 1996, respectively. In 1995, the company's share of Knife River's sales for use at the Coyote Station and the Big Stone Station, another generating station jointly owned by the company and other utilities, was 7 percent of construction materials and mining revenues.

In April 1996, KRC Holdings, Inc. (KRC Holdings), a wholly owned subsidiary of Knife River, purchased Baldwin Contracting Company, Inc. (Baldwin) of Chico, California. Baldwin is a major supplier of aggregate, asphalt and construction services in the northern Sacramento Valley and adjacent Sierra Nevada Mountains of northern California. Baldwin also provides a variety of construction services, primarily earth moving, grading and road and highway construction and maintenance.

In June 1996, KRC Holdings purchased the assets of Medford Ready-Mix Concrete, Inc. located in Medford, Oregon. The acquired company serves the residential and small commercial construction market with ready-mixed concrete and aggregates.

On February 14, 1997, Baldwin purchased the physical assets of Orland Asphalt located in Orland, California, including a hot-mix plant and aggregate reserves. Orland Asphalt was combined with and operates as part of Baldwin.

On July 1, 1997, the company acquired two electric services companies, International Line Builders, Inc. and High Line Equipment, Inc., both located in Portland, Oregon. International Line Builders, Inc.
installs and repairs transmission and distribution power lines in the western United States and Hawaii and High Line Equipment, Inc.
provides related construction supplies and equipment.

On July 31, 1997, Knife River purchased the 50 percent interest in Hawaiian Cement, that it did not previously own, from Adelaide
Brighton Cement (Hawaii), Inc. of Adelaide, Australia. The company's initial 50 percent partnership interest in Hawaiian Cement was acquired in September 1995. See Note 15 for more discussion on this partnership investment.

Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.

NOTE 14
Employee Benefit Plans
The company has noncontributory defined benefit pension plans covering most full-time employees. Pension benefits are based primarily on employee's years of service and earnings. The company makes annual contributions to the plans consistent with the funding requirements of federal law and regulations.

Pension expense is summarized as follows:


Years ended December 31,                        1997         1996         1995

                                                        (In thousands)
Service cost/benefits earned during
  the year                                  $  3,889     $  3,852     $  3,538
Interest cost on projected benefit
  obligation                                  11,651       10,823       10,784
Return on plan assets                        (38,273)     (24,972)     (37,185)
Net amortization and deferral                 23,109       11,494       24,407
Special termination benefit cost                 ---          ---          853
Total pension costs                              376        1,197        2,397
Less amounts capitalized                          70          131          184
Total pension expense                       $    306     $  1,066     $  2,213

The funded status of the company's plans at December 31 is summarized as follows:


                                                             1997         1996

                                                             (In thousands)
Projected benefit obligation:
    Vested                                               $141,951     $122,119
    Nonvested                                               6,204        3,923
  Accumulated benefit obligation                          148,155      126,042
  Provision for future pay increases                       30,044       24,787
Projected benefit obligation                              178,199      150,829
Plan assets at market value                               225,201      185,872
                                                          (47,002)     (35,043)
Plus:
  Unrecognized transition asset                             6,333        7,336
  Unrecognized net gains and prior service costs           48,788       35,848
Accrued pension costs                                    $  8,119     $  8,141

The projected pension benefit obligation was determined using the following assumptions:


                                                             1997         1996

Discount rate                                               7.00%        7.50%
Assumed compensation increase                               4.50%        4.50%
Assumed long-term rate of
  return on plan assets                               8.00%-8.50%        8.50%

The change in these assumptions had the effect of increasing the projected benefit obligation at December 31, 1997, by $12 million. Plan assets consist primarily of debt and equity securities.

In addition to providing pension benefits, the company has a policy of providing all eligible employees and dependents certain other postretirement benefits which include health care and life insurance upon their retirement. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the company's expressed intent to generally increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.

Postretirement benefits expense is summarized as follows:


Years ended December 31,                       1997         1996         1995

                                                       (In thousands)
Service cost/benefits earned during
  the year                                  $ 1,272     $  1,333      $ 1,226
Interest cost on accumulated
  postretirement benefit obligation           4,691        4,701        4,777
Return on plan assets                        (5,380)      (2,491)        (183)
Amortization of transition obligation         2,458        2,458        2,458
Net amortization and deferral                 3,527        1,260         (719)
Total postretirement benefits cost            6,568        7,261        7,559
Less amounts capitalized                        625          735          442
Total postretirement benefits expense       $ 5,943      $ 6,526      $ 7,117

The funded status of the company's plans at December 31 is summarized as follows:


                                                             1997        1996

                                                             (In thousands)
Accumulated postretirement benefit
  obligation:
  Retirees eligible for benefits                         $ 44,876     $40,775
  Active employees fully eligible for benefits              1,646         ---
  Active employees not fully eligible                      27,316      24,833
    Total                                                  73,838      65,608
Plan assets at market value                                30,595      21,712
                                                           43,243      43,896
Less:
  Unrecognized transition obligation                       36,864      39,322
  Unrecognized net loss (gain)                             (2,679)      3,693
Accrued postretirement benefits cost                      $ 9,058     $   881

The accumulated postretirement benefit obligation was determined using the following assumptions:


                                                             1997        1996

Discount rate                                               7.00%       7.50%
Compensation increase as it applies to
  life insurance benefits                                   4.50%       4.50%
Long-term rate of return on plan assets                     7.50%       7.50%
Health care cost trend rate                           7.00%-9.00%       9.00%
Health care cost trend rate -- ultimate               5.00%-6.00%       6.00%
Year in which ultimate trend rate achieved              1999-2004        1999

The change in these assumptions had the effect of increasing the accumulated postretirement benefit obligation at December 31, 1997, by $5 million.

The health plan cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health plan cost trend rates by 1 percent each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $3.8 million and the aggregate of the service and interest cost components of postretirement benefits expense by $239,000. Plan assets consist primarily of certain life insurance products of which the return depends on the performance of underlying debt and equity securities. The company's policy with respect to most plans is to fund the annual expense amount. One subsidiary of KRC Holdings has a policy to fund postretirement benefits on a cash basis.

The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits was $2.2 million in both 1997 and 1996 and $1.9 million in 1995.

The company has a Key Employee Stock Option Plan (KESOP). The company accounts for the KESOP in accordance with APB Opinion No. 25 under which no compensation expense has been recognized. Under the KESOP the option price equals the market value of the stock on the date of grant. Options automatically vest after nine years, but the KESOP provides for accelerated vesting based upon the attainment of certain performance goals or upon a change in control of the company. The options expire 10 years after the date of grant. The company also adopted a Non-Employee Director Option Plan (Director Plan) and an Executive Long-Term Incentive Plan (Executive Plan) in 1997. Under the KESOP, Director Plan and Executive Plan, the company is authorized to grant options for up to 2.6 million shares of common stock and has granted options on 490,473 shares through December 31, 1997.

Had the company recorded compensation expense for the fair value of options granted consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), net income would have been reduced on a pro forma basis by $51,400 in 1997 and $48,000 in both 1996 and 1995. On a pro forma basis, there would have been no effect on reported basic earnings per share for 1997, 1996 and 1995. There would have been no effect on reported diluted earnings per share in 1997 and 1995, however diluted earnings per share would have been reduced on a pro forma basis by $.01 in 1996. Since SFAS No. 123 does not require this accounting to be applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years.

A summary of the status of the KESOP and Director Plan at December 31, 1997, 1996 and 1995, and changes during the years then ended are as follows:

                              1997               1996               1995
                                Weighted           Weighted           Weighted
                                 Average            Average            Average
                                Exercise           Exercise           Exercise
                         Shares    Price    Shares    Price    Shares    Price

Balance at
  beginning
  of year               423,977   $17.66   468,737   $17.48   192,284   $15.82
Granted                  15,000    24.56       ---      ---   294,956    18.50
Forfeited                (9,067)   17.11       ---      ---    (2,700)   20.83
Exercised               (33,790)   15.75   (44,760)   15.75   (15,803)   15.75
Balance at end
  of year               396,120    18.10   423,977    17.66   468,737    17.48
Exercisable at
  end of year            74,974   $17.51    93,764   $15.75   138,524   $15.75


Exercise prices on options outstanding at December 31, 1997, range from $15.75 to $24.56 with a weighted average remaining contractual life of approximately 7 years.

The weighted average fair value of each option granted in 1997 and 1995 is $3.13 and $2.67, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to estimate the fair value of options granted in 1997 and 1995 were a risk-free interest rate of
6.60 percent and 7.80 percent, respectively, an expected dividend yield of 5.48 percent and 5.80 percent, respectively, an expected life of 7 years and 10 years, respectively, and expected volatility of
14.51 percent and 15.80 percent, respectively.

The company has Tax Deferred Compensation Savings Plans for eligible employees. Generally each participant may contribute amounts up to 15 percent of eligible compensation, subject to certain limitations. The company contributes an amount equal to 50 percent of the participant's savings contribution up to a maximum of 6 percent of such participant's contribution. Company contributions were $2.1 million in 1997 and $1.9 million in both 1996 and 1995.

NOTE 15
Partnership Investment
In September 1995, KRC Holdings through its wholly owned subsidiary, Knife River Hawaii, Inc., acquired a 50 percent interest in Hawaiian Cement, which was previously owned by Lone Star Industries, Inc. Knife River Dakota, Inc., a wholly owned subsidiary of KRC Holdings, Inc. acquired the remaining 50 percent interest in Hawaiian Cement from the previous owner, Adelaide Brighton Cement (Hawaii), Inc. of Adelaide, Australia, on July 31, 1997. Hawaiian Cement is a partnership headquartered in Honolulu, Hawaii, and is one of the largest construction materials suppliers in Hawaii, serving four of the islands. Hawaiian Cement's operations include construction aggregate mining, ready-mixed concrete and cement manufacturing and distribution.

In August 1997, the company began consolidating Hawaiian Cement into its financial statements. Prior to August 1997, the company's net investment in Hawaiian Cement was not consolidated and was accounted for by the equity method. The company's original 50 percent investment is included in "Investments" in the accompanying Consolidated Balance Sheets at December 31, 1996, while its share of operating results for the seven months ended July 31, 1997, the year ended December 31, 1996, and the four months ended December 31, 1995, is included in "Other income -- net" in the accompanying Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995, respectively. Summarized financial information for Hawaiian Cement, when accounted for by the equity method, includes: current assets; net property, plant and equipment; current liabilities; and, other liabilities, as of December 31, 1996, (in millions) of $17.3, $52.3, $10.1 and $15.0, respectively. Operating results for the seven months ended July 31, 1997, for the year ended December 31, 1996, and for the four months ended December 31, 1995, (in millions) were net sales of $33.5, $70.1 and $24.4; operating margin of $4.7, $9.9 and $5.1; and income before income taxes of $2.0, $5.4 and $2.8, respectively.

NOTE 16
Jointly Owned Facilities
The consolidated financial statements include the company's 22.70 percent and 25 percent ownership interests in the assets, liabilities and expenses of the Big Stone Station and the Coyote Station, respectively. Each owner of the Big Stone and Coyote stations is responsible for financing its investment in the jointly owned facilities.

The company's share of the Big Stone Station and Coyote Station operating expenses is reflected in the appropriate categories of operating expenses in the Consolidated Statements of Income.

At December 31, the company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:


                                                1997          1996
                                                 (In thousands)
Big Stone Station:
  Utility plant in service                  $ 49,467      $ 48,907
  Accumulated depreciation                    27,971        26,676
                                            $ 21,496      $ 22,231
Coyote Station:
  Utility plant in service                  $121,604      $122,320
  Accumulated depreciation                    53,107        52,721
                                            $ 68,497      $ 69,599

NOTE 17
Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 1997 and 1996:

                              First      Second       Third     Fourth
                            Quarter     Quarter     Quarter    Quarter

                             (In thousands, except per share amounts)
1997
Operating revenues         $139,811    $125,380    $163,699   $178,784
Operating expenses          109,055     106,932     134,675    145,451
Operating income             30,756      18,448      29,024     33,333
Net income                   14,597       8,741      14,195     17,084
Earnings per common share:
  Basic                         .50         .30         .48        .58
  Diluted                       .50         .30         .48        .58

1996
Operating revenues         $126,529    $110,213    $133,759   $144,200
Operating expenses           98,447      90,012     103,038    111,679
Operating income             28,082      20,201      30,721     32,521
Net income                   13,135       8,600       8,495     15,240
Earnings per common share:
  Basic                         .45         .30         .29        .53
  Diluted                       .45         .30         .29        .53


Certain company operations are highly seasonal and revenues from and certain expenses for such operations may fluctuate significantly among quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 18
Oil and Natural Gas Activities (Unaudited)
Fidelity Oil is involved in the acquisition, exploration, development and production of oil and natural gas properties. Fidelity's operations vary from the acquisition of producing properties with potential development opportunities to exploration and are located throughout the United States, the Gulf of Mexico and Canada. Fidelity Oil shares revenues and expenses from the development of specified properties in proportion to its interests.

Williston Basin owns in fee or holds natural gas leases and operating rights primarily applicable to the shallow rights (above 2,000 feet) in the Cedar Creek Anticline in southeastern Montana and to all rights in the Bowdoin area located in north-central Montana.

The following information includes the company's proportionate share of all its oil and natural gas interests held by both Fidelity Oil and Williston Basin.

The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:


                                        1997         1996         1995
                                               (In thousands)
Subject to amortization             $252,291     $223,409     $173,501
Not subject to amortization            9,408        6,792        8,831
Total capitalized costs              261,699      230,201      182,332
Accumulated depreciation, depletion
  and amortization                    95,611       71,554       49,498
Net capitalized costs               $166,088     $158,647     $132,834

Net capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities are as follows:


Years ended December 31,                1997        1996        1995
                                                (In thousands)
Acquisitions                         $    59     $23,284     $ 9,159
Exploration                           13,344       8,101       7,678
Development                           18,874      19,979      24,955
Net capital expenditures             $32,277     $51,364     $41,792

The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs:


Years ended December 31,                1997        1996        1995
                                              (In thousands)
Revenues*                            $77,756     $75,335     $53,484
Production costs                      23,251      21,296      16,888
Depreciation, depletion and
  amortization                        24,864      25,629      19,058
Pretax income                         29,641      28,410      17,538
Income tax expense                    10,968      10,875       6,397
Results of operations for
  producing activities               $18,673     $17,535     $11,141
* Includes $9.4 million, $7.0 million and $4.7 million of revenues for 1997, 1996 and 1995, respectively, related to Williston Basin's natural gas production activities which are included in "Natural gas" operating revenues in the Consolidated Statements of Income.


The following table summarizes the company's estimated quantities of proved oil and natural gas reserves at December 31, 1997, 1996 and 1995, and reconciles the changes between these dates. Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.


                             1997                 1996                1995
                                Natural             Natural             Natural
                          Oil       Gas       Oil       Gas       Oil       Gas
                                      (In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year            16,100   200,200    14,200   179,000    12,500   154,200
  Production           (2,100)  (20,400)   (2,100)  (20,400)   (2,000)  (17,500)
  Extensions and
    discoveries           600    12,100       600    27,000     1,800    23,800
  Purchases of proved
    reserves              ---       200     2,900     9,900     1,100     6,700
  Sales of reserves
    in place             (200)   (2,300)     (700)   (3,700)     (300)     (200)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions   500    (4,900)    1,200     8,400     1,100    12,000
Balance at end
  of year              14,900   184,900    16,100   200,200    14,200   179,000


Proved developed reserves:
  January 1, 1995      12,200   147,200
  December 31, 1995    13,600   156,400
  December 31, 1996    15,400   168,200
  December 31, 1997    14,500   163,800


Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1997, applicable to the company's $852,000 net investment in oil and natural gas properties located in Canada comprise approximately 2 percent of the total reserves.

The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:


                                               1997           1996         1995
                                                        (In thousands)

Future net cash flows before
  income taxes                             $306,600       $580,300     $267,300
Future income tax expenses                   86,600        194,200       76,100
Future net cash flows                       220,000        386,100      191,200
10% annual discount for estimated
  timing of cash flows                       81,000        152,100       70,300
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                             $139,000       $234,000     $120,900

The following are the sources of change in the standardized measure of discounted future net cash flows by year:


                                               1997           1996         1995
                                                       (In thousands)

Beginning of year                          $234,000       $120,900     $ 94,900
Net revenues from production                (54,500)       (54,000)     (36,400)
Change in net realization                  (158,400)       125,800       26,300
Extensions, discoveries and improved
  recovery, net of future
  production-related costs                   19,400         43,500       31,200
Purchases of proved reserves                    200         49,600       10,900
Sales of reserves in place                   (2,800)        (6,700)      (1,000)
Changes in estimated future
  development costs -- net of those
  incurred during the year                    7,700         (2,400)      (8,900)
Accretion of discount                        32,800         16,900       12,300
Net change in income taxes                   62,100        (69,200)     (17,100)
Revisions of previous quantity
  estimates                                  (1,300)         8,700        8,900
Other                                          (200)           900         (200)
Net change                                  (95,000)       113,100       26,000
End of year                                $139,000       $234,000     $120,900

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


To MDU Resources Group, Inc.

We have audited the accompanying consolidated balance sheets of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                   ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
  January 22, 1998


                                          1997          1996          1995
Selected Financial Data
Operating revenues: (000's)
 Electric                           $  164,351    $  138,761    $  134,609
 Natural gas                           200,789       175,408       167,787
 Construction materials and mining     174,147       132,222       113,066
 Oil and natural gas production         68,387        68,310        48,784
                                    $  607,674    $  514,701    $  464,246
Operating income: (000's)
 Electric                           $   33,089    $   29,476    $   29,898
 Natural gas distribution               10,410        11,504         6,917
 Natural gas transmission               29,169        30,231        25,427
 Construction materials and mining      14,602        16,062        14,463
 Oil and natural gas production         24,291        24,252        13,871
                                    $  111,561    $  111,525    $   90,576
Earnings on common stock: (000's)
 Electric                           $   13,388    $   11,436    $   12,000
 Natural gas distribution                4,514         4,892         1,604
 Natural gas transmission               11,317         2,459         8,416
 Construction materials and mining      10,111        11,521        10,819
 Oil and natural gas production         14,505        14,375         8,002
 Earnings on common stock
   before cumulative effect of
   accounting change                    53,835        44,683        40,841
 Cumulative effect of
   accounting change                       ---           ---           ---
                                    $   53,835    $   44,683    $   40,841
Earnings per common share before
 cumulative effect of accounting
 change -- diluted                  $     1.86    $     1.57    $     1.43
Cumulative effect of
  accounting change                        ---           ---           ---
                                    $     1.86    $     1.57    $     1.43
Pro forma amounts assuming
  retroactive application
  of accounting change:
 Net income (000's)                 $   54,617    $   45,470    $   41,633
 Earnings per common
   share -- diluted                 $     1.86    $     1.57    $     1.43

Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)         28,985        28,549        28,526
Dividends per common share          $     1.13    $     1.10    $   1.0782
Book value per common share         $    13.26    $    12.31    $    11.85
Market price per common
  share (year end)                  $    31.63    $    23.00    $    19.88
Market price ratios:
 Dividend payout                           61%           70%           76%
 Yield                                    3.6%          4.8%          5.5%
 Price/earnings ratio                    17.0x         14.6x         13.9x
 Market value as a percent
   of book value                        238.5%        186.8%        167.7%

Profitability Indicators
Return on average common equity          14.6%         13.0%         12.3%
Return on average invested capital       10.3%          9.5%          9.2%
Interest coverage                         6.0x          5.4x          3.9x
Fixed charges coverage, including
  preferred dividends                     3.4x          2.7x          3.0x

General
Total assets (000's)                $1,113,892    $1,089,173    $1,056,479
Net long-term debt (000's)          $  298,561    $  280,666    $  237,352
Redeemable preferred
  stock (000's)                     $    1,800    $    1,900    $    2,000
Capitalization ratios:
 Common stockholders' equity               55%           54%           57%
  Preferred stocks                          2             3             3
  Long-term debt                           43            43            40
                                          100%          100%          100%



                                          1994          1993          1992
Selected Financial Data
Operating revenues: (000's)
 Electric                           $  133,953    $  131,109    $  123,908
 Natural gas                           160,970       178,981       159,438
 Construction materials and mining     116,646        90,397        45,032
 Oil and natural gas production         37,959        39,125        33,797
                                    $  449,528    $  439,612    $  362,175
Operating income: (000's)
 Electric                           $   27,596    $   30,520    $   30,188
 Natural gas distribution                3,948         4,730         4,509
 Natural gas transmission               21,281        20,108        21,331
 Construction materials and mining      16,593        16,984        11,532
 Oil and natural gas production          8,757        11,750         9,499
                                    $   78,175    $   84,092    $   77,059
Earnings on common stock: (000's)
 Electric                           $   11,719    $   12,652*   $   13,302
 Natural gas distribution                  285         1,182*        1,370
 Natural gas transmission                6,155         4,713         3,479
 Construction materials and mining      11,622        12,359        10,662
 Oil and natural gas production          9,267         7,109         5,751
 Earnings on common stock
   before cumulative effect of
   accounting change                    39,048        38,015*       34,564
 Cumulative effect of
   accounting change                       ---         5,521           ---
                                    $   39,048    $   43,536    $   34,564
Earnings per common share before
 cumulative effect of accounting
 change -- diluted                  $     1.37    $     1.34*   $     1.21
Cumulative effect of
  accounting change                        ---           .19           ---
                                    $     1.37    $     1.53    $     1.21
Pro forma amounts assuming
  retroactive application
  of accounting change:
 Net income (000's)                 $   39,845    $   38,817    $   35,852
 Earnings per common
   share -- diluted                 $     1.37    $     1.34    $     1.23

Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)         28,509        28,534        28,494
Dividends per common share          $   1.0533    $   1.0133    $    .9733
Book value per common share         $    11.49    $    11.17    $    10.66
Market price per common
  share (year end)                  $    18.08    $    21.00    $    17.58
Market price ratios:
 Dividend payout                           77%           76%*          80%
 Yield                                    5.9%          5.0%          5.6%
 Price/earnings ratio                    13.2x         15.8x*        14.5x
 Market value as a percent
   of book value                        157.4%        188.0%        165.0%

Profitability Indicators
Return on average common equity          12.1%         12.3%*        11.6%
Return on average invested capital        9.1%          9.4%*         8.7%
Interest coverage                         3.3x          3.4x*         3.3x
Fixed charges coverage, including
  preferred dividends                     2.8x          2.9x*         2.4x

General
Total assets (000's)                $1,004,718    $1,041,051    $1,024,510
Net long-term debt (000's)          $  217,693    $  231,770    $  249,845
Redeemable preferred
  stock (000's)                     $    2,100    $    2,200    $    2,300
Capitalization ratios:
 Common stockholders' equity               58%           56%           53%
  Preferred stocks                          3             3             3
  Long-term debt                           39            41            44
                                          100%          100%          100%
* Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.


                                          1997          1996          1995
Electric Operations
Sales to ultimate consumers
  (thousand kWh)                     2,041,191     2,067,926     1,993,693
Sales for resale (thousand kWh)        361,954       374,535       408,011
Electric system generating and
  firm purchase capability  --
  kW (Interconnected system)           487,500       481,800       472,400
Demand peak  --
  kW (Interconnected system)           404,600       393,300       412,700
Electricity produced (thousand kWh)  1,826,770     1,829,669     1,718,077
Electricity purchased (thousand kWh)   769,679       809,261       867,524
Cost of fuel and purchased
  power per kWh                          $.018         $.017         $.016

Natural Gas Distribution Operations
Sales (Mdk)                             34,320        38,283        33,939
Transportation (Mdk)                    10,067         9,423        11,091
Weighted average degree days  --  % of
 previous year's actual                    85%          114%          105%

Natural Gas Transmission Operations
Natural gas transmission:
 Sales for resale (Mdk)                    ---           ---           ---
 Transportation (Mdk)                   85,464        82,169        68,015
 Produced (Mdk)                          6,949         6,073         4,981
 Net recoverable reserves (MMcf)       127,300       133,400       113,000
Energy marketing:
 Natural gas volumes (Mdk)              14,971         4,670         3,556
 Propane (thousand gallons)             10,005         9,689         7,471

Construction Materials and Mining Operations
Construction materials: (000's)
   Aggregates (tons sold)                5,113         3,374         2,904
 Asphalt (tons sold)                       758           694           373
 Ready-mixed concrete
  (cubic yards sold)                       516           340           307
 Recoverable aggregate
   reserves (tons)                     169,375       119,800        68,000
Coal: (000's)
 Sales (tons)                            2,375         2,899         4,218
 Recoverable reserves (tons)           226,560       228,900       231,900

Oil and Natural Gas Production Operations
Production:
 Oil (000's of barrels)                  2,088         2,149         1,973
 Natural gas (MMcf)                     13,192        14,067        12,319
Average sales prices:
 Oil (per barrel)                   $    17.50    $    17.91    $    15.07
 Natural gas (per Mcf)              $     2.41    $     2.09    $     1.51
Net recoverable reserves:
 Oil (000's of barrels)                 14,900        16,100        14,200
 Natural gas (MMcf)                     57,600        66,800        66,000


                                          1994          1993          1992
Electric Operations
Sales to ultimate consumers
  (thousand kWh)                     1,955,136     1,893,713     1,829,933
Sales for resale (thousand kWh)        444,492       510,987       352,550
Electric system generating and
  firm purchase capability  --
  kW (Interconnected system)           470,900       465,200       460,200
Demand peak  --
  kW (Interconnected system)           369,800       350,300       339,100
Electricity produced (thousand kWh)  1,901,119     1,870,740     1,774,322
Electricity purchased (thousand kWh)   700,912       701,736       593,612
Cost of fuel and purchased
  power per kWh                          $.017         $.016         $.016

Natural Gas Distribution Operations
Sales (Mdk)                             31,840        31,147        26,681
Transportation (Mdk)                     9,278        12,704        13,742
Weighted average degree days  --  % of
 previous year's actual                    92%          115%           98%

Natural Gas Transmission Operations
Natural gas transmission:
 Sales for resale (Mdk)                    ---        13,201        16,841
 Transportation (Mdk)                   63,870        59,416        64,498
 Produced (Mdk)                          4,732         3,876         3,551
 Net recoverable reserves (MMcf)        99,300           ---           ---
Energy marketing:
 Natural gas volumes (Mdk)               7,301         6,827         3,292
 Propane (thousand gallons)              6,462         2,210           ---

Construction Materials and Mining Operations
Construction materials: (000's)
   Aggregates (tons sold)                2,688         2,391           263
 Asphalt (tons sold)                       391           141           ---
 Ready-mixed concrete
  (cubic yards sold)                       315           157           ---
 Recoverable aggregate
   reserves (tons)                      71,000        74,200        20,600
Coal: (000's)
 Sales (tons)                            5,206         5,066         4,913
 Recoverable reserves (tons)           236,100       230,600       235,700

Oil and Natural Gas Production Operations
Production:
 Oil (000's of barrels)                  1,565         1,497         1,531
 Natural gas (MMcf)                      9,228         8,817         5,024
Average sales prices:
 Oil (per barrel)                   $    13.14    $    14.84    $    16.74
 Natural gas (per Mcf)              $     1.84    $     1.86    $     1.53
Net recoverable reserves:
 Oil (000's of barrels)                 12,500        11,200        12,200
 Natural gas (MMcf)                     54,900        50,300        37,200