Form 10-K, Exhibit 13
period 1998-12-31
MDU RESOURCES GROUP INC
filed 1999-03-04
CIK 67716

MDU RESOURCES GROUP, INC.

                         1998 FINANCIAL REPORT


REPORT OF MANAGEMENT

The management of MDU Resources Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles as applied to the company's regulated and nonregulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

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



Martin A. White                          Warren L. Robinson
President and Chief                      Vice President, Treasurer
Executive Officer                        and Chief Financial Officer


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MDU Resources Group, Inc.
We have audited the accompanying consolidated balance sheets of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                   ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 21, 1999

                   CONSOLIDATED STATEMENTS OF INCOME
                       MDU RESOURCES GROUP, INC.

Years ended December 31,                        1998        1997         1996
                                      (In thousands, except per share amounts)
Operating revenues:
 Electric                                  $ 211,453   $ 164,351 $    138,761
 Natural gas                                 287,426     200,789      175,408
 Construction materials and mining           346,451     174,147      132,222
 Oil and natural gas production               51,297      68,387       68,310
                                             896,627     607,674      514,701

Operating expenses:
 Fuel and purchased power                     49,829      45,604       43,983
 Purchased natural gas sold                  158,908      77,082       48,886
 Operation and maintenance                   448,290     283,894      225,682
 Depreciation, depletion and
    amortization                              77,786      65,767       62,651
 Taxes, other than income                     24,871      23,766       21,974
 Write-downs of oil and natural gas
    properties (Note 1)                       66,000         ---          ---
                                             825,684     496,113      403,176

Operating income:
 Electric                                     38,099      33,089       29,476
 Natural gas distribution                      8,028      10,410       11,504
 Natural gas transmission                     38,114      29,169       30,231
 Construction materials and mining            41,609      14,602       16,062
 Oil and natural gas production              (54,907)     24,291       24,252
                                              70,943     111,561      111,525

Other income -- net                           10,922       4,008        5,617

Interest expense                              30,273      30,209       28,832

Costs on natural gas
 repurchase commitment (Note 15)                 ---         ---       26,753
Income before income taxes                    51,592      85,360       61,557

Income taxes                                  17,485      30,743       16,087
Net income                                    34,107      54,617       45,470

Dividends on preferred stocks                    777         782          787
Earnings on common stock                   $  33,330   $  53,835   $   44,683
Earnings per common share -- basic         $     .66   $    1.24   $     1.05
Earnings per common share -- diluted       $     .66   $    1.24   $     1.04
Dividends per common share                 $   .7834   $   .7534   $    .7333
Weighted average common shares
 outstanding -- basic                         50,536      43,315       42,715
Weighted average common shares
 outstanding -- diluted                       50,837      43,478       42,824

The accompanying notes are an integral part of these consolidated statements.

                      CONSOLIDATED BALANCE SHEETS
                        MDU RESOURCES GROUP, INC.


December 31,                                         1998          1997

                                                        (In thousands)
ASSETS
Current assets:
 Cash and cash equivalents                     $   39,216    $   28,174
 Receivables                                      124,114        80,585
 Inventories                                       44,865        41,322
 Deferred income taxes                             16,918        17,356
 Prepayments and other current assets              15,536        12,479
                                                  240,649       179,916
Investments                                        43,029        18,935
Property, plant and equipment:
 Electric                                         583,047       566,247
 Natural gas distribution                         178,522       172,086
 Natural gas transmission                         304,054       288,709
 Construction materials and mining                484,419       243,110
 Oil and natural gas production                   260,758       240,193
                                                1,810,800     1,510,345
 Less accumulated depreciation,
    depletion and amortization                    726,123       670,809
                                                1,084,677       839,536
Deferred charges and other assets                  84,420        75,505

                                               $1,452,775    $1,113,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings                         $   15,000    $    3,347
 Long-term debt and preferred
    stock due within one year                       3,292         7,902
 Accounts payable                                  60,023        31,571
 Taxes payable                                      9,226         9,057
 Dividends payable                                 10,799         8,574
 Other accrued liabilities,
    including reserved revenues                    71,129        88,563
                                                  169,469       149,014
Long-term debt (Note 6)                           413,264       298,561
Deferred credits and other liabilities:
 Deferred income taxes                            173,094       119,747
 Other liabilities (Note 15)                      129,506       143,574
                                                  302,600       263,321
Preferred stock subject to mandatory
 redemption (Note 7)                                1,600         1,700
Commitments and contingencies
  (Notes 11, 14, 15 and 16)
Stockholders' Equity:
 Preferred stocks (Note 7)                         15,000        15,000
 Common stockholders' equity:
    Common stock (Note 8)
      Authorized -- 75,000,000 shares,
                    $3.33 par value
      Issued -- 53,272,951 and 29,143,332
                shares in 1998 and
                1997, respectively                177,399        97,047
    Other paid-in capital                         171,486        76,526
    Retained earnings                             205,583       212,723
    Treasury stock at cost - 239,521 shares        (3,626)          ---
      Total common stockholders' equity           550,842       386,296
 Total stockholders' equity                       565,842       401,296

                                               $1,452,775    $1,113,892

The accompanying notes are an integral part of these consolidated statements.

         CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                        MDU RESOURCES GROUP, INC.

Years ended
December 31,                                         Other
1998, 1997 and 1996                Common Stock     Paid-In  Retained    Treasury Stock
                                 Shares    Amount   Capital  Earnings    Shares   Amount      Total
                              (In thousands, except shares)
Balance at
December 31, 1995            28,476,981  $ 94,828  $ 64,305  $178,184       ---  $   ---   $337,317
  Net income                        ---       ---       ---    45,470       ---      ---     45,470
  Dividends on
    preferred stocks                ---       ---       ---      (787)      ---      ---       (787)
  Dividends on common stock         ---       ---       ---   (31,326)      ---      ---    (31,326)

Balance at
December 31, 1996            28,476,981    94,828    64,305   191,541       ---      ---    350,674
  Net income                        ---       ---       ---    54,617       ---      ---     54,617
  Dividends on
   preferred stocks                 ---       ---       ---      (782)      ---      ---       (782)
  Dividends on common stock         ---       ---       ---   (32,653)      ---      ---    (32,653)
  Issuance of common stock:
    Acquisitions                225,629       751     3,622       ---       ---      ---      4,373
     Other                      440,722     1,468     8,599       ---       ---      ---     10,067

Balance at
December 31, 1997            29,143,332    97,047    76,526   212,723       ---      ---    386,296
  Net income                        ---       ---       ---    34,107       ---      ---     34,107
  Dividends on
   preferred stocks                 ---       ---       ---      (777)      ---      ---       (777)
  Dividends on common stock         ---       ---       ---   (40,470)      ---      ---    (40,470)
  Issuance of common stock:
    Acquisitions (pre-split)  4,973,629    16,562   112,353       ---       ---      ---    128,915
     Other (pre-split)          869,068     2,894    26,900       ---       ---      ---     29,794
  Treasury stock
    acquired                        ---       ---       ---       ---  (159,681)  (3,626)    (3,626)
  Three-for-two
   common stock
     split (Note 8)          17,493,014    58,252   (58,252)      ---   (79,840)     ---        ---
  Issuance of
   common stock:
    Acquisitions (post-split)   672,863     2,241    11,234       ---       ---      ---     13,475
    Other (post-split)          121,045       403     2,725       ---       ---      ---      3,128

Balance at
December 31, 1998            53,272,951  $177,399  $171,486  $205,583  (239,521) $(3,626)  $550,842

The accompanying notes are an integral part of these consolidated statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         MDU RESOURCES GROUP, INC.

Years ended December 31,                   1998       1997       1996

(In thousands)
Operating activities:
 Net income                           $  34,107  $  54,617 $   45,470
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation, depletion and
      amortization                       77,786     65,767     62,651
    Deferred income taxes and
      investment tax credit             (17,256)    12,894        138
    Recovery of deferred natural gas
      contract litigation settlement
      costs                                 ---      5,486     10,743
    Write-down of natural gas
      available under repurchase
      commitment (Note 15)                  ---        ---     18,553
    Write-downs of oil and natural gas
      properties (Note 1)                66,000        ---        ---
    Changes in current assets and
      liabilities:
      Receivables                       (10,464)     6,951     (9,346)
      Inventories                         1,718     (4,214)    (1,218)
      Other current assets                 (547)     2,026     (1,467)
      Accounts payable                   14,094     (5,605)     7,584
      Other current liabilities         (19,805)    (6,087)   (22,434)
    Other noncurrent changes             (7,187)     6,794     (4,436)
  Net cash provided by operating
    activities                          138,446    138,629    106,238

Financing activities:
 Net change in short-term borrowings      3,933     (5,919)     3,350
 Issuance of long-term debt             209,890     54,064     81,300
 Repayment of long-term debt           (113,600)   (47,899)   (43,262)
 Retirement of preferred stocks            (100)      (100)      (100)
 Issuance of common stock                32,922     10,067        ---
 Retirement of natural gas
   repurchase commitment                (17,105)   (52,090)    (4,157)
 Dividends paid                         (41,247)   (33,435)   (32,113)
  Net cash provided by (used in)
    financing activities                 74,693    (75,312)     5,018

Investing activities:
 Capital expenditures including
   acquisitions of businesses:
   Electric                             (10,897)   (18,713)   (18,674)
   Natural gas distribution              (8,256)    (8,858)    (6,255)
   Natural gas transmission             (17,522)   (13,205)   (10,127)
   Construction materials and mining    (60,014)   (40,797)   (25,063)
   Oil and natural gas production       (94,465)   (30,651)   (51,821)
                                       (191,154)  (112,224)  (111,940)
 Net proceeds from sale or
   disposition of property                4,275      4,522     11,803
 Net capital expenditures              (186,879)  (107,702)  (100,137)
 Sale of natural gas available
   under repurchase commitment            7,727     27,008     10,595
 Investments                            (22,945)    (2,248)    (7,313)
  Net cash used in investing
    activities                         (202,097)   (82,942)   (96,855)
Increase (decrease) in cash
  and cash equivalents                   11,042    (19,625)    14,401
Cash and cash equivalents --
  beginning of year                      28,174     47,799     33,398
Cash and cash equivalents --
  end of year                         $  39,216  $  28,174  $  47,799

The accompanying notes are an integral part of these consolidated statements.

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of MDU Resources Group, Inc. (company) include the accounts of two regulated businesses -- retail and wholesale sales of electricity and retail sales and/or transportation of natural gas and propane, and natural gas transmission and storage -- and two nonregulated businesses -- construction materials and mining operations, and oil and natural gas production. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generating stations.

The company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by the company's nonregulated businesses.

The company's regulated businesses account for certain income and expense items under the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Regulation" (SFAS No. 71). SFAS No. 71 allows these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates. The expected recovery or flowback of these deferred items are generally based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are being amortized consistently with the regulatory treatment established by the FERC and the applicable state public service commissions. See Note 3 for more information regarding the nature and amounts of these regulatory deferrals.

In accordance with the provisions of SFAS No. 71, intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated. All other significant intercompany balances and transactions have been eliminated.

Property, plant and equipment

Additions to property, plant and equipment are recorded at cost when first placed in service. When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of all other assets, except for oil and natural gas production properties as described below, the resulting gains or losses are recognized as a component of income. The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service. In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations. The amounts of AFUDC and interest capitalized were not material in 1998, 1997 and 1996. Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for oil and natural gas production properties as described below.

Oil and natural gas

The company uses the full-cost method of accounting for its oil and natural gas production activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized and amortized on the units of production method based on total proved reserves. Any conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of the properties with no gain or loss recognized.
Capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties. Future net revenue is estimated based on end-of-quarter prices adjusted for contracted price changes. If capitalized costs exceed the full-cost ceiling at the end of any quarter, a permanent noncash write-down is required to be charged to earnings in that quarter.

Due to low oil and natural gas prices, the company's capitalized costs under the full-cost method of accounting exceeded the full-cost ceiling at June 30, 1998 and December 31, 1998. Accordingly, the company was required to write down its oil and natural gas producing properties.
These noncash write-downs amounted to $33.1 million ($20.0 million after tax) and $32.9 million ($19.9 million after tax) for the quarters ended June 30, 1998 and December 31, 1998, respectively.

Natural gas in underground storage and available under repurchase commitment

Natural gas in underground storage is carried at cost using the last-in, first-out (LIFO) method. The portion of the cost of natural gas in underground storage expected to be used within one year is included in inventories.

Natural gas available under a repurchase commitment with Frontier Gas Storage Company (Frontier) is carried at Frontier's cost of purchased natural gas, less an allowance to reflect changed market conditions, and is reflected on the company's Consolidated Balance Sheets in "Deferred charges and other assets." See Note 15 for discussion on the write-down which occurred in 1996 of the natural gas available under the repurchase commitment with Frontier.

Inventories

Inventories, other than natural gas in underground storage, consist primarily of materials and supplies and inventories held for resale. These inventories are stated at the lower of average cost or market.

Revenue recognition

The company recognizes utility revenue each month based on the services provided to all utility customers during the month. For its construction businesses, the company recognizes construction contract revenue on the percentage of completion method. The company generally recognizes all other revenues when services are rendered or goods are delivered.

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

Income taxes

The company provides deferred federal and state income taxes on all temporary differences. Excess deferred income tax balances associated with Montana-Dakota's and Williston Basin's rate-regulated activities resulting from the company's adoption of SFAS No. 109, "Accounting for Income Taxes", have been recorded as a regulatory liability and are included in "Other liabilities" in the company's Consolidated Balance Sheets. These regulatory liabilities are expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.

The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the applicable state public service commissions.

Earnings per common share

Basic earnings per common share were computed by dividing earnings on common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were computed by dividing earnings on common stock by the total of the weighted average number of shares of common stock outstanding during the year, plus the effect of outstanding stock options. Common stock outstanding includes issued shares less shares held in treasury. Earnings per share have been restated to reflect the three-for-two common stock split effected in July 1998 as discussed in Note 8.

Comprehensive income

On January 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 provides authoritative guidance on the reporting and display of comprehensive income and its components. For the years ended December 31, 1998, 1997 and 1996, comprehensive income equaled net income as reported.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental and other loss contingencies, accumulated provision for revenues subject to refund, unbilled revenues and actuarially determined benefit costs. As better information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Cash flow information

Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                     1998     1997     1996
(In thousands)
Interest, net of amount capitalized       $26,394  $25,626  $25,449
Income taxes                              $34,498  $18,171  $28,163

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications

Certain reclassifications have been made in the financial statements for prior years to conform to the current presentation. Such reclassifications had no effect on net income or common stockholders' equity as previously reported.

New accounting standard

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. The company will adopt SFAS No. 133 on January 1, 2000, and has not yet quantified the impacts of adopting SFAS No. 133 on the company's financial position or results of operations.

NOTE 2

NATURAL GAS IN UNDERGROUND STORAGE

Natural gas in underground storage included in natural gas transmission and natural gas distribution property, plant and equipment amounted to $43.7 million at December 31, 1998, and $43.1 million at December 31, 1997. In addition, $11.5 million and $11.4 million at December 31, 1998 and 1997, respectively, of natural gas in underground storage is included in inventories.

NOTE 3

REGULATORY ASSETS AND LIABILITIES

The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying
Consolidated Balance Sheets as of December 31:


                                                     1998       1997

(In thousands)
Regulatory assets:
  Long-term debt refinancing costs               $ 10,995   $ 11,466
  Postretirement benefit costs                      2,036      2,940
  Plant costs                                       3,003      3,173
  Other                                            11,647     10,899
Total regulatory assets                            27,681     28,478
Regulatory liabilities:
  Reserves for regulatory matters                  39,981     39,193
  Taxes refundable to customers                    14,129     13,933
  Plant decommissioning costs                       6,413      5,843
  Natural gas costs refundable
    through rate adjustments                          274     21,721
  Other                                             1,351      1,393
Total regulatory liabilities                       62,148     82,083
Net regulatory position                          $(34,467)  $(53,605)

As of December 31, 1998, substantially all of the company's regulatory assets are being reflected in rates charged to customers and are being recovered over the next 1 to 18 years.

If, for any reason, the company's regulated businesses cease to meet the criteria for application of SFAS No. 71 for all or part of their operations, the regulatory assets and liabilities relating to those portions ceasing to meet such criteria would be removed from the balance sheet and included in the statement of income as an extraordinary item in the period in which the discontinuance of SFAS No. 71 occurs.

NOTE 4

FINANCIAL INSTRUMENTS

Derivatives

Williston Basin Interstate Pipeline Company and Fidelity Oil Group have entered into certain price swap and collar agreements to manage a portion of the market risk associated with fluctuations in the price of oil and natural gas. These swap and collar agreements are not held for trading purposes. The swap and collar agreements call for Williston Basin and Fidelity to receive monthly payments from or make payments to counterparties based upon the difference between a fixed and a variable price as specified by the agreements. The variable price is either an oil price quoted on the New York Mercantile Exchange (NYMEX) or a quoted natural gas price on the NYMEX or Colorado Interstate Gas Index. The company believes that there is a high degree of correlation because the timing of purchases and production and the swap and collar agreements are closely matched, and hedge prices are established in the areas of operations. Amounts payable or receivable on the swap and collar agreements are matched and reported in operating revenues on the Consolidated Statements of Income as a component of the related commodity transaction at the time of settlement with the counterparty. The amounts payable or receivable are generally offset by corresponding increases and decreases in the value of the underlying commodity transactions.

Innovative Gas Services, Incorporated participates in the natural gas futures market to hedge a portion of the price risk associated with natural gas purchase and sale commitments. These futures are not held for trading purposes. Gains or losses on the futures contracts are deferred until the transaction occurs, at which point they are reported in "Purchased natural gas sold" on the Consolidated Statements of Income.
The gains or losses on the futures contracts are generally offset by corresponding increases and decreases in the value of the underlying commodity transactions.

Williston Basin and Knife River Corporation entered into interest rate swap agreements to manage a portion of their interest rate exposure on the natural gas repurchase commitment and long-term debt, respectively. These interest rate swap agreements, which expired in August 1997 and August 1998, respectively, were not held for trading purposes. The interest rate swap agreements called for Williston Basin and Knife River to receive quarterly payments from or make payments to counterparties based upon the difference between fixed and variable rates as specified by the interest rate swap agreements. The variable prices were based on the three-month floating London Interbank Offered Rate. Settlement amounts payable or receivable under these interest rate swap agreements were recorded in "Interest expense" for Knife River and "Costs on natural gas repurchase commitment" for Williston Basin on the Consolidated Statements of Income in the accounting period they were incurred. The amounts payable or receivable were generally offset by interest on the related debt instruments.

The company's policy prohibits the use of derivative instruments for trading purposes and the company has procedures in place to monitor compliance with its policies. The company is exposed to credit-related losses in relation to financial instruments in the event of nonperformance by counterparties, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.

The following table summarizes the company's hedging activity:


Years ended December 31,                    1998            1997            1996

(Notional amounts in thousands)
Oil swap agreements:*
 Range of fixed prices per barrel         $20.92   $19.77-$21.36   $18.74-$19.07
 Notional amount (in barrels)                219             730             635

Natural gas swap/collar agreements:*
 Range of fixed prices per MMBtu     $1.54-$2.67    $1.30-$2.395     $1.40-$2.05
 Notional amount (in MMBtu's)              6,082           8,039           5,331

Natural gas futures contracts:*
 Range of fixed prices per MMBtu     $1.96-$2.50             ---             ---
 Notional amount (in MMBtu's)                650             ---             ---

Natural gas collar agreement:**
 Range of fixed prices per MMBtu             ---             ---     $1.22-$1.52
 Notional amount (in MMBtu's)                ---             ---             910

Interest rate swap agreements:**
 Range of fixed interest rates       5.50%-6.50%     5.50%-6.50%     5.50%-6.50%
 Notional amount (in dollars)            $10,000         $30,000         $30,000
 * Receive fixed -- pay variable
** Receive variable -- pay fixed


At December 31, 1998, the company has natural gas collar agreements outstanding for 2.9 million MMBtu's of natural gas which call for the company, in 1999, to receive monthly payments from counterparties when the settlement price is below the floor price in the collar agreement or make monthly payments to counterparties when the settlement price is above the ceiling price in the collar agreement. The weighted average floor price and ceiling price is $2.10 and $2.51, respectively.

The fair value of these derivative financial instruments reflects the estimated amounts that the company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current favorable or unfavorable position on open contracts. The favorable or unfavorable position is currently not recorded on the company's financial statements. Favorable and unfavorable positions related to commodity hedge agreements are expected to be generally offset by corresponding increases and decreases in the value of the underlying commodity transactions. The company's net favorable position on all hedge agreements outstanding at December 31, 1998, was $597,000.

In the event a hedge agreement does not qualify for hedge accounting or when the underlying commodity transaction or related debt instrument matures, is sold, is extinguished, or is terminated, the current favorable or unfavorable position on the open contract would be included in results of operations. The company's policy requires approval to terminate a hedge agreement prior to its original maturity. In the event a hedge agreement is terminated, the realized gain or loss at the time of termination would be deferred until the underlying commodity transaction or related debt instrument is sold or matures and is expected to generally offset the corresponding increases or decreases in the value of the underlying commodity transaction or interest on the related debt instrument.

Fair value of other financial instruments

The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption are based on quoted market prices of the same or similar issues. The estimated fair values of the company's long-term debt and preferred stock subject to mandatory redemption at December 31 are as follows:
                                 1998                   1997
                       Carrying       Fair     Carrying       Fair
                         Amount      Value       Amount      Value

(In thousands)
Long-term debt         $416,456   $435,078     $306,363   $319,367
Preferred stock
 subject to mandatory
 redemption            $  1,700   $  1,592     $  1,800   $  1,584

The fair value of other financial instruments for which estimated fair values have not been presented is not materially different than the related carrying amount.

NOTE 5

SHORT-TERM BORROWINGS

The company and its subsidiaries had unsecured short-term lines of credit from a number of banks totaling $60 million at December 31, 1998. These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues. The agreements provide for commitment fees at varying rates. Commercial paper amounts outstanding supported by the lines of credit were $15 million at December 31, 1998, and $3.3 million at December 31, 1997. The weighted average interest rate for borrowings outstanding at December 31, 1998 and 1997, was 5.45 percent and 8.50 percent, respectively. The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.

NOTE 6

LONG-TERM DEBT AND INDENTURE PROVISIONS

Long-term debt outstanding at December 31 is as follows:


                                                      1998           1997

(In thousands)
First mortgage bonds and notes:
  9 1/8% Series, paid in 1998                    $     ---      $  20,000
  Pollution Control Refunding Revenue
    Bonds, Series 1992 --
    Mercer County, North Dakota,
      6.65%, due June 1, 2022                       15,000         15,000
    Morton County, North Dakota,
      6.65%, due June 1, 2022                        2,600          2,600
    Richland County, Montana,
      6.65%, due June 1, 2022                        3,250          3,250
  Secured Medium-Term Notes,
    Series A --
    6.52%, due October 1, 2004                      15,000         15,000
    8.25%, due April 1, 2007                        30,000         30,000
    5.83%, due October 1, 2008                      15,000            ---
    6.71%, due October 1, 2009                      15,000         15,000
    8.60%, due April 1, 2012                        35,000         35,000
Total first mortgage bonds and notes               130,850        135,850
Pollution control
  note obligation, 6.20%, due
  March 1, 2004                                      3,400          3,700
Senior notes:
  8.70%, paid in 1998                                  ---          6,500
  8.43%, due December 31, 2000                       9,000         12,000
  7.35%, due July 31, 2002                           4,000          5,000
  7.51%, due October 9, 2003                         3,000          3,000
  6.86%, due October 30, 2004                       12,500         12,500
  6.43%, due October 30, 2005                       10,000            ---
  7.45%, due May 31, 2006                           20,000         20,000
  6.68%, due October 30, 2006                       15,000            ---
  7.60%, due November 3, 2008                       15,000         15,000
  7.10%, due October 30, 2009                       12,500         12,500
  6.73%, due October 30, 2010                       10,000            ---
  7.28%, due October 30, 2012                       10,000         10,000
  6.87%, due October 30, 2013                        5,000            ---
  7.05%, due October 30, 2018                       15,000            ---
Commercial paper at a weighted average
  rate of 6.49%, supported by a revolving
  credit agreement due on November 29, 2001         82,921            ---
Revolving lines of credit at a
  weighted average rate of 6.96%,
  due on dates ranging from
  January 5, 2001 through December 31, 2002         45,200         64,000
Term credit agreements at a weighted
  average rate of 7.84%, due on dates
  ranging from January 28, 2000
  through November 25, 2012                         13,211          6,398
Other                                                 (126)           (85)
Total long-term debt                               416,456        306,363
Less current maturities                              3,192          7,802
Net long-term debt                               $ 413,264      $ 298,561

During 1998, Centennial Energy Holdings, Inc., a direct subsidiary of the company, entered into a revolving credit agreement with various banks on behalf of its subsidiaries that allows for borrowings of up to $200 million. This facility supports the Centennial commercial paper program. Under the Centennial commercial paper program, $82.9 million was outstanding at December 31, 1998. The commercial paper borrowings are classified as long term as the company intends to refinance these borrowings on a long term basis through continued commercial paper borrowings supported by the revolving credit agreement.

Under the revolving lines of credit, the company and a subsidiary have $50 million available, $45.2 million of which was outstanding at December 31, 1998. The amounts of scheduled long-term debt maturities for the five years following December 31, 1998 aggregate $3.2 million in 1999;
$12.4 million in 2000; $100.3 million in 2001; $49.4 million in 2002 and $6.4 million in 2003. Substantially all of the company's electric and natural gas distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage. Under the terms and conditions of such Indenture, the company could have issued approximately
$273 million of additional first mortgage bonds at December 31, 1998. Certain of the company's other debt instruments contain restrictive covenants all of which the company is in compliance with at December 31, 1998.



NOTE 7

PREFERRED STOCKS

Preferred stocks at December 31 are as follows:
                                                     1998             1997

(Dollars in thousands)
Authorized:
  Preferred --
    500,000 shares, cumulative,
    par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
    value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
    value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption --
    Preferred --
      5.10% Series -- 17,000 and 18,000 shares
      in 1998 and 1997, respectively              $ 1,700          $ 1,800
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000           10,000
      4.70% Series -- 50,000 shares                 5,000            5,000
                                                   15,000           15,000
Total preferred stocks                             16,700           16,800
Less current maturities and
  sinking fund requirements                           100              100
Net preferred stocks                              $16,600          $16,700

The preferred stocks outstanding are subject to redemption, in whole or in part, at the option of the company with certain limitations on 30 days notice on any quarterly dividend date.

The company is obligated to make annual sinking fund contributions to retire the 5.10% Series preferred stock. The redemption prices and sinking fund requirements, where applicable, are summarized below:



                                     Redemption             Sinking Fund
Series                                 Price (a)         Shares    Price (a)
Preferred stocks:
  4.50%                                 $105 (b)            ---          ---
  4.70%                                 $102 (b)            ---          ---
  5.10%                                 $102          1,000 (c)         $100
(a) Plus accrued dividends.
(b) These series are redeemable at the sole discretion of the company.
(c) Annually on December 1, if tendered.

In the event of a voluntary or involuntary liquidation, all preferred stock series holders are entitled to $100 per share, plus accrued dividends.

The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption for each of the five years following December 31, 1998, is $100,000.

NOTE 8

COMMON STOCK

On May 14, 1998, the company's Board of Directors approved a three-for-two common stock split effected in the form of a 50 percent common stock dividend. The additional shares of common stock were distributed on July 13, 1998, to common stockholders of record on July 3, 1998. Common stock information appearing in the accompanying Consolidated Statements of Income and Notes to Consolidated Financial Statements has been restated to give retroactive effect to the stock split.

The company's Automatic Dividend Reinvestment and Stock Purchase Plan
(DRIP) provides participants in the DRIP the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and/or to make optional cash payments of up to $5,000 per month for the same purpose. Holders of all classes of the company's capital stock, legal residents in any of the 50 states and beneficial owners, whose shares are held by brokers or other nominees, through participation by their brokers or nominees are eligible to participate in the DRIP. The company's Tax Deferred Compensation Savings Plans (K-Plans) pursuant to
Section 401(k) of the Internal Revenue Code are funded with the company's common stock. From January 1, 1989, through September 30, 1998, the DRIP and K-Plans have been funded primarily by the purchase of shares of common stock on the open market, except for a portion of 1997 where shares of authorized but unissued common stock were used to fund the DRIP and K-Plans. Beginning October 1, 1998, shares of authorized but unissued common stock were used to fund the DRIP, while the K-Plans continued to be funded by the purchase of shares of common stock on the open market. At December 31, 1998, there were 8.2 million shares of common stock reserved for issuance under the DRIP and K-Plans.

On November 12, 1998, the company's Board of Directors declared, pursuant to a stockholders' rights plan, a dividend of one preference share purchase right (right) for each outstanding share of the company's common stock. Each right becomes exercisable, upon the occurrence of certain events, for one one-thousandth of a share of Series B Preference Stock of the company, without par value, at an exercise price of $125 per one one-thousandth, subject to certain adjustments. The rights are currently not exercisable and will be exercisable only if a person or group (acquiring person) either acquires ownership of 15 percent or more of the company's common stock or commences a tender or exchange offer that would result in ownership of 15 percent or more. In the event the company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earnings power are sold, each right entitles the holder to receive, upon the exercise thereof at the then current exercise price of the right multiplied by the number of one one-thousandth of a Series B Preference Stock for which a right is then exercisable, in accordance with the terms of the rights agreement, such number of shares of common stock of the acquiring person having a market value of twice the then current exercise price of the right. The rights, which expire on December 31, 2008, are redeemable in whole, but not in part, for a price of $.01 per right, at the company's option at any time until any acquiring person has acquired 15 percent or more of the company's common stock.

NOTE 9

INCOME TAXES

Income tax expense is summarized as follows:


Years ended December 31,                1998        1997        1996
(In thousands)
Current:
  Federal                           $ 28,256     $15,427     $12,617
  State                                5,880       2,362       3,272
  Foreign                                605          60          60
                                      34,741      17,849      15,949
Deferred:
  Investment tax credit                 (975)     (1,150)     (1,099)
  Income taxes --
    Federal                          (14,214)     11,844       1,139
    State                             (2,067)      2,200         120
    Foreign                              ---         ---         (22)
                                     (17,256)     12,894         138
Total income tax expense            $ 17,485     $30,743     $16,087

Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:

                                                      1998        1997

(In thousands)
Deferred tax assets:
  Reserves for regulatory matters                $  35,703    $ 32,789
  Natural gas available under
    repurchase commitment                            2,268       4,821
  Accrued pension costs                              9,274       8,445
  Deferred investment tax credits                    2,336       2,714
  Accrued land reclamation                           2,907       3,184
  Other                                             13,266      12,851
Total deferred tax assets                           65,754      64,804
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment               192,166     123,629
  Basis differences on oil and
    natural gas producing properties                 9,604      30,726
  Long-term debt refinancing costs                   4,491       4,672
  Other                                             15,669       8,168
Total deferred tax liabilities                     221,930     167,195
Net deferred income tax liability                $(156,176)  $(102,391)

The following table reconciles the change in the net deferred income tax liability from December 31, 1997, to December 31, 1998, to the deferred income tax expense included in the Consolidated Statements of Income:


                                                                1998

(In thousands)
Net change in deferred income tax
  liability from the preceding table                        $ 53,785
Change in tax effects of income tax-related
  regulatory assets and liabilities                              323
Deferred taxes associated with acquisitions                  (70,389)
Deferred income tax expense for the period                  $(16,281)

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows:

Years ended December 31,        1998                1997               1996
                          Amount      %       Amount      %      Amount       %

(Dollars in thousands)
Computed tax at federal
  statutory rate          $18,057   35.0      $29,876   35.0     $21,545   35.0
Increases (reductions)
  resulting from:
  Depletion allowance      (1,571)  (3.0)        (828)  (1.0)     (1,070)  (1.7)
  State income
    taxes -- net of
    federal income tax
    benefit                 2,312    4.5        3,473    4.1       2,770    4.5
  Investment tax credit
    amortization             (975)  (1.9)      (1,150)  (1.4)     (1,099)  (1.8)
  Tax reserve adjustment      ---    ---          ---    ---      (6,600) (10.7)
  Other items                (338)   (.7)        (628)   (.7)        541     .8
Total income tax expense  $17,485   33.9      $30,743   36.0     $16,087   26.1


In 1996, the company reached a settlement with the Internal Revenue Service concerning notices of deficiency issued in connection with disputed items for the 1983 through 1988 tax years and, in 1997, reached a similar settlement for the tax years 1989 through 1991. In 1996, the company reflected the effects of the 1996 settlement and the 1997 anticipated settlement in the consolidated financial statements and, in addition, reversed reserves which had previously been provided and were deemed to be no longer required.

NOTE 10

BUSINESS SEGMENT DATA

In 1998, the company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires the disclosure of certain information about operating segments in financial statements. The company's operations are conducted through five business segments. The company's reportable segments are those that are based on the company's method of internal reporting, which generally segregates the strategic business units due to differences in products, services and regulation. The electric, natural gas distribution, natural gas transmission, construction materials and mining, and oil and natural gas production businesses are substantially all located within the United States. The electric business operates electric power generation, transmission and distribution facilities in North Dakota, South Dakota, Montana and Wyoming and installs and repairs electric transmission and distribution power lines and provides related supplies, equipment and engineering services throughout the western United States and Hawaii. The natural gas distribution business provides natural gas distribution services in North Dakota, South Dakota, Montana and Wyoming. The natural gas transmission business serves the Midwestern, Southern and Central regions of the United States providing natural gas transmission and related services including storage and production along with energy marketing and management, wholesale/retail propane and energy facility construction. The construction materials and mining business produces and markets aggregates and construction materials in Alaska, California, Hawaii and Oregon, and operates lignite coal mines in Montana and North Dakota. The oil and natural gas production business is engaged in oil and natural gas acquisition, exploration and production activities throughout the United States, the Gulf of Mexico and Canada.

Segment information follows the same accounting policies as described in the Summary of Significant Accounting Policies. Segment information included in the accompanying Consolidated Balance Sheets as of December 31 and included in the Consolidated Statements of Income for the years then ended is as follows:

                                                                                 Oil and
                                      Natural       Natural    Construction      Natural
                                        Gas           Gas       Materials          Gas       Eliminations
                          Electric  Distribution  Transmission  and Mining      Production  and Adjustments          Total
(In thousands)
1998
Operating revenues:
  External                $211,453      $154,147      $133,279     $338,702 (a)  $  51,297      $    ---        $  888,878
  Intersegment                 ---           ---        47,420        7,749            ---       (47,420)  (b)       7,749
Depreciation, depletion
  and amortization          19,798         7,150         8,463       20,562         21,813           ---            77,786
Interest expense            10,304         3,728         6,426        7,402          2,413           ---            30,273
Income taxes                10,204         2,681        13,977       15,155        (24,532)          ---            17,485
Earnings on common stock    17,180         3,501        20,823       24,499        (32,673)          ---            33,330
Other significant
  noncash items:
   Write-downs of oil and
    natural gas properties
    (Note 1)                   ---           ---           ---          ---         66,000           ---            66,000
Identifiable assets (d)    344,304       129,654       260,942      500,720        171,207        45,948   (c)   1,452,775
Capital expenditures        31,378         8,256        23,710      172,108         94,465        (4,275)  (e)     325,642


1997
Operating revenues:
  External                $164,351      $157,005      $ 43,784     $168,067 (a)  $  68,387      $    ---        $  601,594
  Intersegment                 ---           ---        49,622        6,080            ---       (49,622)  (b)       6,080
Depreciation, depletion
  and amortization          17,771         7,013         5,550       10,999         24,434           ---            65,767
Interest expense            10,949         3,698         8,605        4,503          2,454           ---            30,209
Income taxes                 7,642         2,987         8,429        4,392          7,293           ---            30,743
Earnings on common stock    13,388         4,514        11,317       10,111         14,505           ---            53,835
Identifiable assets (d)    326,615       128,517       227,030      235,221        162,785        33,724   (c)   1,113,892
Capital expenditures        27,970         8,858        13,205       41,472         30,651        (4,522)  (e)     117,634


1996
Operating revenues:
  External                $138,761      $155,012      $ 20,396     $126,275 (a)  $  68,310      $    ---        $  508,754
  Intersegment                 ---           ---        58,224        5,947            ---       (58,224)  (b)       5,947
Depreciation, depletion
  and amortization          17,053         6,880         6,748        6,974         24,996           ---            62,651
Interest expense            11,269         4,422         7,799        3,277          3,111        (1,046)  (b)      28,832
Income taxes                 5,859         3,507        (5,962)       5,985          6,698           ---            16,087
Earnings on common stock    11,436         4,892         2,459       11,521         14,375           ---            44,683
Other significant
  noncash items:
   Write-down of natural
    gas available under
    repurchase commitment
    (Note 15)                  ---           ---        18,553          ---            ---           ---            18,553
Identifiable assets (d)    313,815       120,645       276,843      171,283        161,647        44,940  (c)    1,089,173
Capital expenditures        18,674         6,255        10,890       25,063         51,821       (11,803) (e)      100,900

(a) Includes sales, for use at the Coyote Station, an electric generating station jointly owned by the company and other utilities, of (in thousands) $6,714, $5,061 and $6,358 for 1998, 1997 and 1996, respectively.
(b) Intersegment eliminations.
(c) Corporate assets consist of assets not directly assignable to a business segment (i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets).
(d) Includes, in the case of electric and natural gas distribution property, allocations of common utility property. Natural gas stored or available under repurchase commitment, as applicable, is included in natural gas distribution and transmission identifiable assets.
(e) Net proceeds from sale or disposition of property.

Capital expenditures for 1998 and 1997, related to acquisitions, in the preceeding table include the following noncash transactions: issuance of the company's equity securities, less treasury stock acquired, in 1998 of $138.8 million; and assumed debt and the issuance of the company's equity securities in total for 1997 of $9.9 million. In addition, natural gas transmission capital expenditures for 1996 include $763,000 for Prairielands Energy Marketing, Inc. which were not reflected in investing activities in the Consolidated Statements of Cash Flows as Prairielands was not considered a major business segment.

On March 5, 1998, the company acquired Morse Bros., Inc. and S2 - F Corp., privately held construction materials companies located in Oregon's Willamette Valley. The purchase consideration for such companies consisted of $98.2 million of the company's common stock and cash. Morse Bros., Inc. sells aggregate, ready-mixed concrete, asphaltic concrete, prestress concrete and construction services in the Willamette Valley from Portland to Eugene. S2 - F Corp. sells aggregate and construction services.

The company also acquired a number of businesses in 1998, none of which were individually material, including construction materials and mining businesses in Oregon, utility services construction and engineering businesses in California and Montana and a natural gas marketing business in Kentucky. The total purchase consideration, consisting of the company's common stock and cash, for these businesses was $62.7 million.

In 1997, the company acquired several businesses, none of which were individually material, including the remaining 50 percent interest in Hawaiian Cement (See Note 12) and utility services construction and construction supplies and equipment businesses in Oregon. The total purchase consideration, consisting of the company's common stock and cash, for these businesses was $35.2 million.

The above acquisitions were accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the financial statements since the date of each acquisition. Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.

NOTE 11

EMPLOYEE BENEFIT PLANS

In 1998, the company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132). SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of amounts related to these benefit plans. For comparative purposes, prior year amounts have been restated.

The company has noncontributory defined benefit pension plans and other postretirement benefit plans. There were no additional minimum pension liabilities required to be recognized as of December 31, 1998 and 1997. Changes in benefit obligation and plan assets for the years ended December 31 are as follows:

                                                                    Other
                                           Pension             Postretirement
                                          Benefits               Benefits
                                       1998       1997        1998       1997
(In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year              $178,199   $150,829    $ 73,838   $ 65,608
  Service cost                        4,509      3,889       1,502      1,272
  Interest cost                      12,248     11,651       4,848      4,691
  Plan participants' contributions      ---        ---         475        379
  Amendments                            437        ---      (4,810)       ---
  Actuarial (gain) loss               5,971     12,263      (1,695)      (888)
  Acquisition                           ---      9,463         ---      6,394
  Benefits paid                     (13,699)    (9,896)     (3,820)    (3,618)
  Benefit obligation at
   end of year                     $187,665   $178,199    $ 70,338   $ 73,838

Change in plan assets:
  Fair value of plan assets at
   beginning of year               $225,201   $185,872    $ 30,595   $ 21,712
  Actual return on plan assets       39,604     38,272       6,226      5,621
  Employer contribution                  88        265       6,067      6,501
  Plan participants' contributions      ---        ---         475        379
  Acquisition                           ---     10,688         ---        ---
  Benefits paid                     (13,699)    (9,896)     (3,820)    (3,618)
  Fair value of plan assets at end
   of year                          251,194    225,201      39,543     30,595

  Funded status                      63,529     47,002     (30,795)   (43,243)
  Unrecognized actuarial gain       (73,963)   (56,844)     (8,036)    (2,679)
  Unrecognized prior service cost     7,645      8,056      (1,433)       ---
  Unrecognized net transition
   obligation                        (5,340)    (6,333)     31,029     36,864
  Accrued benefit cost             $ (8,129)  $ (8,119)   $ (9,235)   $(9,058)

Weighted average assumptions for the company's pension and other postretirement benefit plans as of December 31 are as follows:

                                                         Other
                                     Pension         Postretirement
                                     Benefits           Benefits
                                   1998    1997       1998    1997

Discount rate                     6.75%   7.00%      6.75%   7.00%
Expected return on plan assets    8.50%   8.50%      7.50%   7.50%
Rate of compensation increase     4.50%   4.50%      4.50%   4.50%


Health care rate assumptions for the company's other postretirement benefit plans as of December 31 are as follows:

                                 1998              1997
Health care trend rate    6.50%-8.50%       7.00%-9.00%
Health care cost trend
 rate - ultimate          5.00%-6.00%       5.00%-6.00%
Year in which ultimate
 trend rate achieved        1999-2004         1999-2004

Components of net periodic benefit cost for the company's pension and other postretirement benefit plans are as follows:

                                                                  Other
                                        Pension               Postretirement
                                        Benefits                 Benefits
Years ended December 31,       1998     1997     1996      1998    1997    1996
(In thousands)
Components of net periodic
 benefit cost:
  Service cost             $  4,509 $  3,889 $  3,852   $ 1,502 $ 1,272 $ 1,333
  Interest cost              12,248   11,651   10,823     4,848   4,691   4,701
  Expected return on assets (15,892) (14,321) (13,145)   (2,395) (1,748) (1,279)
  Amortization of prior
   service cost                 848      811      755       ---     ---     ---
  Recognized net actuarial
   (gain) loss                 (621)    (666)     (98)     (169)   (105)     48
  Amortization of net
    transition obligation      (994)    (988)    (990)    2,458   2,458   2,458
  Net periodic benefit cost      98      376    1,197     6,244   6,568   7,261
  Less amount capitalized        79       70      131       628     625     735
  Net periodic benefit
    expense                $     19 $    306  $ 1,066   $ 5,616 $ 5,943 $ 6,526

The company has other postretirement benefit plans including health care and life insurance. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the company's expressed intent to generally increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A 1 percentage point change in the assumed health care cost trend rates would have the following effects at December 31, 1998:

                                           1 Percentage      1 Percentage
                                          Point Increase    Point Decrease
(In thousands)
Effect on total of service
  and interest cost components              $   243            $  (294)

Effect on postretirement benefit
  obligation                                 $3,671            $(4,546)

The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period. Investments consist of life insurance carried on plan participants which is payable to the company upon the employee's death. The cost of these benefits was $2.7 million in 1998 and $2.2 million in both 1997 and 1996.

The company has stock option plans for directors, key employees and employees, which grant options to purchase shares of the company's stock. The company accounts for these option plans in accordance with APB Opinion No. 25 under which no compensation expense has been recognized. The option exercise price is the market value of the stock on the date of grant. Options granted to the key employees automatically vest after nine years, but the plan provides for accelerated vesting based on the attainment of certain performance goals or upon a change in control of the company. Options granted to directors and employees vest at date of grant and three years after date of grant, respectively, and expire ten years after the date of grant. Under the stock option plans, the company is authorized to grant options for up to 4.3 million shares of common stock and has granted options on 1.9 million shares through December 31, 1998.

Had the company recorded compensation expense for the fair value of options granted consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), net income would have been reduced on a pro forma basis by $820,000 in 1998, $51,400 in 1997 and $48,000 in 1996. On
a pro forma basis, basic and diluted earnings per share for 1998 would have been reduced by $.02 and there would have been no effect for 1997 and 1996. Since SFAS No. 123 does not require this accounting to be applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of those to be expected in future years.

A summary of the status of the stock option plans at December 31, 1998, 1997 and 1996, and changes during the years then ended are as follows:

                              1998               1997               1996
                                Weighted           Weighted           Weighted
                                 Average            Average            Average
                                Exercise           Exercise           Exercise
                         Shares    Price    Shares    Price    Shares    Price

Balance at
  beginning of year     594,180   $12.07   635,965   $11.77   703,105   $11.65
Granted               1,225,920    21.12    22,500    16.37       ---      ---
Forfeited               (37,875)   21.05   (13,600)   11.41       ---      ---
Exercised              (265,417)   11.98   (50,685)   10.50   (67,140)   10.50
Balance at end
  of year             1,516,808    19.17   594,180    12.07   635,965    11.77
Exercisable at
  end of year           333,261   $12.94   112,461   $11.67   140,646   $10.50


Exercise prices on options outstanding at December 31, 1998, range from $10.50 to $23.84 with a weighted average remaining contractual life of approximately 8 years.

The weighted average fair value of each option granted in 1998 and 1997 is $2.40 and $2.09, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to estimate the fair value of options granted in 1998 and 1997 were a weighted average risk-free interest rate of 4.78 percent and
6.60 percent, respectively, a weighted average expected dividend yield of
5.13 percent and 5.48 percent, respectively, an expected life of 7 years and a weighted average expected volatility 16.27 percent and 14.51 percent, respectively.

The company sponsors various defined contribution plans for eligible employees. Costs incurred by the company under these plans were $3.1 million in 1998, $2.1 million in 1997 and $1.9 million in 1996. The costs incurred in each year reflect additional participants as a result of business acquisitions.

NOTE 12

PARTNERSHIP INVESTMENT

In September 1995, KRC Holdings, Inc., through its wholly owned subsidiary, Knife River Hawaii, Inc., acquired a 50 percent interest in Hawaiian Cement, which was previously owned by Lone Star Industries, Inc. Knife River Dakota, Inc., a wholly owned subsidiary of KRC Holdings, Inc. acquired the remaining 50 percent interest in Hawaiian Cement from the previous owner, Adelaide Brighton Cement (Hawaii), Inc. of Adelaide, Australia, in July 1997.

In August 1997, the company began consolidating Hawaiian Cement into its financial statements. Prior to August 1997, the company's net investment in Hawaiian Cement was not consolidated and was accounted for by the equity method. The company's share of operating results for the seven months ended July 31, 1997, and the year ended December 31, 1996, is included in "Other income -- net" in the accompanying Consolidated Statements of Income for the years ended December 31, 1997 and 1996, respectively. Summarized operating results for Hawaiian Cement for the seven months ended July 31, 1997, and for the year ended December 31, 1996, when accounted for by the equity method, are as follows: net sales of $33.5 million and $70.1 million; operating margin of $4.7 million and $9.9 million; and income before income taxes of $2.0 million and $5.4 million, respectively.

NOTE 13

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

At December 31, the company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:

                                                     1998         1997

(In thousands)
Big Stone Station:
  Utility plant in service                       $ 49,762     $ 49,467
  Less accumulated depreciation                    28,781       27,971
                                                 $ 20,981     $ 21,496
Coyote Station:
  Utility plant in service                       $121,726     $121,604
  Less accumulated depreciation                    56,770       53,107
                                                 $ 64,956     $ 68,497

NOTE 14

REGULATORY MATTERS AND REVENUES SUBJECT TO REFUND

General rate proceedings

Williston Basin had pending with the FERC a general natural gas rate change application implemented in 1992. In October 1997, Williston Basin appealed to the United States Court of Appeals for the D.C. Circuit (D.C. Circuit Court) certain issues decided by the FERC in prior orders concerning the 1992 proceeding. Williston Basin is awaiting a decision from the D.C. Circuit Court.

In June 1995, Williston Basin filed a general rate increase application with the FERC. As a result of FERC orders issued after Williston Basin's application was filed, Williston Basin filed revised base rates in December 1995 with the FERC resulting in an increase of $8.9 million or
19.1 percent over the then current effective rates. Williston Basin began collecting such increase effective January 1, 1996, subject to refund. On July 29, 1998, the FERC issued an order which addressed various issues including storage cost allocations, return on equity and throughput. On August 28, 1998, Williston Basin requested rehearing of such order.

Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and to reflect future resolution of certain issues with the FERC.
Williston Basin believes that such reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.

NOTE 15

NATURAL GAS REPURCHASE COMMITMENT

The company has offered for sale since 1984 the inventoried natural gas owned by Frontier, a special purpose, nonaffiliated corporation. Through an agreement, Williston Basin is obligated to repurchase all of the natural gas at Frontier's original cost and reimburse Frontier for all of its financing and general administrative costs. Frontier has financed the purchase of the natural gas under a term loan agreement with several banks. At December 31, 1998 and 1997, borrowings totaled $14.8 million and $32.0 million, respectively, at a weighted average interest rate of
6.19 percent and 6.63 percent, respectively. At December 31, 1998 and 1997, the natural gas repurchase commitment of $14.3 million and $30.4 million, respectively, is reflected on the company's Consolidated Balance Sheets under "Other liabilities" and $551,000 and $1.6 million, respectively, is reflected under "Other accrued liabilities." The financing costs associated with this repurchase commitment, consisting principally of interest and related financing fees, approximated $5.7 million in 1996. The costs incurred in 1998 and 1997 were not material and are included in "Other income -- net" on the Consolidated Statements of Income. The term loan agreement will terminate on October 2, 1999, subject to an option to renew this agreement upon the lenders' consent for up to five years, unless terminated earlier by the occurrence of certain events.

The FERC has issued orders that have held that storage costs should be allocated to this gas, prospectively beginning May 1992, as opposed to being included in rates applicable to Williston Basin's customers. These storage costs, as initially allocated to the Frontier gas, approximated $2.1 million annually, for which Williston Basin has provided reserves. Williston Basin appealed these orders to the D.C. Circuit Court which in December 1996 issued its order ruling that the FERC's actions in allocating storage capacity costs to the Frontier gas were appropriate. On August 28, 1998, Williston Basin requested rehearing of the July 29, 1998 FERC order which addressed various issues, including a requirement that storage deliverability costs be allocated to the Frontier gas.

Williston Basin sells and transports natural gas held under the repurchase commitment. In the third quarter of 1996, Williston Basin, based on a number of factors including differences in regional natural gas prices and natural gas sales occurring at that time, wrote down 43.0 MMdk of this gas to its then current value. The value of this gas was determined using the sum of discounted cash flows of expected future sales occurring at then current regional natural gas prices as adjusted for anticipated future price increases. This resulted in a write-down aggregating $18.6 million ($11.4 million after tax). In addition, Williston Basin wrote off certain other costs related to this natural gas of approximately $2.5 million ($1.5 million after tax). The amounts related to this write-down are included in "Costs on natural gas repurchase commitment" in the Consolidated Statements of Income. At December 31, 1998 and 1997, natural gas held under the repurchase commitment of $6.9 million and $14.6 million, respectively, is included in the company's Consolidated Balance Sheets under "Deferred charges and other assets." The amount of this natural gas in storage as of December 31, 1998 was 7.0 MMdk.

NOTE 16

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

In June 1997, the Federal District Court issued its order awarding Moncrief damages of approximately $15.6 million. In July 1997, the Federal District Court issued an order limiting Moncrief's reimbursable costs to post-judgment interest, instead of both pre- and post-judgment interest as Moncrief had sought. In August 1997, Moncrief filed a notice of appeal with the United States Court of Appeals for the Tenth Circuit (U.S. Court of Appeals) related to the Federal District Court's orders. In September 1997, Williston Basin and the company filed a notice of cross-appeal. Oral argument before the U.S. Court of Appeals was held September 23, 1998. Williston Basin and the company are awaiting a decision from the U.S. Court of Appeals.

Williston Basin believes that it is entitled to recover from customers virtually all of the costs which might ultimately be incurred as a result of this litigation as gas supply realignment transition costs pursuant to the provisions of the FERC's Order 636. However, the amount of costs that can ultimately be recovered is subject to approval by the FERC and market conditions.

In December 1993, Apache Corporation (Apache) and Snyder Oil Corporation (Snyder) filed suit in North Dakota Northwest Judicial District Court (North Dakota District Court) against Williston Basin and the company. Apache and Snyder are oil and natural gas producers which had processing agreements with Koch Hydrocarbon Company (Koch). Williston Basin and the company had a natural gas purchase contract with Koch. Apache and Snyder have alleged they are entitled to damages for the breach of Williston Basin's and the company's contract with Koch. Williston Basin and the company believe that if Apache and Snyder have any legal claims, such claims are with Koch, not with Williston Basin or the company as Williston Basin, the company and Koch have settled their disputes. Apache and Snyder have submitted damage estimates under differing theories aggregating up to $4.8 million without interest. A motion to intervene in the case by several other producers, all of which had contracts with Koch but not with Williston Basin, was denied in December 1996. The trial before the North Dakota District Court was completed in November 1997. On November 25, 1998, the North Dakota District Court entered an order directing the entry of judgment in favor of Williston Basin and the company. On December 15, 1998, Apache and Snyder filed a motion for relief asking the North Dakota District Court to reconsider its November 25, 1998 order.

In a related matter, in March 1997, a suit was filed by nine other producers, several of which had unsuccessfully tried to intervene in the Apache and Snyder litigation, against Koch, Williston Basin and the company. The parties to this suit are making claims similar to those in the Apache and Snyder litigation, although no specific damages have been stated.

In Williston Basin's opinion, the claims of Apache and Synder are without merit and overstated and the claims of the nine other producers are without merit. If any amounts are ultimately found to be due, Williston Basin plans to file with the FERC for recovery from customers. However, the amount of costs that can ultimately be recovered is subject to approval by the FERC and market conditions.

In November 1995, a suit was filed in District Court, County of Burleigh, State of North Dakota (State District Court) by Minnkota Power Cooperative, Inc., Otter Tail Power Company, Northwestern Public Service Company and Northern Municipal Power Agency (Co-owners), the owners of an aggregate 75 percent interest in the Coyote electric generating station (Coyote Station), against the company (an owner of a 25 percent interest in the Coyote Station) and Knife River. In its complaint, the Co-owners have alleged a breach of contract against Knife River with respect to the long-term coal supply agreement (Agreement) between the owners of the Coyote Station and Knife River. The Co-owners have requested a determination by the State District Court of the pricing mechanism to be applied to the Agreement and have further requested damages during the term of such alleged breach on the difference between the prices charged by Knife River and the prices that may ultimately be determined by the State District Court. The Co-owners also alleged a breach of fiduciary duties by the company as operating agent of the Coyote Station, asserting essentially that the company was unable to cause Knife River to reduce its coal price sufficiently under the Agreement, and the Co-owners are seeking damages in an unspecified amount. In May 1996, the State District Court stayed the suit filed by the Co-owners pending arbitration, as provided for in the Agreement.

In September 1996, the Co-owners notified the company and Knife River of their demand for arbitration of the pricing dispute that had arisen under the Agreement. The demand for arbitration, filed with the American Arbitration Association (AAA), did not make any direct claim against the company in its capacity as operator of the Coyote Station. The Co-owners requested that the arbitrators make a determination that the pricing dispute is not a proper subject for arbitration. By an April 1997 order, the arbitration panel concluded that the claims raised by the Co-owners are arbitrable. The Co-owners have requested the arbitrators to make a determination that the prices charged by Knife River were excessive and that the Co-owners should be awarded damages, based upon the difference between the prices that Knife River charged and a "fair and equitable" price. Upon application by the company and Knife River, the AAA administratively determined that the company was not a proper party defendant to the arbitration, and the arbitration is proceeding against Knife River. On October 9, 1998, a hearing before the arbitration panel was completed. At the hearing the Co-owners requested damages of approximately $24 million, including interest, plus a reduction in the future price of coal under the Agreement. The company is currently awaiting a decision from the arbitration panel. Although unable to predict the outcome of the arbitration, Knife River and the company believe that the Co-owners' claims are without merit and intend to vigorously defend the prices charged pursuant to the Agreement.

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

Environmental matters

Montana-Dakota and Williston Basin discovered polychlorinated biphenyls
(PCBs) in portions of their natural gas systems and informed the United States Environmental Protection Agency (EPA) in January 1991. Montana-Dakota and Williston Basin believe the PCBs entered the system from a valve sealant. In January 1994, Montana-Dakota, Williston Basin and Rockwell International Corporation (Rockwell), manufacturer of the valve sealant, reached an agreement under which Rockwell has reimbursed and will continue to reimburse Montana-Dakota and Williston Basin for a portion of certain remediation costs. On the basis of findings to date, Montana-Dakota and Williston Basin estimate future environmental assessment and remediation costs will aggregate $3 million to $15 million. Based on such estimated cost, the expected recovery from Rockwell and the ability of Montana-Dakota and Williston Basin to recover their portions of such costs from ratepayers, Montana-Dakota and Williston Basin believe that the ultimate costs related to these matters will not be material to each of their respective financial positions or results of operations.

Electric purchased power commitments

Through October 31, 2006, Montana-Dakota has contracted to purchase 66,400 kW of participation power from Basin Electric Power Cooperative. In addition, Montana-Dakota, under a power supply contract through December 31, 2006, is purchasing up to 55,000 kW of capacity from Black Hills Power and Light Company.

NOTE 17

QUARTERLY DATA (UNAUDITED)

The following unaudited information shows selected items by quarter for the years 1998 and 1997:

                                    First     Second      Third     Fourth
                                  Quarter    Quarter*   Quarter    Quarter*

(In thousands, except per share amounts)
1998
Operating revenues               $170,122   $179,715   $269,978   $276,812
Operating expenses                137,913    186,310    227,283    274,178
Operating income (loss)            32,209     (6,595)    42,695      2,634
Net income (loss)                  17,793     (5,785)    22,538       (439)
Earnings (loss) per common share:
  Basic                               .39       (.12)       .42       (.01)
  Diluted                             .39       (.12)       .42       (.01)
Weighted average common shares
 outstanding:
  Basic                            45,375     50,936     52,703     53,021
  Diluted                          45,629     50,936     53,062     53,021

1997
Operating revenues               $139,811   $125,380   $163,699   $178,784
Operating expenses                109,055    106,932    134,675    145,451
Operating income                   30,756     18,448     29,024     33,333
Net income                         14,597      8,741     14,195     17,084
Earnings per common share:
  Basic                               .34        .20        .32        .39
  Diluted                             .33        .20        .32        .39
Weighted average common shares
 outstanding:
  Basic                            42,894     43,104     43,577     43,676
  Diluted                          43,019     43,247     43,733     43,901

* Reflects $20.0 million and $19.9 million in noncash after-tax write-downs of oil and natural gas properties for the second quarter and fourth quarter of 1998, respectively.

Certain company operations are highly seasonal and revenues from and certain expenses for such operations may fluctuate significantly among quarterly periods. Accordingly, quarterly financial information may not be indicative of results for a full year.

NOTE 18

OIL AND NATURAL GAS ACTIVITIES (UNAUDITED)

Fidelity Oil Group is involved in the acquisition, exploration, development and production of oil and natural gas properties. Fidelity's operations vary from the acquisition of producing properties with potential development opportunities to exploration and are located throughout the United States, the Gulf of Mexico and Canada. Fidelity shares revenues and expenses from the development of specified properties in proportion to its interests.

Williston Basin Interstate Pipeline Company owns in fee or holds natural gas leases and operating rights primarily applicable to the shallow rights (above 2,000 feet) in the Cedar Creek Anticline in southeastern Montana and to all rights in the Bowdoin area located in north-central Montana.

The following information includes the company's proportionate share of all its oil and natural gas interests held by both Fidelity and Williston Basin.

The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:


                                        1998         1997         1996
(In thousands)
Subject to amortization             $266,301     $252,291     $223,409
Not subject to amortization           22,153        9,408        6,792
Total capitalized costs              288,454      261,699      230,201
Accumulated depreciation, depletion
  and amortization                   111,472       95,611       71,554
Net capitalized costs               $176,982     $166,088     $158,647

NOTE: Net capitalized costs as of December 31, 1998 reflect noncash write-downs of the company's oil and natural gas properties as discussed in Note 1.

Capital expenditures, including those not subject to amortization, related to oil and natural gas producing activities are as follows:


Years ended December 31,            1998        1997        1996
(In thousands)
Acquisitions                    $ 63,419     $    59     $23,284
Exploration                       15,976      13,344       8,101
Development                       21,545      18,874      19,979
Total capital expenditures      $100,940     $32,277     $51,364

The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs:

Years ended December 31,               1998        1997         1996
(In thousands)
Revenues*                          $ 61,831     $77,756      $75,335
Production costs                     19,419      23,251       21,296
Depreciation, depletion and
  amortization                       23,050      24,864       25,629
Write-downs of oil and natural gas
  properties (Note 1)                66,000         ---          ---
Pretax income                       (46,638)     29,641       28,410
Income tax expense (benefit)        (19,268)     10,968       10,875
Results of operations for
  producing activities             $(27,370)    $18,673      $17,535

* Includes $10.5 million, $9.4 million and $7.0 million of revenues for 1998, 1997 and 1996, respectively, related to Williston Basin's natural gas production activities which are included in "Natural gas" operating revenues in the Consolidated Statements of Income.

The following table summarizes the company's estimated quantities of proved oil and natural gas reserves at December 31, 1998, 1997 and 1996, and reconciles the changes between these dates. Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                                  1998            1997              1996

                                    Natural          Natural           Natural
                               Oil      Gas     Oil      Gas      Oil      Gas
(In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year                 14,900  184,900  16,100  200,200   14,200  179,000
  Production                (1,900) (20,700) (2,100) (20,400)  (2,100) (20,400)
  Extensions and
    discoveries                200   21,300     600   12,100      600   27,000
  Purchases of proved
    reserves                 2,000   56,600     ---      200    2,900    9,900
  Sales of reserves
    in place                   ---     (100)   (200)  (2,300)    (700)  (3,700)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions     (3,700)   1,600     500   (4,900)   1,200    8,400
Balance at end
  of year                   11,500  243,600  14,900  184,900   16,100  200,200


Proved developed reserves:
  January 1, 1996           13,600  156,400
  December 31, 1996         15,400  168,200
  December 31, 1997         14,500  163,800
  December 31, 1998         10,700  193,000


Virtually all of the company's interests in oil and natural gas reserves are located in the continental United States. Reserve interests at December 31, 1998, applicable to the company's $411,000 net investment in oil and natural gas properties located in Canada comprise approximately 2 percent of the total reserves.

The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:


                                        1998         1997         1996

(In thousands)
Future net cash flows before
  income taxes                      $246,700     $306,600     $580,300
Future income tax expenses            40,500       86,600      194,200
Future net cash flows                206,200      220,000      386,100
10% annual discount for estimated
  timing of cash flows                81,100       81,000      152,100
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                      $125,100     $139,000     $234,000

The following are the sources of change in the standardized measure of discounted future net cash flows by year:


                                          1998         1997       1996

(In thousands)
Beginning of year                     $139,000    $ 234,000    $120,900
Net revenues from production           (42,400)     (54,500)    (54,000)
Change in net realization              (70,500)    (158,400)    125,800
Extensions, discoveries and improved
  recovery, net of future
  production-related costs              18,200       19,400      43,500
Purchases of proved reserves            51,000          200      49,600
Sales of reserves in place                (100)      (2,800)     (6,700)
Changes in estimated future
  development costs, net of those
  incurred during the year             (16,600)       7,700      (2,400)
Accretion of discount                   18,600       32,800      16,900
Net change in income taxes              30,100       62,100     (69,200)
Revisions of previous quantity
  estimates                             (1,600)      (1,300)      8,700
Other                                     (600)        (200)        900
Net change                             (13,900)     (95,000)    113,100
End of year                           $125,100    $ 139,000    $234,000

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

                                              1998*         1997          1996          1995          1994          1993       1988
Selected Financial Data

Operating revenues: (000's)
    Electric                           $   211,453   $   164,351   $   138,761   $   134,609   $   133,953   $   131,109   $126,128
    Natural gas                            287,426       200,789       175,408       167,787       160,970       178,981    168,125
    Construction materials and mining      346,451       174,147       132,222       113,066       116,646        90,397     42,388
    Oil and natural gas production          51,297        68,387        68,310        48,784        37,959        39,125     20,918
                                       $   896,627   $   607,674   $   514,701   $   464,246   $   449,528   $   439,612   $357,559
Operating income: (000's)
    Electric                           $    38,099   $    33,089   $    29,476   $    29,898   $    27,596   $    30,520   $ 33,505
    Natural gas distribution                 8,028        10,410        11,504         6,917         3,948         4,730      5,368
    Natural gas transmission                38,114        29,169        30,231        25,427        21,281        20,108     21,189
    Construction materials and mining       41,609        14,602        16,062        14,463        16,593        16,984      9,841
    Oil and natural gas production         (54,907)       24,291        24,252        13,871         8,757        11,750      7,352
                                       $    70,943   $   111,561   $   111,525   $    90,576   $    78,175   $    84,092   $ 77,255
Earnings on common stock: (000's)
    Electric                           $    17,180   $    13,388   $    11,436   $    12,000   $    11,719   $    12,652** $ 13,444
    Natural gas distribution                 3,501         4,514         4,892         1,604           285         1,182**    1,474
    Natural gas transmission                20,823        11,317         2,459         8,416         6,155         4,713      2,320
    Construction materials and mining       24,499        10,111        11,521        10,819        11,622        12,359     11,493
    Oil and natural gas production         (32,673)       14,505        14,375         8,002         9,267         7,109      5,115
    Earnings on common stock
         before cumulative effect of
         accounting change                  33,330        53,835        44,683        40,841        39,048        38,015**   33,846
    Cumulative effect of
      accounting change                        ---           ---           ---           ---           ---         5,521        ---
                                       $    33,330   $    53,835   $    44,683   $    40,841   $    39,048   $    43,536   $ 33,846
Earnings per common share before
    cumulative effect of accounting
    change -- diluted                  $       .66   $      1.24   $      1.04   $       .95   $       .91   $       .89** $    .80
Cumulative effect of accounting change         ---           ---           ---           ---           ---           .13        ---
                                       $       .66   $      1.24   $      1.04   $       .95   $       .91   $      1.02   $    .80
Pro forma amounts assuming retroactive
    application of accounting change:
    Net income (000's)                 $    34,107   $    54,617   $    45,470   $    41,633   $    39,845   $    38,817   $ 34,957
    Earnings per common
      share -- diluted                 $       .66   $      1.24   $      1.04   $       .95   $       .91   $       .89   $    .80

Common Stock Statistics

Weighted average common shares
    outstanding -- diluted (000's)          50,837        43,478        42,824        42,789        42,763        42,801     42,116
Dividends per common share             $     .7834   $     .7534   $     .7333   $     .7188   $     .7022   $     .6755   $  .6311
Book value per common share            $     10.39   $      8.84   $      8.21   $      7.90   $      7.66   $      7.45   $   6.55
Market price per common
  share (year-end)                     $     26.31   $     21.08   $     15.33   $     13.25   $     12.06   $     14.00   $   8.45
Market price ratios:
    Dividend payout                           119%           61%           70%           76%           77%           76%**      78%
    Yield                                     3.0%          3.6%          4.8%          5.5%          5.9%          5.0%       7.5%
    Price/earnings ratio                     39.9x         17.0x         14.6x         13.9x         13.2x         15.8x**    10.5x
    Market value as a
      percent of book value                 253.2%        238.5%        186.8%        167.7%        157.4%        188.0%     128.8%

Profitability Indicators

Return on average common equity               6.5%         14.6%         13.0%         12.3%         12.1%         12.3%**    12.4%
Return on average invested capital            5.5%         10.3%          9.5%          9.2%          9.1%          9.4%**     9.0%
Interest coverage                             6.1x          6.0x          5.4x          3.9x          3.3x          3.4x**     2.7x
Fixed charges coverage, including
    preferred dividends                       2.5x          3.4x          2.7x          3.0x          2.8x          2.9x**     2.2x

General

Total assets (000's)                   $ 1,452,775   $ 1,113,892   $ 1,089,173   $ 1,056,479   $ 1,004,718   $ 1,041,051   $949,509
Net long-term debt (000's)             $   413,264   $   298,561   $   280,666   $   237,352   $   217,693   $   231,770   $242,593
Redeemable preferred stock (000's)     $     1,700   $     1,800   $     1,900   $     2,000   $     2,100   $     2,200   $  3,100
Capitalization ratios:
    Common stockholders' equity                56%           55%           54%           57%           58%           56%        52%
    Preferred stocks                            2             2             3             3             3             3          3
    Long-term debt                             42            43            43            40            39            41         45
                                              100%          100%          100%          100%          100%          100%       100%

   *Reflects $39.9 million or 78 cents per common share in noncash after-tax write-downs of oil and natural gas properties.
  **Before cumulative effect of an accounting change reflecting the accrual of estimated unbilled revenues.
NOTE: Common stock share amounts reflect the company's three-for-two common stock splits effected in October 1995 and July 1998.

                                                   1998        1997        1996        1995       1994       1993        1988
Electric Operations

Sales to ultimate consumers (thousand kWh)    2,053,862   2,041,191   2,067,926   1,993,693  1,955,136  1,893,713   1,843,982
Sales for resale (thousand kWh)                 586,540     361,954    374,535      408,011    444,492    510,987     246,425
Electric system generating and firm purchase
    capability  --  kW (Interconnected system)  489,100     487,500     481,800     472,400    470,900    465,200     451,600
Demand peak  --  kW (Interconnected system)     402,500     404,600     393,300     412,700    369,800    350,300     386,700
Electricity produced (thousand kWh)           2,103,199   1,826,770   1,829,669   1,718,077  1,901,119  1,870,740   1,691,778
Electricity purchased (thousand kWh)            730,949     769,679     809,261     867,524    700,912    701,736     598,443
Average cost of fuel and purchased
  power per kWh                                   $.017       $.018       $.017       $.016      $.017      $.016       $.017

Natural Gas Distribution Operations

Sales (Mdk)                                      32,024      34,320      38,283      33,939     31,840     31,147      32,557
Transportation (Mdk)                             10,324      10,067       9,423      11,091      9,278     12,704       3,314
Weighted average degree days  --  % of
    previous year's actual                          94%         85%        114%        105%        92%       115%        113%

Natural Gas Transmission Operations

Natural gas transmission:
    Sales for resale (Mdk)                          ---         ---         ---         ---        ---     13,201      33,515
    Transportation (Mdk)                         88,974      85,464      82,169      68,015     63,870     59,416      33,892
    Produced (Mdk)                                7,412       6,949       6,073       4,981      4,732      3,876       1,744
    Net recoverable reserves (MMcf)             140,200     127,300     133,400     113,000     99,300        ---         ---
Energy marketing:
    Natural gas volumes (Mdk)                    58,495      14,971       4,670       3,556      7,301      6,827         ---
    Propane (thousand gallons)                    7,037      10,005       9,689       7,471      6,462      2,210         ---

Construction Materials and Mining Operations

Construction materials: (000's)
    Aggregates (tons sold)                       11,054       5,113       3,374       2,904      2,688      2,391         ---
    Asphalt (tons sold)                           1,790         758         694         373        391        141         ---
    Ready-mixed concrete (cubic yards sold)       1,021         516         340         307        315        157         ---
    Recoverable aggregate reserves (tons)       654,670     169,375     119,800      68,000     71,000     74,200         ---
Coal: (000's)
    Sales (tons)                                  3,113       2,375       2,899       4,218      5,206      5,066       4,759
    Recoverable reserves (tons)                 190,152     226,560     228,900     231,900    236,100    230,600     270,800

Oil and Natural Gas Production Operations

Production:
    Oil (000's of barrels)                        1,912       2,088       2,149       1,973      1,565      1,497       1,358
    Natural gas (MMcf)                           13,025      13,192      14,067      12,319      9,228      8,817       1,464
Average sales prices:
    Oil (per barrel)                            $ 12.71     $ 17.50     $ 17.91     $ 15.07    $ 13.14    $ 14.84     $ 13.43
    Natural gas (per Mcf)                       $  2.07     $  2.41     $  2.09     $  1.51    $  1.84    $  1.86     $  2.14
Net recoverable reserves:
    Oil (000's of barrels)                       11,500      14,900      16,100      14,200     12,500     11,200      11,500
    Natural gas (MMcf)                          103,400      57,600      66,800      66,000     54,900     50,300       9,400