Form 10-K, Exhibit 13
period 1999-12-31
MDU RESOURCES GROUP INC
filed 2000-03-03
CIK 67716

MDU RESOURCES GROUP, INC.


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

To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost-effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, effective selection and training of personnel, written policies and procedures and periodic reviews by the Internal Auditing Department. In addition, the company has a policy which requires all employees to acknowledge their responsibility for ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions. The company's Internal Auditing Department is charged with the responsibility for determining compliance with company procedures.

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



Martin A. White                          Warren L. Robinson
President and Chief                      Executive Vice President,
Executive Officer                        Treasurer and Chief
                                         Financial Officer


                   CONSOLIDATED STATEMENTS OF INCOME
                       MDU RESOURCES GROUP, INC.

Years ended December 31,                 1999        1998       1997
                               (In thousands, except per share amounts)

Operating revenues                 $1,279,809    $896,627   $607,674

Operating expenses:
  Fuel and purchased power             51,802      49,829     45,604
  Purchased natural gas sold          349,215     158,908     77,082
  Operation and maintenance           608,104     448,290    283,894
  Depreciation, depletion and
    amortization                       81,818      77,786     65,767
  Taxes, other than income             29,119      24,871     23,766
  Write-downs of oil and natural gas
    properties (Note 1)                   ---      66,000        ---
                                    1,120,058     825,684    496,113

Operating income                      159,751      70,943    111,561

Other income -- net                     9,645      10,922      4,008

Interest expense                       36,006      30,273     30,209

Income before income taxes            133,390      51,592     85,360

Income taxes                           49,310      17,485     30,743
Net income                             84,080      34,107     54,617

Dividends on preferred stocks             772         777        782
Earnings on common stock           $   83,308    $ 33,330   $ 53,835
Earnings per common share--basic   $     1.53    $    .66   $   1.24
Earnings per common share--diluted $     1.52    $    .66   $   1.24
Dividends per common share         $      .82    $  .7834   $  .7534
Weighted average common shares
 outstanding -- basic                  54,615      50,536     43,315
Weighted average common shares
 outstanding -- diluted                54,870      50,837     43,478

The accompanying notes are an integral part of these consolidated statements.
                      CONSOLIDATED BALANCE SHEETS
                       MDU RESOURCES GROUP, INC.

December 31,                                         1999       1998
                                                     (In thousands)
ASSETS
Current assets:
 Cash and cash equivalents                     $   77,504 $   39,216
 Receivables                                      169,560    124,114
 Inventories                                       64,608     44,865
 Deferred income taxes                             15,600     16,918
 Prepayments and other current assets              24,424     15,536
                                                  351,696    240,649
Investments                                        43,128     43,029
Property, plant and equipment                   2,042,281  1,810,800
 Less accumulated depreciation,
    depletion and amortization                    794,105    726,123
                                                1,248,176  1,084,677
Deferred charges and other assets                 123,303     84,420

                                               $1,766,303 $1,452,775

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings                         $   14,693 $   15,000
 Long-term debt and preferred
    stock due within one year                       4,428      3,292
  Accounts payable                                 81,262     60,023
 Taxes payable                                      6,842      9,226
 Dividends payable                                 12,171     10,799
 Other accrued liabilities,
    including reserved revenues                    67,931     71,129
                                                  187,327    169,469
Long-term debt (Note 5)                           563,545    413,264
Deferred credits and other liabilities:
 Deferred income taxes                            213,771    173,094
 Other liabilities                                115,627    129,506
                                                  329,398    302,600
Preferred stock subject to mandatory
 redemption (Note 6)                                1,500      1,600
Commitments and contingencies (Notes 11, 14 and 15)
Stockholders' equity:
 Preferred stocks (Note 6)                         15,000     15,000
 Common stockholders' equity:
    Common stock (Note 7)
      Authorized -- 150,000,000 shares,
                    $1.00 par value in 1999,
                    75,000,000 shares,
                    $3.33 par value in 1998
      Issued -- 57,277,915 shares in 1999 and
                53,272,951 shares in 1998          57,278    177,399
    Other paid-in capital                         372,312    171,486
    Retained earnings                             243,569    205,583
    Treasury stock at cost - 239,521 shares        (3,626)    (3,626)
      Total common stockholders' equity           669,533    550,842
    Total stockholders' equity                    684,533    565,842

                                               $1,766,303 $1,452,775

     The accompanying notes are an integral part of these consolidated statements.

           CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                         MDU RESOURCES GROUP, INC.
Years ended December 31, 1999, 1998 and 1997
                                               Other
                             Common Stock     Paid-in   Retained     Treasury Stock
                           Shares    Amount   Capital   Earnings    Shares   Amount      Total
                                             (In thousands, except shares)
Balance at
December 31, 1996      28,476,981  $ 94,828  $ 64,305  $ 191,541       ---  $   ---   $350,674
  Net income                  ---       ---       ---     54,617       ---      ---     54,617
  Dividends on
    preferred stocks          ---       ---       ---       (782)      ---      ---       (782)
  Dividends on
    common stock              ---       ---       ---    (32,653)      ---      ---    (32,653)
  Issuance of common
    stock:
     Acquisitions         225,629       751     3,622        ---       ---      ---      4,373
     Other                440,722     1,468     8,599        ---       ---      ---     10,067

Balance at
December 31, 1997      29,143,332    97,047    76,526    212,723       ---      ---    386,296
  Net income                  ---       ---       ---     34,107       ---      ---     34,107
  Dividends on
    preferred stocks          ---       ---       ---       (777)      ---      ---      (777)
  Dividends on
    common stock              ---       ---       ---    (40,470)      ---      ---   (40,470)
  Issuance of
    common stock:
      Acquisitions
       (pre-split)      4,973,629    16,562   112,353        ---       ---      ---   128,915
      Other
       (pre-split)        869,068     2,894    26,900        ---       ---      ---    29,794
  Treasury stock
    acquired                  ---       ---       ---        ---  (159,681)  (3,626)   (3,626)
  Three-for-two
    common stock
    split (Note 7)     17,493,014    58,252   (58,252)       ---   (79,840)     ---       ---
  Issuance of common
    stock:
      Acquisitions
       (post-split)       672,863     2,241    11,234        ---       ---      ---    13,475
      Other
       (post-split)       121,045       403     2,725        ---       ---      ---     3,128

Balance at
December 31, 1998      53,272,951   177,399   171,486    205,583  (239,521)  (3,626)  550,842
  Net income                  ---       ---       ---     84,080       ---      ---    84,080
  Dividends on
    preferred stocks          ---       ---       ---       (772)      ---      ---      (772)
  Dividends on
    common stock              ---       ---       ---    (45,322)      ---      ---   (45,322)
  Reduction in par
    value of common
    stock                     ---  (124,126)  124,126        ---       ---      ---       ---
  Issuance of
    common stock:
      Acquisitions      3,882,390     3,882    73,639        ---       ---      ---    77,521
      Other               122,574       123     3,061        ---       ---      ---     3,184

Balance at
December 31, 1999      57,277,915  $ 57,278 $ 372,312   $243,569  (239,521) $(3,626) $669,533

The accompanying notes are an integral part of these consolidated statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         MDU RESOURCES GROUP, INC.

Years ended December 31,                 1999        1998       1997
                                                (In thousands)

Operating activities:
  Net income                         $ 84,080   $  34,107   $ 54,617
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation, depletion and
      amortization                     81,818      77,786     65,767
    Deferred income taxes and
      investment tax credit            15,704     (17,256)    12,894
    Recovery of deferred natural gas
      contract litigation settlement
      costs                               ---         ---      5,486
    Write-downs of oil and natural gas
      properties (Note 1)                 ---      66,000        ---
    Changes in current assets and
      liabilities:
      Receivables                     (12,310)    (10,464)     6,951
      Inventories                     (13,460)      1,718     (4,214)
      Other current assets             (4,190)       (547)     2,026
      Accounts payable                 12,492      14,094     (5,605)
      Other current liabilities        (8,972)    (19,805)    (6,087)
    Other noncurrent changes             (289)     (7,187)     6,794
  Net cash provided by operating
    activities                        154,873     138,446    138,629

Financing activities:
  Net change in short-term borrowings  (6,585)      3,933     (5,919)
  Issuance of long-term debt          154,546     209,890     54,064
  Repayment of long-term debt         (18,714)   (113,600)   (47,899)
  Retirement of preferred stocks         (100)       (100)      (100)
  Issuance of common stock              3,184      32,922     10,067
  Retirement of natural gas
   repurchase commitment              (14,296)    (17,105)   (52,090)
  Dividends paid                      (46,094)    (41,247)   (33,435)
  Net cash provided by (used in)
    financing activities               71,941      74,693    (75,312)

Investing activities:
  Capital expenditures including
    acquisitions of businesses       (170,510)   (191,154)  (112,224)
  Net proceeds from sale or
   disposition of property             16,660       4,275      4,522
  Net capital expenditures           (153,850)   (186,879)  (107,702)
  Sale of natural gas available
   under repurchase commitment          1,330       7,727     27,008
  Investments                             (99)    (22,945)    (2,248)
  Additions to notes receivable       (35,907)        ---        ---
  Net cash used in investing
    activities                       (188,526)   (202,097)   (82,942)
Increase (decrease) in cash
  and cash equivalents                 38,288      11,042    (19,625)
Cash and cash equivalents --
  beginning of year                    39,216      28,174     47,799
Cash and cash equivalents --
  end of year                        $ 77,504   $  39,216   $ 28,174


The accompanying notes are an integral part of these consolidated statements.


NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of MDU Resources Group, Inc. and its subsidiaries (company) include the accounts of the following segments:  electric, natural gas distribution, utility services,

pipeline and energy services, oil and natural gas production, and construction materials and mining.  The electric and natural gas distribution segments and a portion of the pipeline and energy services segment are regulated.  The company's nonregulated operations include the utility services, oil and natural gas production, and construction materials and mining segments, and a portion of the pipeline and energy services segment.  For further descriptions of the company's business segments see Note 9.  The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generation stations.



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

FERC and the applicable state public service commissions.  See Note 2 for more information regarding the nature and amounts of these regulatory deferrals.



In accordance with the provisions of SFAS No. 71, intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated.

All other significant intercompany balances and transactions have been eliminated.



Property, plant and equipment

Additions to property, plant and equipment are recorded at cost when first placed in service.  When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation.  With respect to the retirement or disposal of all other assets, except for oil and natural gas production properties as described below, the resulting gains or losses are recognized as a component of income.  The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service.  In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations.  The amount of AFUDC and interest capitalized was $1.7 million, $1.4 million and $970,000 in 1999, 1998 and 1997, respectively.  Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets,

except for oil and natural gas production properties as described below.



In accordance with the provisions of Statement of Financial Accounting

Standards No. 121, "Accounting for the Impairment of Long-Lived Assets

and for Long-Lived Assets to be Disposed Of," the company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be

recoverable.  As yet, no asset or group of assets has been identified for which the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset(s) and, accordingly, no impairment losses have been recorded.

However, currently unforeseen events and changes in circumstances could require the recognition of impairment losses at some future date.


Oil and natural gas

The company uses the full-cost method of accounting for its oil and natural gas production activities.  Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized and amortized on the units of production method based on total proved reserves.  Any conveyances of properties, including gains or losses on abandonments of properties,

are treated as adjustments to the cost of the properties with no gain or loss recognized.  Capitalized costs are subject to a "ceiling test"

that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties.  Future net revenue is estimated based on end-of-

quarter prices adjusted for contracted price changes.  If capitalized costs exceed the full-cost ceiling at the end of any quarter, a permanent noncash write-down is required to be charged to earnings in that quarter.



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



Natural gas in underground storage

Natural gas in underground storage for the company's regulated operations is carried at cost using the last-in, first-out method.  The portion of the cost of natural gas in underground storage expected to be used within one year is included in inventories and amounted to

$26.1 million and $11.5 million at December 31, 1999 and 1998,

respectively.  The remainder of natural gas in underground storage is included in property, plant and equipment and was $46.8 million and

$43.7 million at December 31, 1999 and 1998, respectively.



Inventories

Inventories, other than natural gas in underground storage for the company's regulated operations, consist primarily of materials and supplies and inventories held for resale.  These inventories are stated

at the lower of average cost or market.



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



Income taxes

The company provides deferred federal and state income taxes on all temporary differences.  Excess deferred income tax balances associated with the company's rate-regulated activities resulting from the company's adoption of SFAS No. 109, "Accounting for Income Taxes," have been recorded as a regulatory liability and are included in "Other liabilities" in the company's Consolidated Balance Sheets.  These regulatory liabilities are expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.



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

Earnings per common share reflect the three-for-two common stock split effected in July 1998 as discussed in Note 7.



Comprehensive income

For the years ended December 31, 1999, 1998 and 1997, comprehensive income equaled net income as reported.



Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates are used for such items as property depreciable lives, tax provisions, uncollectible accounts, environmental and other loss contingencies, accumulated provision for revenues subject to refund, unbilled revenues and actuarially determined benefit costs.  As better information becomes available, or actual amounts are determinable, the recorded estimates are revised.  Consequently, operating results can be affected by revisions to prior accounting estimates.



Cash flow information

Cash expenditures for interest and income taxes were as follows:


Years ended December 31,                    1999       1998       1997
                                                (In thousands)
Interest, net of amount capitalized      $30,772    $26,394    $25,626
Income taxes                             $32,723    $34,498    $18,171


The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



Reclassifications

Certain reclassifications have been made in the financial statements for prior years to conform to the current presentation.  Such reclassifications had no effect on net income or common stockholders'

equity as previously reported.



New accounting pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued

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



In June 1999, the FASB issued Statement of Financial Accounting

Standards No. 137, "Accounting for Derivative Instruments and Hedging

Activities -- Deferral of the Effective Date of FASB Statement No.

133," which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000.  The company will adopt SFAS No. 133 on

January 1, 2001.  The company continues to evaluate the effect of adopting SFAS No. 133 but has not yet determined what impact this adoption will have on the company's financial position or results of operations.



In December 1999, the Securities and Exchange Commission issued Staff

Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 is effective for the first fiscal quarter of the fiscal year beginning after December 15, 1999.

SAB No. 101 is not expected to have a material effect on the company's financial position or results of operations.



NOTE 2

REGULATORY ASSETS AND LIABILITIES

The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying

Consolidated Balance Sheets as of December 31:


                                                     1999        1998
                                                      (In thousands)
Regulatory assets:
  Long-term debt refinancing costs               $  9,514   $  10,995
  Deferred income taxes                             7,274      13,364
  Natural gas contract settlement and
    restructuring costs                             3,000         ---
  Postretirement benefit costs                      1,742       2,036
  Plant costs                                       2,835       3,004
  Other                                             6,789       6,063
Total regulatory assets                            31,154      35,462
Regulatory liabilities:
  Reserves for regulatory matters                  24,231      39,981
  Taxes refundable to customers                    11,504      14,130
  Plant decommissioning costs                       6,989       6,413
  Deferred income taxes                             6,785       7,047
  Natural gas costs refundable
    through rate adjustments                        2,579         274
  Other                                               710         157
Total regulatory liabilities                       52,798      68,002
Net regulatory position                          $(21,644)  $ (32,540)


As of December 31, 1999, substantially all of the company's regulatory assets are being reflected in rates charged to customers and are being recovered over the next 1 to 17 years.



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

No. 71 occurs.



NOTE 3

FINANCIAL INSTRUMENTS

Derivatives

From time to time, the company utilizes derivative financial instruments, including price swap and collar agreements and natural gas futures, to manage a portion of the market risk associated with fluctuations in the price of oil and natural gas.  The company's policy prohibits the use of derivative instruments for trading purposes and the company has procedures in place to monitor compliance with its policies.  The company is exposed to credit-related losses in relation to financial instruments in the event of nonperformance by

counterparties, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.



The swap and collar agreements call for the company to receive monthly payments from or make payments to counterparties based upon the difference between a fixed and a variable price as specified by the agreements.  The variable price is either an oil price quoted on the

New York Mercantile Exchange (NYMEX) or a quoted natural gas price on the NYMEX, Colorado Interstate Gas Index or Williams Gas Index.  The

company believes that there is a high degree of correlation because the timing of purchases and production and the swap and collar agreements are closely matched, and hedge prices are established in the areas of operations.  Amounts payable or receivable on the swap and collar agreements are matched and reported in operating revenues on the

Consolidated Statements of Income as a component of the related commodity transaction at the time of settlement with the counterparty.

Gains or losses on futures contracts are deferred until the underlying commodity transaction occurs, at which point they are reported in

"Purchased natural gas sold" on the Consolidated Statements of Income.



The following table summarizes hedge agreements entered into by

Fidelity Oil Co. and WBI Production, Inc., indirect wholly owned subsidiaries of the company, as of December 31, 1999.  These agreements call for Fidelity Oil Co. and WBI Production, Inc. to receive fixed prices and pay variable prices.



                       (Notional amount and fair value in thousands)
                             Weighted
                             Average        Notional
                           Fixed Price       Amount        Fair
                           (Per barrel)   (In barrels)    Value

Oil swap agreements
 maturing in 2000             $19.55            769     $(1,870)


                             Weighted
                             Average        Notional
                           Fixed Price       Amount        Fair
                           (Per MMBtu)    (In MMBtu's)    Value

Natural gas swap
 agreements maturing
 in 2000                      $2.33           5,307     $   597


                             Weighted
                             Average
                          Floor/Ceiling     Notional
                              Price          Amount        Fair
                           (Per barrel)   (In barrels)    Value

Oil collar agreement
 maturing in 2000         $20.00/$22.33         183     $  (134)


                             Weighted
                             Average
                          Floor/Ceiling     Notional
                              Price          Amount        Fair
                           (Per MMBtu)    (In MMBtu's)    Value

Natural gas collar
 agreements maturing
 in 2000                   $2.34/$2.68        3,196     $   112


At December 31, 1998, Fidelity Oil Co. had natural gas collar agreements outstanding for 2.9 million MMBtu's of natural gas with a weighted average floor price and ceiling price of $2.10 and $2.51,

respectively.  The company's net favorable position on the natural gas collar agreements outstanding at December 31, 1998, was $597,000.

These agreements call for Fidelity Oil Co. to receive fixed prices and pay variable prices.



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



In the event a derivative financial instrument does not qualify for hedge accounting or when the underlying commodity transaction matures,

is sold, is extinguished, or is terminated, the current favorable or unfavorable position on the open contract would be included in results of operations.  The company's policy requires approval to terminate a hedge agreement prior to its original maturity.  In the event a hedge agreement is terminated, the realized gain or loss at the time of termination would be deferred until the underlying commodity transaction is sold or matures and is expected to generally offset the corresponding increases or decreases in the value of the underlying commodity transaction.


Fair value of other financial instruments

The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption is based on quoted market prices of the same or similar issues.  The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption at December 31 is as follows:


                                  1999                    1998
                       Carrying       Fair       Carrying        Fair
                        Amount       Value        Amount        Value
                                       (In thousands)
Long-term debt         $567,873      $555,730    $416,456    $435,078
Preferred stock
 subject to mandatory
 redemption            $  1,600      $  1,418    $  1,700    $  1,592


The fair value of other financial instruments for which estimated fair value has not been presented is not materially different than the related carrying amount.



NOTE 4

SHORT-TERM BORROWINGS

The company and its subsidiaries had unsecured short-term lines of credit from a number of banks totaling $81.9 million at December 31,

1999.  These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues.  The agreements provide for commitment fees at varying rates.  Amounts outstanding on the short-term lines of credit were $14.7 million at

December 31, 1999, and $15 million at December 31, 1998.  The weighted average interest rate for borrowings outstanding at December 31, 1999 and 1998, was 6.97 percent and 5.45 percent, respectively.  The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.



NOTE 5

LONG-TERM DEBT AND INDENTURE PROVISIONS

Long-term debt outstanding at December 31 is as follows:


                                                      1999      1998
                                                      (In thousands)
First mortgage bonds and notes:
  Pollution Control Refunding Revenue
    Bonds, Series 1992,
    6.65%, due June 1, 2022                      $  20,850  $ 20,850
  Secured Medium-Term Notes,
    Series A at a weighted
    average rate of 7.59%, due on
    dates ranging from October 1, 2004
    to April 1, 2012                               110,000   110,000
Total first mortgage bonds and notes               130,850   130,850
Pollution control note obligation,
  6.20%, due March 1, 2004                           3,100     3,400
Senior notes at a weighted
  average rate of 7.19%, due on
  dates ranging from December 31, 2000
  to October 30, 2018                              151,400   141,000
Commercial paper at a weighted average
  rate of 6.80%, supported by a revolving
  credit agreement due on September 1, 2002        223,169    82,921
Revolving lines of credit at a
  weighted average rate of 8.37%,
  due on dates ranging from
  November 1, 2001 through December 31, 2002        45,900    45,200
Term credit agreements at a weighted
  average rate of 7.52%, due on dates
  ranging from January 1, 2000
  through November 25, 2012                         13,970    13,211
Other                                                 (516)     (126)
Total long-term debt                               567,873   416,456
Less current maturities                              4,328     3,192
Net long-term debt                               $ 563,545  $413,264


Centennial Energy Holdings, Inc., a direct wholly owned subsidiary of the company, has a revolving credit agreement with various banks on behalf of its subsidiaries that allows for borrowings of up to $240 million.  This facility supports the Centennial commercial paper program.  Under the Centennial commercial paper program, $223.2 million and $82.9 million were outstanding at December 31, 1999 and 1998,

respectively.  The commercial paper borrowings are classified as long term as the company intends to refinance these borrowings on a long term basis through continued commercial paper borrowings supported by the revolving credit agreement due September 1, 2002.  The company intends to renew this existing credit agreement on an annual basis.



Effective December 27, 1999, Centennial entered into an uncommitted long-term master shelf agreement with The Prudential Insurance Company of America on behalf of its subsidiaries that allows for borrowings of up to $200 million, none of which was outstanding at December 31, 1999.



Under the revolving lines of credit, the company and certain subsidiaries have $58.2 million available as of December 31, 1999.

Amounts outstanding under the revolving lines of credit were

$45.9 million and $45.2 million at December 31, 1999 and 1998,

respectively.



The amounts of scheduled long-term debt maturities for the five years following December 31, 1999 aggregate $4.3 million in 2000;

$24.6 million in 2001; $272.3 million in 2002; $6.6 million in 2003 and

$21.6 million in 2004.



Substantially all of the company's electric and natural gas

distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage.  Under the terms and conditions of the Indenture, the company could have issued approximately $287 million of additional first mortgage bonds at December 31, 1999.  Certain other debt instruments of the company and its subsidiaries contain restrictive covenants, all of which the company and its subsidiaries are in compliance with at December 31, 1999.



NOTE 6

PREFERRED STOCKS

Preferred stocks at December 31 are as follows:


                                                     1999        1998
                                                  (Dollars in thousands)
Authorized:
  Preferred --
    500,000 shares, cumulative,
      par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption --
    Preferred --
      5.10% Series -- 16,000 shares in 1999
        and 17,000 shares in 1998                 $ 1,600     $ 1,700
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000      10,000
      4.70% Series -- 50,000 shares                 5,000       5,000
                                                   15,000      15,000
Total preferred stocks                             16,600      16,700
Less sinking fund requirements                        100         100
Net preferred stocks                              $16,500     $16,600


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

December 31, 1999, is $100,000.



NOTE 7

COMMON STOCK

At the Annual Meeting of Stockholders held on April 27, 1999, the company's common stockholders approved an amendment to the Certificate of Incorporation increasing the authorized number of common shares from

75 million shares to 150 million shares and reducing the par value of the common stock from $3.33 per share to $1.00 per share.



In May 1998, the company's Board of Directors approved a three-for-two common stock split effected in the form of a 50 percent common stock dividend.  The additional shares of common stock were distributed on

July 13, 1998, to common stockholders of record on July 3, 1998.

Common stock information appearing in the accompanying Consolidated

Statements of Income and Notes to Consolidated Financial Statements

give retroactive effect to the stock split.



The company's Automatic Dividend Reinvestment and Stock Purchase Plan

(DRIP) provides participants in the DRIP the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and to make optional cash payments of up to $5,000 per month for the same purpose.  Holders of all classes of the company's capital stock, legal residents in any of the 50 states, and beneficial owners,

whose shares are held by brokers or other nominees through

participation by their brokers or nominees, are eligible to participate in the DRIP.  The company's Tax Deferred Compensation Savings Plan(s)

(K-Plan(s)), which were merged effective January 1, 1999, pursuant to

Section 401(k) of the Internal Revenue Code are funded with the company's common stock.  Since January 1, 1989, the DRIP and K-Plan(s)

have been funded primarily by the purchase of shares of common stock on the open market, except for a portion of 1997 where shares of authorized but unissued common stock were used to fund the DRIP and

K-Plan(s) and from October 1, 1998 through March 31, 1999, when shares of authorized but unissued common stock were used to fund the DRIP.  At

December 31, 1999, there were 8.1 million shares of common stock reserved for original issuance under the DRIP and K-Plan.



In November 1998, the company's Board of Directors declared, pursuant to a stockholders' rights plan, a dividend of one preference share purchase right (right) for each outstanding share of the company's common stock.  Each right becomes exercisable, upon the occurrence of certain events, for one one-thousandth of a share of Series B

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

APB Opinion No. 25 under which no compensation expense has been recognized.  The option exercise price is the market value of the stock on the date of grant.  Options granted to the key employees

automatically vest after nine years, but the plan provides for accelerated vesting based on the attainment of certain performance goals or upon a change in control of the company.  Options granted to directors and employees vest at date of grant and three years after date of grant, respectively, and expire ten years after the date of grant. Under the stock option plans, the company is authorized to grant options for up to 4.3 million shares of common stock and has granted options on 1.9 million shares through December 31, 1999.



Had the company recorded compensation expense for the fair value of options granted consistent with SFAS No. 123, "Accounting for Stock-

Based Compensation" (SFAS No. 123), net income would have been reduced on a pro forma basis by $498,000 in 1999, $820,000 in 1998 and $51,400 in 1997.  On a pro forma basis, basic and diluted earnings per share for 1999 and 1998 would have been reduced by $.01 and $.02,

respectively, and there would have been no effect for 1997.  Since SFAS

No. 123 does not require this accounting to be applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of those to be expected in future years.



A summary of the status of the stock option plans at December 31, 1999,

1998 and 1997, and changes during the years then ended are as follows:



                             1999                1998               1997
                               Weighted            Weighted           Weighted
                                Average             Average            Average
                               Exercise            Exercise           Exercise
                        Shares    Price     Shares    Price    Shares    Price
Balance at
  beginning of year  1,516,808   $19.17    594,180   $12.07   635,965   $11.77
Granted                 22,500    23.31  1,225,920    21.12    22,500    16.37
Forfeited              (57,966)   20.38    (37,875)   21.05   (13,600)   11.41
Exercised              (54,080)   11.95   (265,417)   11.98   (50,685)   10.50
Balance at end
  of year            1,427,262    19.46  1,516,808    19.17   594,180    12.07
Exercisable at
  end of year          301,681   $13.89    333,261   $12.94   112,461   $11.67


Exercise prices on options outstanding at December 31, 1999, range from

$10.50 to $23.84 with a weighted average remaining contractual life of approximately 8 years.



The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted average fair value of the options granted and the assumptions used to estimate the fair value of options are as follows:



                                          1999        1998      1997

Fair value of options at grant date    $  4.82     $  2.40   $  2.09
Weighted average risk-free
  interest rate                           5.98%       4.78%     6.60%
Weighted average expected
  price volatility                       22.03%      16.27%    14.51%
Weighted average expected
  dividend yield                          4.22%       5.13%     5.48%
Expected life in years                       7           7         7



NOTE 8

INCOME TAXES


Income tax expense is summarized as follows:

Years ended December 31,                  1999        1998      1997
                                                (In thousands)
Current:
  Federal                              $29,574    $ 28,256   $15,427
  State                                  3,874       5,880     2,362
  Foreign                                  158         605        60
                                        33,606      34,741    17,849
Deferred:
  Investment tax credit                   (888)       (975)   (1,150)
  Income taxes --
    Federal                             12,902     (14,214)   11,844
    State                                3,690      (2,067)    2,200
                                        15,704     (17,256)   12,894
Total income tax expense               $49,310    $ 17,485   $30,743


Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:

                                                      1999      1998
                                                      (In thousands)
Deferred tax assets:
  Regulatory matters                             $  14,562 $  22,319
  Accrued pension costs                             10,898     9,274
  Deferred investment tax credits                    2,028     2,336
  Accrued land reclamation                           2,803     2,907
  Other                                             16,892    17,572
Total deferred tax assets                           47,183    54,408
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment               218,355   188,375
  Basis differences on oil and
    natural gas producing properties                17,163     9,604
  Regulatory matters                                 6,785     7,047
  Other                                              3,051     5,558
Total deferred tax liabilities                     245,354   210,584
Net deferred income tax liability                $(198,171)$(156,176)


The following table reconciles the change in the net deferred income tax liability from December 31, 1998, to December 31, 1999, to the deferred income tax expense included in the Consolidated Statements of

Income:

                                                                1999
                                                       (In thousands)
Net change in deferred income tax
  liability from the preceding table                        $ 41,995
Change in tax effects of income tax-related
  regulatory assets and liabilities                           (4,293)
Deferred taxes associated with acquisitions                  (21,110)
Deferred income tax expense for the period                  $ 16,592


Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes.  The reasons for this difference are as follows:



Years ended December 31,      1999             1998            1997
                          Amount     %     Amount    %     Amount    %
                                    (Dollars in thousands)
Computed tax at federal
  statutory rate         $46,686    35.0  $18,057   35.0  $29,876   35.0
Increases (reductions)
  resulting from:
  Depletion allowance     (1,300)   (1.0)  (1,571)  (3.0)    (828)  (1.0)
  State income taxes --
   net of federal
   income tax benefit      5,921     4.4    2,312    4.5    3,473    4.1
  Investment tax credit
    amortization            (888)    (.6)    (975)  (1.9)  (1,150)  (1.4)
  Other items             (1,109)    (.8)    (338)   (.7)    (628)   (.7)
Total income tax expense $49,310    37.0  $17,485   33.9  $30,743   36.0


NOTE 9

BUSINESS SEGMENT DATA

The company's reportable segments are those that are based on the company's method of internal reporting, which generally segregates the strategic business units due to differences in products, services and regulation.  Prior to the fourth quarter of 1999, the company reported five operating segments consisting of electric, natural gas

distribution, natural gas transmission, construction materials and mining, and oil and natural gas production.  During the fourth quarter of 1999, the company revised the components of the segments reported based on organizational changes and the significance of current segments.  As a result, a utility services segment was separated from the electric segment; gas production activities previously included in the natural gas transmission segment are now reflected in the oil and natural gas production segment; and the remaining operations of the natural gas transmission business were renamed pipeline and energy services.



The company's operations are now conducted through six business segments and all prior period information has been restated to reflect this change.  As of December 31, 1999, all of the company's operations are located within the United States.  The electric business generates,

transmits and distributes electricity and the natural gas distribution business distributes natural gas, and these operations also supply related value-added products and services in the Northern Great Plains.

The utility services business is a full-service engineering, design and build company operating in the western United States specializing in construction and maintenance of power and natural gas distribution and transmission systems as well as communication and fiber optic facilities.  The pipeline and energy services business provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems and provides energy marketing and management services throughout the United States.  The oil and natural gas production business is engaged in oil and natural gas acquisition, exploration and production throughout the United

States and in the Gulf of Mexico.  The construction materials and mining business mines and markets aggregates and related value-added construction materials products and services in the western United

States, including Alaska and Hawaii.  It also operates lignite coal mines in Montana and North Dakota.



Segment information follows the same accounting policies as described in the Summary of Significant Accounting Policies.  Segment information included in the accompanying Consolidated Balance Sheets as of

December 31 and included in the Consolidated Statements of Income for the years then ended is as follows:


                                          1999         1998          1997
                                                 (In thousands)
Operating revenues - external:
  Electric                           $ 154,869   $  147,221    $  141,590
  Natural gas distribution             157,692      154,147       157,005
  Utility services                      99,917       64,232        22,761
  Pipeline and energy services         334,188      132,826        36,999
  Oil and natural gas production        63,238       51,750        75,172
  Construction materials and mining    455,939      331,988       163,006
Total operating revenues - external $1,265,843   $  882,164    $  596,533

Operating revenues - intersegment:
  Electric                          $      ---   $      ---    $      ---
  Natural gas distribution                 ---          ---           ---
  Utility services                         ---          ---           ---
  Pipeline and energy services          49,344       47,906        50,019
  Oil and natural gas production        15,156       10,092         2,744
  Construction materials and mining(a)  13,966       14,463        11,141
Intersegment eliminations              (64,500)     (57,998)      (52,763)
Total operating revenues -
  intersegment(a)                   $   13,966   $   14,463    $   11,141

Depreciation, depletion and
 amortization:
  Electric                          $   18,375   $   18,129    $   17,491
  Natural gas distribution               7,348        7,150         7,013
  Utility services                       2,591        1,669           280
  Pipeline and energy services           8,248        6,972         4,888
  Oil and natural gas production        19,248       23,304        25,096
  Construction materials and mining     26,008       20,562        10,999
Total depreciation, depletion
  and amortization                  $   81,818   $   77,786    $   65,767

Interest expense:
  Electric                          $    9,692   $    9,979    $   10,735
  Natural gas distribution               3,614        3,728         3,698
  Utility services                         812          325           214
  Pipeline and energy services           7,281        5,800         8,117
  Oil and natural gas production         3,405        3,039         2,942
  Construction materials and mining     11,202        7,402         4,503
Total interest expense              $   36,006   $   30,273    $   30,209

Income taxes:
  Electric                          $    8,678   $    7,767    $    7,011
  Natural gas distribution               1,443        2,681         2,987
  Utility services                       4,323        2,437           631
  Pipeline and energy services          13,356       12,579         7,566
  Oil and natural gas production        10,032      (23,134)        8,156
  Construction materials and mining     11,478       15,155         4,392
Total income taxes                  $   49,310   $   17,485    $   30,743

Earnings on common stock:
  Electric                          $   15,973   $   13,908    $   12,441
  Natural gas distribution               3,192        3,501         4,514
  Utility services                       6,505        3,272           947
  Pipeline and energy services          20,972       18,651         9,955
  Oil and natural gas production        16,207      (30,501)(b)    15,867
  Construction materials and mining     20,459       24,499        10,111
Total earnings on common stock      $   83,308   $   33,330    $   53,835

Capital expenditures:
  Electric                          $   18,218   $   13,035    $   18,363
  Natural gas distribution               9,246        8,256         8,858
  Utility services                      16,052       18,343         9,607
  Pipeline and energy services          35,123       17,603         9,684
  Oil and natural gas production        64,294      100,572        34,172
  Construction materials and mining    105,098      172,108        41,472
  Net proceeds from sale or
   disposition of property             (16,660)      (4,275)       (4,522)
Total net capital expenditures      $  231,371   $  325,642    $  117,634

Identifiable assets:
  Electric(c)                       $  307,417   $  305,627
  Natural gas distribution(c)          131,294      129,654
  Utility services                      67,755       38,677
  Pipeline and energy services         302,587      239,507
  Oil and natural gas production       255,416      192,642
  Construction materials and mining    655,499      500,720
  Corporate assets(d)                   46,335       45,948
Total identifiable assets           $1,766,303   $1,452,775

Property, plant and equipment:
  Electric                          $  581,090   $  567,282
  Natural gas distribution             185,797      178,522
  Utility services                      21,876       15,765
  Pipeline and energy services         308,409      276,325
  Oil and natural gas production       343,157      288,487
  Construction materials and mining    601,952      484,419
  Less accumulated depreciation,
   depletion and amortization          794,105      726,123
Net property, plant and equipment   $1,248,176   $1,084,677

(a) In accordance with the provision of SFAS No. 71, intercompany coal sales are not eliminated.
(b) Reflects $39.9 million in noncash after-tax write-downs of oil and natural gas properties.
(c) Includes, in the case of electric and natural gas distribution property, allocations of common utility property.
(d) Corporate assets consist of assets not directly assignable to a business segment (i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets).


Capital expenditures for 1999, 1998 and 1997, related to acquisitions,

in the preceding table include the following noncash transactions:

issuance of the company's equity securities in 1999 of $77.5 million;

issuance of the company's equity securities, less treasury stock acquired, in 1998 of $138.8 million; and assumed debt and the issuance of the company's equity securities in total for 1997 of $9.9 million.



NOTE 10

ACQUISITIONS

In 1999, the company acquired a number of businesses, none of which were individually material, including construction materials and mining companies with operations in California, Montana, Oregon and Wyoming and utility services companies based in Montana and Oregon.  The total purchase consideration for these businesses, consisting of the company's common stock and cash, was $81.9 million.


In March 1998, the company acquired Morse Bros., Inc. and S2 - F Corp.,

privately held construction materials companies located in Oregon's

Willamette Valley.  The purchase consideration for such companies consisted of $98.2 million of the company's common stock and cash.

Morse Bros., Inc. sells aggregate, ready-mixed concrete, asphalt,

prestressed concrete and construction services in the Willamette Valley from Portland to Eugene.  S2 - F Corp. sells aggregate and construction services.



The company also acquired a number of other businesses in 1998, none of which were individually material, including construction materials and mining businesses in Oregon, utility services construction and engineering businesses in California and Montana and a natural gas marketing business in Kentucky.  The total purchase consideration,

consisting of the company's common stock and cash, for these businesses was $62.7 million.



In 1997, the company acquired several businesses, none of which were individually material, including the remaining 50 percent interest in

Hawaiian Cement (See Note 12) and utility services construction and construction supplies and equipment businesses in Oregon.  The total purchase consideration, consisting of the company's common stock and cash, for these businesses was $35.2 million.



The above acquisitions were accounted for under the purchase method of accounting and accordingly, the acquired assets and liabilities assumed have been recorded at their respective fair values as of the date of acquisition.  The results of operations of the acquired businesses are included in the financial statements since the date of each

acquisition.  Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.



NOTE 11

EMPLOYEE BENEFIT PLANS

The company has noncontributory defined benefit pension plans and other postretirement benefit plans.  There were no additional minimum pension liabilities required to be recognized as of December 31, 1999 and 1998.

Changes in benefit obligation and plan assets for the years ended

December 31 are as follows:

                                                            Other
                                         Pension        Postretirement
                                         Benefits          Benefits
                                     1999      1998     1999      1998
                                                (In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year            $187,665  $178,199  $70,338  $ 73,838
  Service cost                      4,894     4,509    1,451     1,502
  Interest cost                    12,573    12,248    4,720     4,848
  Plan participants' contributions    ---       ---      617       475
  Amendments                        3,612       437    3,691    (4,810)
  Actuarial (gain) loss           (17,134)    5,971  (11,047)   (1,695)
  Benefits paid                   (10,613)  (13,699)  (3,831)   (3,820)
Benefit obligation at
   end of year                    180,997   187,665   65,939    70,338

Change in plan assets:
  Fair value of plan assets at
   beginning of year              251,194   225,201   39,543    30,595
  Actual return on plan assets     35,874    39,604    5,223     6,226
  Employer contribution                 4        88    5,595     6,067
  Plan participants' contributions    ---       ---      617       475
  Benefits paid                   (10,613)  (13,699)  (3,831)   (3,820)
Fair value of plan assets at end
   of year                        276,459   251,194   47,147    39,543

  Funded status                    95,462    63,529  (18,792)  (30,795)
  Unrecognized actuarial gain    (108,593)  (73,963) (21,299)   (8,036)
  Unrecognized prior service cost 10,206 7,645 --- (1,433) Unrecognized net transition
   obligation (asset)              (4,402)   (5,340)  30,910    31,029
Accrued benefit cost             $ (7,327) $ (8,129) $(9,181) $ (9,235)


Weighted average assumptions for the company's pension and other postretirement benefit plans as of December 31 are as follows:


                                                           Other
                                        Pension        Postretirement
                                       Benefits           Benefits
                                    1999      1998     1999      1998
Discount rate                       7.75%     6.75%    7.75%     6.75%
Expected return on plan assets      8.50%     8.50%    7.50%     7.50%
Rate of compensation increase       5.00%     4.50%    5.00%     4.50%


Health care rate assumptions for the company's other postretirement benefit plans as of December 31 are as follows:



                                                     1999          1998
Health care trend rate                         6.00%-8.00%   6.50%-8.50%
Health care cost trend rate - ultimate         5.00%-6.00%   5.00%-6.00%
Year in which ultimate trend rate achieved      1999-2004     1999-2004


Components of net periodic benefit cost for the company's pension and other postretirement benefit plans are as follows:


                                                                Other
                                     Pension               Postretirement
                                     Benefits                  Benefits
Years ended December 31,       1999     1998     1997    1999    1998    1997
                                            (In thousands)
Components of net periodic
 benefit cost:
  Service cost             $  4,894  $ 4,509  $ 3,889  $1,451  $1,502  $1,272
  Interest cost              12,573   12,248   11,651   4,720   4,848   4,691
  Expected return on assets (17,489) (15,892) (14,321) (2,807) (2,395) (1,748)
  Amortization of prior
   service cost                 842      848      811     ---     ---     ---
  Recognized net actuarial
   gain                        (995)    (621)    (666)   (200)   (169)   (105)
  Amortization of net
   transition obligation
   (asset)                     (997)    (994)    (988)  2,377   2,458   2,458
Net periodic benefit cost
  (income)                   (1,172)      98      376   5,541   6,244   6,568
Less amount capitalized         (87)      79       70     463     628     625
Net periodic benefit
  expense (income)         $ (1,085) $    19  $   306  $5,078  $5,616  $5,943


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


Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans.  A one percentage point change in the assumed health care cost trend rates would have the following effects at December 31, 1999:



                                       1 Percentage      1 Percentage
                                      Point Increase    Point Decrease
                                              (In thousands)
Effect on total of service
  and interest cost components              $  240           $  (217)

Effect on postretirement benefit
  obligation                                $3,004           $(2,683)


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

$3.3 million, $2.7 million and $2.2 million in 1999, 1998 and 1997,

respectively.



The company sponsors various defined contribution plans for eligible employees.  Costs incurred by the company under these plans were

$4.4 million in 1999, $3.1 million in 1998 and $2.1 million in 1997.

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

Hawaiian Cement, which was previously owned by Lone Star Industries,

Inc.  Knife River Dakota, Inc., a wholly owned subsidiary of KRC

Holdings, Inc. acquired the remaining 50 percent interest in Hawaiian

Cement from the previous owner, Adelaide Brighton Cement (Hawaii), Inc.

of Adelaide, Australia, in July 1997.



In August 1997, the company began consolidating Hawaiian Cement into its financial statements.  Prior to August 1997, the company's net investment in Hawaiian Cement was not consolidated and was accounted for by the equity method.  The company's share of operating results for the seven months ended July 31, 1997, is included in "Other income --

net" in the accompanying Consolidated Statements of Income for the year ended December 31, 1997.  Summarized operating results for Hawaiian

Cement for the seven months ended July 31, 1997, when accounted for by the equity method, are as follows:  net sales of $33.5 million,

operating margin of $4.7 million and income before income taxes of $2.0 million.



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


                                                     1999        1998
                                                      (In thousands)
Big Stone Station:
  Utility plant in service                       $ 49,889    $ 49,762
  Less accumulated depreciation                    29,611      28,781
                                                 $ 20,278    $ 20,981
Coyote Station:
  Utility plant in service                       $121,919    $121,726
  Less accumulated depreciation                    60,350      56,770
                                                 $ 61,569    $ 64,956

NOTE 14

REGULATORY MATTERS AND REVENUES SUBJECT TO REFUND

Williston Basin Interstate Pipeline Company, an indirect wholly owned subsidiary of the company, had pending with the FERC a general natural gas rate change application implemented in 1992.  In October 1997,

Williston Basin appealed to the United States Court of Appeals for the

D.C. Circuit (D.C. Circuit Court) certain issues decided by the FERC in orders concerning the 1992 proceeding.  On January 22, 1999, the D.C.

Circuit Court issued its opinion remanding the issues of return on equity, ad valorem taxes and throughput to the FERC for further explanation and justification.  The mandate was issued by the D.C.

Circuit Court to the FERC on March 11, 1999.  By order dated June 1,

1999, the FERC remanded the return on equity issue to an Administrative

Law Judge for further proceedings.  On October 13, 1999, the FERC approved a settlement proposed by the parties to the proceeding which resolves the remanded return on equity issue and concludes the proceeding.  Based on the FERC's approval of this settlement, Williston

Basin sought reimbursement from its customers in the fourth quarter of

1999 of a portion of the refunds made in 1997 relating to the return on equity issue.



In June 1995, Williston Basin filed a general rate increase application with the FERC.  As a result of FERC orders issued after Williston

Basin's application was filed, Williston Basin filed revised base rates in December 1995 with the FERC.  Williston Basin began collecting such increase effective January 1, 1996, subject to refund.  In July 1998,

the FERC issued an order which addressed various issues including storage cost allocations, return on equity and throughput.  In August

1998, Williston Basin requested rehearing of such order.  On June 1,

1999, the FERC issued an order approving and denying various issues addressed in Williston Basin's rehearing request, and also remanding the return on equity issue to an Administrative Law Judge for further proceedings.  On July 1, 1999, Williston Basin requested rehearing of certain issues which were contained in the June 1, 1999 FERC order.  On

September 29, 1999, the FERC granted Williston Basin's request for rehearing with respect to the return on equity issue but also ordered

Williston Basin to issue interim refunds prior to the final

determination in this proceeding.  As a result, on October 29, 1999,

Williston Basin issued refunds to its customers totaling $11.3 million,

all from amounts which had previously been reserved.  In mid-December

1999, a hearing was held before the FERC regarding the return on equity issue.  In addition, on July 29, 1999, Williston Basin appealed to the

D.C. Circuit Court certain issues concerning storage cost allocations as decided by the FERC in its June 1, 1999 order.  On October 12, 1999,

the D.C. Circuit Court issued an order which dismissed Williston

Basin's appeal but permitted Williston Basin to again appeal such previously contested issues upon final determination of all issues by the FERC in this proceeding.



On December 1, 1999, Williston Basin filed a general natural gas rate change application with the FERC.  Williston Basin will begin collecting such rates effective June 1, 2000, subject to refund.



Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and to reflect future resolution of certain issues with the

FERC.  Based on the June 1, 1999 FERC orders referenced above,

Williston Basin in the second quarter of 1999 determined that reserves it had previously established exceeded its expected refund obligation and, accordingly, reversed reserves in the amount of $4.4 million after tax.  Williston Basin believes that its remaining reserves are adequate based on its assessment of the ultimate outcome of the various proceedings.



NOTE 15

COMMITMENTS AND CONTINGENCIES

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



On April 20, 1999, the U.S. Court of Appeals issued its order which affirmed in part and reversed in part the Federal District Court's June

1997 decision.  Additionally, the U.S. Court of Appeals remanded the case to the Federal District Court for further determination of the prices and volumes to be used for determination of damages.  The U.S.

Court of Appeals also remanded to the lower court for further consideration the issue of whether pre-judgment interest on damages is recoverable by Moncrief.  As a result of the decision by the U.S. Court of Appeals, the prior judgment of $15.6 million by the Federal District

Court was vacated.  On December 8, 1999, a settlement was entered into between Williston Basin and Moncrief whereby Williston Basin paid

Moncrief $3.0 million in settlement of all claims.  On December 28,

1999, the United States District Court, District of Wyoming dismissed the case.



Williston Basin believes that it is entitled to recover from customers virtually all of the costs which were incurred as a result of the settlement of this litigation as gas supply realignment transition costs pursuant to the provisions of the FERC's Order 636.  However, the amount of costs that can ultimately be recovered is subject to approval by the FERC and market conditions.



In December 1993, Apache Corporation (Apache) and Snyder Oil

Corporation (Snyder) filed suit in North Dakota Northwest Judicial

District Court (North Dakota District Court) against Williston Basin and the company.  Apache and Snyder are oil and natural gas producers which had processing agreements with Koch Hydrocarbon Company (Koch).

Williston Basin and the company had a natural gas purchase contract with Koch.  Apache and Snyder alleged they were entitled to damages for the breach of Williston Basin's and the company's contract with Koch.

Apache and Snyder submitted damage estimates under differing theories aggregating up to $4.8 million without interest.  In November 1998, the

North Dakota District Court entered an order directing the entry of judgment in favor of Williston Basin and the company.  On March 31,

1999, judgment was entered, thereby dismissing Apache and Snyder's claims against Williston Basin and the company.  Apache and Snyder filed a notice of appeal with the North Dakota Supreme Court on May 17,

1999.  On December 28, 1999, the North Dakota Supreme Court

affirmed the decision of the North Dakota District Court, thereby dismissing Apache and Snyder's claims against Williston Basin and the company.



In a related matter, in March 1997, a suit was filed by 11 other producers, several of which had unsuccessfully tried to intervene in the Apache and Snyder litigation, against Koch, Williston Basin and the company.  The parties to this suit are making claims similar to those in the Apache and Snyder litigation, although no specific damages have been stated.



In Williston Basin's opinion, the claims of the 11 other producers are without merit.  If any amounts are ultimately found to be due,

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

River with respect to the long-term coal supply agreement (Agreement)

between the owners of the Coyote Station and Knife River.  The Co-

owners requested a determination by the State District Court of the pricing mechanism to be applied to the Agreement and further requested damages during the term of such alleged breach on the difference between the prices charged by Knife River and the prices that may ultimately be determined by the State District Court.  The Co-owners also alleged a breach of fiduciary duties by the company as operating agent of the Coyote Station, asserting essentially that the company was unable to cause Knife River to reduce its coal price sufficiently under the Agreement, and the Co-owners sought damages in an unspecified amount.  In May 1996, the State District Court stayed the suit filed by the Co-owners pending arbitration, as provided for in the Agreement.



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

Knife River charged and a "fair and equitable" price.  Upon application by the company and Knife River, the AAA administratively determined that the company was not a proper party defendant to the arbitration,

and the arbitration proceeded against Knife River.  In October 1998, a hearing before the arbitration panel was completed.  At the hearing the

Co-owners requested damages of approximately $24 million, including interest, plus a reduction in the future price of coal under the

Agreement.  During 1999, the arbitration panel issued three Memorandum

Opinions (Opinions) and held an additional hearing.  Based on its assessment of the proceedings, Knife River's earnings in the second quarter of 1999 reflected a $3.7 million after-tax charge regarding this matter.  As a result of the Memorandum Opinion rendered by the arbitrators in August 1999, Knife River's 1999 third quarter earnings included a $1.9 million after-tax charge reflecting the resolution of this matter.  The arbitration panel also revised the pricing terms of the Agreement beginning April 1, 1999.  The revised pricing terms retained the minimum return on sales provision but at a lower guaranteed level than the Agreement previously provided.



On January 5, 2000, the State District Court entered a judgment agreed to by all parties that dismissed the company from the action, confirmed the Opinions of the arbitration panel, filed the Opinions under seal pursuant to a confidentiality agreement among the parties, held that each party shall bear its own costs subject to any contractual agreements to the contrary, dismissed the November 1995 action, and confirmed that all sums due pursuant to the arbitration have been paid and satisfied.



On June 3, 1999, several oil and gas royalty interest owners filed suit in Colorado State District Court, in the City and County of Denver,

against WBI Production, Inc. (WBI Production), an indirect wholly owned subsidiary of the company, and several former producers of natural gas with respect to certain gas production properties in the state of

Colorado.  The complaint arose as a result of the purchase by WBI

Production effective January 1, 1999, of certain natural gas producing leaseholds from the former producers.  Prior to February 1, 1999, the natural gas produced from the leaseholds was sold at above market prices pursuant to a natural gas contract.  Pursuant to the contract,

the royalty interest owners were paid royalties based upon the above market prices.  The royalty interest owners have alleged that WBI

Production took assignment of the rights to the natural gas contract from the former owner of the contract and, with respect to natural gas produced from such leases and sold at market prices thereafter, wrongly ceased paying the higher royalties on such gas.



In their complaint, the royalty interest owners have alleged, in part,

breach of oil and gas lease obligations and unjust enrichment on the part of WBI Production and the other former producers with respect to the amount of royalties being paid to the royalty interest owners.  The royalty interest owners have requested damages for additional royalties and other costs, including pre-judgment interest.  No specific amount of damages has been stated.  Trial before the Colorado State District

Court has been scheduled for April 24, 2000.  WBI Production intends to vigorously contest the suit.



In July 1996, Jack J. Grynberg (Grynberg) filed suit in United States

District Court for the District of Columbia (U.S. District Court)

against Williston Basin and over 70 other natural gas pipeline companies.  Grynberg, acting on behalf of the United States under the

Federal False Claims Act, alleged improper measurement of the heating content or volume of natural gas purchased by the defendants resulting in the underpayment of royalties to the United States.  In March 1997,

the U.S. District Court dismissed the suit without prejudice and the dismissal was affirmed by the D. C. Circuit Court in October 1998.  In

June 1997, Grynberg filed a similar Federal False Claims Act suit against Williston Basin and Montana-Dakota and filed over 70 separate similar suits against natural gas transmission companies and producers,

gatherers, and processors of natural gas.  In April 1999, the United

States Department of Justice decided not to intervene in these cases.

In response to a motion filed by Grynberg, the Judicial Panel on

Multidistrict Litigation consolidated all of these cases in the Federal

District Court of Wyoming.



The Quinque Operating Company (Quinque), on behalf of itself and subclasses of gas producers, royalty owners and state taxing authorities, instituted a legal proceeding in State District Court for

Stevens County, Kansas, against over 200 natural gas transmission companies and producers, gatherers, and processors of natural gas,

including Williston Basin and Montana-Dakota.  The complaint, which was served on Williston Basin and Montana-Dakota in September 1999,

contains allegations of improper measurement of the heating content and volume of all natural gas measured by the defendants other than natural gas produced from federal lands.  The suit has been removed to the U.S.

District Court, District of Kansas.  The defendants in this suit have filed a motion to have the suit transferred to Wyoming and consolidated with the Grynberg proceedings.



Williston Basin and Montana-Dakota believe the claims of Grynberg and

Quinque are without merit and intend to vigorously contest these suits.



Other

During the third quarter of 1999, the company and Williston Basin reached resolution with respect to certain production tax and other state tax matters that had been outstanding, some dating back to 1989.

Deficiency claims of approximately $5.6 million, plus interest, had been received with respect to these issues.  As a result in September

1999, Williston Basin reversed reserves which were no longer needed in an amount of $3.9 million after tax.



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

In addition, Montana-Dakota, under a power supply contract through

December 31, 2006, is purchasing up to 55,000 kW of capacity from Black

Hills Power and Light Company.



NOTE 16

QUARTERLY DATA (UNAUDITED)

The following unaudited information shows selected items by quarter for the years 1999 and 1998:


                                   First    Second     Third     Fourth
                                 Quarter   Quarter   Quarter    Quarter
                               (In thousands, except per share amounts)
1999
Operating revenues              $259,046  $290,267  $375,591   $354,905
Operating expenses               233,585   254,619   321,535    310,319
Operating income                  25,461    35,648    54,056     44,586
Net income                        12,721    17,796    29,098     24,465
Earnings per common share:
  Basic                              .24       .33       .53        .43
  Diluted                            .23       .33       .52        .42
Weighted average common shares
 outstanding:
  Basic                           53,147    53,373    54,995     56,898
  Diluted                         53,420    53,603    55,278     57,127

1998*
Operating revenues              $170,122  $179,715  $269,978   $276,812
Operating expenses               137,913   186,310   227,283    274,178
Operating income (loss)           32,209    (6,595)   42,695      2,634
Net income (loss)                 17,793    (5,785)   22,538       (439)
Earnings (loss) per common share:
  Basic                              .39      (.12)      .42       (.01)
  Diluted                            .39      (.12)      .42       (.01)
Weighted average common shares
 outstanding:
  Basic                           45,375    50,936    52,703     53,021
  Diluted                         45,629    50,936    53,062     53,021

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


NOTE 17

OIL AND NATURAL GAS ACTIVITIES (UNAUDITED)


Fidelity Exploration & Production Company, an indirect wholly owned subsidiary of the company, is involved in the acquisition, exploration,

development and production of oil and natural gas resources.

Fidelity's operations include the acquisition of producing properties with potential development opportunities, exploratory drilling and the operation of natural gas production properties.  Fidelity shares revenues and expenses from the development of specified properties located throughout the United States and in the Gulf of Mexico in proportion to its interests.



Fidelity also owns in fee or holds natural gas leases for the properties it operates in Montana, North Dakota and Colorado. These rights are in the Cedar Creek Anticline in southeastern Montana, in the

Bowdoin area located in north-central Montana and the Bonny Field located in eastern Colorado.


The information that follows includes the company's proportionate share of all its oil and natural gas interests held by Fidelity.



The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to oil and natural gas producing activities at December 31:


                                        1999        1998        1997
                                             (In thousands)
Subject to amortization             $319,448    $266,301    $252,291
Not subject to amortization           23,464      22,153       9,408
Total capitalized costs              342,912     288,454     261,699
Less accumulated depreciation,
  depletion and amortization         129,211     111,472      95,611
Net capitalized costs               $213,701    $176,982    $166,088

NOTE: Net capitalized costs as of December 31, 1998, reflect noncash write-downs of the company's oil and natural gas properties as discussed in Note 1.


Capital expenditures, including those not subject to amortization,

related to oil and natural gas producing activities are as follows:


Years ended December 31,                1999        1998        1997
                                              (In thousands)
Acquisitions                        $ 30,842    $ 63,419    $     59
Exploration                           11,010      15,976      13,344
Development                           21,822      21,148      18,874
Total capital expenditures          $ 63,674    $100,543    $ 32,277


The following summary reflects income resulting from the company's operations of oil and natural gas producing activities, excluding corporate overhead and financing costs:


Years ended December 31,                1999        1998        1997
                                              (In thousands)
Revenues                            $ 75,327    $ 61,831    $ 77,756
Production costs                      25,402      19,419      23,251
Depreciation, depletion and
  amortization                        19,136      23,050      24,864
Write-downs of oil and natural gas
  properties (Note 1)                    ---      66,000         ---
Pretax income                         30,789     (46,638)     29,641
Income tax expense (benefit)          11,815     (19,268)     10,968
Results of operations for
  producing activities              $ 18,974    $(27,370)   $ 18,673


The following table summarizes the company's estimated quantities of proved oil and natural gas reserves at December 31, 1999, 1998 and

1997, and reconciles the changes between these dates.  Estimates of economically recoverable oil and natural gas reserves and future net revenues therefrom are based upon a number of variable factors and assumptions.  For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               1999             1998             1997
                                Natural          Natural          Natural
                           Oil      Gas     Oil      Gas     Oil      Gas
                                  (In thousands of barrels/Mcf)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year             11,500  243,600  14,900  184,900  16,100  200,200
  Production            (1,800) (24,700) (1,900) (20,700) (2,100) (20,400)
  Extensions and
    discoveries            800   21,800     200   21,300     600   12,100
  Purchases of proved
    reserves               700   38,200   2,000   56,600     ---      200
  Sales of reserves
    in place              (400)  (9,300)    ---     (100)   (200)  (2,300)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions  3,900     (700) (3,700)   1,600     500   (4,900)
Balance at end
  of year               14,700  268,900  11,500  243,600  14,900  184,900


Proved developed reserves:
  January 1, 1997        15,400  168,200
  December 31, 1997      14,500  163,800
  December 31, 1998      10,700  193,000
  December 31, 1999      13,300  213,400


All of the company's interests in oil and natural gas reserves are located in the United States and in the Gulf of Mexico.



The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various oil and natural gas interests at December 31 is as follows:



                                          1999        1998        1997
                                               (In thousands)
Future net cash flows before
  income taxes                       $ 492,000    $246,700    $306,600
Future income tax expenses             131,500      40,500      86,600
Future net cash flows                  360,500     206,200     220,000
10% annual discount for estimated
  timing of cash flows                 131,400      81,100      81,000
Discounted future net cash flows
  relating to proved oil and natural
  gas reserves                       $ 229,100    $125,100    $139,000


The following are the sources of change in the standardized measure of discounted future net cash flows by year:



                                          1999        1998        1997
                                                (In thousands)

Beginning of year                    $ 125,100    $139,000    $234,000
Net revenues from production           (49,900)    (42,400)    (54,500)
Change in net realization              123,100     (70,500)   (158,400)
Extensions, discoveries and improved
  recovery, net of future
  production-related costs              33,500      18,200      19,400
Purchases of proved reserves            57,700      51,000         200
Sales of reserves in place             (14,700)       (100)     (2,800)
Changes in estimated future
  development costs, net of those
  incurred during the year              (9,800)    (16,600)      7,700
Accretion of discount                   16,700      18,600      32,800
Net change in income taxes             (59,800)     30,100      62,100
Revisions of previous quantity
  estimates                              7,400      (1,600)     (1,300)
Other                                     (200)       (600)       (200)
Net change                             104,000     (13,900)    (95,000)
End of year                          $ 229,100    $125,100    $139,000


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



Report of Independent Public Accountants


To MDU Resources Group, Inc.
We have audited the accompanying consolidated balance sheets of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                    ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 24, 2000


                                                    OPERATING STATISTICS
                                                  MDU RESOURCES GROUP, INC.
                                                1999         1998*        1997         1996         1995         1994         1989
Selected Financial Data

Operating revenues: (000's)
 Electric                                 $  154,869   $  147,221   $  141,590   $  138,761   $  134,609   $  133,953   $  126,228
 Natural gas distribution                    157,692      154,147      157,005      155,012      150,532      155,319      142,310
 Utility services                             99,917       64,232       22,761          ---          ---          ---          ---
 Pipeline and energy services                383,532      180,732       87,018       71,580       67,186       63,874      107,014
 Oil and natural gas production               78,394       61,842       77,916       75,350       53,505       44,936       27,351
 Construction materials and mining           469,905      346,451      174,147      132,222      113,066      116,646       41,643
 Intersegment eliminations                   (64,500)     (57,998)     (52,763)     (58,224)     (54,652)     (65,200)     (91,773)
                                          $1,279,809   $  896,627   $  607,674   $  514,701   $  464,246   $  449,528   $  352,773
Operating income: (000's)
 Electric                                 $   35,727   $   32,167   $   31,307   $   29,476   $   29,898   $   27,596   $   32,592
 Natural gas distribution                      6,688        8,028       10,410       11,504        6,917        3,948        7,781
 Utility services                             11,518        5,932        1,782          ---          ---          ---          ---
 Pipeline and energy services                 40,627       33,651       25,822       27,697       24,043       19,024       23,683
 Oil and natural gas production               26,845      (50,444)      27,638       26,786       15,255       11,014       11,572
 Construction materials and mining            38,346       41,609       14,602       16,062       14,463       16,593        9,087
                                          $  159,751   $   70,943   $  111,561   $  111,525   $   90,576   $   78,175   $   84,715
Earnings on common stock: (000's)
 Electric                                 $   15,973   $   13,908   $   12,441   $   11,436   $   12,000   $   11,719   $   13,385
 Natural gas distribution                      3,192        3,501        4,514        4,892        1,604          285        3,123
 Utility services                              6,505        3,272          947          ---          ---          ---          ---
 Pipeline and energy services                 20,972       18,651        9,955        1,649        7,804        5,106        3,125
 Oil and natural gas production               16,207      (30,501)      15,867       15,185        8,614       10,316        7,362
 Construction materials and mining            20,459       24,499       10,111       11,521       10,819       11,622        8,890
                                          $   83,308   $   33,330   $   53,835   $   44,683   $   40,841   $   39,048   $   35,885
Earnings per common share -- diluted      $     1.52   $      .66   $     1.24   $     1.04   $      .95   $      .91   $      .84

Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)               54,870       50,837       43,478       42,824       42,789       42,763       42,715
Dividends per common share                $      .82   $    .7834   $    .7534   $    .7333   $    .7188   $    .7022   $    .6533
Book value per common share               $    11.74   $    10.39   $     8.84   $     8.21   $     7.90   $     7.66   $     6.71
Market price per common share (year-end)  $    20.00   $    26.31   $    21.08   $    15.33   $    13.25   $    12.06   $    10.05
Market price ratios:
 Dividend payout                                 55%         119%          61%          70%          76%          77%          78%
 Yield                                          4.2%         3.0%         3.6%         4.8%         5.5%         5.9%         6.5%
 Price/earnings ratio                          13.2x        39.9x        17.0x        14.6x        13.9x        13.2x        12.0x
 Market value as a percent of book value      170.4%       253.2%       238.5%       186.8%       167.7%       157.4%       149.7%

Profitability Indicators
Return on average common equity                13.9%         6.5%        14.6%        13.0%        12.3%        12.1%        12.5%
Return on average invested capital              9.6%         5.5%        10.3%         9.5%         9.2%         9.1%         9.2%
Interest coverage                               7.1x         6.1x         6.0x         5.4x         3.9x         3.3x         2.8x
Fixed charges coverage, including
 preferred dividends                            4.3x         2.5x         3.4x         2.7x         3.0x         2.8x         2.3x

General
Total assets (000's)                       $1,766,303  $1,452,775   $1,113,892   $1,089,173   $1,056,479   $1,004,718   $  971,401
Net long-term debt (000's)                 $  563,545  $  413,264   $  298,561   $  280,666   $  237,352   $  217,693   $  234,333
Redeemable preferred stock (000's)         $    1,600  $    1,700   $    1,800   $    1,900   $    2,000   $    2,100   $    2,600
Capitalization ratios:
 Common stockholders' equity                      54%         56%          55%          54%          57%          58%          53%
 Preferred stocks                                  1           2            2            3            3            3            3
 Long-term debt                                   45          42           43           43           40           39           44
                                                 100%        100%         100%         100%         100%         100%         100%

 * Reflects $39.9 million or 78 cents per common share in noncash after-tax write-downs of oil and natural gas properties.

NOTE:  Common stock share amounts reflect the company's three-for-two common stock splits effected in October 1995 and July 1998.

                                                   1999         1998         1997          1996        1995        1994        1989
Electric
Sales to ultimate consumers (thousand kWh)    2,075,446    2,053,862    2,041,191     2,067,926   1,993,693   1,955,136   1,836,099
Sales for resale (thousand kWh)                 943,520      586,540      361,954       374,535     408,011     444,492     311,327
Electric system generating and firm purchase
 capability  --  kW (Interconnected system)     492,800      489,100      487,500       481,800     472,400     470,900     451,600
Demand peak  --  kW (Interconnected system)     420,550      402,500      404,600       393,300     412,700     369,800     383,600
Electricity produced (thousand kWh)           2,350,769    2,103,199    1,826,770     1,829,669   1,718,077   1,901,119   1,773,849
Electricity purchased (thousand kWh)            860,508      730,949      769,679       809,261     867,524     700,912     557,650
Average cost of fuel and purchased
  power per kWh                              $     .016   $     .017   $     .018    $     .017  $     .016  $     .017  $     .017

Natural Gas Distribution
Sales (Mdk)                                      30,931       32,024       34,320        38,283      33,939      31,840      31,643
Transportation (Mdk)                             11,551       10,324       10,067         9,423      11,091       9,278       9,321
Weighted average degree days  --
 % of previous year's actual                        89%          94%          85%          114%        105%         92%        112%

Pipeline and Energy Services
Pipeline:
 Sales for resale (Mdk)                             ---          ---          ---           ---         ---         ---      27,274
 Transportation (Mdk)                            78,061       88,974       85,464        82,169      68,015      63,870      51,159
Energy services:
 Natural gas volumes (Mdk)                      131,687       58,495       14,971         4,670       3,556       7,301         843
 Propane (thousand gallons)                       6,440        7,037       10,005         9,689       7,471       6,462         ---

Oil and Natural Gas Production
Production:
 Oil (000's of barrels)                           1,758        1,912        2,088         2,149       1,973       1,565       1,348
 Natural gas (MMcf)                              24,652       20,699       20,407        20,391      17,574      14,162       3,632
Average prices:
 Oil (per barrel)                            $    15.34   $    12.71   $    17.50    $    17.91  $    15.07  $    13.14  $    16.26
 Natural gas (per Mcf)                       $     1.94   $     1.81   $     2.02    $     1.79  $     1.33  $     1.69  $     1.33
Net recoverable reserves:
 Oil (000's of barrels)                          14,700       11,500       14,900        16,100      14,200      12,500      12,000
 Natural gas (MMcf)                             268,900      243,600      184,900       200,200     179,000     154,200      10,800

Construction Materials and Mining
Construction materials: (000's)
  Aggregates (tons sold)                         13,981       11,054        5,113         3,374       2,904       2,688         ---
 Asphalt (tons sold)                              2,993        1,790          758           694         373         391         ---
 Ready-mixed concrete (cubic yards sold)          1,186        1,021          516           340         307         315         ---
 Recoverable aggregate reserves (tons)          740,030      654,670      169,375       119,800      68,000      71,000         ---
Coal: (000's)
 Sales (tons)                                     3,236        3,113        2,375         2,899       4,218       5,206       4,747
 Recoverable reserves (tons)                    182,761      190,152      226,560       228,900     231,900     236,100     266,000


