Form 10-K, Exhibit 13
period 2000-12-31
MDU RESOURCES GROUP INC
filed 2001-03-02
CIK 67716

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

Arthur Andersen LLP is engaged to express an opinion on the financial statements. Their audit is conducted in accordance with auditing standards generally accepted in the United States and includes examining, on a test basis, supporting evidence, assessing the company's accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation to the extent necessary to allow them to report on the fairness, in all material respects, of the financial condition and operating results of the company.



Martin A. White                          Warren L. Robinson
Chairman of the Board,                   Executive Vice President,
President and Chief                      Treasurer and Chief
Executive Officer                        Financial Officer


Report of Independent Public Accountants


To MDU Resources Group, Inc.
We have audited the accompanying consolidated balance sheets of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 25, 2001


                   CONSOLIDATED STATEMENTS OF INCOME
                       MDU RESOURCES GROUP, INC.

Years ended December 31,                 2000        1999       1998
(In thousands, except per share amounts)

Operating revenues                 $1,873,671  $1,279,809   $896,627

Operating expenses:
  Fuel and purchased power             54,114      51,802     49,829
  Purchased natural gas sold          634,277     349,215    158,908
  Operation and maintenance           821,528     608,104    448,290
  Depreciation, depletion and
    amortization                      110,888      81,818     77,786
  Taxes, other than income             35,877      29,119     24,871
  Write-downs of natural gas and
    oil properties (Note 1)               ---         ---     66,000
                                    1,656,684   1,120,058    825,684

Operating income                      216,987     159,751     70,943

Other income -- net                    11,724       9,645     10,922

Interest expense                       48,033      36,006     30,273

Income before income taxes            180,678     133,390     51,592

Income taxes                           69,650      49,310     17,485
Net income                            111,028      84,080     34,107

Dividends on preferred stocks             766         772        777
Earnings on common stock           $  110,262  $   83,308   $ 33,330
Earnings per common share --
  basic                            $     1.80  $     1.53   $    .66
Earnings per common share --
  diluted                          $     1.80  $     1.52   $    .66
Dividends per common share         $      .86  $      .82   $  .7834
Weighted average common shares
  outstanding -- basic                 61,090      54,615     50,536
Weighted average common shares
  outstanding -- diluted               61,390      54,870     50,837

The accompanying notes are an integral part of these consolidated statements.
                      CONSOLIDATED BALANCE SHEETS
                       MDU RESOURCES GROUP, INC.

December 31,                                         2000       1999
(In thousands, except shares and per share amount)

ASSETS
Current assets:
  Cash and cash equivalents                    $   36,512 $   77,504
  Receivables                                     342,354    169,560
  Inventories                                      64,017     64,608
  Deferred income taxes                             8,048     15,600
  Prepayments and other current assets             29,355     24,424
                                                  480,286    351,696
Investments                                        41,380     43,128
Property, plant and equipment                   2,496,123  2,042,281
  Less accumulated depreciation,
    depletion and amortization                    895,109    794,105
                                                1,601,014  1,248,176
Deferred charges and other assets                 190,279    123,303

                                               $2,312,959 $1,766,303

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings (Note 4)               $    8,000 $   14,693
  Long-term debt and preferred
    stock due within one year                      19,695      4,428
  Accounts payable                                171,929     81,262
  Taxes payable                                    10,437      6,842
  Dividends payable                                14,423     12,171
  Other accrued liabilities,
    including reserved revenues                    59,989     67,931
                                                  284,473    187,327
Long-term debt (Note 5)                           728,166    563,545
Deferred credits and other liabilities:
  Deferred income taxes                           281,000    213,771
  Other liabilities                               121,860    115,627
                                                  402,860    329,398
Preferred stock subject to mandatory
  redemption (Note 6)                               1,400      1,500
Commitments and contingencies (Notes 11, 13 and 14)
Stockholders' equity:
  Preferred stocks (Note 6)                         15,000     15,000
  Common stockholders' equity:
    Common stock (Note 7)
      Authorized -- 150,000,000 shares,
                    $1.00 par value
      Issued -- 65,267,567 shares in 2000 and
                57,277,915 shares in 1999          65,268     57,278
    Other paid-in capital                         518,771    372,312
    Retained earnings                             300,647    243,569
    Treasury stock at cost - 239,521 shares        (3,626)    (3,626)
      Total common stockholders' equity           881,060    669,533
  Total stockholders' equity                      896,060    684,533

                                               $2,312,959 $1,766,303

     The accompanying notes are an integral part of these consolidated statements.

                    CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                 MDU RESOURCES GROUP, INC.
Years ended December 31, 2000, 1999 and 1998

                                               Other
                             Common Stock     Paid-in   Retained     Treasury Stock
                           Shares    Amount   Capital   Earnings    Shares   Amount      Total
                                             (In thousands, except shares)
Balance at
December 31, 1997      29,143,332  $ 97,047  $ 76,526  $ 212,723       ---  $   ---   $386,296
  Net income                  ---       ---       ---     34,107       ---      ---     34,107
  Dividends on
    preferred stocks          ---       ---       ---       (777)      ---      ---       (777)
  Dividends on
    common stock              ---       ---       ---    (40,470)      ---      ---    (40,470)
  Issuance of
    common stock
    (pre-split)         5,842,697    19,456   139,253        ---       ---      ---    158,709
  Treasury stock
    acquired                  ---       ---       ---        ---  (159,681)  (3,626)    (3,626)
  Three-for-two
    common stock
    split (Note 7)     17,493,014    58,252   (58,252)       ---   (79,840)     ---        ---
  Issuance of
    common stock
    (post-split)          793,908     2,644    13,959        ---       ---      ---     16,603

Balance at
December 31, 1998      53,272,951   177,399   171,486    205,583  (239,521)  (3,626)   550,842
  Net income                  ---       ---       ---     84,080       ---      ---     84,080
  Dividends on
    preferred stocks          ---       ---       ---       (772)      ---      ---       (772)
  Dividends on
    common stock              ---       ---       ---    (45,322)      ---      ---    (45,322)
  Reduction in par
    value of common
    stock                     ---  (124,126)  124,126        ---       ---      ---        ---
  Issuance of
    common stock        4,004,964     4,005    76,700        ---       ---      ---     80,705

Balance at
December 31, 1999      57,277,915    57,278   372,312    243,569  (239,521)  (3,626)   669,533
  Net income                  ---       ---       ---    111,028       ---      ---    111,028
  Dividends on
    preferred stocks          ---       ---       ---       (766)      ---      ---       (766)
  Dividends on
    common stock              ---       ---       ---    (53,184)      ---      ---    (53,184)
  Issuance of
    common stock        7,989,652     7,990   146,459        ---       ---      ---    154,449

Balance at
December 31, 2000      65,267,567  $ 65,268  $518,771   $300,647  (239,521) $(3,626)  $881,060

     The accompanying notes are an integral part of these consolidated statements.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                         MDU RESOURCES GROUP, INC.

Years ended December 31,                 2000        1999       1998
(In thousands)

Operating activities:
  Net income                         $111,028   $  84,080   $ 34,107
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation, depletion and
        amortization                  110,888      81,818     77,786
      Deferred income taxes and
        investment tax credit          36,530      15,704    (17,256)
      Write-downs of natural gas and oil
        properties (Note 1)               ---         ---     66,000
      Changes in current assets and
        liabilities, net of acquisitions:
        Receivables                  (117,449)    (12,310)   (10,464)
        Inventories                     9,578     (13,460)     1,718
        Other current assets           (3,514)     (4,190)      (547)
        Accounts payable               61,021      12,492     14,094
        Other current liabilities      (3,821)     (8,972)   (19,805)
      Other noncurrent changes          2,701        (289)    (7,187)
  Net cash provided by operating
    activities                        206,962     154,873    138,446

Investing activities:
  Capital expenditures including
    acquisitions of businesses       (408,826)   (170,510)  (191,154)
  Net proceeds from sale or
    disposition of property            11,000      16,660      4,275
  Net capital expenditures           (397,826)   (153,850)  (186,879)
  Sale of natural gas available
    under repurchase commitment           ---       1,330      7,727
  Investments                           2,102         (99)   (22,945)
  Additions to notes receivable        (5,000)    (35,907)       ---
  Proceeds from notes receivable        4,000         ---        ---
  Net cash used in investing
    activities                       (396,724)   (188,526)  (202,097)

Financing activities:
  Net change in short-term borrowings  (7,242)     (6,585)     3,933
  Issuance of long-term debt          192,162     154,546    209,890
  Repayment of long-term debt         (29,349)    (18,714)  (113,600)
  Retirement of preferred stock          (100)       (100)      (100)
  Issuance of common stock             47,249       3,184     32,922
  Retirement of natural gas
    repurchase commitment                 ---     (14,296)   (17,105)
  Dividends paid                      (53,950)    (46,094)   (41,247)
  Net cash provided by
    financing activities              148,770      71,941     74,693

Increase (decrease) in cash
  and cash equivalents                (40,992)     38,288     11,042
Cash and cash equivalents --
  beginning of year                    77,504      39,216     28,174
Cash and cash equivalents --
  end of year                        $ 36,512   $  77,504   $ 39,216

The accompanying notes are an integral part of these consolidated statements.



NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of MDU Resources Group, Inc. and its subsidiaries (company) include the accounts of the following segments:  electric, natural gas distribution, utility services,

pipeline and energy services, natural gas and oil production, and construction materials and mining.  The electric and natural gas distribution segments and a portion of the pipeline and energy services segment are regulated.  The company's nonregulated operations include the utility services, natural gas and oil production, and construction materials and mining segments, and a portion of the pipeline and energy services segment.  For further descriptions of the company's business segments see Note 9.  The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generation stations.



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

Standards No. 71, "Accounting for the Effects of Regulation" (SFAS No.

71).  SFAS No. 71 requires these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates.  The expected recovery or flowback of these deferred items are generally based on specific ratemaking decisions or precedent for each item.  Regulatory assets and liabilities are being amortized consistently with the regulatory treatment established by the FERC and the applicable state public service commissions.  See Note 2 for more information regarding the nature and amounts of these regulatory deferrals.



In accordance with the provisions of SFAS No. 71, intercompany coal sales, which are made at prices approximately the same as those charged to others, and the related utility fuel purchases are not eliminated.

All other significant intercompany balances and transactions have been eliminated in consolidation.



Property, plant and equipment

Additions to property, plant and equipment are recorded at cost when first placed in service.  When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation.  With respect to the retirement or disposal of all other assets, except for natural gas and oil production properties as described below, the resulting gains or losses are recognized as a component of income.  The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service.  In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations.  The amount of AFUDC and interest capitalized was $5.2 million, $1.7 million and $1.4 million in 2000,

1999 and 1998, respectively.  Property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for natural gas and oil production properties as described below.



Goodwill and other intangible assets

The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over estimated useful lives.  Goodwill was $91.4 million, net of accumulated amortization of $12.0 million as of December 31, 2000 and was $46.7 million, net of accumulated amortization of $5.1 million as of December 31, 1999.  Goodwill amortization expense was $7.0 million,

$2.0 million and $1.4 million for 2000, 1999 and 1998, respectively.

The weighted average amortization period for goodwill as of

December 31, 2000 was 25 years.



Impairment of long-lived assets and intangibles

The company reviews the carrying values of its long-lived assets,

including goodwill and identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable.  The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, compared to the carrying value of the assets.  If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value.  In 2000,

the company experienced significant changes in market conditions at one of its energy marketing operations, which negatively affected the fair value of the assets at that operation.  Due to the significance of the decline, the company recorded an impairment charge against goodwill of

$3.9 million after tax in the fourth quarter of 2000.  The amount related to this impairment is included in "Depreciation, depletion and amortization" in the company's Consolidated Statements of Income.

Excluding this impairment and the write-downs of natural gas and oil properties as discussed herein, no other long-lived assets or intangibles have been impaired and accordingly no other impairment losses have been recorded in 2000, 1999 and 1998.  Unforeseen events and changes in circumstances could require the recognition of other impairment losses at some future date.



Natural gas and oil

The company uses the full-cost method of accounting for its natural gas and oil production activities.  Under this method, all costs incurred in the acquisition, exploration and development of natural gas and oil properties are capitalized and amortized on the units of production method based on total proved reserves.  Any conveyances of properties,

including gains or losses on abandonments of properties, are treated as adjustments to the cost of the properties with no gain or loss recognized.  Capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves and the lower of cost or fair value of unproved properties.  Future net revenue is estimated based on end-of-

quarter prices adjusted for contracted price changes.  If capitalized costs exceed the full-cost ceiling at the end of any quarter, a permanent noncash write-down is required to be charged to earnings in that quarter.



Due to low natural gas and oil prices, the company's capitalized costs under the full-cost method of accounting exceeded the full-cost ceiling at June 30, 1998 and December 31, 1998.  Accordingly, the company was required to write down its natural gas and oil producing properties.

These noncash write-downs amounted to $66.0 million ($39.9 million after tax).



Natural gas in underground storage

Natural gas in underground storage for the company's regulated operations is carried at cost using the last-in, first-out method.  The portion of the cost of natural gas in underground storage expected to be used within one year is included in inventories and amounted to

$11.0 million and $26.1 million at December 31, 2000 and 1999,

respectively.  The remainder of natural gas in underground storage is included in property, plant and equipment and was $43.6 million and

$46.8 million at December 31, 2000 and 1999, respectively.



Inventories

Inventories, other than natural gas in underground storage for the company's regulated operations, consist primarily of materials and supplies of $20.4 million and $15.9 million, aggregates held for resale of $22.7 million and $15.6 million and other inventories of $9.9 million and $7.0 million as of December 31, 2000 and 1999,

respectively.  These inventories are stated at the lower of average cost or market.



Revenue recognition

The company recognizes utility revenue each month based on the services provided to all utility customers during the month.  For its construction businesses, the company recognizes construction contract revenue on the percentage of completion method.  The company recognizes revenue from natural gas and oil production activities only on that portion of production sold and allocable to the company's ownership interest in the related well.  The company generally recognizes all other revenues when services are rendered or goods are delivered.



Advertising

The company expenses advertising costs as incurred and the amount of advertising expense for the years 2000, 1999 and 1998, was $2.0 million, $1.3 million and $1.0 million, respectively.



Natural gas costs recoverable through rate adjustments

Under the terms of certain orders of the applicable state public service commissions, the company is deferring natural gas commodity,

transportation and storage costs which are greater or less than amounts presently being recovered through its existing rate schedules.  Such orders generally provide that these amounts are recoverable or refundable through rate adjustments within a period ranging from 24 months to 28 months from the time such costs are paid.



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



Earnings per common share

Basic earnings per common share were computed by dividing earnings on common stock by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per common share were computed by dividing earnings on common stock by the total of the weighted average number of shares of common stock outstanding during the year, plus the effect of outstanding stock options and restricted stock grants.  Common stock outstanding includes issued shares less shares held in treasury.



Comprehensive income

For the years ended December 31, 2000, 1999 and 1998, comprehensive income equaled net income as reported.



Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Estimates are used for such items as property depreciable lives, tax provisions, uncollectible accounts, environmental and other loss contingencies, accumulated provision for revenues subject to refund,

costs on long-term construction contracts, unbilled revenues and actuarially determined benefit costs.  As better information becomes available, or actual amounts are determinable, the recorded estimates are revised.  Consequently, operating results can be affected by revisions to prior accounting estimates.



Cash flow information

Cash expenditures for interest and income taxes were as follows:


Years ended December 31,                    2000       1999       1998
(In thousands)

Interest, net of amount capitalized      $41,912    $30,772    $26,394
Income taxes                             $30,930    $32,723    $34,498


The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



New accounting pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued

Statement of Financial Accounting Standards No. 133, "Accounting for

Derivative Instruments and Hedging Activities" (SFAS No. 133), amended by Statement of Financial Accounting Standards No. 137, "Accounting for

Derivative Instruments and Hedging Activities - Deferral of the

Effective Date of FASB Statement No. 133" and Statement of Financial

Accounting Standards No. 138, "Accounting for Certain Derivative

Instruments and Certain Hedging Activities" (all such statements hereinafter referred to as SFAS No. 133).  SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.  SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  Special accounting for qualifying hedges allows derivative gains and losses to offset the related results on the hedged item in the income statement,

and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.



The company plans to utilize certain derivative financial instruments to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil.  The company intends to designate these contracts as hedges of the underlying purchases or sales and will record derivative assets and liabilities on its balance sheet based on the fair value of the contracts.  Such amounts are expected to be substantially offset by an amount that will be recorded in "Accumulated other comprehensive income" on the company's Consolidated Balance

Sheets.  The fair values of derivative instruments will fluctuate over time due to changes in the underlying commodity prices.



The company adopted SFAS No. 133 on January 1, 2001.  SFAS No. 133 will likely impact the company's financial position and could increase volatility in earnings and accumulated other comprehensive income.

Based on the contracts outstanding as of January 1, 2001, pretax unrealized gains on derivatives of $2.2 million and pretax unrealized losses on derivatives of $12.3 million would be recognized as assets and liabilities, respectively, on the balance sheet with the offsetting amounts being recorded as a component of accumulated other

comprehensive income.


In December 1999, the Securities and Exchange Commission issued Staff

Accounting Bulletin No. 101, "Revenue Recognition" (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.  The company adopted SAB No. 101 in the fourth quarter of 2000.  The adoption of SAB No. 101 did not have a material effect on the company's financial position or results of operations.



NOTE 2

REGULATORY ASSETS AND LIABILITIES

The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying

Consolidated Balance Sheets as of December 31:


                                                     2000        1999
(In thousands)

Regulatory assets:
  Long-term debt refinancing costs               $  8,125    $  9,514
  Plant costs                                       2,668       2,835
  Natural gas contract settlement and
    restructuring costs                             1,562       3,000
  Postretirement benefit costs                        833       1,742
  Deferred income taxes                               263       7,274
  Other                                             5,490       6,789
Total regulatory assets                            18,941      31,154
Regulatory liabilities:
  Taxes refundable to customers                    11,656      11,504
  Natural gas costs refundable
    through rate adjustments                        8,772       2,579
  Plant decommissioning costs                       7,601       6,989
  Reserves for regulatory matters                   6,087      24,231
  Deferred income taxes                             3,554       6,785
  Other                                             1,193         710
Total regulatory liabilities                       38,863      52,798
Net regulatory position                          $(19,922)   $(21,644)


As of December 31, 2000, substantially all of the company's regulatory assets, other than certain deferred income taxes, are being reflected in rates charged to customers and are being recovered over the next 1 to 16 years.



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

No. 71 occurs.



NOTE 3

RISK MANAGEMENT ACTIVITIES AND FINANCIAL INSTRUMENTS

Derivatives

The company utilizes derivative financial instruments, including price swap and collar agreements, to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil.  The company's policy prohibits the use of derivative instruments for speculating to take advantage of market trends and conditions and the company has procedures in place to monitor compliance with its policies.  The company is exposed to credit-related losses in relation to financial instruments in the event of nonperformance by

counterparties, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.



The swap and collar agreements call for the company to receive monthly payments from or make payments to counterparties based upon the difference between a fixed and a variable price as specified by the agreements.  The variable price is either a quoted natural gas price on the New York Mercantile Exchange (NYMEX), Colorado Interstate Gas Index

or other various indexes or an oil price quoted on the NYMEX.  The company believes that there is a high degree of correlation because the timing of purchases and production and the swap and collar agreements are closely matched, and hedge prices are established in the areas of operations.  For the years ending December 31, 2000, 1999 and 1998,

gains or losses on the swap and collar agreements were matched and reported in operating revenues on the Consolidated Statements of Income as a component of the related commodity transaction at the time of settlement with the counterparty.



The following table summarizes hedge agreements entered into by certain wholly owned subsidiaries of the company, as of December 31, 2000.

These agreements call for the subsidiaries to receive fixed prices and pay variable prices.



(Notional amount and fair value in thousands)

                               Weighted
                               Average           Notional
                             Fixed Price          Amount          Fair
                             (Per MMBtu)       (In MMBtu's)      Value

Natural gas swap
 agreements maturing            $ 4.45            5,461       $(12,311)
 in 2001


                               Weighted
                               Average           Notional
                             Fixed Price          Amount          Fair
                             (Per barrel)      (In barrels)      Value

Oil swap agreements
 maturing in 2001               $28.80              593      $   2,261


The fair value of these derivative financial instruments reflects the estimated amounts that the company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current favorable or unfavorable position on open contracts.  The favorable or unfavorable position is not recorded on the company's

Consolidated Balance Sheets as of December 31, 2000 and 1999.

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


Energy marketing

The company has energy marketing operations that are exposed to risks,

including risks relating to changes in natural gas prices and counterparty performance (credit risk), associated with natural gas forward purchase and sale commitments.  These commitments involve the purchase and sale of natural gas and related delivery of such commodity. The energy marketing operations seek to match natural gas purchases and sales on specific contracts so that a margin is obtained on the transportation of such commodity as distinguished from earning a margin on changes in market prices.  In addition, the energy marketing contracts are generally entered into on a seasonal basis with contracts of a duration generally not exceeding 12 months.  Contracts related to these activities are valued at fair value and changes in fair value are recorded as assets or liabilities on the company's Consolidated Balance

Sheets.  The net change in fair value representing unrealized gains and losses resulting from changes in market prices on these contracts is reflected in earnings on the company's Consolidated Statements of

Income.  Net unrealized gains and losses on these contracts were not material in 2000, 1999 or 1998.  In general, market risk is the risk of fluctuations in the market price of the commodity being marketed and is influenced primarily by supply and demand.  The company monitors and manages its exposure to market risk through a variety of risk management techniques.  Such procedures include monitoring commitments and positions, evaluating sensitivity to changes in market prices and market volatility, and reporting to senior management. Credit risk is the risk of loss from nonperformance by counterparties of their contractual obligations.  The company maintains credit procedures,

which management believes significantly minimize overall credit risk.

The company seeks to mitigate credit risk by applying specific eligibility criteria to prospective counterparties and may require letters of credit or similar security to secure payment on such sales contracts.  However, despite mitigation efforts, defaults by counterparties may occur.  To date, no such defaults have had a material effect on the company's financial position or results of operations.


Fair value of other financial instruments

The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption is based on quoted market prices of the same or similar issues.  The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption at December 31 is as follows:



                                  2000                    1999
                       Carrying          Fair    Carrying        Fair
                         Amount         Value      Amount       Value
(In thousands)

Long-term debt         $747,761      $772,127    $567,873    $555,730
Preferred stock
 subject to mandatory
 redemption            $  1,500      $    927    $  1,600    $  1,418


The fair value of other financial instruments for which estimated fair value has not been presented is not materially different than the related carrying amount.



NOTE 4

SHORT-TERM BORROWINGS

The company and its subsidiaries had unsecured short-term lines of credit from a number of banks totaling $75 million at December 31,

2000.  These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues.  The agreements provide for commitment fees at varying rates.  Amounts outstanding on the short-term lines of credit were $8 million at

December 31, 2000, and $14.7 million at December 31, 1999.  The weighted average interest rate for borrowings outstanding at

December 31, 2000 and 1999, was 6.60 percent and 6.97 percent,

respectively.  The unused portions of the lines of credit are subject to withdrawal based on the occurrence of certain events.



NOTE 5

LONG-TERM DEBT AND INDENTURE PROVISIONS

Long-term debt outstanding at December 31 is as follows:


                                                      2000      1999
(In thousands)

First mortgage bonds and notes:
  Pollution Control Refunding Revenue
    Bonds, Series 1992,
    6.65%, due June 1, 2022                      $  20,850  $ 20,850
  Secured Medium-Term Notes,
    Series A at a weighted
    average rate of 7.59%, due on
    dates ranging from October 1, 2004
    to April 1, 2012                               110,000   110,000
Total first mortgage bonds and notes               130,850   130,850
Senior notes at a weighted
  average rate of 7.65%, due on
  dates ranging from January 2, 2001
  to October 30, 2018                              294,300   151,400
Commercial paper at a weighted average
  rate of 6.93%, supported by a revolving
  credit agreement due on September 29, 2003       261,350   223,169
Revolving lines of credit at a
  weighted average rate of 9.36%,
  due on dates ranging from
  November 1, 2001 through December 31, 2002        46,302    45,900
Term credit agreements at a weighted
  average rate of 7.65%, due on dates
  ranging from March 15, 2001
  through July 1, 2016                              12,731    13,970
Pollution control note obligation,
  6.20%, due March 1, 2004                           2,800     3,100
Other                                                 (572)     (516)
Total long-term debt                               747,761   567,873
Less current maturities                             19,595     4,328
Net long-term debt                               $ 728,166  $563,545


Centennial Energy Holdings, Inc., (Centennial) a direct wholly owned subsidiary of the company, has a revolving credit agreement with various banks on behalf of its subsidiaries that supports $315 million of Centennial's $325 million commercial paper program.  Under the

Centennial commercial paper program, $261.4 million and $223.2 million were outstanding at December 31, 2000 and 1999, respectively.  The commercial paper borrowings are classified as long term as Centennial intends to refinance these borrowings on a long-term basis through continued commercial paper borrowings supported by the revolving credit agreement due September 29, 2003.  Centennial intends to renew this existing credit agreement on an annual basis.



Centennial has an uncommitted long-term master shelf agreement on behalf of its subsidiaries that allows for borrowings of up to $200 million.  Under the master shelf agreement, $150 million was outstanding at December 31, 2000 and none was outstanding at December

31, 1999.   The amount outstanding is presented in senior notes in the preceding table.



Under the revolving lines of credit, the company and certain subsidiaries have $48.2 million available as of December 31, 2000.

Amounts outstanding under the revolving lines of credit were

$46.3 million and $45.9 million at December 31, 2000 and 1999,

respectively.



The amounts of scheduled long-term debt maturities for the five years following December 31, 2000 aggregate $19.6 million in 2001;

$50.4 million in 2002; $282.7 million in 2003; $21.6 million in 2004 and $69.9 million in 2005.



Substantially all of the company's electric and natural gas

distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage.  Under the terms and conditions of the Indenture, the company could have issued approximately $295 million of additional first mortgage bonds at December 31, 2000.  Certain other debt instruments of the company and its subsidiaries contain restrictive covenants, all of which the company and its subsidiaries are in compliance with at December 31, 2000.



NOTE 6

PREFERRED STOCKS

Preferred stocks at December 31 are as follows:


                                                     2000        1999
(Dollars in thousands)

Authorized:
  Preferred --
    500,000 shares, cumulative,
      par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption --
    Preferred --
      5.10% Series -- 15,000 shares in 2000
        and 16,000 shares in 1999                 $ 1,500     $ 1,600
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000      10,000
      4.70% Series -- 50,000 shares                 5,000       5,000
                                                   15,000      15,000
Total preferred stocks                             16,500      16,600
Less sinking fund requirements                        100         100
Net preferred stocks                              $16,400     $16,500


The preferred stocks outstanding are subject to redemption, in whole or in part, at the option of the company with certain limitations on 30 days notice on any quarterly dividend date on certain series of preferred stock.



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

December 31, 2000, is $100,000.



NOTE 7

COMMON STOCK

At the Annual Meeting of Stockholders held in April 1999, the company's common stockholders approved an amendment to the Certificate of

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

Common stock information appearing in the accompanying Consolidated

Statements of Income and Notes to Consolidated Financial Statements

give retroactive effect to stock split.



The company's Automatic Dividend Reinvestment and Stock Purchase Plan

(Stock Purchase Plan) provides participants the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and to make optional cash payments of up to $5,000 per month for the same purpose.  Holders of all classes of the company's capital stock, legal residents in any of the 50 states, and beneficial owners, whose shares are held by brokers or other nominees through participation by their brokers or nominees, are eligible to participate in the Stock Purchase Plan.  The company's Tax Deferred Compensation

Savings Plan(s) (K-Plan(s)), which were merged effective January 1,

1999, pursuant to Section 401(k) of the Internal Revenue Code are funded with the company's common stock.  Since January 1, 1989, the

Stock Purchase Plan and K-Plan(s) have been funded primarily by the purchase of shares of common stock on the open market, except for a portion of 1997 where shares of authorized but unissued common stock were used to fund the Stock Purchase Plan and K-Plan(s) and from

October 1, 1998 through March 31, 1999, when shares of authorized but unissued common stock were used to fund the Stock Purchase Plan.  At

December 31, 2000, there were 8.1 million shares of common stock reserved for original issuance under the Stock Purchase Plan and K-

Plan.



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

APB Opinion No. 25 under which no compensation expense has been recognized.  The option exercise price is the market value of the stock on the date of grant.  Options granted to the key employees

automatically vest after nine years, but the plan provides for accelerated vesting based on the attainment of certain performance goals or upon a change in control of the company.  Options granted to directors and employees vest at date of grant and three years after date of grant, respectively, and expire ten years after the date of grant.  In addition, the company has granted restricted stock awards under a long-term incentive plan, deferred compensation agreement and a restricted stock agreement totaling 348,021 shares, 105,250 shares and

21,135 shares in 2000, 1999 and 1998, respectively.  The restricted stock awards granted vest to the participants at various times ranging from three years to nine years from date of issuance but certain grants may vest early based upon the attainment of certain performance goals or upon a change in control of the company.  The weighted average grant date fair value of the restricted stock grants was $20.81, $22.91 and

$23.24 in 2000, 1999 and 1998, respectively.  Compensation expense recognized for restricted stock grants was $1.6 million, $722,000 and

$123,000 in 2000, 1999 and 1998, respectively.  Under the stock option plans and long-term incentive plan, the company is authorized to grant options and restricted stock for up to 4.3 million shares of common stock and has granted options and restricted stock on 2.1 million shares through December 31, 2000.



Had the company recorded compensation expense for the fair value of options granted consistent with SFAS No. 123, "Accounting for Stock-

Based Compensation," net income would have been reduced on a pro forma basis by $529,000 in 2000, $498,000 in 1999, and $820,000 in 1998.  On

a pro forma basis, there would have been no effect on basic earnings per share for 2000, and diluted earnings per share would have been reduced by $.01.  On a pro forma basis, basic and diluted earnings per share for 1999 and 1998 would have been reduced by $.01 and $.02,

respectively.



A summary of the status of the stock option plans at December 31, 2000,

1999 and 1998, and changes during the years then ended are as follows:



                             2000                1999               1998
                               Weighted            Weighted           Weighted
                                Average             Average            Average
                               Exercise            Exercise           Exercise
                        Shares    Price     Shares    Price    Shares    Price
Balance at
  beginning of year  1,427,262   $19.46  1,516,808   $19.17   594,180   $12.07
Granted                 74,000    20.54     22,500    23.31 1,225,920    21.12
Forfeited              (84,135)   21.18    (57,966)   20.38   (37,875)   21.05
Exercised             (192,168)   11.84    (54,080)   11.95  (265,417)   11.98
Balance at end
  of year            1,224,959    20.61  1,427,262    19.46 1,516,808    19.17
Exercisable at
  end of year          129,763   $18.11    301,681   $13.89   333,261   $12.94

Exercise prices on options outstanding at December 31, 2000, range from

$10.50 to $23.84 with a weighted average remaining contractual life of approximately 7 years.



The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted average fair value of the options granted and the assumptions used to estimate the fair value of options are as follows:



                                          2000        1999     1998

Fair value of options at grant date    $  5.07     $  4.82   $  2.40
Weighted average risk-free
  interest rate                           6.76%       5.98%     4.78%
Weighted average expected
  price volatility                       23.55%      22.03%    16.27%
Weighted average expected
  dividend yield                          3.84%       4.22%     5.13%
Expected life in years                       7           7         7



NOTE 8

INCOME TAXES


Income tax expense is summarized as follows:

Years ended December 31,                  2000        1999     1998
(In thousands)

Current:
  Federal                              $27,865     $29,574   $28,256
  State                                  5,188       3,874     5,880
  Foreign                                   67         158       605
                                        33,120      33,606    34,741
Deferred:
  Income taxes --
    Federal                             29,323      12,902   (14,214)
    State                                8,060       3,690    (2,067)
  Investment tax credit                   (853)       (888)     (975)
                                        36,530      15,704   (17,256)
Total income tax expense               $69,650     $49,310   $17,485


Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:


                                                      2000      1999
(In thousands)

Deferred tax assets:
  Accrued pension costs                          $  10,325 $  10,898
  Regulatory matters                                 7,650    14,562
  Accrued land reclamation                           1,941     2,803
  Deferred investment tax credit                     1,697     2,028
  Other                                             18,213    16,892
Total deferred tax assets                           39,826    47,183
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment               264,635   218,355
  Basis differences on natural gas
    and oil producing properties                    36,763    17,163
  Regulatory matters                                 3,554     6,785
  Other                                              7,826     3,051
Total deferred tax liabilities                     312,778   245,354
Net deferred income tax liability                $(272,952)$(198,171)


The following table reconciles the change in the net deferred income tax liability from December 31, 1999, to December 31, 2000, to the deferred income tax expense included in the Consolidated Statements of

Income:


                                                                2000
(In thousands)

Net change in deferred income tax
  liability from the preceding table                        $ 74,781
Change in tax effects of income tax-related
  regulatory assets and liabilities                             (150)
Deferred taxes associated with acquisitions                  (38,101)
Deferred income tax expense for the period                  $ 36,530


Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes.  The reasons for this difference are as follows:




Years ended December 31,       2000             1999            1998
                          Amount     %     Amount    %     Amount    %
(Dollars in thousands)

Computed tax at federal
  statutory rate         $63,237    35.0  $46,686   35.0  $18,057   35.0
Increases (reductions)
  resulting from:
  State income taxes,
   net of federal
   income tax benefit      8,044     4.4    5,921    4.4    2,312    4.5
  Investment tax credit
    amortization            (853)    (.5)    (888)   (.6)    (975)  (1.9)
  Depletion allowance     (1,631)    (.9)  (1,300)  (1.0)  (1,571)  (3.0)
  Other items                853      .5   (1,109)   (.8)    (338)   (.7)
Total income tax expense $69,650    38.5  $49,310   37.0  $17,485   33.9



NOTE 9

BUSINESS SEGMENT DATA

The company's reportable segments are those that are based on the company's method of internal reporting, which generally segregates the strategic business units due to differences in products, services and regulation.



The company's operations are conducted through six business segments.

Substantially all of the company's operations are located within the

United States.  The electric business generates, transmits and distributes electricity and the natural gas distribution business distributes natural gas.  These operations also supply related value-added products and services in the Northern Great Plains.  The utility services business consists of a diversified infrastructure construction company specializing in electric, natural gas and telecommunication utility construction as well as interior industrial electrical, exterior lighting and traffic signalization.  Utility services has engineering, design and build capability and provides related specialty equipment sales and rental services throughout most of the United States.  The pipeline and energy services business provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems and provides energy-related marketing and management services.  The natural gas and oil production business is engaged in natural gas and oil acquisition, exploration and production activities primarily in the

Rocky Mountain region of the United States and in the Gulf of Mexico.

The construction materials and mining business mines and markets aggregates and related value-added construction materials products and services in the western United States, including Alaska and Hawaii, and it also operates lignite coal mines in Montana and North Dakota.



On September 28, 2000, the company announced an agreement to sell its coal operations to Westmoreland Coal Company for $28.8 million cash,

excluding final settlement cost adjustments.  The agreement is subject to various closing conditions and therefore will not be finalized unless and until the parties are satisfied that those conditions are met.



Segment information follows the same accounting policies as described in the Summary of Significant Accounting Policies.  Segment information included in the accompanying Consolidated Balance Sheets as of

December 31 and included in the Consolidated Statements of Income for the years then ended is as follows:


                                           2000         1999        1998
(In thousands)

External operating revenues:
  Electric                           $  161,621   $  154,869   $ 147,221
  Natural gas distribution              233,051      157,692     154,147
  Utility services                      169,382       99,917      64,232
  Pipeline and energy services          579,207      334,188     132,826
  Natural gas and oil production         99,014       63,238      51,750
  Construction materials and mining     617,564      455,939     331,988
Total external operating revenues    $1,859,839   $1,265,843   $ 882,164

Intersegment operating revenues:
  Electric                           $      ---   $      ---   $     ---
  Natural gas distribution                  ---          ---         ---
  Utility services                          ---          ---         ---
  Pipeline and energy services           57,641       49,344      47,906
  Natural gas and oil production         39,302       15,156      10,092
  Construction materials and mining(a)   13,832       13,966      14,463
  Intersegment eliminations             (96,943)     (64,500)    (57,998)
Total intersegment
  operating revenues(a)              $   13,832   $   13,966   $  14,463

Depreciation, depletion and
 amortization:
  Electric                           $   19,115   $   18,375   $  18,129
  Natural gas distribution                8,399        7,348       7,150
  Utility services                        4,912        2,591       1,669
  Pipeline and energy services           15,301        8,248       6,972
  Natural gas and oil production         27,008       19,248      23,304
  Construction materials and mining      36,153       26,008      20,562
Total depreciation, depletion
  and amortization                   $  110,888   $   81,818   $  77,786

Interest expense:
  Electric                           $   10,007   $    9,692   $   9,979
  Natural gas distribution                4,142        3,614       3,728
  Utility services                        2,492          812         325
  Pipeline and energy services           10,029        7,281       5,800
  Natural gas and oil production          5,160        3,405       3,039
  Construction materials and mining      16,415       11,202       7,402
  Intersegment eliminations                (212)         ---         ---
Total interest expense               $   48,033   $   36,006   $  30,273

Income taxes:
  Electric                           $   10,048   $    8,678   $   7,767
  Natural gas distribution                3,544        1,443       2,681
  Utility services                        6,027        4,323       2,437
  Pipeline and energy services            9,214       13,356      12,579
  Natural gas and oil production         23,906       10,032     (23,134)
  Construction materials and mining      16,911       11,478      15,155
Total income taxes                   $   69,650   $   49,310   $  17,485

Earnings on common stock:
  Electric                           $   17,733   $   15,973   $  13,908
  Natural gas distribution                4,741        3,192       3,501
  Utility services                        8,607        6,505       3,272
  Pipeline and energy services           10,494       20,972      18,651
  Natural gas and oil production         38,574       16,207     (30,501)(b)
  Construction materials and mining      30,113       20,459      24,499
Total earnings on common stock       $  110,262   $   83,308   $  33,330

Capital expenditures:
  Electric                           $   15,788   $   18,218   $  13,035
  Natural gas distribution               21,336        9,246       8,256
  Utility services                       42,633       16,052      18,343
  Pipeline and energy services           69,006       35,123      17,603
  Natural gas and oil production        173,441       64,294     100,572
  Construction materials and mining     218,716      105,098     172,108
  Net proceeds from sale or
   disposition of property              (11,000)     (16,660)     (4,275)
Total net capital expenditures       $  529,920   $  231,371   $ 325,642

Identifiable assets:
  Electric(c)                        $  305,099   $  307,417
  Natural gas distribution(c)           192,854      131,294
  Utility services                      123,451       67,755
  Pipeline and energy services          362,592      302,587
  Natural gas and oil production        410,207      255,416
  Construction materials and mining     874,299      655,499
  Corporate assets(d)                    44,457       46,335
Total identifiable assets            $2,312,959   $1,766,303

Property, plant and equipment:
  Electric                           $  589,700   $  581,090
  Natural gas distribution              227,742      185,797
  Utility services                       39,865       21,876
  Pipeline and energy services          369,834      308,409
  Natural gas and oil production        513,419      343,157
  Construction materials and mining     755,563      601,952
  Less accumulated depreciation,
   depletion and amortization           895,109      794,105
Net property, plant and equipment    $1,601,014   $1,248,176

(a)  In accordance with the provision of SFAS No. 71,
     intercompany coal sales are not eliminated.
(b)  Reflects $39.9 million in noncash after-tax write-
     downs of natural gas and oil properties.
(c) Includes, in the case of electric and natural gas distribution property, allocations of common utility property.
(d) Corporate assets consist of assets not directly assignable to a business segment (i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets).
-------------------------------------------------------------

Capital expenditures for 2000, 1999 and 1998, related to acquisitions,

in the preceding table include the following noncash transactions:

issuance of the company's equity securities and the conversion of a note receivable to purchase consideration of $132.1 million in 2000;

the issuance of the company's equity securities of $77.5 million in

1999; and the issuance of the company's equity securities, less treasury stock acquired, in 1998 of $138.8 million.



NOTE 10

ACQUISITIONS

In 2000, the company acquired a number of businesses, none of which was individually material, including construction materials and mining businesses with operations in Alaska, California, Montana and Oregon; a coal bed natural gas development operation based in Colorado with related oil and gas leases and properties in Montana and Wyoming;

utility services businesses based in California, Colorado, Montana and

Ohio; a natural gas distribution business serving southeastern North

Dakota and western Minnesota; and an energy services company based in

Texas.  The total purchase consideration for these businesses,

consisting of the company's common stock, cash and the conversion of a note receivable to purchase consideration was $286.0 million.



On April 1, 2000, WBI Production, Inc., an indirect wholly owned subsidiary of the company, purchased substantially all of the assets of

Preston Reynolds & Co., Inc. (Preston), a coal bed natural gas development operation, as previously discussed.  Pursuant to the asset purchase and sale agreement, Preston may, but is not obligated to purchase, acquire and own an undivided 25 percent working interest

(Seller's Option Interest) in oil and gas leases or properties acquired and/or generated by Redstone Gas Partners, LLC, a limited liability company controlled by the company.  The Seller's Option Interest commences April 1, 2002 and terminates six months thereafter and requires Preston to pay WBI Production 25 percent of its capital investment, during the two year period subsequent to April 1, 2000, in the oil and gas leases or properties.  WBI Production has the right,

but not the obligation, to purchase Seller's Option Interest from

Preston for an amount as specified in the agreement.



In 1999, the company acquired a number of businesses, none of which was individually material, including construction materials and mining companies with operations in California, Montana, Oregon and Wyoming;

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



The company also acquired a number of other businesses in 1998, none of which was individually material, including construction materials and mining businesses in Oregon, utility services construction and engineering businesses in California and Montana and a natural gas marketing business in Kentucky.  The total purchase consideration,

consisting of the company's common stock and cash, for these businesses was $62.7 million.



The above acquisitions were accounted for under the purchase method of accounting and accordingly, the acquired assets and liabilities assumed have been preliminarily recorded at their respective fair values as of the date of acquisition.  Final fair market values are pending the completion of the review of the relevant assets, liabilities and issues identified as of the acquisition date on certain of the above

acquisitions.   The results of operations of the acquired businesses

are included in the financial statements since the date of each acquisition.  Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.



NOTE 11

EMPLOYEE BENEFIT PLANS

The company has noncontributory defined benefit pension plans and other postretirement benefit plans.  There were no additional minimum pension liabilities required to be recognized as of December 31, 2000 and 1999.

Changes in benefit obligation and plan assets for the years ended

December 31 are as follows:

                                                               Other
                                            Pension        Postretirement
                                            Benefits          Benefits
                                        2000      1999     2000      1999
(In thousands)

Change in benefit obligation:
  Benefit obligation at
   beginning of year                $180,997  $187,665  $65,939  $ 70,338
  Service cost                         4,561     4,894    1,307     1,451
  Interest cost                       14,174    12,573    4,946     4,720
  Plan participants' contributions       ---       ---      677       617
  Amendments                           7,111     3,612      ---     3,691
  Actuarial (gain) loss                9,535   (17,134)     928   (11,047)
  Benefits paid                      (15,498)  (10,613)  (4,330)   (3,831)
Benefit obligation at
   end of year                       200,880   180,997   69,467    65,939

Change in plan assets:
  Fair value of plan assets at
   beginning of year                 276,459   251,194   47,147    39,543
  Actual return on plan assets           875    35,874   (1,078)    5,223
  Employer contribution                   28         4    4,630     5,595
  Plan participants' contributions       ---       ---      677       617
  Benefits paid                      (15,498)  (10,613)  (4,330)   (3,831)
Fair value of plan assets at end
   of year                           261,864   276,459   47,046    47,147

  Funded status                       60,984    95,462  (22,421)  (18,792)
  Unrecognized actuarial gain        (76,417) (108,593) (15,228)  (21,299)
  Unrecognized prior service cost     16,271    10,206      ---       ---
  Unrecognized net transition
   obligation (asset)                 (3,387)   (4,402)  28,532    30,910
Accrued benefit cost                $ (2,549) $ (7,327) $(9,117) $ (9,181)

Weighted average assumptions for the company's pension and other postretirement benefit plans as of December 31 are as follows:


                                                               Other
                                            Pension        Postretirement
                                            Benefits          Benefits
                                        2000      1999     2000      1999
Discount rate                           7.50%     7.75%    7.50%     7.75%
Expected return on plan assets          8.50%     8.50%    7.50%     7.50%
Rate of compensation increase           5.00%     5.00%    5.00%     5.00%


Health care rate assumptions for the company's other postretirement benefit plans as of December 31 are as follows:


                                                      2000         1999
Health care trend rate                          6.00%-7.50%  6.00%-8.00%
Health care cost trend rate - ultimate          5.00%-6.00%  5.00%-6.00%
Year in which ultimate trend rate achieved       1999-2004    1999-2004


Components of net periodic benefit cost for the company's pension and other postretirement benefit plans are as follows:


                                                                Other
                                     Pension               Postretirement
                                     Benefits                  Benefits
Years ended December 31,       2000     1999     1998    2000    1999    1998
(In thousands)

Components of net periodic
 benefit cost:
  Service cost             $  4,561  $ 4,894  $ 4,509  $1,307  $1,451  $1,502
  Interest cost              14,174   12,573   12,248   4,946   4,720   4,848
  Expected return on assets (19,927) (17,489) (15,892) (3,267) (2,807) (2,395)
  Amortization of prior
   service cost               1,047      842      848     ---     ---     ---
  Recognized net actuarial
   gain                      (2,907)    (995)    (621)   (799)   (200)   (169)
  Settlement gain              (700)     ---      ---     ---     ---     ---
  Amortization of net
   transition obligation
   (asset)                     (997)    (997)    (994)  2,378   2,377   2,458
Net periodic benefit cost
  (income)                   (4,749)  (1,172)      98   4,565   5,541   6,244
Less amount capitalized        (397)     (87)      79     369     463     628
Net periodic benefit
  expense (income)         $ (4,352) $(1,085) $    19  $4,196  $5,078  $5,616


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



Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans.  A one percentage point change in the assumed health care cost trend rates would have the following effects at December 31, 2000:



                                       1 Percentage      1 Percentage
                                      Point Increase    Point Decrease
(In thousands)

Effect on total of service
  and interest cost components             $   216            $  (196)
Effect on postretirement benefit
  obligation                               $ 2,716            $(2,627)


In addition to company-sponsored plans, certain union employees of

Hawaiian Cement, an indirect wholly owned subsidiary of the company,

are covered under a multi-employer defined benefit plan administered by a union.  Amounts contributed to the multi-employer plan were $947,000,

$818,000 and $755,000 in 2000, 1999 and 1998, respectively.



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

$3.5 million, $3.3 million and $2.7 million in 2000, 1999 and 1998,

respectively.



The company sponsors various defined contribution plans for eligible employees.  Costs incurred by the company under these plans were

$6.1 million in 2000, $4.4 million in 1999 and $3.1 million in 1998.

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


                                                     2000        1999
(In thousands)

Big Stone Station:
  Utility plant in service                       $ 50,029    $ 49,889
  Less accumulated depreciation                    31,381      29,611
                                                 $ 18,648    $ 20,278
Coyote Station:
  Utility plant in service                       $122,111    $121,919
  Less accumulated depreciation                    63,741      60,350
                                                 $ 58,370    $ 61,569


NOTE 13

REGULATORY MATTERS AND REVENUES SUBJECT TO REFUND

In June 1995, Williston Basin Interstate Pipeline Company (Williston

Basin), an indirect wholly owned subsidiary of the company, filed a general rate increase application with the Federal Energy Regulatory

Commission (FERC).  As a result of FERC orders issued after Williston

Basin's application was filed, Williston Basin filed revised base rates in December 1995 with the FERC.  Williston Basin began collecting such increase effective January 1, 1996, subject to refund.  In July 1998,

the FERC issued an order which addressed various issues including storage cost allocations, return on equity and throughput.  In August

1998, Williston Basin requested rehearing of such order.  In June 1999,

the FERC issued an order approving and denying various issues addressed in Williston Basin's rehearing request, and also remanding the return on equity issue to an Administrative Law Judge for further proceedings.

In July 1999, Williston Basin requested rehearing of certain issues which were contained in the June 1999 FERC order.  In September 1999,

the FERC granted Williston Basin's request for rehearing with respect to the return on equity issue but also ordered Williston Basin to issue interim refunds prior to the final determination in this proceeding.

As a result, in October 1999, Williston Basin issued refunds to its customers totaling $11.3 million, all from amounts which had previously been reserved.  In December 1999, a hearing was held before the FERC regarding the return on equity issue.  On April 27, 2000, the

Administrative Law Judge issued an Initial Decision regarding the remanded return on equity issue.  On August 15, 2000, Williston Basin filed a stipulation and agreement for the purpose of resolving the rate and refund matters at issue with the FERC.  On November 21, 2000, the

FERC issued its order accepting the August 15, 2000 stipulation and agreement.  As a result, on December 28, 2000, Williston Basin issued refunds to its customers totaling $13.0 million, all from amounts which had previously been reserved.


In December 1999, Williston Basin filed a general natural gas rate change application with the FERC.  Williston Basin began collecting such rates effective June 1, 2000, subject to refund.


Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to pending regulatory proceedings and to reflect future resolution of certain issues with the

FERC.  Based on the November 21, 2000 FERC order referenced above,

Williston Basin, in the fourth quarter of 2000, determined that reserves it had previously established exceeded its expected refund obligation and, accordingly, reversed reserves and recognized in income

$6.7 million after tax.  Williston Basin, in the second quarter of

1999, determined that reserves it had previously established in relation to a 1992 general natural gas rate change application and the

1995 general rate increase application exceeded its expected refund obligation and, accordingly, reversed reserves and recognized in income

$4.4 million after tax.  Williston Basin believes that its remaining reserves are adequate based on its assessment of the ultimate outcome of the application filed in December 1999.



NOTE 14

COMMITMENTS AND CONTINGENCIES

Litigation

In March 1997, 11 natural gas producers filed suit in North Dakota

Northwest Judicial District Court (North Dakota District Court) against

Williston Basin and the company.  The natural gas producers had processing agreements with Koch Hydrocarbon Company (Koch).  Williston

Basin and the company had natural gas purchase contracts with Koch.

The natural gas producers alleged they were entitled to damages for the breach of Williston Basin's and the company's contracts with Koch although no specific damages were stated.  A similar suit was filed by

Apache Corporation (Apache) and Snyder Oil Corporation (Snyder) in

North Dakota District Court in December 1993.  The North Dakota Supreme

Court in December 1999 affirmed the North Dakota District Court decision dismissing Apache's and Snyder's claims against Williston

Basin and the company.  Based in part upon the decision of the North

Dakota Supreme Court affirming the dismissal of the claims brought by

Apache and Snyder, Williston Basin and the company filed motions for summary judgment to dismiss the claims of the 11 natural gas producers.

The motions for summary judgment were granted by the North Dakota

District Court on July 3, 2000.  The company is awaiting entry of a final judgment on the July 3, 2000 order granting the motions for summary judgment.



In July 1996, Jack J. Grynberg (Grynberg) filed suit in United States

District Court for the District of Columbia (U.S. District Court)

against Williston Basin and over 70 other natural gas pipeline companies.  Grynberg, acting on behalf of the United States under the

Federal False Claims Act, alleged improper measurement of the heating content or volume of natural gas purchased by the defendants resulting in the underpayment of royalties to the United States.  In March 1997,

the U.S. District Court dismissed the suit without prejudice and the dismissal was affirmed by the D.C. Circuit Court in October 1998.  In

June 1997, Grynberg filed a similar Federal False Claims Act suit against Williston Basin and Montana-Dakota and filed over 70 other separate similar suits against natural gas transmission companies and producers, gatherers, and processors of natural gas.  In April 1999,

the United States Department of Justice decided not to intervene in these cases. In response to a motion filed by Grynberg, the Judicial

Panel on Multidistrict Litigation consolidated all of these cases in the Federal District Court of Wyoming (Federal District Court).  Oral

argument on motions to dismiss was held before the Federal District

Court on March 17, 2000.  Williston Basin and Montana-Dakota are

awaiting a decision from the Federal District Court.


The Quinque Operating Company (Quinque), on behalf of itself and subclasses of gas producers, royalty owners and state taxing authorities, instituted a legal proceeding in State District Court for

Stevens County, Kansas, against over 200 natural gas transmission companies and producers, gatherers, and processors of natural gas,

including Williston Basin and Montana-Dakota.  The complaint, which was served on Williston Basin and Montana-Dakota in September 1999,

contains allegations of improper measurement of the heating content and volume of all natural gas measured by the defendants other than natural gas produced from federal lands.  In response to a motion filed by the defendants in this suit, the Judicial Panel on Multidistrict Litigation transferred the suit to the Federal District Court for inclusion in the pretrial proceedings of the Grynberg suit.


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

operations.



Environmental matters

In December 2000, Morse Bros., Inc. (MBI), an indirect wholly owned subsidiary of the company, was named by the United States Environmental

Protection Agency (EPA) as a Potentially Responsible Party in

connection with the cleanup of a commercial property site, now owned by

MBI, and part of the Portland, Oregon, Harbor Superfund Site.  Sixty-

eight other parties were also named in this administrative action. The

EPA wants responsible parties to share in the cleanup of sediment contamination in the Willamette River.  Based upon a review of the

Portland Harbor sediment contamination evaluation by the Oregon State

Department of Environmental Quality and other information available,

MBI does not believe it is a Responsible Party. In addition, MBI intends to seek indemnity for any and all liabilities incurred in relation to the above matters from Georgia-Pacific West, Inc., the seller of the commercial property site to MBI, pursuant to the terms of their sale agreement.


Electric purchased power commitments

Through October 31, 2006, Montana-Dakota has contracted to purchase

66,400 kW of participation power annually from Basin Electric Power

Cooperative.  In addition, Montana-Dakota, under a power supply contract through December 31, 2006, is purchasing up to 55,000 kW of capacity annually from Black Hills Power and Light Company.



NOTE 15

QUARTERLY DATA (UNAUDITED)

The following unaudited information shows selected items by quarter for the years 2000 and 1999:


                                   First    Second     Third    Fourth
                                 Quarter   Quarter   Quarter   Quarter
(In thousands, except per share amounts)

2000
Operating revenues              $371,989  $362,979  $530,834  $607,869
Operating expenses               342,559   321,900   454,811   537,414
Operating income                  29,430    41,079    76,023    70,455
Net income                        13,364    21,126    39,992    36,546
Earnings per common share:
  Basic                              .23       .35       .63       .57
  Diluted                            .23       .35       .63       .56
Weighted average common shares
 outstanding:
  Basic                           57,051    59,987    62,975    64,289
  Diluted                         57,188    60,212    63,345    64,817

1999
Operating revenues              $259,046  $290,267  $375,591  $354,905
Operating expenses               233,585   254,619   321,535   310,319
Operating income                  25,461    35,648    54,056    44,586
Net income                        12,721    17,796    29,098    24,465
Earnings per common share:
  Basic                              .24       .33       .53       .43
  Diluted                            .23       .33       .52       .42
Weighted average common shares
 outstanding:
  Basic                           53,147    53,373    54,995    56,898
  Diluted                         53,420    53,603    55,278    57,127


Certain company operations are highly seasonal and revenues from and certain expenses for such operations may fluctuate significantly among quarterly periods.  Accordingly, quarterly financial information may not be indicative of results for a full year.



NOTE 16

NATURAL GAS AND OIL ACTIVITIES (UNAUDITED)

Fidelity Exploration & Production Company (Fidelity), an indirect wholly owned subsidiary of the company, is involved in the acquisition,

exploration, development and production of natural gas and oil resources.  Fidelity's operations include the acquisition of producing properties with potential development opportunities, exploratory drilling and the operation of natural gas production properties.

Fidelity shares revenues and expenses from the development of specified properties located primarily in the Rocky Mountain region of the United

States and in the Gulf of Mexico in proportion to its interests.


Fidelity owns in fee or holds natural gas leases for the properties it operates in Colorado, Montana and North Dakota. These rights are in the

Bonny Field located in eastern Colorado, the Cedar Creek Anticline in southeastern Montana and southwestern North Dakota, and in the Bowdoin area located in north-central Montana.  In 2000, coal bed natural gas reserves in the Powder River Basin of Wyoming and Montana were acquired.  These acquisitions include over 210,000 net acres under lease.



The information that follows includes the company's proportionate share of all its natural gas and oil interests held by Fidelity.



The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to natural gas and oil producing activities at December 31:


                                        2000        1999        1998
(In thousands)

Subject to amortization             $416,881    $319,448    $266,301
Not subject to amortization           94,856      23,464      22,153
Total capitalized costs              511,737     342,912     288,454
Less accumulated depreciation,
  depletion and amortization         155,198     129,211     111,472
Net capitalized costs               $356,539    $213,701    $176,982

NOTE: Net capitalized costs as of December 31, 1998, reflect noncash write-downs of the company's natural gas and oil properties as discussed in Note 1.

Capital expenditures, including those not subject to amortization,

related to natural gas and oil producing activities are as follows:


Years ended December 31,                2000        1999        1998
(In thousands)

Acquisitions                        $ 68,858    $ 30,842    $ 63,419
Exploration                           34,839      11,010      15,976
Development                           69,051      21,822      21,148
Total capital expenditures          $172,748    $ 63,674    $100,543

The following summary reflects income resulting from the company's operations of natural gas and oil producing activities, excluding corporate overhead and financing costs:


Years ended December 31,                2000        1999        1998
(In thousands)

Revenues                            $128,217    $ 75,327    $ 61,831
Production costs                      33,919      25,402      19,419
Depreciation, depletion and
  amortization                        26,739      19,136      23,050
Write-downs of natural gas and oil
  properties (Note 1)                    ---         ---      66,000
Pretax income (loss)                  67,559      30,789     (46,638)
Income tax expense (benefit)          25,835      11,815     (19,268)
Results of operations for
  producing activities              $ 41,724    $ 18,974    $(27,370)


The following table summarizes the company's estimated quantities of proved natural gas and oil reserves at December 31, 2000, 1999 and

1998, and reconciles the changes between these dates.  Estimates of economically recoverable natural gas and oil reserves and future net revenues therefrom are based upon a number of variable factors and assumptions.  For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               2000              1999              1998
                       Natural           Natural           Natural
                           Gas      Oil      Gas      Oil      Gas      Oil
(In thousands of Mcf/barrels)

Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year            268,900   14,700  243,600   11,500  184,900   14,900
  Production           (29,200)  (1,900) (24,700)  (1,800) (20,700)  (1,900)
  Extensions and
    discoveries         51,300    1,600   21,800      800   21,300      200
  Purchases of proved
    reserves            23,200      100   38,200      700   56,600    2,000
  Sales of reserves
    in place               ---     (100)  (9,300)    (400)    (100)     ---
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions (4,400)     700     (700)   3,900    1,600   (3,700)
Balance at end
  of year              309,800   15,100  268,900   14,700  243,600   11,500


Proved developed reserves:
  January 1, 1998      163,800   14,500
  December 31, 1998    193,000   10,700
  December 31, 1999    213,400   13,300
  December 31, 2000    263,400   14,200


All of the company's interests in natural gas and oil reserves are located in the United States and in the Gulf of Mexico.


The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various natural gas and oil interests at December 31 is as follows:



                                         2000       1999         1998
(In thousands)

Future net cash flows before
  income taxes                     $2,349,500   $492,000     $246,700
Future income tax expense             827,000    131,500       40,500
Future net cash flows               1,522,500    360,500      206,200
10% annual discount for estimated
  timing of cash flows                601,200    131,400       81,100
Discounted future net cash flows
  relating to proved natural gas
  and oil reserves                 $  921,300   $229,100     $125,100


The following are the sources of change in the standardized measure of discounted future net cash flows by year:


                                         2000       1999         1998
(In thousands)

Beginning of year                    $229,100   $125,100     $139,000
Net revenues from production          (94,300)   (49,900)     (42,400)
Change in net realization             861,700    123,100      (70,500)
Extensions, discoveries and improved
  recovery, net of future
  production-related costs            288,700     33,500       18,200
Purchases of proved reserves           93,200     57,700       51,000
Sales of reserves in place             (1,500)   (14,700)        (100)
Changes in estimated future
  development costs, net of those
  incurred during the year              3,400    (9,800)      (16,600)
Accretion of discount                  31,200     16,700       18,600
Net change in income taxes           (412,300)   (59,800)      30,100
Revisions of previous quantity
  estimates                           (79,200)     7,400       (1,600)
Other                                   1,300       (200)        (600)
Net change                            692,200    104,000      (13,900)
End of year                          $921,300   $229,100     $125,100

The estimated discounted future cash inflows from estimated future production of proved reserves were computed using year-end natural gas prices and oil prices except in those instances where future natural gas or oil sales are covered by physical or derivative contract terms providing for higher or lower amounts. Future development and production costs attributable to proved reserves were computed by applying year-end costs to be incurred in producing and further developing the proved reserves.  Future income tax expenses were computed by applying statutory tax rates (adjusted for permanent differences and tax credits) to estimated net future pretax cash flows.


The standardized measure of discounted future net cash flows does not purport to represent the fair market value of natural gas and oil properties.  There are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and the timing and amount of future costs.  In addition, future realization of natural gas and oil prices over the remaining reserve lives may vary significantly from current prices.


                                                   OPERATING STATISTICS
                                                 MDU RESOURCES GROUP, INC.
                                               2000         1999         1998*        1997         1996         1995         1990
Selected Financial Data
Operating revenues (000's):
 Electric                                $  161,621   $  154,869   $  147,221   $  141,590   $  138,761   $  134,609   $  124,156
 Natural gas distribution                   233,051      157,692      154,147      157,005      155,012      150,532      127,844
 Utility services                           169,382       99,917       64,232       22,761          ---          ---          ---
 Pipeline and energy services               636,848      383,532      180,732       87,018       71,580       67,186      103,711
 Natural gas and oil production             138,316       78,394       61,842       77,916       75,350       53,505       35,038
 Construction materials and mining          631,396      469,905      346,451      174,147      132,222      113,066       38,276
 Intersegment eliminations                  (96,943)     (64,500)     (57,998)     (52,763)     (58,224)     (54,652)     (83,781)
                                         $1,873,671   $1,279,809   $  896,627   $  607,674   $  514,701   $  464,246   $  345,244
Operating income (000's):
 Electric                                $   38,743   $   35,727   $   32,167   $   31,307   $   29,476   $   29,898   $   32,221
 Natural gas distribution                     9,530        6,688        8,028       10,410       11,504        6,917        6,578
 Utility services                            16,606       11,518        5,932        1,782          ---          ---          ---
 Pipeline and energy services                28,782       40,627       33,651       25,822       27,697       24,043       17,464
 Natural gas and oil production              66,510       26,845      (50,444)      27,638       26,786       15,255       14,421
 Construction materials and mining           56,816       38,346       41,609       14,602       16,062       14,463        7,749
                                         $  216,987   $  159,751   $   70,943   $  111,561   $  111,525   $   90,576   $   78,433
Earnings on common stock (000's):
 Electric                                $   17,733   $   15,973   $   13,908   $   12,441   $   11,436   $   12,000   $   14,280
 Natural gas distribution                     4,741        3,192        3,501        4,514        4,892        1,604        2,704
 Utility services                             8,607        6,505        3,272          947          ---          ---          ---
 Pipeline and energy services                10,494       20,972       18,651        9,955        1,649        7,804       (8,737)**
 Natural gas and oil production              38,574       16,207      (30,501)      15,867       15,185        8,614        9,230
 Construction materials and mining           30,113       20,459       24,499       10,111       11,521       10,819        9,632
                                         $  110,262   $   83,308   $   33,330   $   53,835   $   44,683   $   40,841   $   27,109**
Earnings per common share -- diluted     $     1.80   $     1.52   $      .66   $     1.24   $     1.04   $      .95   $      .63**

Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)              61,390       54,870       50,837       43,478       42,824       42,789       42,715
Dividends per common share               $      .86   $      .82   $    .7834   $    .7534   $    .7333   $    .7188   $    .6311
Book value per common share              $    13.55   $    11.74   $    10.39   $     8.84   $     8.21   $     7.90   $     6.72
Market price per common share (year-end) $    32.50   $    20.00   $    26.31   $    21.08   $    15.33   $    13.25   $     9.11
Market price ratios:
 Dividend payout                                48%          54%         119%          61%          70%          76%          99%**
 Yield                                         2.7%         4.2%         3.0%         3.6%         4.8%         5.5%         6.9%
 Price/earnings ratio                         18.1x        13.2x        39.9x        17.0x        14.6x        13.9x        14.3x**
 Market value as a percent of book value     239.9%       170.4%       253.2%       238.5%       186.8%       167.7%       135.6%

Profitability Indicators
Return on average common equity               14.3%        13.9%         6.5%        14.6%        13.0%        12.3%         9.4%**
Return on average invested capital             9.5%         9.6%         5.5%        10.3%         9.5%         9.2%         7.8%**
Interest coverage                              8.3x         7.1x         6.1x         6.0x         5.4x         3.9x         2.7x**
Fixed charges coverage, including
 preferred dividends                           4.1x         4.3x         2.5x         3.4x         2.7x         3.0x         1.9x**

General
Total assets (000's)                     $2,312,959   $1,766,303   $1,452,775   $1,113,892   $1,089,173   $1,056,479   $  959,946
Net long-term debt (000's)               $  728,166   $  563,545   $  413,264     $298,561   $  280,666   $  237,352   $  229,786
Redeemable preferred stock (000's)       $    1,500   $    1,600   $    1,700   $    1,800   $    1,900   $    2,000   $    2,500
Capitalization ratios:
 Common equity                                  54%          54%          56%          55%          54%          57%          54%
 Preferred stocks                                1            1            2            2            3            3            3
 Long-term debt                                 45           45           42           43           43           40           43
                                               100%         100%         100%        100%          100%         100%         100%

 * Reflects $39.9 million or 78 cents per common share in noncash after-tax write-downs of natural gas and oil properties.
** Reflects a $6.8 million or 16 cent per common share after-tax effect of an absorption of certain natural gas contract litigation settlement costs.

NOTE:  Common stock share amounts reflect the company's three-for-two common stock splits effected in October 1995 and July 1998.

                                                   2000         1999         1998         1997         1996        1995        1990
Electric
Sales to ultimate consumers (thousand kWh)    2,161,280    2,075,446    2,053,862     2,041,191   2,067,926   1,993,693   1,820,150
Sales for resale (thousand kWh)                 930,318      943,520      586,540       361,954     374,535     408,011     285,564
Electric system generating and firm purchase
 capability  --  kW (Interconnected system)     500,420      492,800      489,100       487,500     481,800     472,400     451,600
Demand peak  --  kW (Interconnected system)     432,300      420,550      402,500       404,600     393,300     412,700     381,600
Electricity produced (thousand kWh)           2,331,188    2,350,769    2,103,199     1,826,770   1,829,669   1,718,077   1,674,648
Electricity purchased (thousand kWh)            948,700      860,508      730,949       769,679     809,261     867,524     573,099
Average cost of fuel and purchased
  power per kWh                                   $.016        $.016        $.017         $.018       $.017       $.016       $.016

Natural Gas Distribution
Sales (Mdk)                                      36,595       30,931       32,024        34,320      38,283      33,939      28,278
Transportation (Mdk)                             14,314       11,551       10,324        10,067       9,423      11,091      11,806
Weighted average degree days  --
 % of previous year's actual                       113%          95%          94%           85%        114%        105%         88%

Pipeline and Energy Services
Pipeline:
 Sales for resale (Mdk)                             ---          ---          ---           ---         ---         ---      19,658
 Transportation (Mdk)                            86,787       78,061       88,974        85,464      82,169      68,015      50,809
 Gathering (Mdk)                                 41,717       19,799        9,093         9,550       8,983       9,651       1,324
Energy services:
 Natural gas volumes (Mdk)                      149,823      131,687        58,495       14,971       4,670       3,556       1,853

Natural Gas and Oil Production
Production:
 Natural gas (MMcf)                              29,222       24,652        20,699       20,407      20,391      17,574       3,846
 Oil (000's of barrels)                           1,882        1,758         1,912        2,088       2,149       1,973       1,374
Average realized prices:
 Natural gas (per Mcf)                           $ 2.90       $ 1.94        $ 1.81       $ 2.02      $ 1.79      $ 1.33      $ 1.76
 Oil (per barrel)                                $23.06       $15.34        $12.71       $17.50      $17.91      $15.07      $20.11
Net recoverable reserves:
 Natural gas (MMcf)                             309,800      268,900       243,600      184,900     200,200     179,000      16,100
 Oil (000's of barrels)                          15,100       14,700        11,500       14,900      16,100      14,200      12,400

Construction Materials and Mining
Construction materials (000's):
 Aggregates (tons sold)                          18,315       13,981        11,054        5,113       3,374       2,904         ---
 Asphalt (tons sold)                              3,310        2,993         1,790          758         694         373         ---
 Ready-mixed concrete (cubic yards sold)          1,696        1,186         1,021          516         340         307         ---
 Recoverable aggregate reserves (tons)          894,500      740,030       654,670      169,375     119,800      68,000         ---
Coal (000's):
 Sales (tons)                                     3,111        3,236         3,113        2,375       2,899       4,218       4,439
 Recoverable reserves (tons)                    145,643      182,761       190,152      226,560     228,900     231,900     261,500
