Form 10-K, Exhibit 13
period 2001-12-31
MDU RESOURCES GROUP INC
filed 2002-03-01
CIK 67716

MDU RESOURCES GROUP, INC.


Report of Management
The management of MDU Resources Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States as applied to the company's regulated and nonregulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

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


/s/ Martin A. White                      /s/ Warren L. Robinson
Martin A. White                          Warren L. Robinson
Chairman of the Board                    Executive Vice President
President and Chief                      Treasurer and Chief
Executive Officer                        Financial Officer


                   CONSOLIDATED STATEMENTS OF INCOME
                       MDU RESOURCES GROUP, INC.

Years ended December 31,               2001        2000         1999
                            (In thousands, except per share amounts)

Operating revenues               $2,223,632   $1,873,671  $1,279,809

Operating expenses:
  Fuel and purchased power           57,393       54,114      51,802
  Purchased natural gas sold        529,356      634,277     349,215
  Operation and maintenance       1,168,271      812,600     604,014
  Depreciation, depletion and
    amortization                    139,917      110,888      81,818
  Taxes, other than income           55,427       44,805      33,209
                                  1,950,364    1,656,684   1,120,058

Operating income                    273,268      216,987     159,751

Other income -- net                  26,821       11,724       9,645

Interest expense                     45,899       48,033      36,006

Income before income taxes          254,190      180,678     133,390

Income taxes                         98,341       69,650      49,310
Net income                          155,849      111,028      84,080

Dividends on preferred stocks           762          766         772
Earnings on common stock         $  155,087   $  110,262  $   83,308
Earnings per common share --
  basic                          $     2.31   $     1.80  $     1.53
Earnings per common share --
  diluted                        $     2.29   $     1.80  $     1.52
Dividends per common share       $      .90   $      .86  $      .82
Weighted average common shares
  outstanding -- basic               67,272       61,090      54,615
Weighted average common shares
  outstanding -- diluted             67,869       61,390      54,870

The accompanying notes are an integral part of these consolidated statements.

                      CONSOLIDATED BALANCE SHEETS
                       MDU RESOURCES GROUP, INC.

December 31,                                         2001       2000
                  (In thousands, except shares and per share amount)
ASSETS
Current assets:
  Cash and cash equivalents                    $   41,811 $   36,512
  Receivables, net                                285,081    342,354
  Inventories                                      95,341     64,017
  Deferred income taxes                            18,973      8,048
  Prepayments and other current assets             40,286     29,355
                                                  481,492    480,286
Investments                                        38,198     41,380
Property, plant and equipment                   2,756,695  2,496,123
  Less accumulated depreciation,
    depletion and amortization                    947,377    895,109
                                                1,809,318  1,601,014
Deferred charges and other assets                 294,063    190,279

                                               $2,623,071 $2,312,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings (Note 5)               $      --- $    8,000
  Long-term debt and preferred
    stock due within one year                      11,185     19,695
  Accounts payable                                110,649    171,929
  Taxes payable                                    11,826     10,437
  Dividends payable                                16,108     14,423
  Other accrued liabilities                        95,559     59,989
                                                  245,327    284,473
Long-term debt (Note 6)                           783,709    728,166
Deferred credits and other liabilities:
  Deferred income taxes                           342,412    281,000
  Other liabilities                               125,552    121,860
                                                  467,964    402,860
Preferred stock subject to mandatory
  redemption (Note 7)                               1,300      1,400
Commitments and contingencies (Notes 12, 14 and 15)
Stockholders' equity:
  Preferred stocks (Note 7)                        15,000     15,000
  Common stockholders' equity:
    Common stock (Note 8)
      Authorized -- 150,000,000 shares,
                    $1.00 par value
      Issued -- 70,016,851 shares in 2001 and
                65,267,567 shares in 2000          70,017     65,268
    Other paid-in capital                         646,521    518,771
    Retained earnings                             394,641    300,647
    Accumulated other comprehensive income          2,218        ---
    Treasury stock at cost - 239,521 shares        (3,626)    (3,626)
      Total common stockholders' equity         1,109,771    881,060
   Total stockholders' equity                   1,124,771    896,060

                                               $2,623,071 $2,312,959

The accompanying notes are an integral part of these consolidated statements.


          CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                         MDU RESOURCES GROUP, INC.
Years ended December 31, 2001, 2000 and 1999
                                                                 Accumu-
                                                                   lated
                                                                   Other
                                                 Other           Compre-
                              Common Stock     Paid-in  Retained hensive     Treasury Stock
                            Shares    Amount   Capital  Earnings  Income    Shares    Amount       Total
                                                   (In thousands, except shares)
Balance at
 December 31, 1998      53,272,951  $177,399  $171,486  $205,583  $  ---  (239,521)  $(3,626) $  550,842
 Net income                    ---       ---       ---    84,080     ---       ---       ---      84,080
 Dividends on
  preferred stocks             ---       ---       ---      (772)    ---       ---       ---        (772)
 Dividends on
  common stock                 ---       ---       ---   (45,322)    ---       ---       ---     (45,322)
 Reduction in par
  value of common
  stock                        ---  (124,126)  124,126       ---     ---       ---       ---         ---
 Issuance of
  common stock, net      4,004,964     4,005    76,700       ---     ---       ---       ---      80,705

Balance at
 December 31, 1999      57,277,915    57,278   372,312   243,569     ---  (239,521)   (3,626)    669,533
 Net income                    ---       ---       ---   111,028     ---       ---       ---     111,028
 Dividends on
  preferred stocks             ---       ---       ---      (766)    ---       ---       ---        (766)
 Dividends on
  common stock                 ---       ---       ---   (53,184)    ---       ---       ---     (53,184)
 Issuance of
  common stock, net      7,989,652     7,990   146,459       ---     ---       ---       ---     154,449

Balance at
 December 31, 2000      65,267,567    65,268   518,771   300,647     ---  (239,521)   (3,626)    881,060
 Comprehensive income
  Net income                   ---       ---       ---   155,849     ---       ---       ---     155,849
  Other comprehensive
  income
   Net unrealized gain on
   derivative instruments
   qualifying as hedges:
    Unrealized loss on
     derivative instruments
     at January 1, 2001,
     due to cumulative
     effect of a change in
     accounting principle,
     net of tax of $3,970      ---       ---       ---       ---  (6,080)      ---       ---      (6,080)
    Net unrealized gain on
     derivative instruments
     arising during the
     period, net of tax
     of $1,448                 ---       ---       ---       ---   2,218       ---       ---       2,218
    Reclassification
     adjustment for losses
     on derivative
     instruments included
     in net income, net of
     tax of $3,970             ---       ---       ---       ---   6,080       ---       ---       6,080
   Net unrealized gain on
   derivative instruments
   qualifying as hedges        ---       ---       ---       ---   2,218       ---       ---       2,218
 Total comprehensive
 income                        ---       ---       ---       ---     ---       ---       ---     158,067
 Dividends on
  preferred stocks             ---       ---       ---      (762)    ---       ---       ---        (762)
 Dividends on
  common stock                 ---       ---       ---   (61,093)    ---       ---       ---     (61,093)
 Issuance of
  common stock, net      4,749,284     4,749   127,750       ---     ---       ---       ---     132,499

Balance at
 December 31, 2001      70,016,851  $ 70,017  $646,521  $394,641  $2,218  (239,521)  $(3,626) $1,109,771

The accompanying notes are an integral part of these consolidated statements.

            CONSOLIDATED STATEMENTS OF CASH FLOWS
                         MDU RESOURCES GROUP, INC.

Years ended December 31,                 2001        2000       1999
                                                (In thousands)

Operating activities:
  Net income                         $155,849   $ 111,028   $ 84,080
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation, depletion and
      amortization                    139,917     110,888     81,818
    Deferred income taxes and
      investment tax credit            21,014      36,530     15,704
    Changes in current assets and
      liabilities, net of acquisitions:
      Receivables                     127,267    (117,449)   (12,310)
      Inventories                     (26,540)      9,578    (13,460)
      Other current assets             (2,792)     (3,514)    (4,190)
      Accounts payable                (90,576)     61,021     12,492
      Other current liabilities        34,331      (3,821)    (8,972)
    Other noncurrent changes           (9,916)      2,701       (289)
  Net cash provided by operating
    activities                        348,554     206,962    154,873

Investing activities:
 Capital expenditures including
   acquisitions of businesses        (382,285)   (408,826)  (170,510)
 Net proceeds from sale or
   disposition of property             51,641      11,000     16,660
 Net capital expenditures            (330,644)   (397,826)  (153,850)
 Sale of natural gas available
   under repurchase commitment            ---         ---      1,330
 Investments                            2,760       2,102        (99)
 Additions to notes receivable        (23,813)     (5,000)   (35,907)
 Proceeds from notes receivable         4,000       4,000        ---
 Net cash used in investing
   activities                        (347,697)   (396,724)  (188,526)

Financing activities:
 Net change in short-term borrowings   (8,000)     (7,242)    (6,585)
 Issuance of long-term debt           122,283     192,162    154,546
 Repayment of long-term debt         (115,062)    (29,349)   (18,714)
 Retirement of preferred stock           (100)       (100)      (100)
 Proceeds from issuance of
   common stock, net                   67,176      47,249      3,184
 Retirement of natural gas
   repurchase commitment                  ---         ---    (14,296)
 Dividends paid                       (61,855)    (53,950)   (46,094)
 Net cash provided by
   financing activities                 4,442     148,770     71,941

Increase (decrease) in cash
  and cash equivalents                  5,299     (40,992)    38,288
Cash and cash equivalents --
  beginning of year                    36,512      77,504     39,216
Cash and cash equivalents --
  end of year                        $ 41,811   $  36,512   $ 77,504


The accompanying notes are an integral part of these consolidated statements.



                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MDU RESOURCES GROUP, INC.


NOTE 1

Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements of MDU Resources Group, Inc. and its subsidiaries (company) include the accounts of the following segments:  electric, natural gas distribution, utility services,

pipeline and energy services, natural gas and oil production, and construction materials and mining.  The electric and natural gas distribution segments and a portion of the pipeline and energy services segment are regulated.  The company's nonregulated operations include the utility services, natural gas and oil production, and construction materials and mining segments, and a portion of the pipeline and energy services segment.  For further descriptions of the company's business segments see Note 10.  The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generation stations.



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

Standards No. 71, "Accounting for the Effects of Regulation" (SFAS

No. 71).  SFAS No. 71 requires these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates.  The expected recovery or flowback of these deferred items is generally based on specific ratemaking decisions or precedent for each item.  Regulatory assets and liabilities are being amortized consistently with the regulatory treatment established by the FERC and the applicable state public service commissions.  See Note 2 for more information regarding the nature and amounts of these regulatory deferrals.



Prior to the sale of the company's coal operations as discussed in

Note 10, intercompany coal sales, which were made at prices

approximately the same as those charged to others, and the related utility fuel purchases are not eliminated in accordance with the provisions of SFAS No. 71.  All other significant intercompany balances and transactions have been eliminated in consolidation.



Allowance for doubtful accounts

The company's allowance for doubtful accounts as of December 31, 2001 and 2000, was $5.8 million and $4.1 million, respectively.



Property, plant and equipment

Additions to property, plant and equipment are recorded at cost when first placed in service.  When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation.  With respect to the retirement or disposal of all other assets, except for natural gas and oil production properties as described below, the resulting gains or losses are recognized as a component of income.  The company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service.  In addition, the company capitalizes interest, when applicable, on certain construction projects associated with its other operations.  The amount of AFUDC and interest capitalized was $6.6 million, $5.2 million and $1.7 million in 2001,

2000 and 1999, respectively.  Generally, property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for natural gas and oil production properties as described below.



Goodwill and other intangible assets

The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and was being amortized on a straight-line basis over estimated useful lives for recorded goodwill in place at June 30, 2001.  However, Statement of Financial Accounting

Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS

No. 142), which the company adopted as of January 1, 2002, as discussed later in Note 1, requires the discontinuance of goodwill amortization for the company's recorded goodwill at June 30, 2001, on January 1,

2002.  Goodwill acquired after June 30, 2001, was subject immediately to the nonamortization provisions of SFAS No. 142.


Goodwill, net of accumulated amortization, was $174.2 million and

$91.4 million as of December 31, 2001 and 2000, respectively.  Goodwill is included in deferred charges and other assets.  Goodwill

amortization expense was $4.8 million, $7.0 million and $2.0 million for 2001, 2000 and 1999, respectively.



Impairment of long-lived assets and intangibles

The company reviews the carrying values of its long-lived assets,

including goodwill and identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually for goodwill as required by SFAS No. 142.  The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets,

compared to the carrying value of the assets.  If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value.  In 2000, the company experienced significant changes in market conditions at one of its energy marketing operations, which negatively affected the fair value of the assets at that operation.  Due to the significance of the decline, the company recorded an impairment charge against goodwill of

$3.9 million after-tax in 2000.  The amount related to this impairment is included in depreciation, depletion and amortization.  Excluding this impairment, no other long-lived assets or intangibles have been impaired and accordingly, no other impairment losses have been recorded in 2001, 2000 and 1999.  Unforeseen events and changes in circumstances could require the recognition of other impairment losses at some future date.



Impairment testing of natural gas and oil properties

The company uses the full-cost method of accounting for its natural gas and oil production activities.  Under this method, all costs incurred in the acquisition, exploration and development of natural gas and oil properties are capitalized and amortized on the units of production method based on total proved reserves.  Any conveyances of properties,

including gains or losses on abandonments of properties, are treated as adjustments to the cost of the properties with no gain or loss recognized.  Capitalized costs are subject to a "ceiling test" that limits such costs to the aggregate of the present value of future net revenues of proved reserves based on single point in time spot market prices, as mandated under the rules of the Securities and Exchange

Commission, and the lower of cost or fair value of unproved properties.

Future net revenue is estimated based on end-of-quarter spot market prices adjusted for contracted price changes.  If capitalized costs exceed the full-cost ceiling at the end of any quarter, a permanent noncash write-down is required to be charged to earnings in that quarter unless subsequent price changes eliminate or reduce an indicated write-down.



Due to abnormally low spot natural gas prices that existed on the last trading day of the third quarter of 2001, the company's capitalized costs under the full-cost method of accounting exceeded the full-cost ceiling at September 30, 2001.  The lower natural gas prices were largely attributable to a sharp decline in nationwide spot market prices, especially natural gas prices in the Rocky Mountain region,

over a relatively short period of time following the terrorist attacks on New York and Washington, D.C. on September 11, 2001, and prior to

October 1, 2001.  Oil prices likewise experienced a sharp drop during this same period.  The company believes the decline in natural gas prices did not reflect the economics of its production assets in that natural gas prices actually being received by the company at the end of the third quarter of 2001 were significantly higher than the spot market prices at that time.  In addition, historic natural gas prices have also generally been much higher and only a small portion of the company's natural gas is sold using spot market pricing.  As of

September 30, 2001, the capitalized costs exceeded the full-cost ceiling and would have resulted in a write-down of the company's natural gas and oil properties in the amount of approximately $32 million after-tax.  However, subsequent to September 30, 2001, natural gas prices both nationwide and in the Rocky Mountain region increased significantly, thereby eliminating the need for a write-down of the company's natural gas and oil producing properties.



At December 31, 2001, the company's full-cost ceiling exceeded the company's capitalized cost.  However, sustained downward movements in natural gas and oil prices subsequent to December 31, 2001, could result in a future write-down of the company's natural gas and oil properties.



Natural gas in underground storage

Natural gas in underground storage for the company's regulated operations is carried at cost using the last-in, first-out method.  The portion of the cost of natural gas in underground storage expected to be used within one year is included in inventories and amounted to

$28.6 million and $11.0 million at December 31, 2001 and 2000,

respectively.  The remainder of natural gas in underground storage is included in property, plant and equipment and was $43.1 million and

$43.6 million at December 31, 2001 and 2000, respectively.



Inventories

Inventories, other than natural gas in underground storage for the company's regulated operations, consist primarily of materials and supplies of $22.5 million and $20.4 million, aggregates held for resale of $31.1 million and $22.7 million and other inventories of $13.1 million and $9.9 million as of December 31, 2001 and 2000,

respectively.  These inventories are stated at the lower of average cost or market.



Revenue recognition

Revenue is recognized when the earnings process is complete, as evidenced by an agreement between the customer and the company, when delivery has occurred or services have been rendered, when the fee is fixed or determinable and when collection is probable.  The company recognizes utility revenue each month based on the services provided to all utility customers during the month.  The company recognizes construction contract revenue at its construction businesses using the percentage-of-completion method as discussed below.  The company recognizes revenue from natural gas and oil production activities only on that portion of production sold and allocable to the company's ownership interest in the related well.  The company generally recognizes all other revenues when services are rendered or goods are delivered.



Percentage-of-completion method

The company recognizes construction contract revenue from fixed price and modified fixed price construction contracts at its construction businesses using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract.  Costs in excess of billings on uncompleted contracts of

$29.7 million and $13.9 million for the years ending December 31, 2001 and 2000, respectively, represents revenues recognized in excess of amounts billed and is included in accounts receivable.  Billings in excess of costs on uncompleted contracts of $17.3 million and $8.0 million for the years ending December 31, 2001 and 2000, respectively,

represents billings in excess of revenues recognized and are included in accounts payable.  Also included in accounts receivable are amounts representing balances billed but not paid by customers under retainage provisions in contracts which amounted to $20.5 million and

$13.7 million as of December 31, 2001 and 2000, respectively.



Advertising

The company expenses advertising costs as incurred and the amount of advertising expense for the years 2001, 2000 and 1999, was $2.9 million, $2.0 million and $1.3 million, respectively.



Natural gas costs recoverable or refundable through rate adjustments

Under the terms of certain orders of the applicable state public service commissions, the company is deferring natural gas commodity,

transportation and storage costs which are greater or less than amounts presently being recovered through its existing rate schedules.  Such orders generally provide that these amounts are recoverable or refundable through rate adjustments within a period ranging from 24 months to 28 months from the time such costs are paid.  Natural gas costs refundable through rate adjustments amounted to $27.7 million and

$8.8 million for the years ended December 31, 2001 and 2000,

respectively, and are included in other accrued liabilities.



Income taxes

The company provides deferred federal and state income taxes on all temporary differences.  Excess deferred income tax balances associated with the company's rate-regulated activities resulting from the company's adoption of SFAS No. 109, "Accounting for Income Taxes," have been recorded as a regulatory liability and are included in other accrued liabilities.  These regulatory liabilities are expected to be reflected as a reduction in future rates charged customers in accordance with applicable regulatory procedures.


The company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods which conform to the ratemaking treatment prescribed by the applicable state public service

commissions.



Earnings per common share

Basic earnings per common share were computed by dividing earnings on common stock by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per common share were computed by dividing earnings on common stock by the total of the weighted average number of shares of common stock outstanding during the year, plus the effect of outstanding stock options and restricted stock grants.  For the years ending December 31, 2001 and 1999, 150,630 shares and 76,500 shares, respectively, with an average exercise price of $36.86 and $23.44, respectively, attributable to the exercise of outstanding options were excluded from the calculation of diluted earnings per share because their effect was antidilutive.  For the year ending December 31, 2000, there were no shares excluded from the calculation of diluted earnings per share.  For the years ending

December 31, 2001, 2000 and 1999, no adjustments were made to reported earnings in the computation of earnings per share.  Common stock outstanding includes issued shares less shares held in treasury.



Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Estimates are used for such items as property depreciable lives, tax provisions, uncollectible accounts, environmental and other loss contingencies, accumulated provision for revenues subject to refund,

costs on construction contracts, unbilled revenues and actuarially determined benefit costs.  As additional information becomes available,

or actual amounts are determinable, the recorded estimates are revised.

Consequently, operating results can be affected by revisions to prior accounting estimates.



Cash flow information

Cash expenditures for interest and income taxes were as follows:


Years ended December 31,                    2001       2000       1999
                                                 (In thousands)
Interest, net of amount capitalized      $42,267    $41,912    $30,772
Income taxes                             $75,284    $30,930    $32,723


The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



Reclassifications

Certain reclassifications have been made in the financial statements for prior years to conform to the current presentation.  Such reclassifications had no effect on net income or stockholders' equity as previously reported.



New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) approved

Statement of Financial Accounting Standards No. 141, "Business

Combinations" (SFAS No. 141).  SFAS No. 141 requires that all business combinations be accounted for using the purchase method of accounting.

The use of the pooling-of-interest method of accounting for business combinations is prohibited.  The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001.  The company is accounting for business combinations after June 30, 2001, in accordance with SFAS No. 141.


In June 2001, the FASB approved SFAS No. 142.  SFAS No. 142 changes the accounting for goodwill and intangible assets and requires that goodwill no longer be amortized but be tested for impairment at least annually at the reporting unit level in accordance with SFAS No. 142.

Recognized intangible assets with determinable useful lives should be amortized over their useful life and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144,

"Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS

No. 144).  The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001, except for provisions related to the nonamortization and amortization of goodwill and intangible assets acquired after June 30, 2001, which were subject immediately to the provisions of SFAS No. 142.  The company adopted SFAS No. 142 on

January 1, 2002.  The company ceased amortization of its recorded goodwill at June 30, 2001, on January 1, 2002.  Goodwill at each reporting unit will be tested for impairment as of January 1, 2002.

The company will perform this transitional goodwill impairment test within six months of the date of adoption of SFAS No. 142.  However,

the amounts used in the transitional goodwill impairment test shall be measured as of January 1, 2002.  The company believes the adoption of the goodwill impairment provisions of SFAS No. 142 will not have a material effect on its financial position or results of operations.


In June 2001, the FASB approved Statement of Financial Accounting

Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS

No. 143).  SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for the recorded amount or incurs a gain or loss upon settlement.  SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.  The company will adopt SFAS No.

143 on January 1, 2003, but has not yet quantified the effects of adopting SFAS No. 143 on its financial position or results of operations.


In August 2001, the FASB approved SFAS No. 144.  SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121,

"Accounting for the Impairment of Long-Lived Assets and for Long-Lived

Assets to Be Disposed Of."  SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets,

including the disposal of a segment of a business.  SFAS No. 144 is effective for fiscal years beginning after December 15, 2001.  The company adopted SFAS No. 144 on January 1, 2002.  The adoption of SFAS

No. 144 did not have an effect on the company's financial position or results of operations.


The company adopted Statement of Financial Accounting Standards No.

133, "Accounting for Derivative Instruments and Hedging Activities"

(SFAS No. 133), amended by Statement of Financial Accounting Standards

No. 137, "Accounting for Derivative Instruments and Hedging Activities -

Deferral of the Effective Date of FASB Statement No. 133" and Statement

of Financial Accounting Standards No. 138, "Accounting for Certain

Derivative Instruments and Certain Hedging Activities" (all such statements hereinafter referred to as SFAS No. 133) on January 1, 2001.

SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value.  SFAS

No. 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  Special accounting for qualifying hedges allows derivative gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.



SFAS No. 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivative instruments be reported in net income or other comprehensive income (loss), as appropriate, as the cumulative effect of a change in accounting principle in accordance with APB 20, "Accounting Changes."

On January 1, 2001, the company reported a net-of-tax cumulative-effect adjustment of $6.1 million in accumulated other comprehensive loss to recognize at fair value all derivative instruments that are designated as cash-flow hedging instruments, which the company reflected in earnings over the 12 months ended December 31, 2001.  The transition to

SFAS No. 133 did not have an effect on the company's net income at adoption.



Comprehensive income

Upon the adoption of SFAS No. 133 on January 1, 2001, the company recorded a cumulative-effect adjustment in accumulated other comprehensive income to recognize all derivative instruments designated as hedges at fair value.  As of December 31, 2001, the company has recorded unrealized gains and losses on swap agreements in accordance with SFAS No. 133.  These amounts are reflected in the Consolidated

Statements of Common Stockholders' Equity.  For additional information on the adoption of SFAS No. 133, see new accounting pronouncements in

Note 1, and Note 3.  For the years ended December 31, 2000 and 1999,

comprehensive income equaled net income as reported.



NOTE 2

Regulatory Assets and Liabilities

The following table summarizes the individual components of unamortized regulatory assets and liabilities included in the accompanying

Consolidated Balance Sheets as of December 31:


                                                     2001        2000
                                                      (In thousands)
Regulatory assets:
  Deferred income taxes                          $ 13,417    $    263
  Long-term debt refinancing costs                  6,829       8,125
  Plant costs                                       2,499       2,668
  Postretirement benefit costs                        722         833
  Other                                             5,929       7,052
Total regulatory assets                            29,396      18,941
Regulatory liabilities:
  Natural gas costs refundable
    through rate adjustments                       27,706       8,772
  Taxes refundable to customers                    12,318      11,656
  Plant decommissioning costs                       8,243       7,601
  Reserves for regulatory matters                   7,132       6,087
  Deferred income taxes                             5,661       3,554
  Other                                             5,053       1,193
Total regulatory liabilities                       66,113      38,863
Net regulatory position                          $(36,717)   $(19,922)


As of December 31, 2001, substantially all of the company's regulatory assets, other than certain deferred income taxes, are being reflected in rates charged to customers and are being recovered over the next one to 15 years.



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

No. 71 occurs.



NOTE 3

Derivative Instruments

As of December 31, 2001, the company held derivative instruments designated as cash flow hedging instruments.  All derivative instruments are recognized on the Consolidated Balance Sheets at fair value.



Hedging activities

The cash flow hedging instruments in place at December 31, 2001, are comprised of natural gas and oil price swap agreements.  The objective for holding the natural gas and oil price swap agreements is to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil on the company's forecasted sales of natural gas and oil production.  The company also entered into an interest rate swap agreement which expired in the fourth quarter of 2001.  The objective for holding the interest rate swap agreement was to manage a portion of the company's interest rate risk on the forecasted issuance of fixed-rate debt under Centennial Energy Holdings, Inc.'s

(Centennial), a direct wholly owned subsidiary of the company,

commercial paper program.  The company designated each of the natural gas and oil price swap agreements as a hedge of the forecasted sale of natural gas and oil production and designated the interest rate swap agreement as a hedge of the risk of changes in interest rates on the company's forecasted issuances of fixed-rate debt under Centennial's commercial paper program.



The company's policy allows the use of derivative instruments as part of an overall energy price and interest rate risk management program to efficiently manage and minimize commodity price and interest rate risk.

The company's policy prohibits the use of derivative instruments for speculating to take advantage of market trends and conditions and the company has procedures in place to monitor compliance with its policies.  The company is exposed to credit-related losses in relation to hedged derivative instruments in the event of nonperformance by counterparties.  The company has policies and procedures, which management believes minimize credit-risk exposure.  These policies and procedures include an evaluation of potential counterparties' credit ratings, credit exposure limitations, settlement of natural gas and oil price swap agreements monthly and settlement of interest rate swap agreements within 90 days.  Accordingly, the company does not anticipate any material effect to its financial position or results of operations as a result of nonperformance by counterparties.



Upon the adoption of SFAS No. 133, the company recorded the fair market value of the natural gas and oil price swap agreements on the company's

Consolidated Balance Sheets.  On an ongoing basis, the company adjusts its balance sheet to reflect the current fair market value of its swap agreements.  The related gains or losses on these agreements are recorded in common stockholders' equity as a component of other comprehensive income (loss).  At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income (loss)

are reported in the Consolidated Statements of Income.  To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value is recorded directly in earnings.



For the year ended December 31, 2001, the company recognized the ineffectiveness of all cash flow hedges, which is included in operating revenues and interest expense for the natural gas and oil price swap agreements and the interest rate swap agreement, respectively.  For the year ended December 31, 2001, the amount of ineffectiveness recognized was immaterial.  For the year ended December 31, 2001, the company did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and there were no reclassifications into earnings as a result of the discontinuance of hedges.



Gains and losses on derivative instruments that are reclassified from accumulated other comprehensive income (loss) to current-period earnings are included in the line item in which the hedged item is recorded.  As of December 31, 2001, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is 12 months and the company estimates that net gains of approximately $2.2 million will be reclassified from accumulated other comprehensive income into earnings,

subject to changes in natural gas and oil market prices, within the 12 months between January 1, 2002 and December 31, 2002, as the hedged transactions affect earnings.


In the event a derivative instrument does not qualify for hedge accounting because it is no longer highly effective in offsetting changes in cash flows of a hedged item; or if the derivative instrument expires or is sold, terminated, or exercised; or if management determines that designation of the derivative instrument as a hedge instrument is no longer appropriate, hedge accounting will be discontinued, and the derivative instrument would continue to be carried at fair value with changes in its fair value recognized in earnings.  In these circumstances, the net gain or loss at the time of discontinuance of hedge accounting would remain in other comprehensive income (loss) until the period or periods during which the hedged forecasted transaction affects earnings, at which time the net gain or loss would be reclassified into earnings.  In the event a cash flow hedge is discontinued because it is unlikely that a forecasted transaction will occur, the derivative instrument would continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income (loss) would be recognized immediately in earnings.  The company's policy requires approval to terminate a hedge agreement prior to its original maturity.



Energy marketing

The company had entered into other derivative instruments that were not designated as hedges in its energy marketing operations.  In the third quarter of 2001, the company sold the vast majority of its energy marketing operations.  The derivative instruments entered into by these operations prior to the sale in the third quarter of 2001 were natural gas forward purchase and sale commitments.  These commitments involved the purchase and sale of natural gas and related delivery of such commodity.  These operations sought to match natural gas purchases and sales so that a margin was obtained on the transportation of such commodity as distinguished from earning a margin on changes in market prices.  The net change in fair value representing unrealized gains and losses resulting from changes in market prices on these derivative instruments was reflected as operating revenues or purchased natural gas sold.  Net unrealized gains and losses on these derivative instruments were not material for the years ended December 31, 2001,

2000 and 1999.



NOTE 4

Fair Value of Other Financial Instruments

The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption is based on quoted market prices of the same or similar issues.  The estimated fair value of the company's long-term debt and preferred stock subject to mandatory redemption at December 31 is as follows:



                                  2001                    2000
                       Carrying          Fair    Carrying        Fair
                         Amount         Value      Amount       Value
                                         (In thousands)
Long-term debt         $794,794      $894,652    $747,761    $772,127
Preferred stock
  subject to mandatory
  redemption           $  1,400      $    940    $  1,500    $    927


The fair value of other financial instruments for which estimated fair value has not been presented is not materially different than the related carrying amount.



NOTE 5

Short-term Borrowings

The company has unsecured short-term lines of credit from a number of banks totaling $110 million at December 31, 2001.  These line of credit agreements provide for bank borrowings against the lines and/or support for commercial paper issues.  The agreements provide for commitment fees at varying rates.  There were no amounts outstanding on the short-

term lines of credit at December 31, 2001.  The amount outstanding on the short-term lines of credit was $8 million at December 31, 2000.

The weighted average interest rate for borrowings outstanding at

December 31, 2000, was 6.6 percent.



NOTE 6

Long-term Debt and Indenture Provisions

Long-term debt outstanding at December 31 is as follows:


                                                    2001        2000
                                                     (In thousands)
First mortgage bonds and notes:
  Pollution Control Refunding Revenue
    Bonds, Series 1992,
    6.65%, due June 1, 2022                     $ 20,850    $ 20,850
  Secured Medium-Term Notes,
    Series A at a weighted
    average rate of 7.59%, due on
    dates ranging from October 1, 2004
    to April 1, 2012                             110,000     110,000
Total first mortgage bonds and notes             130,850     130,850
Senior notes at a weighted
  average rate of 7.34%, due on
  dates ranging from July 31, 2002
  to October 30, 2018                            405,200     294,300
Commercial paper at a weighted average
  rate of 2.43%, supported by a revolving
  credit agreement                               219,700     261,350
Revolving line of credit, 4.75%, due
  December 31, 2003                               25,000      46,302
Term credit agreements at a weighted
  average rate of 7.38%, due on dates
  ranging from February 1, 2002
  through December 1, 2013                        11,769      12,731
Pollution control note obligation,
  6.20%, due March 1, 2004                         2,500       2,800
Discount                                            (225)       (572)
Total long-term debt                             794,794     747,761
Less current maturities                           11,085      19,595
Net long-term debt                              $783,709    $728,166


Centennial has a revolving credit agreement with various banks that supports Centennial's $350 million commercial paper program.  There were no outstanding borrowings under the Centennial credit agreement at

December 31, 2001.  Under the commercial paper program, $219.7 million and $261.4 million were outstanding at December 31, 2001 and 2000,

respectively.  The commercial paper borrowings are classified as long term as Centennial intends to refinance these borrowings on a long-term basis through continued commercial paper borrowings and as further supported by the revolving credit agreement, which allows for subsequent borrowings up to a term of one year.  Centennial intends to renew this existing credit agreement, which expires September 27, 2002,

on an annual basis.



Centennial has an uncommitted long-term master shelf agreement that allows for borrowings of up to $300 million.  Under the master shelf agreement, $210 million was outstanding at December 31, 2001, and

$150 million was outstanding at December 31, 2000.  The amount outstanding is included in senior notes in the preceding long-term debt table.



Under a revolving line of credit, the company has $40 million available as of December 31, 2001.  The amount outstanding under the revolving line of credit was $25.0 million at December 31, 2001.  At December 31,

2000, the company had $46.3 million outstanding under revolving lines of credit.



The amounts of scheduled long-term debt maturities for the five years and thereafter following December 31, 2001, aggregate $11.1 million in

2002; $266.8 million in 2003; $21.9 million in 2004; $70.2 million in

2005; $85.2 million in 2006 and $339.6 million thereafter.



Substantially all of the company's electric and natural gas

distribution properties, with certain exceptions, are subject to the lien of its Indenture of Mortgage.  Under the terms and conditions of the Indenture, the company could have issued approximately $305 million of additional first mortgage bonds at December 31, 2001.  Certain other debt instruments of the company contain restrictive covenants, all of which the company is in compliance with at December 31, 2001.



NOTE 7

Preferred Stocks

Preferred stocks at December 31 are as follows:


                                                     2001        2000
                                               (Dollars in thousands)
Authorized:
  Preferred --
    500,000 shares, cumulative,
      par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption --
    Preferred --
      5.10% Series -- 14,000 shares in 2001
        and 15,000 shares in 2000                 $ 1,400     $ 1,500
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000      10,000
      4.70% Series -- 50,000 shares                 5,000       5,000
                                                   15,000      15,000
Total preferred stocks                             16,400      16,500
Less sinking fund requirements                        100         100
Net preferred stocks                              $16,300     $16,400


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



The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption is $100,000 for each of the five years following December 31, 2001, and $900,000 thereafter.



NOTE 8

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



The company's Automatic Dividend Reinvestment and Stock Purchase Plan

(Stock Purchase Plan) provides participants the opportunity to invest all or a portion of their cash dividends in shares of the company's common stock and to make optional cash payments for the same purpose.

Holders of all classes of the company's capital stock, legal residents in any of the 50 states, and beneficial owners, whose shares are held by brokers or other nominees through participation by their brokers or nominees, are eligible to participate in the Stock Purchase Plan.  The company's 401(k) Retirement Plan (K-Plan), is funded with the company's common stock.  Since January 1, 1999, the Stock Purchase Plan and K-

Plan have been funded primarily by the purchase of shares of common stock on the open market, except from January 1, 1999 through March 31,

1999, when shares of authorized but unissued common stock were used to fund the Stock Purchase Plan.  At December 31, 2001, there were 8.1 million shares of common stock reserved for original issuance under the

Stock Purchase Plan and K-Plan.



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

APB Opinion No. 25 under which no compensation expense has been recognized.  The option exercise price is the market value of the stock on the date of grant.  Options granted to the key employees

automatically vest after nine years, but the plan provides for accelerated vesting based on the attainment of certain performance goals or upon a change in control of the company, and expire 10 years after the date of grant.  Options granted to directors and employees vest at date of grant and three years after date of grant,

respectively, and expire 10 years after the date of grant.  In addition, the company has granted restricted stock awards under a long-

term incentive plan, deferred compensation agreements and a restricted stock agreement totaling 350,392 shares, 348,021 shares and 105,250 shares in 2001, 2000 and 1999, respectively.  The restricted stock awards granted vest to the participants at various times ranging from two years to nine years from date of issuance but certain grants may vest early based upon the attainment of certain performance goals or upon a change in control of the company.  The weighted average grant date fair value of the restricted stock grants was $31.55, $20.81 and

$22.91 in 2001, 2000 and 1999, respectively.  Compensation expense recognized for restricted stock grants was $4.5 million, $1.6 million and $722,000 in 2001, 2000 and 1999, respectively.  Under the stock option plans and long-term incentive plan, the company is authorized to grant options and restricted stock for up to 9.8 million shares of common stock and has granted options and restricted stock on 4.8 million shares through December 31, 2001.



Had the company recorded compensation expense for the fair value of options granted consistent with SFAS No. 123, "Accounting for Stock-

Based Compensation," net income would have been reduced on a pro forma basis by $3.8 million in 2001, $529,000 in 2000, and $498,000 in 1999.

On a pro forma basis, basic and diluted earnings per share for 2001 would have been reduced by $.06.  On a pro forma basis, there would have been no effect on basic earnings per share for 2000, and diluted earnings per share would have been reduced by $.01.  On a pro forma basis, basic and diluted earnings per share for 1999 would have been reduced by $.01.



A summary of the status of the stock option plans at December 31, 2001,

2000 and 1999, and changes during the years then ended are as follows:



                            2001                2000               1999
                              Weighted            Weighted           Weighted
                               Average             Average            Average
                              Exercise            Exercise           Exercise
                        Shares   Price      Shares   Price     Shares   Price
Balance at
  beginning of year  1,224,959  $20.61   1,427,262  $19.46  1,516,808  $19.17
Granted              2,693,120   30.14      74,000   20.54     22,500   23.31
Forfeited              (74,282)  27.24     (84,135)  21.18    (57,966)  20.38
Exercised             (371,590)  20.23    (192,168)  11.84    (54,080)  11.95
Balance at end
  of year            3,472,207   27.90   1,224,959   20.61  1,427,262   19.46
Exercisable at
  end of year          770,142  $21.41     129,763  $18.11    301,681  $13.89


Summarized information about stock options outstanding and exercisable as of December 31, 2001, is as follows:



                            Options Outstanding            Options Exercisable
                                   Remaining   Weighted               Weighted
                                 Contractual    Average                Average
Range of                  Number        Life   Exercise       Number  Exercise
Exercisable Prices   Outstanding    in Years      Price  Exercisable     Price

$10.50 - 17.50            41,966         3.7     $13.36       41,966    $13.36
 17.51 - 24.50           789,371         6.3      21.15      698,176     21.16
 24.51 - 31.50         2,490,240         9.2      29.74          ---       ---
 31.51 - 38.55           150,630         9.2      36.86       30,000     38.55
                       3,472,207                             770,142


The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted average fair value of the options granted and the assumptions used to estimate the fair value of options are as follows:


                                          2001        2000      1999

Weighted average fair value of
  options at grant date                $  7.38     $  5.07   $  4.82
Weighted average risk-free
  interest rate                           5.19%       6.76%     5.98%
Weighted average expected
  price volatility                       26.05%      23.55%    22.03%
Weighted average expected
  dividend yield                          3.53%       3.84%     4.22%
Expected life in years                       7           7         7



NOTE 9

Income Taxes


Income tax expense is summarized as follows:

Years ended December 31,                  2001        2000      1999
                                                (In thousands)
Current:
  Federal                              $66,211     $27,865   $29,574
  State                                 11,160       5,188     3,874
  Foreign                                  (44)         67       158
                                        77,327      33,120    33,606
Deferred:
  Income taxes --
    Federal                             16,972      29,323    12,902
    State                                4,773       8,060     3,690
  Investment tax credit                   (731)       (853)     (888)
                                        21,014      36,530    15,704
Total income tax expense               $98,341     $69,650   $49,310


Components of deferred tax assets and deferred tax liabilities recognized in the company's Consolidated Balance Sheets at December 31 are as follows:

                                                      2001      2000
                                                      (In thousands)
Deferred tax assets:
  Regulatory matters                             $  21,000  $  7,650
  Accrued pension costs                              9,349    10,325
  Accrued land reclamation                           1,648     1,941
  Deferred investment tax credit                     1,413     1,697
  Other                                             21,691    18,213
Total deferred tax assets                           55,101    39,826
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment               302,103   264,635
  Basis differences on natural gas
    and oil producing properties                    61,684    36,763
  Regulatory matters                                 5,661     3,554
  Other                                              9,092     7,826
Total deferred tax liabilities                     378,540   312,778
Net deferred income tax liability                $(323,439)$(272,952)


The following table reconciles the change in the net deferred income tax liability from December 31, 2000, to December 31, 2001, to the deferred income tax expense included in the Consolidated Statements of

Income:


                                                                2001
                                                       (In thousands)
Net change in deferred income tax
  liability from the preceding table                        $ 50,487
Deferred taxes associated with acquisitions                  (29,807)
Other                                                            334
Deferred income tax expense for the period                  $ 21,014


Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes.  The reasons for this difference are as follows:



Years ended December 31,          2001           2000           1999
                            Amount     %   Amount     %   Amount     %
                                       (Dollars in thousands)
Computed tax at federal
  statutory rate           $88,966  35.0  $63,237  35.0  $46,686  35.0
Increases (reductions)
  resulting from:
  State income taxes,
    net of federal
    income tax benefit      11,311   4.5    8,044   4.4    5,921   4.4
  Investment tax credit
    amortization              (731)  (.3)    (853)  (.5)    (888)  (.6)
  Depletion allowance       (1,820)  (.7)  (1,631)  (.9)  (1,300) (1.0)
  Other items                  615    .2      853    .5   (1,109)  (.8)
Total income tax expense   $98,341  38.7  $69,650  38.5  $49,310  37.0



NOTE 10

Business Segment Data

The company's reportable segments are those that are based on the company's method of internal reporting, which generally segregates the strategic business units due to differences in products, services and regulation.



The company's operations are conducted through six business segments.

Substantially all of the company's operations are located within the

United States.  The electric segment generates, transmits and distributes electricity and the natural gas distribution segment distributes natural gas.  These operations also supply related value-added products and services in the northern Great Plains.  The utility services segment consists of a diversified infrastructure company specializing in engineering, design and build capability for electric, gas and telecommunication utility construction, as well as industrial and commercial electrical, exterior lighting and traffic signalization throughout most of the United States.  Utility services provides related specialty equipment manufacturing sales and rental services.  The pipeline and energy services segment provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems primarily in the Rocky

Mountain and northern Great Plains regions of the United States.

Energy-related marketing and management services as well as cable and pipeline locating services also are provided.  The pipeline and energy services segment includes investments in domestic and international growth opportunities.  The natural gas and oil production segment is engaged in natural gas and oil acquisition, exploration and production activities primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico.  The construction materials and mining segment mines aggregates and markets crushed stone, sand, gravel and other related construction materials, including ready-mixed concrete,

cement and asphalt, as well as value-added products and services in the north central and western United States, including Alaska and Hawaii.



In 2001, the company sold its coal operations to Westmoreland Coal

Company for $28.2 million in cash, including final settlement cost adjustments.  The sale of the coal operations was effective April 30,

2001.  Included in the sale were active coal mines in North Dakota and

Montana, coal sales agreements, reserves and mining equipment, and certain development rights at the former Gascoyne Mine site in North

Dakota.  The company retains ownership of coal reserves and leases at its former Gascoyne Mine site.  Including final settlement cost adjustments, the company recorded a gain of $10.3 million ($6.2 million after-tax) included in other income - net from the sale in 2001.



On August 30, 2001, MDU Resources International, Inc. (MDU

International), a wholly owned subsidiary of the company, through an indirect wholly owned Brazilian subsidiary, entered into a joint venture agreement with a Brazilian firm under which the parties have formed MPX Holdings, Ltda. (MPX) to develop electric generation and transmission, steam generation, power equipment, coal mining and construction materials projects in Brazil.  MDU International has a 49 percent interest in MPX.  MPX is currently developing, through a wholly owned subsidiary, and has under construction a 200-megawatt natural gas-

fired power plant (Project) in the Brazilian state of Ceara.  The

Project is expected to enter commercial operation in the second quarter of 2002.  MPX expects to enter into an agreement with Petrobras, the state-controlled energy company, under which Petrobras would purchase all of the capacity and market all of the Project's energy.  Petrobras would also supply natural gas to the Project when energy is dispatched.

The Project has a total estimated construction cost of approximately

$96 million.  At December 31, 2001, MDU International's investment in the Project was approximately $23.8 million.  In addition, the company's subsidiaries had guaranteed Project obligations and loans for approximately $17.3 million as of December 31, 2001.


Segment information follows the same accounting policies as described in the Summary of Significant Accounting Policies.  Segment information included in the accompanying Consolidated Balance Sheets as of

December 31 and included in the Consolidated Statements of Income for the years then ended is as follows:


                                            2001         2000         1999
                                                   (In thousands)
External operating revenues:
  Electric                            $  168,837   $  161,621   $  154,869
  Natural gas distribution               255,389      233,051      157,692
  Utility services                       364,746      169,382       99,917
  Pipeline and energy services           479,108      579,207      334,188
  Natural gas and oil production         148,653       99,014       63,238
  Construction materials and mining      801,883      617,564      455,939
Total external operating revenues     $2,218,616   $1,859,839   $1,265,843

Intersegment operating revenues:
  Electric                            $      ---   $      ---   $      ---
  Natural gas distribution                   ---          ---          ---
  Utility services                             4          ---          ---
  Pipeline and energy services            52,006       57,641       49,344
  Natural gas and oil production          61,178       39,302       15,156
  Construction materials and mining(a)     5,016       13,832       13,966
  Intersegment eliminations             (113,188)     (96,943)     (64,500)
Total intersegment
  operating revenues(a)               $    5,016   $   13,832   $   13,966

Depreciation, depletion and
 amortization:
  Electric                            $   19,488   $   19,115   $   18,375
  Natural gas distribution                 9,337        8,399        7,348
  Utility services                         8,395        4,912        2,591
  Pipeline and energy services            14,341       15,301        8,248
  Natural gas and oil production          41,690       27,008       19,248
  Construction materials and mining       46,666       36,153       26,008
Total depreciation, depletion
  and amortization                    $  139,917   $  110,888   $   81,818

Interest expense:
  Electric                            $    8,531   $   10,007   $    9,692
  Natural gas distribution                 3,727        4,142        3,614
  Utility services                         3,807        2,492          812
  Pipeline and energy services             9,136       10,029        7,281
  Natural gas and oil production           1,359        5,160        3,405
  Construction materials and mining       19,339       16,415       11,202
  Intersegment eliminations                  ---         (212)         ---
Total interest expense                $   45,899   $   48,033   $   36,006

Income taxes:
  Electric                            $   10,511   $   10,048   $    8,678
  Natural gas distribution                 1,067        3,544        1,443
  Utility services                         9,131        6,027        4,323
  Pipeline and energy services            11,633        9,214       13,356
  Natural gas and oil production          40,486       23,906       10,032
  Construction materials and mining       25,513       16,911       11,478
Total income taxes                    $   98,341   $   69,650   $   49,310

Earnings on common stock:
  Electric                            $   18,717   $   17,733   $   15,973
  Natural gas distribution                   677        4,741        3,192
  Utility services                        12,910        8,607        6,505
  Pipeline and energy services            16,406       10,494       20,972
  Natural gas and oil production          63,178       38,574       16,207
  Construction materials and mining       43,199       30,113       20,459
Total earnings on common stock        $  155,087   $  110,262   $   83,308

Capital expenditures:
  Electric                            $   14,373   $   15,788   $   18,218
  Natural gas distribution                14,685       21,336        9,246
  Utility services                        70,232       42,633       16,052
  Pipeline and energy services            51,054       69,006       35,123
  Natural gas and oil production         118,719      173,441       64,294
  Construction materials and mining      170,585      218,716      105,098
  Net proceeds from sale or
   disposition of property               (51,641)     (11,000)     (16,660)
Total net capital expenditures        $  388,007   $  529,920   $  231,371

Identifiable assets:
  Electric(b)                         $  291,229   $  305,099   $  307,417
  Natural gas distribution(b)            182,705      192,854      131,294
  Utility services                       239,069      123,451       67,755
  Pipeline and energy services           346,879      362,592      302,587
  Natural gas and oil production         476,105      410,207      255,416
  Construction materials and mining    1,035,929      874,299      655,499
  Corporate assets(c)                     51,155       44,457       46,335
Total identifiable assets             $2,623,071   $2,312,959   $1,766,303

Property, plant and equipment:
  Electric (b)                        $  597,080   $  589,700   $  581,090
  Natural gas distribution (b)           238,566      227,742      185,797
  Utility services                        59,190       39,865       21,876
  Pipeline and energy services           410,049      369,834      308,409
  Natural gas and oil production         630,826      513,419      343,157
  Construction materials and mining 820,984 755,563 601,952 Less accumulated depreciation,
   depletion and amortization            947,377      895,109      794,105
Net property, plant and equipment     $1,809,318   $1,601,014   $1,248,176

(a) In accordance with the provision of SFAS No. 71, intercompany coal sales are not eliminated.
(b) Includes, in the case of electric and natural gas distribution property, allocations of common utility property.
(c) Corporate assets consist of assets not directly assignable to a business segment (i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets).

Capital expenditures for 2001, 2000 and 1999, related to acquisitions,

in the preceding table include the following noncash transactions:

issuance of the company's equity securities of $57.4 million in 2001;

issuance of the company's equity securities and the conversion of a note receivable to purchase consideration of $132.1 million in 2000;

and issuance of the company's equity securities of $77.5 million in

1999.



NOTE 11

Acquisitions

In 2001, the company acquired a number of businesses, none of which was individually material, including construction materials and mining businesses in Hawaii, Minnesota and Oregon; utility services businesses based in Missouri and Oregon; and an energy services company specializing in cable and pipeline locating and tracking systems.  The total purchase consideration for these businesses, consisting of the company's common stock and cash, was $170.1 million.



In 2000, the company acquired a number of businesses, none of which was individually material, including construction materials and mining businesses with operations in Alaska, California, Montana and Oregon; a coalbed natural gas development operation based in Colorado with related oil and gas leases and properties in Montana and Wyoming;

utility services businesses based in California, Colorado, Montana and

Ohio; a natural gas distribution business serving southeastern North

Dakota and western Minnesota; and an energy services company based in

Texas.  The total purchase consideration for these businesses,

consisting of the company's common stock, cash and the conversion of a note receivable to purchase consideration, was $286.0 million.



On April 1, 2000, Fidelity Exploration & Production Company (Fidelity),

an indirect wholly owned subsidiary of the company, purchased substantially all of the assets of Preston Reynolds & Co., Inc.

(Preston), a coalbed natural gas development operation, as previously discussed.  Pursuant to the asset purchase and sale agreement, Preston may, but is not obligated to purchase, acquire and own an undivided 25 percent working interest (Seller's Option Interest) in certain oil and gas leases or properties acquired and/or generated by Fidelity.  The

Seller's Option Interest commences April 1, 2002 and terminates six months thereafter and requires Preston to pay Fidelity 25 percent of its capital investment, during the two year period subsequent to

April 1, 2000, in the oil and gas leases or properties.  Fidelity has the right, but not the obligation, to purchase Seller's Option Interest from Preston for an amount as specified in the agreement.



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



The above acquisitions were accounted for under the purchase method of accounting and accordingly, the acquired assets and liabilities assumed have been preliminarily recorded at their respective fair values as of the date of acquisition.  Final fair market values are pending the completion of the review of the relevant assets, liabilities and issues identified as of the acquisition date on certain of the above acquisitions made in 2001.  The results of operations of the acquired businesses are included in the financial statements since the date of each acquisition.  Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the company's financial position or results of operations.



NOTE 12

Employee Benefit Plans

The company has noncontributory defined benefit pension plans and other postretirement benefit plans.  Changes in benefit obligation and plan assets for the years ended December 31 are as follows:

                                                                Other
                                           Pension          Postretirement
                                           Benefits            Benefits
                                        2001      2000      2001      2000
                                                  (In thousands)
Change in benefit obligation:
  Benefit obligation at
    beginning of year               $200,880  $180,997   $69,467   $65,939
  Service cost                         4,716     4,561     1,376     1,307
  Interest cost                       14,498    14,174     4,691     4,946
  Plan participants' contributions       ---       ---       866       677
  Amendments                          (1,342)    7,111       ---       ---
  Actuarial (gain) loss                8,128     9,535    (2,109)      928
  Divestiture*                       (10,017)      ---    (2,871)      ---
  Benefits paid                      (12,817)  (15,498)   (4,401)   (4,330)
Benefit obligation at
  end of year                        204,046   200,880    67,019    69,467

Change in plan assets:
  Fair value of plan assets at
    beginning of year                261,864   276,459    47,046    47,147
  Actual return on plan assets       (13,828)      875    (2,235)   (1,078)
  Employer contribution                  337        28     3,899     4,630
  Plan participants' contributions       ---       ---       866       677
  Divestiture*                       (10,889)      ---       ---       ---
  Benefits paid                      (12,817)  (15,498)   (4,401)   (4,330)
Fair value of plan assets at end
  of year                            224,667   261,864    45,175    47,046

  Funded status                       20,621    60,984   (21,844)  (22,421)
  Unrecognized actuarial gain        (26,170)  (76,417)  (10,799)  (15,228)
  Unrecognized prior service cost     10,278    16,271       ---       ---
  Unrecognized net transition
    obligation (asset)                (2,195)   (3,387)   23,665    28,532
Prepaid (accrued) benefit cost      $  2,534   $(2,549)  $(8,978)  $(9,117)

* See Note 10 for more information on the sale of the company's coal operations.


Weighted average assumptions for the company's pension and other postretirement benefit plans as of December 31 are as follows:


                                                             Other
                                         Pension         Postretirement
                                         Benefits           Benefits
                                    2001      2000     2001      2000
Discount rate                       7.25%     7.50%    7.25%     7.50%
Expected return on plan assets      8.50%     8.50%    7.50%     7.50%
Rate of compensation increase       5.00%     5.00%    5.00%     5.00%


Health care rate assumptions for the company's other postretirement benefit plans as of December 31 are as follows:


                                                      2001         2000
Health care trend rate                          6.00%-7.00%  6.00%-7.50%
Health care cost trend rate - ultimate          5.00%-6.00%  5.00%-6.00%
Year in which ultimate trend rate achieved       1999-2004    1999-2004


Components of net periodic benefit cost for the company's pension and other postretirement benefit plans are as follows:


                                                            Other
                                 Pension                Postretirement
                                 Benefits                  Benefits
Years ended December 31,         2001     2000     1999    2001     2000    1999
                                             (In thousands)
Components of net periodic
 benefit cost:
  Service cost              $ 4,716  $ 4,561  $ 4,894  $ 1,376  $ 1,307  $1,451
  Interest cost              14,498   14,174   12,573    4,691    4,946   4,720
  Expected return on assets (20,672) (19,927) (17,489)  (3,619)  (3,267) (2,807)
  Amortization of prior
   service cost               1,247    1,047      842      ---      ---     ---
  Recognized net actuarial
   gain                      (2,687)  (2,907)    (995)    (930)    (799)   (200)
  Settlement (gain) loss       (884)    (700)     ---       15      ---     ---
  Amortization of net
   transition obligation
   (asset)                     (965)    (997)    (997)   2,227    2,378   2,377
Net periodic benefit cost
  (income)                   (4,747)  (4,749)  (1,172)   3,760    4,565   5,541
Less amount capitalized        (391)    (397)     (87)     329      369     463
Net periodic benefit
  expense (income)          $(4,356) $(4,352) $(1,085) $ 3,431  $ 4,196  $5,078


The company's other postretirement benefit plans include health care and life insurance benefits.  The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement.  The accounting for the health care plans anticipates future cost-sharing changes that are consistent with the company's expressed intent to generally increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.



Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans.  A one percentage point change in the assumed health care cost trend rates would have the following effects at December 31, 2001:


                                       1 Percentage      1 Percentage
                                      Point Increase    Point Decrease
                                             (In thousands)
Effect on total of service
  and interest cost components             $   260            $  (229)
Effect on postretirement benefit
  obligation                               $ 3,326            $(2,906)


In addition to company-sponsored plans, certain employees are covered under multi-employer defined benefit plans administered by a union.

Amounts contributed to the multi-employer plans were $19.9 million,

$10.6 million and $6.8 million in 2001, 2000 and 1999, respectively.



The company has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their

beneficiaries upon death for a 15-year period.  Investments consist of life insurance carried on plan participants, which is payable to the company upon the employee's death.  The cost of these benefits was

$4.3 million, $3.5 million and $3.3 million in 2001, 2000 and 1999,

respectively.



The company sponsors various defined contribution plans for eligible employees.  Costs incurred by the company under these plans were

$7.2 million in 2001, $6.1 million in 2000 and $4.4 million in 1999.

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

                                                     2001        2000
                                                     (In thousands)
Big Stone Station:
  Utility plant in service                       $ 50,053    $ 50,029
  Less accumulated depreciation                    32,956      31,381
                                                 $ 17,097    $ 18,648
Coyote Station:
  Utility plant in service                       $122,436    $122,111
  Less accumulated depreciation                    67,414      63,741
                                                 $ 55,022    $ 58,370


NOTE 14

Regulatory Matters and Revenues Subject To Refund

In December 1999, Williston Basin Interstate Pipeline Company

(Williston Basin), an indirect wholly owned subsidiary of the company,

filed a general natural gas rate change application with the FERC.

Williston Basin began collecting such rates effective June 1, 2000,

subject to refund.  On May 9, 2001, the Administrative Law Judge issued an Initial Decision on Williston Basin's natural gas rate change application, which matter is currently pending before and subject to revision by the FERC.



Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to the pending regulatory proceeding.  Williston Basin, in the fourth quarter of 2000, determined that reserves it had previously established for certain regulatory proceedings, prior to the proceeding filed in 1999, exceeded its expected refund obligation and, accordingly, reversed reserves and recognized in income $6.7 million after-tax.  Williston Basin, in the second quarter of 1999, determined that reserves it had previously established in relation to a 1992 general natural gas rate change application and the 1995 general rate increase application exceeded its expected refund obligation and, accordingly, reversed reserves and recognized in income $4.4 million after-tax.  Williston Basin believes that its remaining reserves are adequate based on its assessment of the ultimate outcome of the application filed in December 1999.



NOTE 15

Commitments and Contingencies

Litigation


In March 1997, 11 natural gas producers filed suit in North Dakota

Southwest Judicial District Court (North Dakota District Court) against

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

North Dakota Northwest Judicial District Court in December 1993.  The

North Dakota Supreme Court in December 1999 affirmed the North Dakota

Northwest Judicial District Court decision dismissing Apache's and

Snyder's claims against Williston Basin and the company.  Based in part upon the decision of the North Dakota Supreme Court affirming the dismissal of the claims brought by Apache and Snyder, Williston Basin and the company filed motions for summary judgment to dismiss the claims of the 11 natural gas producers.  The motions for summary judgment were granted by the North Dakota District Court in July 2000.

On March 5, 2001, the North Dakota District Court entered a final judgment on the July 2000 order granting the motions for summary judgment.  On May 4, 2001, the 11 natural gas producers appealed the

North Dakota District Court's decision by filing a Notice of Appeal with the North Dakota Supreme Court.  Oral argument was held before the

North Dakota Supreme Court on December 12, 2001.  Williston Basin and

the company are awaiting a decision from the North Dakota Supreme

Court.



In July 1996, Jack J. Grynberg (Grynberg) filed suit in United States

District Court for the District of Columbia (U.S. District Court)

against Williston Basin and over 70 other natural gas pipeline companies.  Grynberg, acting on behalf of the United States under the

Federal False Claims Act, alleged improper measurement of the heating content or volume of natural gas purchased by the defendants resulting in the underpayment of royalties to the United States.  In March 1997,

the U.S. District Court dismissed the suit without prejudice and the dismissal was affirmed by the United States Court of Appeals for the

D.C. Circuit in October 1998.  In June 1997, Grynberg filed a similar

Federal False Claims Act suit against Williston Basin and Montana-

Dakota Utilities Co. (Montana-Dakota) and filed over 70 other separate similar suits against natural gas transmission companies and producers,

gatherers, and processors of natural gas.  In April 1999, the United

States Department of Justice decided not to intervene in these cases.

In response to a motion filed by Grynberg, the Judicial Panel on

Multidistrict Litigation consolidated all of these cases in the Federal

District Court of Wyoming (Federal District Court).  Oral argument on motions to dismiss was held before the Federal District Court in

March 2000.  On May 18, 2001, the Federal District Court denied

Williston Basin's and Montana-Dakota's motion to dismiss.  The matter is currently pending.



The Quinque Operating Company (Quinque), on behalf of itself and subclasses of gas producers, royalty owners and state taxing authorities, instituted a legal proceeding in State District Court for

Stevens County, Kansas, (State District Court) against over 200 natural gas transmission companies and producers, gatherers, and processors of natural gas, including Williston Basin and Montana-Dakota.  The complaint, which was served on Williston Basin and Montana-Dakota in

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

Panel on Multidistrict Litigation transferred the suit to the Federal

District Court for inclusion in the pretrial proceedings of the

Grynberg suit.  Upon motion of plaintiffs, the case has been remanded to State District Court.  On September 12, 2001, the defendants in this suit filed a motion to dismiss with the State District Court.  The matter is currently pending.



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


Operating leases

The company leases certain equipment, facilities and land under operating lease agreements.  The amounts of annual minimum lease payments due under these leases as of December 31, 2001, are

$17.4 million in 2002, $14.3 million in 2003, $11.0 million in 2004,

$8.3 million in 2005, $6.3 million in 2006 and $25.1 million thereafter.  Rent expense related to operating leases was approximately

$31.5 million, $23.7 million and $15.4 million for the years ended

December 31, 2001, 2000 and 1999, respectively.



Purchase commitments

The company has entered into various commitments, largely purchased-

power, coal and natural gas supply, and natural gas transportation contracts.  These commitments range from one to 17 years.  The commitments under these contracts as of December 31, 2001, are

$108.8 million in 2002, $53.1 million in 2003, $46.9 million in 2004,

$39.2 million in 2005, $33.2 million in 2006 and $126.5 million thereafter.  These commitments are not reflected in the company's consolidated financial statements.



Guarantees

The company has certain financial guarantees largely consisting of guarantees on obligations and loans on the natural gas-fired power plant project in the Brazilian state of Ceara.  For more information on the natural gas-fired power plant project see Note 10.  These guarantees, as of December 31, 2001, are approximately $20.6 million for 2002.  These guarantees are not reflected in the consolidated financial statements.



NOTE 16

Quarterly Data (Unaudited)

The following unaudited information shows selected items by quarter for the years 2001 and 2000:


                                   First    Second     Third    Fourth
                                 Quarter   Quarter   Quarter   Quarter
                               (In thousands, except per share amounts)
2001
Operating revenues              $641,248  $546,418  $551,680  $484,286
Operating expenses               577,727   476,071   458,441   438,125
Operating income                  63,521    70,347    93,239    46,161
Net income                        32,687    43,417    50,746    28,999
Earnings per common share:
  Basic                              .50       .64       .75       .42
  Diluted                            .49       .63       .74       .42
Weighted average common shares
  outstanding:
  Basic                           65,405    67,264    67,650    68,729
  Diluted                         65,979    68,376    68,127    69,126


2000
Operating revenues              $371,989  $362,979  $530,834  $607,869
Operating expenses               342,559   321,900   454,811   537,414
Operating income                  29,430    41,079    76,023    70,455
Net income                        13,364    21,126    39,992    36,546
Earnings per common share:
  Basic                              .23       .35       .63       .57
  Diluted                            .23       .35       .63       .56
Weighted average common shares
  outstanding:
  Basic                           57,051    59,987    62,975    64,289
  Diluted                         57,188    60,212    63,345    64,817


Certain company operations are highly seasonal and revenues from and certain expenses for such operations may fluctuate significantly among quarterly periods.  Accordingly, quarterly financial information may not be indicative of results for a full year.



NOTE 17

Natural Gas and Oil Activities (Unaudited)

Fidelity is involved in the acquisition, exploration, development and production of natural gas and oil resources.  Fidelity's activities include the acquisition of producing properties with potential development opportunities, exploratory drilling and the operation and development of natural gas production properties.  Fidelity shares revenues and expenses from the development of specified properties located primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico in proportion to its interests.


Fidelity owns in fee or holds natural gas leases for the properties it operates in Colorado, Montana, North Dakota and Wyoming.  These rights are in the Bonny Field located in eastern Colorado, the Cedar Creek

Anticline in southeastern Montana and southwestern North Dakota, the

Bowdoin area located in north-central Montana and in the Powder River

Basin of Wyoming and Montana.



The information that follows includes the company's proportionate share of all its natural gas and oil interests held by Fidelity.



The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to natural gas and oil producing activities at December 31:


                                        2001        2000        1999
                                              (In thousands)
Subject to amortization             $506,155    $416,881    $319,448
Not subject to amortization          122,354      94,856      23,464
Total capitalized costs              628,509     511,737     342,912
Less accumulated depreciation,
  depletion and amortization         195,469     155,198     129,211
Net capitalized costs               $433,040    $356,539    $213,701


Capital expenditures, including those not subject to amortization,

related to natural gas and oil producing activities are as follows:



Years ended December 31,                2001        2000        1999
                                              (In thousands)
Acquisitions                        $  1,695    $ 68,858    $ 30,842
Exploration                           13,938      34,839      11,010
Development                          102,670      69,051      21,822
Total capital expenditures          $118,303    $172,748    $ 63,674


The following summary reflects income resulting from the company's operations of natural gas and oil producing activities, excluding corporate overhead and financing costs:


Years ended December 31,                2001        2000        1999
                                              (In thousands)
Revenues                            $203,727    $128,217    $ 75,327
Production costs                      47,045      33,919      25,402
Depreciation, depletion and
  amortization                        41,223      26,739      19,136
Pretax income                        115,459      67,559      30,789
Income tax expense                    45,245      25,835      11,815
Results of operations for
  producing activities              $ 70,214    $ 41,724    $ 18,974


The following table summarizes the company's estimated quantities of proved natural gas and oil reserves at December 31, 2001, 2000 and

1999, and reconciles the changes between these dates.  Estimates of economically recoverable natural gas and oil reserves and future net revenues therefrom are based upon a number of variable factors and assumptions.  For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               2001             2000            1999
                         Natural         Natural          Natural
                             Gas     Oil     Gas      Oil     Gas     Oil
                               (In thousands of Mcf/barrels)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year              309,800  15,100 268,900   14,700 243,600  11,500
  Production             (40,600) (2,000)(29,200)  (1,900)(24,700) (1,800)
  Extensions and
    discoveries           66,400   2,000  51,300    1,600  21,800     800
  Purchases of proved
    reserves               1,000     100  23,200      100  38,200     700
  Sales of reserves
    in place                 ---     ---     ---     (100) (9,300)   (400)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions  (12,500)  2,300  (4,400)     700    (700)  3,900
Balance at end
  of year                324,100  17,500 309,800   15,100 268,900  14,700


Proved developed reserves:
  January 1, 1999       193,000   10,700
  December 31, 1999     213,400   13,300
  December 31, 2000     263,400   14,200
  December 31, 2001     291,300   17,100


All of the company's interests in natural gas and oil reserves are located in the United States and in the Gulf of Mexico.


The standardized measure of the company's estimated discounted future net cash flows of total proved reserves associated with its various natural gas and oil interests at December 31 is as follows:


                                         2001        2000        1999
                                              (In thousands)
Future net cash flows before
  income taxes                       $548,000  $2,349,500    $492,000
Future income tax expense             112,000     827,000     131,500
Future net cash flows                 436,000   1,522,500     360,500
10% annual discount for estimated
  timing of cash flows                174,000     601,200     131,400
Discounted future net cash flows
  relating to proved natural gas
  and oil reserves                   $262,000  $  921,300    $229,100


The following are the sources of change in the standardized measure of discounted future net cash flows by year:


                                         2001        2000         1999
                                             (In thousands)
Beginning of year                 $   921,300    $229,100     $125,100
Net revenues from production         (153,500)    (94,300)     (49,900)
Change in net realization          (1,119,700)    861,700      123,100
Extensions, discoveries and
  improved recovery, net of
  future production-related costs      64,200     288,700       33,500
Purchases of proved reserves            2,600      93,200       57,700
Sales of reserves in place                ---      (1,500)     (14,700)
Changes in estimated future
  development costs, net of those
  incurred during the year             (3,300)      3,400       (9,800)
Accretion of discount                 126,900      31,200       16,700
Net change in income taxes            436,500    (412,300)     (59,800)
Revisions of previous quantity
  estimates                           (11,700)    (79,200)       7,400
Other                                  (1,300)      1,300         (200)
Net change                           (659,300)    692,200      104,000
End of year                       $   262,000    $921,300     $229,100


The estimated discounted future cash inflows from estimated future production of proved reserves were computed using year-end natural gas prices and oil prices.  Future development and production costs attributable to proved reserves were computed by applying year-end costs to be incurred in producing and further developing the proved reserves.  Future income tax expenses were computed by applying statutory tax rates (adjusted for permanent differences and tax credits) to estimated net future pretax cash flows.


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



NOTE 18

Subsequent Event

In January 2002, Fidelity Oil Co. (FOC), one of the company's natural gas and oil production subsidiaries, entered into a compromise agreement with the former operator of certain of FOC's oil production properties in southeastern Montana.  The compromise agreement resolved litigation involving the interpretation and application of contractual provisions regarding net proceeds interests paid by the former operator to FOC for a number of years prior to 1998.  The terms of the compromise agreement are confidential.  As a result of the compromise agreement, the natural gas and oil production segment will reflect a nonrecurring gain in its financial results for the first quarter of

2002 of approximately $16.6 million after-tax.  As part of the settlement, FOC gave the former operator a full and complete release,

and FOC is not asserting any such claim against the former operator for periods after 1997.



Report of Independent Public Accountants


To MDU Resources Group, Inc.:
We have audited the accompanying consolidated balance sheets of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDU Resources Group, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, the company changed its method of accounting for derivative instruments due to the adoption of a new accounting pronouncement.



                                         /s/ ARTHUR ANDERSEN LLP
                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 23, 2002


                                                             OPERATING STATISTICS
                                                           MDU RESOURCES GROUP, INC.
                                                2001         2000         1999         1998*        1997         1996         1991
Selected Financial Data
Operating revenues (000's):
 Electric                                 $  168,837   $  161,621   $  154,869   $  147,221   $  141,590   $  138,761   $  128,708
 Natural gas distribution                    255,389      233,051      157,692      154,147      157,005      155,012      138,634
 Utility services                            364,750      169,382       99,917       64,232       22,761          ---          ---
 Pipeline and energy services                531,114      636,848      383,532      180,732       87,018       71,580      108,397
 Natural gas and oil production              209,831      138,316       78,394       61,842       77,916       75,350       41,583
 Construction materials and mining           806,899      631,396      469,905      346,451      174,147      132,222       41,201
 Intersegment eliminations                  (113,188)     (96,943)     (64,500)     (57,998)     (52,763)     (58,224)     (80,810)
                                          $2,223,632   $1,873,671   $1,279,809   $  896,627   $  607,674   $  514,701   $  377,713
Operating income (000's):
 Electric                                 $   38,731   $   38,743   $   35,727   $   32,167   $   31,307   $   29,476   $   34,647
 Natural gas distribution                      3,576        9,530        6,688        8,028       10,410       11,504        8,518
 Utility services                             25,199       16,606       11,518        5,932        1,782          ---          ---
 Pipeline and energy services                 30,368       28,782       40,627       33,651       25,822       27,697       15,516
 Natural gas and oil production              103,943       66,510       26,845      (50,444)      27,638       26,786       16,940
 Construction materials and mining            71,451       56,816       38,346       41,609       14,602       16,062        9,682
                                          $  273,268   $  216,987   $  159,751   $   70,943   $  111,561   $  111,525   $   85,303
Earnings on common stock (000's):
 Electric                                 $   18,717   $   17,733   $   15,973   $   13,908   $   12,441   $   11,436   $   15,292
 Natural gas distribution                        677        4,741        3,192        3,501        4,514        4,892        3,645
 Utility services                             12,910        8,607        6,505        3,272          947          ---          ---
 Pipeline and energy services                 16,406       10,494       20,972       18,651        9,955        1,649       (1,950)
 Natural gas and oil production               63,178       38,574       16,207      (30,501)      15,867       15,185       10,409
 Construction materials and mining            43,199       30,113       20,459       24,499       10,111       11,521        9,809
                                          $  155,087   $  110,262   $   83,308   $   33,330   $   53,835   $   44,683   $   37,205
Earnings per common share -- diluted      $     2.29   $     1.80   $     1.52   $      .66   $     1.24   $     1.04   $      .87

Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)               67,869       61,390       54,870       50,837       43,478       42,824       42,715
Dividends per common share                $      .90   $      .86   $      .82   $    .7834   $    .7534   $    .7333   $    .6378
Book value per common share               $    15.90   $    13.55   $    11.74   $    10.39   $     8.84   $     8.21   $     6.95
Market price per common share (year-end)  $    28.15   $    32.50   $    20.00   $    26.31   $    21.08   $    15.33   $    10.95
Market price ratios:
 Dividend payout                                 39%          48%          54%         119%          61%          70%          73%
 Yield                                          3.3%         2.7%         4.2%         3.0%         3.6%         4.8%         5.8%
 Price/earnings ratio                          12.3x        18.1x        13.2x        39.9x        17.0x        14.6x        12.6x
 Market value as a percent of book value      177.0%       239.9%       170.4%       253.2%       238.5%       186.8%       157.7%

Profitability Indicators
Return on average common equity                15.3%        14.3%        13.9%         6.5%        14.6%        13.0%        12.7%
Return on average invested capital             10.1%         9.5%         9.6%         5.5%        10.3%         9.5%         9.6%
Interest coverage                               8.5x         8.3x         7.1x         6.1x         6.0x         5.4x         3.8x**
Fixed charges coverage, including
 preferred dividends                            5.3x         4.1x         4.3x         2.5x         3.4x         2.7x         2.4x

General
Total assets (000's)                      $2,623,071   $2,312,959   $1,766,303   $1,452,775   $1,113,892   $1,089,173   $  964,691
Net long-term debt (000's)                $  783,709   $  728,166   $  563,545   $  413,264   $  298,561   $  280,666   $  220,623
Redeemable preferred stock (000's)        $    1,400   $    1,500   $    1,600   $    1,700   $    1,800   $    1,900   $    2,400
Capitalization ratios:
 Common equity                                   58%          54%          54%          56%          55%          54%          56%
 Preferred stocks                                 1            1            1            2            2            3            3
 Long-term debt                                  41           45           45           42           43           43           41
                                                100%         100%         100%         100%         100%         100%         100%

*  Reflects $39.9 million or 78 cents per common share in noncash after-tax write-downs of natural gas and oil properties.
** Calculation reflects the provisions of the company's restatement of its indenture of mortgage effective April 1992.

NOTE: Common stock share amounts reflect the company's three-for-two common stock splits effected in October 1995 and July 1998.



                                                  2001         2000         1999         1998         1997         1996         1991
Electric
Sales to ultimate consumers (thousand kWh)   2,177,886    2,161,280    2,075,446    2,053,862    2,041,191    2,067,926    1,877,634
Sales for resale (thousand kWh)                898,178      930,318      943,520      586,540      361,954      374,535      331,314
Electric system generating and firm purchase
 capability -- kW (Interconnected system)      500,820      500,420      492,800      489,100      487,500      481,800      454,400
Demand peak -- kW (Interconnected system)      453,000      432,300      420,550      402,500      404,600      393,300      387,100
Electricity produced (thousand kWh)          2,469,573    2,331,188    2,350,769    2,103,199    1,826,770    1,829,669    1,736,187
Electricity purchased (thousand kWh)           792,641      948,700      860,508      730,949      769,679      809,261      611,884
Average cost of fuel and purchased
  power per kWh                                  $.018        $.016        $.016        $.017        $.018        $.017        $.016

Natural Gas Distribution
Sales (Mdk)                                     36,479       36,595       30,931       32,024       34,320       38,283       30,074
Transportation (Mdk)                            14,338       14,314       11,551       10,324       10,067        9,423       12,261
Weighted average degree days --
 % of previous year's actual                       95%         113%          95%          94%          85%         114%         101%

Pipeline and Energy Services
Pipeline:
 Sales for resale (Mdk)                            ---          ---          ---          ---          ---          ---       19,572
 Transportation (Mdk)                           97,199       86,787       78,061       88,974       85,464       82,169       53,930
 Gathering (Mdk)                                61,136       41,717       19,799        9,093        9,550        8,983        6,116
Energy services:
 Natural gas volumes (Mdk)                      82,682      149,823      131,687       58,495       14,971        4,670          991

Natural Gas and Oil Production
Production:
 Natural gas (MMcf)                             40,591       29,222       24,652       20,699       20,407       20,391        6,557
 Oil (000's of barrels)                          2,042        1,882        1,758        1,912        2,088        2,149        1,491
Average realized prices:
 Natural gas (per Mcf)                          $ 3.78       $ 2.90       $ 1.94       $ 1.81       $ 2.02       $ 1.79       $ 1.74
 Oil (per barrel)                               $24.59       $23.06       $15.34       $12.71       $17.50       $17.91       $19.90
Net recoverable reserves:
 Natural gas (MMcf)                            324,100      309,800      268,900      243,600      184,900      200,200       27,500
 Oil (000's of barrels)                         17,500       15,100       14,700       11,500       14,900       16,100       11,600

Construction Materials and Mining
Construction materials (000's):
 Aggregates (tons sold)                         27,565       18,315       13,981       11,054        5,113        3,374          ---
 Asphalt (tons sold)                             6,228        3,310        2,993        1,790          758          694          ---
 Ready-mixed concrete (cubic yards sold)         2,542        1,696        1,186        1,021          516          340          ---
 Recoverable aggregate reserves (tons)       1,065,330      894,500      740,030      654,670      169,375      119,800          ---
Coal (000's):
 Sales (tons)                                    1,171*       3,111        3,236        3,113        2,375        2,899        4,731
 Recoverable reserves (tons)                    56,012*     145,643      182,761      190,152      226,560      228,900      256,700

* Coal operations were sold effective April 30, 2001.



Change in Accountants

On February 14, 2002, upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors of the company approved the dismissal of Arthur Andersen LLP (Arthur Andersen) as the company's independent auditors following the 2001 audit. The company has not selected independent auditors for the 2002 fiscal year, but is currently in the process of reviewing new auditor candidates and expects to make a selection in the near future.

In connection with the audits for the two most recent fiscal years and through February 20, 2002, there have been no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on the financial statements of the company for such time periods. Also, during those time periods, there have been no "reportable events," as such term is used in Item 304 (a)(1)(v) of Regulation S-K.

Arthur Andersen's reports on the financial statements of the company for the last two years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We have provided Arthur Andersen a copy of the company's Form 8-K prior to its filing with the Securities and Exchange Commission (Commission). Arthur Andersen has provided us with a letter, addressed to the Commission, which is filed as an Exhibit to the company's Form 8-K, as filed with the Commission on February 20, 2002.


To MDU Resources Group, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the financial statements included in MDU Resources Group, Inc.'s annual report to stockholders incorporated by reference in this Form 10-K, and have issued our report thereon dated January 23, 2002. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                     /s/ ARTHUR ANDERSEN LLP
                                     ARTHUR ANDERSEN LLP


  Minneapolis, Minnesota,
     January 23, 2002



                           MDU RESOURCES GROUP, INC.
         SCHEDULE II - CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                        Additions
                     Balance at  Charged to                              Balance
                     beginning   costs and                               at end
Description           of year     expenses   Other(a)(b)  Deductions(c)  of year
-----------          ----------  ----------  -----------  -------------  -------
                                       (In thousands)
Allowance for
 doubtful accounts:
    2001               $4,063      $3,896      $2,003        $4,189       $5,773
    2000               $2,111      $4,252      $1,085        $3,385       $4,063
    1999               $1,685      $1,359      $  395        $1,328       $2,111


(a) Allowance for doubtful accounts for companies acquired
(b) Recoveries
(c) Uncollectible accounts written off