Form 10-K, Exhibit 13
period 2002-12-31
MDU RESOURCES GROUP INC
filed 2003-02-28
CIK 67716

MDU RESOURCES GROUP, INC.


Report of Management
The management of MDU Resources Group, Inc. is responsible for the preparation, integrity and objectivity of the financial information contained in the consolidated financial statements and elsewhere in this Annual Report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America as applied to the company's regulated and nonregulated businesses and necessarily include some amounts that are based on informed judgments and estimates of management.

To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls designed to provide assurance, on a cost-effective basis, that transactions are carried out in accordance with management's authorizations and that assets are safeguarded against loss from unauthorized use or disposition. The system includes an organizational structure which provides an appropriate segregation of responsibilities, effective selection and training of personnel, written policies and procedures and periodic reviews by the Internal Auditing Department. In addition, the company has a policy which requires certain employees to acknowledge their responsibility for ethical conduct. Management believes that these measures provide for a system that is effective and reasonably assures that all transactions are properly recorded for the preparation of financial statements. Management modifies and improves its system of internal accounting controls in response to changes in business conditions. The company's Internal Auditing Department is charged with the responsibility for determining compliance with company procedures.

The Board of Directors, through its Audit Committee which is comprised entirely of outside directors, oversees management's responsibilities for financial reporting. The Audit Committee meets regularly with management, the internal auditors and Deloitte & Touche LLP, independent auditors, to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The internal auditors and Deloitte & Touche LLP have full and free access to the Audit Committee, without management present, to discuss auditing, internal accounting control and financial reporting matters.

Deloitte & Touche LLP is engaged to express an opinion on the financial statements. Their audit is conducted in accordance with auditing standards generally accepted in the United States of America and includes examining, on a test basis, supporting evidence, assessing the company's accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation to the extent necessary to allow them to report on the fairness, in all material respects, of the financial condition and operating results of the company.



/s/ MARTIN A. WHITE                      /s/ WARREN L. ROBINSON
Martin A. White                          Warren L. Robinson
Chairman of the Board                    Executive Vice President
President and                            Treasurer and
Chief Executive Officer                  Chief Financial Officer


                       MDU RESOURCES GROUP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31,               2002         2001        2000
                            (In thousands, except per share amounts)

Operating revenues               $2,031,537   $2,223,632  $1,873,671

Operating expenses:
  Fuel and purchased power           56,010       57,393      54,114
  Purchased natural gas sold         92,528      529,356     634,277
  Operation and maintenance       1,393,028    1,168,271     812,600
  Depreciation, depletion and
    amortization                    157,961      139,917     110,888
  Taxes, other than income           65,893       55,427      44,805
                                  1,765,420    1,950,364   1,656,684

Operating income                    266,117      273,268     216,987

Other income -- net                  13,572       26,821      11,724

Interest expense                     45,015       45,899      48,033

Income before income taxes          234,674      254,190     180,678

Income taxes                         86,230       98,341      69,650

Net income                          148,444      155,849     111,028

Dividends on preferred stocks           756          762         766
Earnings on common stock         $  147,688   $  155,087  $  110,262
Earnings per common share --
  basic                          $     2.09   $     2.31  $     1.80
Earnings per common share --
  diluted                        $     2.07   $     2.29  $     1.80
Dividends per common share       $      .94   $      .90  $      .86
Weighted average common shares
  outstanding -- basic               70,743       67,272      61,090
Weighted average common shares
  outstanding -- diluted             71,242       67,869      61,390

The accompanying notes are an integral part of these consolidated statements.


                       MDU RESOURCES GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS

December 31,                                         2002       2001
                 (In thousands, except shares and per share amounts)

ASSETS
Current assets:
  Cash and cash equivalents                    $   67,556 $   41,811
  Receivables, net                                325,395    285,081
  Inventories                                      93,123     95,341
  Deferred income taxes                             8,877     18,973
  Prepayments and other current assets             42,597     40,286
                                                  537,548    481,492
Investments                                        42,864     38,198

Property, plant and equipment                   3,003,996  2,647,121
  Less accumulated depreciation,
    depletion and amortization                  1,079,110    942,723
                                                1,924,886  1,704,398
Deferred charges and other assets:
  Goodwill (Note 3)                               190,999    173,997
  Other intangible assets, net (Note 3)           176,164    163,978
  Other                                            64,788     61,008
                                                  431,951    398,983
                                               $2,937,249 $2,623,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings (Note 7)               $   20,000 $      ---
  Long-term debt and preferred
    stock due within one year                      22,183     11,185
  Accounts payable                                132,120    110,649
  Taxes payable                                    13,108     11,826
  Dividends payable                                17,959     16,108
  Other accrued liabilities                        94,275     95,559
                                                  299,645    245,327
Long-term debt (Note 8)                           819,558    783,709

Deferred credits and other liabilities:
  Deferred income taxes                           374,097    342,412
  Other liabilities                               144,004    125,552
                                                  518,101    467,964
Preferred stock subject to mandatory
  redemption (Note 9)                               1,200      1,300

Commitments and contingencies (Notes 14, 16 and 17)
Stockholders' equity:
 Preferred stocks (Note 9)                         15,000     15,000

 Common stockholders' equity:
    Common stock (Note 10)
      Authorized -- 250,000,000 shares,
                    $1.00 par value in 2002,
                    150,000,000 shares,
                    $1.00 par value in 2001
      Issued -- 74,282,038 shares in 2002 and
                     70,016,851 shares in 2001     74,282     70,017
    Other paid-in capital                         748,095    646,521
    Retained earnings                             474,798    394,641
    Accumulated other comprehensive
      income (loss)                                (9,804)     2,218
    Treasury stock at cost - 239,521 shares        (3,626)    (3,626)
      Total common stockholders' equity         1,283,745  1,109,771
   Total stockholders' equity                   1,298,745  1,124,771

                                               $2,937,249 $2,623,071

The accompanying notes are an integral part of these consolidated statements.

                         MDU RESOURCES GROUP, INC.
          CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
Years ended December 31, 2002, 2001 and 2000
                                                                 Accumu-
                                                                   lated
                                                                   Other
                                                                 Compre-
                                                 Other           hensive
                              Common Stock     Paid-in  Retained  Income     Treasury Stock
                            Shares    Amount   Capital  Earnings  (Loss)    Shares    Amount       Total
                                                   (In thousands, except shares)
Balance at
December 31, 1999       57,277,915  $ 57,278  $372,312  $243,569 $   ---  (239,521)  $(3,626) $  669,533
 Net income                    ---       ---       ---   111,028     ---       ---       ---     111,028
 Dividends on
  preferred stocks             ---       ---       ---      (766)    ---       ---       ---        (766)
 Dividends on
  common stock                 ---       ---       ---   (53,184)    ---       ---       ---     (53,184)
 Issuance of
  common stock, net      7,989,652     7,990   146,459       ---     ---       ---       ---     154,449

Balance at
 December 31, 2000      65,267,567    65,268   518,771   300,647     ---  (239,521)   (3,626)    881,060
 Comprehensive income:
  Net income                   ---       ---       ---   155,849     ---       ---       ---     155,849
  Other comprehensive
   income, net of tax -
   Net unrealized gain on
    derivative instruments
    qualifying as hedges       ---       ---       ---       ---   2,218       ---       ---       2,218
 Total comprehensive
  income                       ---       ---       ---       ---     ---       ---       ---     158,067
 Dividends on
  preferred stocks             ---       ---       ---      (762)    ---       ---       ---        (762)
 Dividends on
  common stock                 ---       ---       ---   (61,093)    ---       ---       ---     (61,093)
 Issuance of
  common stock, net      4,749,284     4,749   127,750       ---     ---       ---       ---     132,499

Balance at
 December 31, 2001      70,016,851    70,017   646,521   394,641   2,218  (239,521)   (3,626)  1,109,771
 Comprehensive income:
  Net income                   ---       ---       ---   148,444     ---       ---       ---     148,444
  Other comprehensive
   loss, net of tax -
   Net unrealized loss on
    derivative instruments
    qualifying as hedges       ---       ---       ---       ---  (6,759)      ---       ---      (6,759)
   Minimum pension liability
    adjustment                 ---       ---       ---       ---  (4,464)      ---       ---      (4,464)
   Foreign currency
    translation adjustment     ---       ---       ---       ---    (799)      ---       ---        (799)
 Total comprehensive
  income                       ---       ---       ---       ---     ---       ---       ---     136,422
 Dividends on
  preferred stocks             ---       ---       ---      (756)    ---       ---       ---        (756)
 Dividends on
  common stock                 ---       ---       ---   (67,531)    ---       ---       ---     (67,531)
 Issuance of
  common stock, net      4,265,187     4,265   101,574       ---     ---       ---       ---     105,839
Balance at
 December 31, 2002      74,282,038 $  74,282  $748,095  $474,798 $(9,804) (239,521)  $(3,626) $1,283,745

The accompanying notes are an integral part of these consolidated statements.

                         MDU RESOURCES GROUP, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,                 2002        2001       2000
                                                  (In thousands)

Operating activities:
  Net income                         $148,444    $155,849   $111,028
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation, depletion and
      amortization                    157,961     139,917    110,888
    Deferred income taxes and
      investment tax credit            30,759      21,014     36,530
    Changes in current assets and
      liabilities, net of acquisitions:
      Receivables                     (19,739)    127,267   (117,449)
      Inventories                       6,537     (26,540)     9,578
      Other current assets             (5,562)     (2,792)    (3,514)
      Accounts payable                 11,600     (90,576)    61,021
      Other current liabilities        (9,499)     34,331     (3,821)
    Other noncurrent changes            5,830      (9,916)     2,701
  Net cash provided by operating
    activities                        326,331     348,554    206,962

Investing activities:
  Capital expenditures               (276,776)   (269,542)  (254,940)
  Acquisitions, net of cash acquired (92,657) (112,743) (153,886) Net proceeds from sale or
    disposition of property            16,217      51,641     11,000
  Investments                          (4,666)      2,760      2,102
  Additions to notes receivable           ---     (23,813)    (5,000)
  Proceeds from notes receivable        4,000       4,000      4,000
  Net cash used in investing
    activities                       (353,882)   (347,697)  (396,724)

Financing activities:
  Net change in short-term borrowings  20,000      (8,000)    (7,242)
  Issuance of long-term debt          129,072     122,283    192,162
  Repayment of long-term debt         (82,523)   (115,062)   (29,349)
  Retirement of preferred stock          (100)       (100)      (100)
  Proceeds from issuance of
    common stock, net                  55,134      67,176     47,249
  Dividends paid                      (68,287)    (61,855)   (53,950)
  Net cash provided by
    financing activities               53,296       4,442    148,770

Increase (decrease) in cash
  and cash equivalents                 25,745       5,299    (40,992)
Cash and cash equivalents --
  beginning of year                    41,811      36,512     77,504
Cash and cash equivalents --
  end of year                        $ 67,556    $ 41,811   $ 36,512


The accompanying notes are an integral part of these consolidated statements.


                         MDU RESOURCES GROUP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1
Summary of Significant Accounting Policies
Basis of presentation
The consolidated financial statements of MDU Resources Group, Inc. and its subsidiaries (Company) include the accounts of the following segments: electric, natural gas distribution, utility services, pipeline and energy services, natural gas and oil production, construction materials and mining and independent power production.
The electric and natural gas distribution segments and a portion of the pipeline and energy services segment are regulated. The Company's nonregulated operations include the utility services, natural gas and oil production, construction materials and mining, and independent power production segments, and a portion of the pipeline and energy services segment. For further descriptions of the Company's business segments, see Note 12. The statements also include the ownership interests in the assets, liabilities and expenses of two jointly owned electric generation stations.

The Company uses the equity method of accounting for its 49 percent interest in MPX Holdings, Ltda. (MPX), which was formed to develop electric generation and transmission, steam generation, power equipment and coal mining projects in Brazil. For more information on the Company's equity investment, see Note 2.

The Company's regulated businesses are subject to various state and federal agency regulation. The accounting policies followed by these businesses are generally subject to the Uniform System of Accounts of the Federal Energy Regulatory Commission (FERC). These accounting policies differ in some respects from those used by the Company's nonregulated businesses.

The Company's regulated businesses account for certain income and expense items under the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Regulation"
(SFAS No. 71). SFAS No. 71 requires these businesses to defer as regulatory assets or liabilities certain items that would have otherwise been reflected as expense or income, respectively, based on the expected regulatory treatment in future rates. The expected recovery or flowback of these deferred items generally is based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are being amortized consistently with the regulatory treatment established by the FERC and the applicable state public service commissions. See Note 4 for more information regarding the nature and amounts of these regulatory deferrals.

Prior to the sale of the Company's coal operations as discussed in
Note 12, intercompany coal sales, which were made at prices approximately the same as those charged to others, and the related utility fuel purchases were not eliminated in accordance with the provisions of SFAS No. 71. All other significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Allowance for doubtful accounts
The Company's allowance for doubtful accounts as of December 31, 2002 and 2001, was $8.2 million and $5.8 million, respectively.

Natural gas in underground storage
Natural gas in underground storage for the Company's regulated operations is carried at cost using the last-in, first-out method. The portion of the cost of natural gas in underground storage expected to be used within one year was included in inventories and amounted to $18.2 million and $28.6 million at December 31, 2002 and 2001, respectively. The remainder of natural gas in underground storage was included in property, plant and equipment and was $42.2 million and $43.1 million at December 31, 2002 and 2001, respectively.

Inventories
Inventories, other than natural gas in underground storage for the Company's regulated operations, consisted primarily of materials and supplies of $23.0 million and $22.5 million, aggregates held for resale of $39.6 million and $31.1 million and other inventories of $12.3 million and $13.1 million as of December 31, 2002 and 2001, respectively. These inventories were stated at the lower of average cost or market.

Property, plant and equipment
Additions to property, plant and equipment are recorded at cost when first placed in service. When regulated assets are retired, or otherwise disposed of in the ordinary course of business, the original cost and cost of removal, less salvage, is charged to accumulated depreciation. With respect to the retirement or disposal of all other assets, except for natural gas and oil production properties as described below, the resulting gains or losses are recognized as a component of income. The Company is permitted to capitalize an allowance for funds used during construction (AFUDC) on regulated construction projects and to include such amounts in rate base when the related facilities are placed in service. In addition, the Company capitalizes interest, when applicable, on certain construction projects associated with its other operations. The amount of AFUDC and interest capitalized was $7.6 million, $6.6 million and $5.2 million in 2002, 2001 and 2000, respectively. Generally, property, plant and equipment are depreciated on a straight-line basis over the average useful lives of the assets, except for depletable reserves, which are depleted based on the units of production method based on recoverable deposits, and natural gas and oil production properties as described below.

Property, plant and equipment at December 31, 2002 and 2001, was as follows:
                                                              Estimated
                                                             Depreciable
                                                                Life
                                            2002        2001   in Years
                                        (Dollars in thousands)
Regulated:
  Electric:
    Electric generation, distribution
    and transmission plant            $  619,230  $  597,080     4-50
  Natural gas distribution:
    Natural gas distribution plant(a)    246,844     238,566     4-40
  Pipeline and energy services:
    Natural gas transmission,
     gathering and storage
     facilities (b)                      303,245     294,237     3-70
Nonregulated:
  Utility services:
    Land                                   2,601       2,330      ---
    Buildings and improvements             8,768       4,586    10-40
    Machinery, vehicles and equipment     54,833      46,090     2-10
    Other                                  4,458       6,184     3-10
  Pipeline and energy services:
    Natural gas gathering
     and other facilities                108,179     108,482     3-30
    Energy services                        1,270       7,330     3-15
  Natural gas and oil production:
    Natural gas and oil properties       748,844     628,509      (c)
    Other                                  6,944       2,317      5-7
  Construction materials and mining:
    Land                                  85,376      80,526      ---
    Buildings and improvements            43,144      43,069     3-39
    Machinery, vehicles and equipment    493,349     412,856     3-20
    Construction in progress              10,151      10,631      ---
    Depletable reserves                  172,235     164,328      (d)
  Independent power production:
    Electric generation                   58,000         ---    20-30
    Other                                 36,525         ---     3-20
Less accumulated depreciation,
  depletion and amortization           1,079,110     942,723
Net property, plant and equipment     $1,924,886  $1,704,398

 (a) Includes natural gas in underground storage of $1.9 million and $2.8 million at December 31, 2002 and 2001, respectively, which is not subject to depreciation.
 (b) Includes natural gas in underground storage of $40.3 million at December 31, 2002 and 2001, which is not subject to depreciation.
 (c) Amortized on the units of production method based on total proved reserves.
 (d) Depleted based on the units of production method based on recoverable deposits.

Impairment of long-lived assets
The Company reviews the carrying values of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value. In 2000, the Company experienced significant changes in market conditions at one of its energy marketing operations, which negatively affected the fair value of the assets at that operation. Due to the significance of the decline, the Company recorded an impairment charge of $3.9 million after tax in 2000. The amount related to this impairment is included in depreciation, depletion and amortization. Excluding this impairment, no other long-lived assets have been impaired and, accordingly, no other impairment losses have been recorded in 2002, 2001 and 2000. Unforeseen events and changes in circumstances could require the recognition of other impairment losses at some future date.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" (SFAS No. 142) and ceased amortization of its goodwill. Goodwill is required to be tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. In accordance with SFAS No. 142, the Company performed its transitional goodwill impairment testing as of January 1, 2002, and performed its annual goodwill impairment testing as of October 31, 2002, and determined that no impairments existed at those dates. For more information on goodwill and the adoption of SFAS
No. 142, see Note 3 and new accounting standards in Note 1 as discussed below.

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

At December 31, 2002 and 2001, the Company's full-cost ceiling exceeded the Company's capitalized cost. However, sustained downward movements in natural gas and oil prices subsequent to December 31, 2002, could result in a future write-down of the Company's natural gas and oil properties.

Revenue recognition
Revenue is recognized when the earnings process is complete, as evidenced by an agreement between the customer and the Company, when delivery has occurred or services have been rendered, when the fee is fixed or determinable and when collection is probable. The Company recognizes utility revenue each month based on the services provided to all utility customers during the month. The Company recognizes construction contract revenue at its construction businesses using the percentage-of-completion method as discussed below. The Company recognizes revenue from natural gas and oil production activities only on that portion of production sold and allocable to the Company's ownership interest in the related well. The Company recognizes all other revenues when services are rendered or goods are delivered.

Percentage-of-completion method
The Company recognizes construction contract revenue from fixed price and modified fixed price construction contracts at its construction businesses using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of billings on uncompleted contracts of $19.4 million and $29.7 million for the years ended December 31, 2002 and 2001, respectively, represents revenues recognized in excess of amounts billed and was included in receivables, net. Billings in excess of costs on uncompleted contracts of $24.5 million and $17.3 million for the years ended December 31, 2002 and 2001, respectively, represents billings in excess of revenues recognized and was included in accounts payable. Also included in receivables, net were amounts representing balances billed but not paid by customers under retainage provisions in contracts that amounted to $25.6 million and $20.5 million as of December 31, 2002 and 2001, respectively.

Derivative instruments
The Company's policy allows the use of derivative instruments as part of an overall energy price, foreign currency and interest rate risk management program to efficiently manage and minimize commodity price, foreign currency and interest rate risk. The Company's policy prohibits the use of derivative instruments for speculating to take advantage of market trends and conditions, and the Company has procedures in place to monitor compliance with its policies. The Company is exposed to credit-related losses in relation to derivative instruments in the event of nonperformance by counterparties. The Company's policy requires settlement of natural gas and oil price derivative instruments monthly and all interest rate derivative transactions must be settled over a period that will not exceed 90 days, and any foreign currency derivative transaction settlement periods may not exceed a 12-month period. The Company has policies and procedures that management believes minimize credit-risk exposure. These policies and procedures include an evaluation of potential counterparties' credit ratings and credit exposure limitations. Accordingly, the Company does not anticipate any material effect to its financial position or results of operations as a result of nonperformance by counterparties.

Advertising
The Company expenses advertising costs as incurred, and the amount of advertising expense for the years 2002, 2001 and 2000, was $3.4 million, $2.9 million and $2.0 million, respectively.

Natural gas costs recoverable or refundable through rate adjustments Under the terms of certain orders of the applicable state public service commissions, the Company is deferring natural gas commodity, transportation and storage costs that are greater or less than amounts presently being recovered through its existing rate schedules. Such orders generally provide that these amounts are recoverable or refundable through rate adjustments within a period ranging from 24 months to 28 months from the time such costs are paid. Natural gas costs refundable through rate adjustments amounted to $2.4 million and $27.7 million at December 31, 2002 and 2001, respectively, and are included in other accrued liabilities.

Insurance
Certain subsidiaries of the Company are insured for workers' compensation losses, subject to deductibles ranging up to $500,000 per occurrence. Automobile liability and general liability losses are insured, subject to deductibles ranging up to $500,000 per accident or occurrence. These subsidiaries have excess coverage on a per occurrence basis beyond the deductible levels. The subsidiaries of the Company are insuring for losses up to the deductible amounts, which are accrued based on estimates of the liability for claims incurred and an estimate of claims incurred but not reported.

Income taxes
The Company provides deferred federal and state income taxes on all temporary differences between the book and tax basis of the Company's assets and liabilities. Excess deferred income tax balances associated with the Company's rate-regulated activities resulting from the Company's adoption of Statement of Financial Accounting Standards
No. 109, "Accounting for Income Taxes," have been recorded as a regulatory liability and are included in other accrued liabilities. These regulatory liabilities are expected to be reflected as a reduction in future rates charged to customers in accordance with applicable regulatory procedures.

The Company uses the deferral method of accounting for investment tax credits and amortizes the credits on electric and natural gas distribution plant over various periods that conform to the ratemaking treatment prescribed by the applicable state public service commissions.

Foreign currency translation adjustment
The functional currency of the Company's investment in a 200-megawatt natural gas-fired power plant in Brazil, as further discussed in
Note 2, is the Brazilian real. Translation from the Brazilian real to the U.S. dollar for assets and liabilities is performed using the exchange rate in effect at the balance sheet date. Revenues and expenses have been translated using the weighted average exchange rate for each month prevailing during the period reported. Adjustments resulting from such translations are reported as a separate component of other comprehensive income in common stockholders' equity.

Transaction gains and losses resulting from the effect of exchange rate changes on transactions denominated in a currency other than the functional currency of the reporting entity are recorded in income.

Earnings per common share
Basic earnings per common share were computed by dividing earnings on common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were computed by dividing earnings on common stock by the total of the weighted average number of shares of common stock outstanding during the year, plus the effect of outstanding stock options and restricted stock grants. For the years ended December 31, 2002 and 2001, 2,449,950 shares and 150,630 shares, respectively, with an average exercise price of $30.13 and $36.86, respectively, attributable to the exercise of outstanding options, were excluded from the calculation of diluted earnings per share because their effect was antidilutive. For the year ended December 31, 2000, there were no shares excluded from the calculation of diluted earnings per share. For the years ended December 31, 2002, 2001 and 2000, no adjustments were made to reported earnings in the computation of earnings per share. Common stock outstanding includes issued shares less shares held in treasury.

Stock-based compensation
The Company has stock option plans for directors, key employees and employees and accounts for these option plans in accordance with Accounting Principles Board (APB) Opinion No. 25 under which no compensation cost has been recognized. For more information on the Company's stock-based compensation, see Note 10.

The following table illustrates the effect on earnings and earnings per common share for the years ended December 31, 2002, 2001 and 2000, as if the Company had applied Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to its stock-based compensation:

                                              2002      2001      2000
                              (In thousands, except per share amounts)

Earnings on common stock, as reported     $147,688  $155,087  $110,262
Total stock-based compensation
 expense determined under fair value
 method for all awards, net of related
 tax effects                                (2,862)   (3,799)     (529)
Pro forma earnings on common stock        $144,826  $151,288  $109,733

Earnings per common share:
 Basic -- as reported                     $   2.09  $   2.31  $   1.80
 Basic -- pro forma                       $   2.05  $   2.25  $   1.80

 Diluted -- as reported                   $   2.07  $   2.29  $   1.80
 Diluted -- pro forma                     $   2.03  $   2.23  $   1.79

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for items such as impairment testing of long-lived assets, goodwill and natural gas and oil properties; fair values of acquired assets and liabilities under the purchase method of accounting; natural gas and oil reserves; property depreciable lives; tax provisions; uncollectible accounts; environmental and other loss contingencies; accumulated provision for revenues subject to refund; costs on construction contracts; unbilled revenues; actuarially determined benefit costs; the valuation of stock-based compensation; and the fair value of an embedded derivative in a power purchase agreement related to an equity method investment in Brazil, as discussed in Note 2. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Cash flow information
Cash expenditures for interest and income taxes were as follows:

Years ended December 31,                    2002       2001       2000
                                                 (In thousands)
Interest, net of amount capitalized      $37,788    $42,267    $41,912
Income taxes                             $60,988    $75,284    $30,930

Reclassifications
Certain reclassifications have been made in the financial statements for prior years to conform to the current presentation. Such reclassifications had no effect on net income or stockholders' equity as previously reported.

New accounting standards
In June 2001, the Financial Accounting Standards Board (FASB) approved SFAS No. 142. SFAS No. 142 changes the accounting for goodwill and intangible assets and requires that goodwill no longer be amortized but be tested for impairment at least annually at the reporting unit level in accordance with SFAS No. 142. Recognized intangible assets with determinable useful lives should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." For more information on the adoption of SFAS No. 142, see Note 3.

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

The Company has identified certain asset retirement obligations that will be subject to the standard and adopted SFAS No. 143 on January 1, 2003. These obligations include the plugging and abandonment of natural gas and oil wells; decommissioning of certain electric generating facilities; reclamation of certain aggregate properties; removal of certain natural gas distribution, transmission, storage and gathering facilities, and certain other obligations associated with leased properties. Certain natural gas distribution, transmission, storage and gathering facilities have been determined to have indeterminate useful lives. The adoption of SFAS No. 143 is expected to result in a one-time cumulative effect after-tax charge to earnings in the range of $7.0 million to $10.0 million and also is estimated to reduce 2003 earnings before the cumulative effect charge by approximately $1.6 million to $2.1 million. In addition, a regulatory asset that is approximated to be less than $1.0 million will be recognized for the transition amount that is expected to be recovered in rates over time. The Company intends to record the cumulative charge and regulatory asset in the first quarter of 2003.

In April 2002, the FASB approved Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). FASB No. 4 required all gains or losses from extinguishment of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishment of debt be evaluated under the provisions of APB Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item.
SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company believes the adoption of SFAS No. 145 will not have a material effect on its financial position or results of operations.

In June 2002, the FASB approved Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, and is not expected to have a material effect on the Company's financial position or results of operations.

In September 2002, the Emerging Issues Task Force (EITF) reached a consensus in EITF Issue No. 02-13, "Deferred Income Tax Considerations in Applying the Goodwill Impairment Test in FASB Statement No. 142, Goodwill and Other Intangible Assets" (EITF No. 02-13) that the determination of whether to estimate the fair value of a reporting unit by assuming that the unit could be bought or sold in a nontaxable transaction versus a taxable transaction is a matter of judgment that depends on the relevant facts and circumstances. The EITF also reached the consensus that deferred income taxes should be included in the carrying value of the reporting unit, regardless of whether the fair value of the reporting unit will be determined assuming it would be bought or sold in a taxable or nontaxable transaction. In addition, EITF No. 02-13 states that for purposes of determining the implied fair value of a reporting unit's goodwill, an entity should use the income tax bases of a reporting unit's assets and liabilities implicit in the tax structure assumed in its estimation of fair value of the reporting unit. EITF No. 02-13 did not have a material effect on the Company's goodwill impairment testing.

In October 2002, the EITF reached a consensus in EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 02-3) to rescind EITF Issue No. 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 98-10). The impact of the rescission of EITF No. 98-10 is to preclude mark-to-market accounting for all energy trading contracts not within the scope of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, (SFAS No. 133). In addition, the EITF reached a consensus that gains and losses on derivative instruments within the scope of SFAS No. 133 should be shown net in the income statement if the derivative instruments are held for trading purposes. The adoption of EITF No. 02-3 and rescission of EITF No. 98-10 did not have a material effect on the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (Interpretation No. 45). Interpretation No. 45 clarifies the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Interpretation No. 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain types of guarantees. Certain types of guarantees are not subject to the initial recognition and measurement provisions of Interpretation No. 45 but are subject to its disclosure requirements. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The guarantor's previous accounting for guarantees issued prior to the date of the initial application of Interpretation No. 45 shall not be revised or restated. The disclosure requirements in Interpretation No. 45 are effective for financial statements of interim or annual periods ended after December 15, 2002. The Company will apply the initial recognition and initial measurement provisions of Interpretation No. 45 to guarantees issued or modified after December 31, 2002. For more information on the Company's guarantees and the disclosure requirements of Interpretation No. 45, as applicable to the Company, see Note 17.

In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" (SFAS No. 148). SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company had adopted the disclosure provisions of SFAS No. 148 at December 31, 2002.

Comprehensive income
Comprehensive income is the sum of net income as reported and other comprehensive income (loss). The Company's other comprehensive income
(loss) resulted from gains and losses on derivative instruments qualifying as hedges, a minimum pension liability adjustment and a foreign currency translation adjustment.

The components of other comprehensive income (loss) and their related tax effects for the years ended December 31, 2002, 2001 and 2000, were as follows:

                                         2002        2001       2000
                                                  (In thousands)
  Net unrealized gain (loss) on
    derivative instruments
    qualifying as hedges:
    Unrealized loss on derivative
      instruments at January 1,
      2001, due to cumulative
      effect of a change in
      accounting principle,
      net of tax of $3,970 in 2001   $    ---    $ (6,080)   $   ---
    Net unrealized gain (loss)
      on derivative instruments
      arising during the period,
      net of tax of $2,903 and
      $1,448 in 2002 and 2001,
      respectively                     (4,541)      2,218        ---
    Less: Reclassification adjustment
      for gain (loss) on derivative
      instruments included in
      net income, net of tax of
      $1,448 and $3,970 in 2002
      and 2001, respectively            2,218      (6,080)       ---
  Net unrealized gain (loss) on
    derivative instruments qualifying
    as hedges                          (6,759)      2,218        ---
  Minimum pension liability
    adjustment, net of tax of
    $2,876 in 2002                     (4,464)        ---        ---
  Foreign currency translation
    adjustment                           (799)        ---        ---
  Total other comprehensive
    income (loss)                    $(12,022)   $  2,218    $   ---

The after-tax components of accumulated other comprehensive income
(loss) as of December 31, 2002, 2001 and 2000, were as follows:

                                  Net
                               Unrealized
                             Gain (Loss) on                            Total
                              Derivative    Minimum    Foreign      Accumulated
                              Instruments   Pension    Currency       Other
                              Qualifying   Liability  Translation  Comprehensive
                              as Hedges    Adjustment  Adjustment  Income (Loss)
                                                 (In thousands)

Balance at December 31, 2000  $   ---      $   ---      $  ---        $   ---

Balance at December 31, 2001  $ 2,218      $   ---      $  ---        $ 2,218

Balance at December 31, 2002  $(4,541)     $(4,464)     $ (799)       $(9,804)

NOTE 2
Equity Method Investment
In August 2001, a Brazilian subsidiary of the Company entered into a joint venture agreement with a Brazilian firm under which the parties
have formed MPX.   This subsidiary has a 49 percent interest in MPX.
MPX, through a wholly owned subsidiary, has constructed a 200-megawatt natural gas-fired power plant (Project) in the Brazilian state of Ceara. The first 100 megawatts entered commercial service in July 2002, and the second 100 megawatts entered commercial service in January 2003. Petrobras, the partially Brazilian state-owned energy company, has agreed to purchase all of the capacity and market all of the Project's energy. Petrobras commenced making capacity payments in the third quarter of 2002. The power purchase agreement with Petrobras expires in May 2008. Petrobras also is under contract for five years to supply natural gas to the Project. This contract is renewable for an additional 13 years. The functional currency for the Project is the Brazilian real. The power purchase agreement with Petrobras contains an embedded derivative, which derives its value from an annual adjustment factor, which largely indexes the contract capacity payments to the U.S. dollar. At December 31, 2002, the Company's 49 percent share of the gain from the embedded derivative in the power purchase agreement was $13.6 million (after tax). In addition, the Company's 49 percent share of the foreign currency losses resulting from devaluation of the Brazilian real totaled $9.4 million (after tax) for the year ended December 31, 2002.

The Company's investment in the Project has been accounted for under the equity method of accounting, and the Company's share of net income for the year ended December 31, 2002, was included in other income - net. At December 31, 2002 and 2001, the Company's investment in the Project was approximately $27.8 million and $23.8 million, respectively.

NOTE 3
Goodwill and Other Intangible Assets
The Company adopted SFAS No. 142, as discussed in Note 1, on January 1, 2002. The Company completed its transitional goodwill impairment testing as of January 1, 2002, and performed its annual goodwill impairment testing as of October 31, 2002, and determined that no impairments existed at those dates. Therefore, no impairment loss has been recorded for the year ended December 31, 2002.

On January 1, 2002, in accordance with SFAS No. 142, the Company ceased amortization of its goodwill recorded in business combinations that occurred on or before June 30, 2001. The following information is presented as if SFAS No. 142 was adopted as of January 1, 2000. The reconciliation of previously reported earnings and earnings per common share to the amounts adjusted for the exclusion of goodwill amortization, net of the related income tax effects, for the years ended December 31, 2002, 2001 and 2000, were as follows:

                                            2002      2001      2000
                               (In thousands, except per share amounts)

Reported earnings on common stock         $147,688  $155,087  $110,262
Add: Goodwill amortization, net of tax         ---     3,649     2,741
Adjusted earnings on common stock         $147,688  $158,736  $113,003

Reported earnings per common
  share -- basic                          $   2.09  $   2.31  $   1.80
Add: Goodwill amortization, net of tax         ---       .05       .05
Adjusted earnings per common
  share -- basic                          $   2.09  $   2.36  $   1.85

Reported earnings per common
  share -- diluted                        $   2.07  $   2.29  $   1.80
Add: Goodwill amortization, net of tax         ---       .05       .04
Adjusted earnings per common
  share -- diluted                        $   2.07  $   2.34  $   1.84


The changes in the carrying amount of goodwill for the year ended
December 31, 2002, by business segment were as follows:

                               Balance     Goodwill      Balance
                                as of      Acquired       as of
                              January 1,    During      December 31,
                                2002       the Year        2002
                                        (In thousands)

Electric                      $     ---    $    ---      $    ---
Natural gas
  distribution                      ---         ---           ---
Utility services                 61,909         578        62,487
Pipeline and energy
  services                        9,336         158         9,494
Natural gas and oil
  production                        ---         ---           ---
Construction materials
  and mining                    102,752       9,135       111,887
Independent power production        ---       7,131         7,131
Total                          $173,997    $ 17,002      $190,999

Other intangible assets at December 31, 2002 and 2001, were as follows:

                                                   2002        2001
                                                   (In thousands)
Amortizable intangible assets:
  Leasehold rights                             $172,496    $164,446
  Accumulated amortization                       (7,494)     (4,896)
                                                165,002     159,550

  Noncompete agreements                          12,075      12,034
  Accumulated amortization                       (9,366)     (8,811)
                                                  2,709       3,223

  Other                                           7,224       1,377
  Accumulated amortization                         (374)       (172)
                                                  6,850       1,205
Unamortizable intangible assets                   1,603         ---
Total                                          $176,164    $163,978

Amortization expense for amortizable intangible assets for the year ended December 31, 2002, was $3.4 million. Estimated amortization expense for amortizable intangible assets is $4.4 million in 2003, $4.3 million in 2004, $4.4 million in 2005, $3.1 million in 2006, $3.1 million in 2007 and $155.3 million thereafter.

NOTE 4
Regulatory Assets and Liabilities
The following table summarizes the individual components of unamortized regulatory assets and liabilities as of December 31:

                                                     2002        2001
                                                       (In thousands)
Regulatory assets:
  Long-term debt refinancing costs               $  5,627   $   6,829
  Deferred income taxes                             4,230      13,417
  Plant costs                                       2,330       2,499
  Postretirement benefit costs                        616         722
  Other                                             4,788       5,929
Total regulatory assets                            17,591      29,396
Regulatory liabilities:
  Taxes refundable to customers                    11,699      12,318
  Reserves for regulatory matters                   9,856       7,132
  Plant decommissioning costs                       8,879       8,243
  Deferred income taxes                             5,491       5,661
  Natural gas costs refundable
    through rate adjustments                        2,396      27,706
  Other                                             2,779       5,053
Total regulatory liabilities                       41,100      66,113
Net regulatory position                          $(23,509)  $ (36,717)

As of December 31, 2002, substantially all of the Company's regulatory assets, other than certain deferred income taxes, were being reflected in rates charged to customers and are being recovered over the next one to 20 years.

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

NOTE 5
Derivative Instruments
The Company adopted SFAS No. 133 on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

SFAS No. 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivative instruments be reported in net income or other comprehensive income (loss), as appropriate, as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." On January 1, 2001, the Company reported a net-of-tax cumulative-effect adjustment of $6.1 million in accumulated other comprehensive loss to recognize at fair value all derivative instruments that are designated as cash flow hedging instruments, which the Company reclassified into earnings during the year ended
December 31, 2001. The transition to SFAS No. 133 did not have an effect on the Company's net income at adoption.

In the event a derivative instrument being accounted for as a cash flow hedge does not qualify for hedge accounting because it is no longer highly effective in offsetting changes in cash flows of a hedged item; or if the derivative instrument expires or is sold, terminated or exercised; or if management determines that designation of the derivative instrument as a hedge instrument is no longer appropriate, hedge accounting will be discontinued, and the derivative instrument would continue to be carried at fair value with changes in its fair value recognized in earnings. In these circumstances, the net gain or loss at the time of discontinuance of hedge accounting would remain in accumulated other comprehensive income (loss) until the period or periods during which the hedged forecasted transaction affects earnings, at which time the net gain or loss would be reclassified into earnings. In the event a cash flow hedge is discontinued because it is unlikely that a forecasted transaction will occur, the derivative instrument would continue to be carried on the balance sheet at its fair value, and gains and losses that had accumulated in other comprehensive income (loss) would be recognized immediately in earnings. In the event of a sale, termination or extinguishment of a foreign currency derivative, the resulting gain or loss would be recognized immediately in earnings. The Company's policy requires approval to terminate a derivative instrument prior to its original maturity.

As of December 31, 2002, certain subsidiaries of the Company held derivative instruments designated as cash flow hedging instruments, and a foreign currency derivative that was not designated as a hedge.

Hedging activities
A subsidiary of the Company utilizes natural gas and oil price swap and collar agreements to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil on the subsidiary's forecasted sales of natural gas and oil production. Centennial Energy Holdings, Inc. (Centennial), a wholly owned subsidiary of the Company, entered into an interest rate swap agreement that expired in the fourth quarter of 2001. The objective for holding the interest rate swap agreement was to manage a portion of Centennial's interest rate risk on the forecasted issuance of fixed-
rate debt under Centennial's commercial paper program.   Each of the
natural gas and oil price swap and collar agreements were designated as a hedge of the forecasted sale of natural gas and oil production and Centennial designated the interest rate swap agreement as a hedge of the risk of changes in interest rates on Centennial's forecasted issuances of fixed-rate debt under Centennial's commercial paper program.

On an ongoing basis, the balance sheet is adjusted to reflect the current fair market value of the swap and collar agreements. The related gains or losses on these agreements are recorded in common stockholders' equity as a component of other comprehensive income
(loss). At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income (loss) are reported in the Consolidated Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value is recorded directly in earnings.

For the years ended December 31, 2002 and 2001, these subsidiaries of the Company recognized the ineffectiveness of cash flow hedges, which is included in operating revenues and interest expense for the natural gas and oil price swap and collar agreements and the interest rate swap agreement, respectively. For the years ended December 31, 2002 and 2001, the amount of hedge ineffectiveness recognized was immaterial. For the years ended December 31, 2002 and 2001, these subsidiaries did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and there were no reclassifications into earnings as a result of the discontinuance of hedges.

Gains and losses on derivative instruments that are reclassified from accumulated other comprehensive income (loss) to current-period earnings are included in the line item in which the hedged item is recorded. As of December 31, 2002, the maximum term of the subsidiary's swap and collar agreements, in which the subsidiary of the Company is hedging its exposure to the variability in future cash flows for forecasted transactions, is 12 months. The subsidiary of the Company estimates that over the next 12 months net losses of approximately $4.5 million will be reclassified from accumulated other comprehensive loss into earnings, subject to changes in natural gas and oil market prices, as the hedged transactions affect earnings.

Foreign currency derivative
On August 12, 2002, an indirect wholly owned Brazilian subsidiary of the Company entered into a foreign currency collar agreement for a notional amount of $21.3 million with a fixed price floor of R$3.10 and a fixed price ceiling of R$3.40 to manage a portion of its foreign currency risk. A subsidiary of the Company has a 49 percent equity investment in a 200-megawatt natural gas-fired electric generation project in Brazil, which has a portion of its borrowings and payables denominated in U.S. dollars. The Company's Brazilian subsidiary has exposure to currency exchange risk as a result of fluctuations in currency exchange rates between the U.S. dollar and the Brazilian real. The term of the collar agreement is from August 12, 2002, through February 3, 2003, and the collar agreement settles on February 3, 2003.

The foreign currency collar agreement has not been designated as a hedge and is recorded at fair value on the Consolidated Balance Sheets. Gains or losses on this derivative instrument are recorded in other income - net. The Company recorded a gain of $566,000 (after tax) on the foreign currency collar agreement for the year ended December 31, 2002.

Energy marketing
The Company had entered into other derivative instruments that were not designated as hedges in its energy marketing operations. In the third quarter of 2001, the Company sold the vast majority of its energy marketing operations. Net unrealized gains and losses on these derivative instruments were not material for the years ended
December 31, 2001 and 2000.

NOTE 6
Fair Value of Other Financial Instruments
The estimated fair value of the Company's long-term debt and preferred stock subject to mandatory redemption is based on quoted market prices of the same or similar issues. The estimated fair values of the Company's natural gas and oil price swap and collar agreements were included in current liabilities and current assets at December 31, 2002 and 2001, respectively. The estimated fair value of the Company's foreign currency collar agreement was included in current assets at December 31, 2002. The estimated fair values of the Company's natural gas and oil price swap and collar agreements and foreign currency collar agreement reflect the estimated amounts the Company would receive or pay to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts. The estimated fair value of the Company's long-term debt, preferred stock subject to mandatory redemption, natural gas and oil price swap and collar agreements and foreign currency collar agreement at December 31 was as follows:

                                  2002                    2001
                       Carrying          Fair    Carrying        Fair
                         Amount         Value      Amount       Value
                                         (In thousands)

Long-term debt         $841,641      $888,066    $794,794    $816,988
Preferred stock
  subject to mandatory
  redemption           $  1,300      $  1,168    $  1,400    $  1,217
Natural gas and oil
  price swap and
  collar agreements    $ (7,444)     $ (7,444)   $  3,667    $  3,667
Foreign currency
  collar agreement     $    903      $    903    $    ---    $    ---

The carrying amounts of the Company's remaining financial instruments included in current assets and current liabilities (excluding unsettled derivative instruments) approximate their fair values because of their short-term nature.

NOTE 7
Short-term Borrowings
MDU Resources Group, Inc.
MDU Resources Group, Inc. (MDU Resources) has unsecured short-term bank lines of credit from several banks totaling $46 million and a revolving credit agreement with various banks totaling $50 million at December 31, 2002. The bank lines of credit provide for commitment fees at varying rates and there were no amounts outstanding under the bank lines of credit or the credit agreement at December 31, 2002 or 2001. The bank lines of credit and the credit agreement support MDU Resources' $75 million commercial paper program. Under the MDU Resources commercial paper program, $58.0 million was outstanding at December 31, 2002, of which $8.0 million was classified as short-term borrowings and $50.0 million was classified as long-term debt. There were no amounts outstanding under MDU Resources' commercial paper program at December 31, 2001. The commercial paper borrowings classified as short term are supported by the short-term bank lines of credit. The commercial paper borrowings classified as long-term debt (see Note 8) are intended to be refinanced on a long-term basis through continued MDU Resources commercial paper borrowings supported by the credit agreement, which allows for subsequent borrowings up to a term of one year. MDU Resources intends to renew or replace the existing credit agreement, which expires December 30, 2003.

In order to borrow under MDU Resources' credit agreement, MDU Resources must be in compliance with the applicable covenants and certain other conditions. The significant covenants include maximum leverage ratios, minimum interest coverage ratio, limitation on sale of assets and limitation on investments. MDU Resources was in compliance with these covenants and met the required conditions at December 31, 2002.

Currently, there are no credit facilities that contain cross-default provisions between MDU Resources and any of its subsidiaries.

International operations
A subsidiary of the Company, which has an investment in electric generating facilities in Brazil, has a short-term credit agreement that allows for borrowings of up to $25 million. Under this agreement, $12.0 million was outstanding at December 31, 2002, and there were no amounts outstanding at December 31, 2001. This subsidiary intends to renew this credit agreement, which expires June 30, 2003.

In order to borrow under the credit facility, the subsidiary must be in compliance with the applicable covenants and certain other conditions. The significant covenants include limitation on sale of assets and limitation on loans and investments. This subsidiary was in compliance with these covenants and met the required conditions at December 31, 2002.

NOTE 8
Long-term Debt and Indenture Provisions
Long-term debt outstanding at December 31 was as follows:

                                                      2002      2001
                                                     (In thousands)
First mortgage bonds and notes:
  Pollution Control Refunding Revenue
    Bonds, Series 1992,
    6.65%, due June 1, 2022                     $   20,850  $ 20,850
  Secured Medium-Term Notes,
    Series A at a weighted
    average rate of 7.59%, due on
    dates ranging from October 1, 2004
    to April 1, 2012                               110,000   110,000
Total first mortgage bonds and notes               130,850   130,850
Senior notes at a weighted
  average rate of 6.90%, due on
  dates ranging from May 4, 2003
  to October 30, 2018                              549,100   405,200
Commercial paper at a weighted average
  rate of 1.47%, supported by revolving
  credit agreements                                151,900   219,700
Revolving line of credit, expired
  December 31, 2002                                    ---    25,000
Term credit agreements at a weighted
  average rate of 7.08%, due on dates
  ranging from January 3, 2003
  to December 1, 2013                                7,873    11,769
Pollution control note obligation,
  6.20%, due March 1, 2004                           2,000     2,500
Discount                                               (82)     (225)
Total long-term debt                               841,641   794,794
Less current maturities                             22,083    11,085
Net long-term debt                              $  819,558  $783,709

The amounts of scheduled long-term debt maturities for the five years and thereafter following December 31, 2002, aggregate $22.1 million in 2003; $173.8 million in 2004; $70.3 million in 2005; $100.2 million in
2006; $105.4 million in 2007 and $369.8 million thereafter.

Certain debt instruments of the Company and its subsidiaries, including those discussed below, contain restrictive covenants, all of which the Company and its subsidiaries were in compliance with at December 31, 2002.

MDU Resources Group, Inc.
As discussed in Note 7, MDU Resources has a revolving credit agreement with various banks that supports $50 million of its $75 million commercial paper program.

At December 31, 2001, there was $25.0 million outstanding under a previous revolving line of credit.

MDU Resources' issuance of first mortgage debt is subject to certain restrictions imposed under the terms and conditions of its Indenture of Mortgage. Generally, those restrictions require MDU Resources to pledge $1.43 of unfunded property to the trustee for each dollar of indebtedness incurred under the Indenture and that annual earnings (pretax and before interest charges), as defined in the Indenture, equal at least two times its annualized first mortgage bond interest costs. Under the more restrictive of the two tests, as of December 31, 2002, MDU Resources could have issued approximately $327 million of additional first mortgage bonds.

Centennial Energy Holdings, Inc.
Centennial has a revolving credit agreement with various banks that supports $305 million of Centennial's $350 million commercial paper program. There were no outstanding borrowings under the Centennial credit agreement at December 31, 2002 and 2001. Under the Centennial commercial paper program, $101.9 million and $219.7 million were outstanding at December 31, 2002 and 2001, respectively. The Centennial commercial paper borrowings are classified as long term as Centennial intends to refinance these borrowings on a long-term basis through continued Centennial commercial paper borrowings and as further supported by the Centennial credit agreement, which allows for subsequent borrowings up to a term of one year. Centennial intends to renew the Centennial credit agreement, which expires September 26, 2003.

Centennial has an uncommitted long-term master shelf agreement that allows for borrowings of up to $400 million. Under the terms of the master shelf agreement, $360.6 million was outstanding at December 31, 2002, and $210.0 million was outstanding at December 31, 2001. The amount outstanding under the uncommitted long-term master shelf agreement is included in senior notes in the preceding long-term debt table.

In order to borrow under Centennial's credit agreement and the Centennial uncommitted long-term master shelf agreement, Centennial and certain of its subsidiaries must be in compliance with the applicable covenants and certain other conditions. The significant covenants include maximum capitalization ratios, minimum interest coverage ratios, minimum consolidated net worth, limitation on priority debt, limitation on sale of assets and limitation on loans and investments. Centennial and such subsidiaries were in compliance with these covenants and met the required conditions at December 31, 2002.

The Centennial credit agreement and the Centennial uncommitted long-term master shelf agreement contain cross-default provisions. These provisions state that if Centennial or any subsidiary of Centennial fails to make any payment with respect to any indebtedness or contingent obligation, in excess of a specified amount, under any agreement that causes such indebtedness to be due prior to its stated maturity or the contingent obligation to become payable, the Centennial credit agreement and the Centennial uncommitted long-term master shelf agreement will be in default. The Centennial credit agreement, the Centennial uncommitted long-term master shelf agreement and Centennial's practice limit the amount of subsidiary indebtedness.

Williston Basin Interstate Pipeline Company
Williston Basin Interstate Pipeline Company (Williston Basin), an indirect wholly owned subsidiary of the Company, has an uncommitted long-term master shelf agreement that allows for borrowings of up to $100 million. Under the terms of the master shelf agreement, $30.0 million was outstanding at December 31, 2002.

In order to borrow under Williston Basin's uncommitted long-term master shelf agreement, it must be in compliance with the applicable covenants and certain other conditions. The significant covenants include limitation on consolidated indebtedness, limitation on priority debt, limitation on sale of assets and limitation on investments. Williston Basin was in compliance with these covenants and met the required conditions at December 31, 2002.

NOTE 9
Preferred Stocks
Preferred stocks at December 31 were as follows:
                                                     2002        2001
                                                (Dollars in thousands)
Authorized:
  Preferred --
    500,000 shares, cumulative,
      par value $100, issuable in series
  Preferred stock A --
    1,000,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
  Preference --
    500,000 shares, cumulative, without par
      value, issuable in series (none outstanding)
Outstanding:
  Subject to mandatory redemption --
    Preferred --
      5.10% Series - 13,000 shares in 2002
        and 14,000 shares in 2001                 $ 1,300     $ 1,400
  Other preferred stock --
      4.50% Series -- 100,000 shares               10,000      10,000
      4.70% Series -- 50,000 shares                 5,000       5,000
                                                   15,000      15,000
Total preferred stocks                             16,300      16,400
Less sinking fund requirements                        100         100
Net preferred stocks                              $16,200     $16,300

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

The aggregate annual sinking fund amount applicable to preferred stock subject to mandatory redemption is $100,000 for each of the five years following December 31, 2002, and $800,000 thereafter.

NOTE 10
Common Stock
At the Annual Meeting of Stockholders held on April 23, 2002, the Company's common stockholders approved an amendment to the Certificate of Incorporation increasing the authorized number of common shares from 150 million shares to 250 million shares with a par value of $1.00 per share.

The Company's Automatic Dividend Reinvestment and Stock Purchase Plan (Stock Purchase Plan) provides participants the opportunity to invest all or a portion of their cash dividends in shares of the Company's common stock and to make optional cash payments for the same purpose. Holders of all classes of the Company's capital stock; legal residents in any of the 50 states; and beneficial owners, whose shares are held by brokers or other nominees through participation by their brokers or nominees, are eligible to participate in the Stock Purchase Plan. The Company's 401(k) Retirement Plan (K-Plan), is partially funded with the Company's common stock. Since January 1, 2000, the Stock Purchase Plan and K-Plan, with respect to Company stock, have been funded by the purchase of shares of common stock on the open market. At December 31, 2002, there were 8.1 million shares of common stock reserved for original issuance under the Stock Purchase Plan and K-Plan.

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

The Company has stock option plans for directors, key employees and employees, that grant options to purchase shares of the Company's stock. The Company accounts for these option plans in accordance with APB Opinion No. 25 under which no compensation expense has been recognized. The option exercise price is the market value of the stock on the date of grant. Options granted to the key employees automatically vest after nine years, but the plan provides for accelerated vesting based on the attainment of certain performance goals or upon a change in control of the Company, and expire 10 years after the date of grant. Options granted to directors and employees vest at date of grant and three years after date of grant, respectively, and expire 10 years after the date of grant. In addition, the Company has granted restricted stock awards under a long-term incentive plan, deferred compensation agreements and a restricted stock agreement totaling 350,392 shares and 348,021 shares in 2001 and 2000, respectively. The restricted stock awards granted vest to the participants at various times ranging from two years to nine years from date of issuance, but certain grants may vest early based upon the attainment of certain performance goals or upon a change in control of the Company. The weighted average grant date fair value of the restricted stock grants was $31.55 and $20.81 in 2001 and 2000, respectively. The Company also has granted stock awards totaling 14,260 shares, 12,673 shares and 7,582 shares in 2002, 2001 and 2000, respectively, under a nonemployee director stock compensation plan.
The weighted average grant date fair value of the stock grants was $28.80, $30.14 and $22.98, in 2002, 2001 and 2000, respectively.
Nonemployee directors may receive shares of common stock instead of cash in payment for director's fees under the nonemployee director stock compensation plan. Compensation expense recognized for restricted stock grants and stock grants was $5.2 million, $4.9 million and $1.8 million in 2002, 2001 and 2000, respectively. The Company is authorized to grant options, restricted stock and stock for up to 10.0 million shares of common stock and has granted options, restricted stock and stock on 4.7 million shares through December 31, 2002.

For a discussion of the effect on earnings and earnings per common share for the years ended December 31, 2002, 2001 and 2000, if the Company had applied SFAS No. 123, see Note 1.

A summary of the status of the stock option plans at December 31, 2002, 2001 and 2000, and changes during the years then ended was as follows:

                            2002                2001               2000
                              Weighted            Weighted           Weighted
                               Average             Average            Average
                              Exercise            Exercise           Exercise
                        Shares   Price      Shares   Price     Shares   Price
Balance at
  beginning of year  3,472,207  $27.90   1,224,959  $20.61  1,427,262  $19.46
Granted                107,070   28.72   2,693,120   30.14     74,000   20.54
Forfeited             (302,560)  29.66     (74,282)  27.24    (84,135)  21.18
Exercised              (35,872)  18.30    (371,590)  20.23   (192,168)  11.84
Balance at end
  of year            3,240,845   27.87   3,472,207   27.90  1,224,959   20.61
Exercisable at
  end of year          756,700  $21.84     770,142  $21.41    129,763  $18.11


Summarized information about stock options outstanding and exercisable as of December 31, 2002, was as follows:

                            Options Outstanding            Options Exercisable
                                   Remaining   Weighted               Weighted
                                 Contractual    Average                Average
Range of                  Number        Life   Exercise       Number  Exercise
Exercisable Prices   Outstanding    in Years      Price  Exercisable     Price

$12.33 - 17.50            28,374         2.9     $13.62       28,374    $13.62
 17.51 - 24.50           762,521         5.3      21.14      671,326     21.14
 24.51 - 31.50         2,301,910         8.2      29.69       27,000     29.32
 31.51 - 38.55           148,040         8.2      36.87       30,000     38.55
Balance at end of year 3,240,845         7.4      27.87      756,700     21.84

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of the options granted and the assumptions used to estimate the fair value of options were as follows:

                                          2002        2001      2000

Weighted average fair value of
  options at grant date                $  8.07     $  7.38   $  5.07
Weighted average risk-free
  interest rate                           5.14%       5.19%     6.76%
Weighted average expected
  price volatility                       30.80%      26.05%    23.55%
Weighted average expected
  dividend yield                          3.43%       3.53%     3.84%
Expected life in years                       7           7         7

NOTE 11
Income Taxes
Income tax expense for the years ended December 31 was as follows:

                                          2002        2001      2000
                                                 (In thousands)
Current:
  Federal                              $46,389    $ 66,211   $27,865
  State                                  9,082      11,160     5,188
  Foreign                                  ---         (44)       67
                                        55,471      77,327    33,120
Deferred:
  Income taxes --
    Federal                             26,373      16,972    29,323
    State                                4,632       4,773     8,060
    Foreign                                338         ---       ---
  Investment tax credit                   (584)       (731)     (853)
                                        30,759      21,014    36,530
Total income tax expense               $86,230    $ 98,341   $69,650

Components of deferred tax assets and deferred tax liabilities recognized at December 31 were as follows:

                                                     2002       2001
                                                      (In thousands)
Deferred tax assets:
  Accrued pension costs                         $  12,112   $  9,349
  Regulatory matters                               11,644     21,000
  Deferred compensation                             3,991      2,386
  Bad debts                                         2,798      1,774
  Deferred investment tax credit                    1,185      1,413
  Accrued land reclamation                            263      1,648
  Other                                            20,848     17,531
Total deferred tax assets                          52,841     55,101
Deferred tax liabilities:
  Depreciation and basis differences
    on property, plant and equipment              331,694    302,103
  Basis differences on natural gas
    and oil producing properties                   70,464     61,684
  Regulatory matters                                5,491      5,661
  Other                                            10,412      9,092
Total deferred tax liabilities                    418,061    378,540
Net deferred income tax liability               $(365,220) $(323,439)

As of December 31, 2002 and 2001, no valuation allowance has been recorded associated with the above deferred tax assets.

The following table reconciles the change in the net deferred income tax liability from December 31, 2001, to December 31, 2002, to deferred income tax expense:
                                                                2002
                                                       (In thousands)
Net change in deferred income tax
  liability from the preceding table                        $ 41,781
Deferred taxes associated with acquisitions                  (17,217)
Deferred taxes associated with other comprehensive loss        7,227
Other                                                         (1,032)
Deferred income tax expense for the period                  $ 30,759

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference were as follows:

Years ended December 31,          2002           2001           2000
                            Amount     %   Amount     %   Amount     %
                                       (Dollars in thousands)
Computed tax at federal
  statutory rate           $82,136  35.0  $88,966  35.0  $63,237  35.0
Increases (reductions)
  resulting from:
  State income taxes,
   net of federal
   income tax benefit       10,279   4.4   11,311   4.5    8,044   4.4
  Investment tax credit
    amortization              (584)  (.3)    (731)  (.3)    (853)  (.5)
  Depletion allowance       (2,200)  (.9)  (1,820)  (.7)  (1,631)  (.9)
 Other items                (3,401) (1.5)     615    .2      853    .5
Total income tax expense   $86,230  36.7  $98,341  38.7  $69,650  38.5

The Company considers earnings from its foreign equity method investment in a natural gas-fired electric generation facility in Brazil to be reinvested indefinitely outside of the United States and, accordingly, no U.S. deferred income taxes are recorded with respect to such earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits.

NOTE 12
Business Segment Data
The Company's reportable segments are those that are based on the Company's method of internal reporting, which generally segregates the strategic business units due to differences in products, services and regulation. Prior to the fourth quarter of 2002, the Company reported six business segments consisting of electric, natural gas distribution, utility services, pipeline and energy services, natural gas and oil production and construction materials and mining. During the fourth quarter of 2002, the Company added an additional segment, independent power production, based on the significance of this segment's operations. Substantially all of the operations of the independent power production segment began in 2002, therefore financial information for years prior to 2002 has not been presented.

The Company's operations are now conducted through seven business segments. The vast majority of the Company's operations are located within the United States. The Company also has investments in foreign countries, which consists largely of an investment in a natural gas-fired electric generation station in Brazil as discussed in Note 2.
The electric segment generates, transmits and distributes electricity and the natural gas distribution segment distributes natural gas.
These operations also supply related value-added products and services in the northern Great Plains. The utility services segment consists of a diversified infrastructure company specializing in electric, gas and telecommunication utility construction, as well as industrial and commercial electrical, exterior lighting and traffic signalization throughout most of the United States. Utility services also provides related specialty equipment manufacturing, sales and rental services. The pipeline and energy services segment provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems primarily in the Rocky Mountain and northern Great Plains regions of the United States. The pipeline and energy services segment also provides energy-related management services, including cable and pipeline magnetization and locating. The natural gas and oil production segment is engaged in natural gas and oil acquisition, exploration and production activities primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico. The construction materials and mining segment mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mixed concrete, cement, asphalt and other value-added products, as well as performing integrated construction services, in the north central and western United States, including Alaska and Hawaii. The independent power production segment owns electric generating facilities in the United States and Brazil. Electric capacity and energy produced at these facilities is sold under long-term contracts to nonaffiliated entities. This segment also invests in potential new growth and synergistic opportunities that are not directly being pursued by other business segments.

In 2001, the Company sold its coal operations to Westmoreland Coal Company for $28.2 million in cash, including final settlement cost adjustments. The sale of the coal operations was effective April 30, 2001. Included in the sale were active coal mines in North Dakota and Montana, coal sales agreements, reserves and mining equipment, and certain development rights at the former Gascoyne Mine site in North Dakota. The Company retains ownership of coal reserves and leases at its former Gascoyne Mine site. Including final settlement cost adjustments, the Company recorded a gain of $10.3 million ($6.2 million after tax) included in other income - net from the sale in 2001.

Segment information follows the same accounting policies as described in the Summary of Significant Accounting Policies. Segment information as of December 31 and for the years then ended was as follows:

                                         2002         2001          2000
                                               (In thousands)
External operating revenues:
  Electric                         $  162,616   $  168,837    $  161,621
  Natural gas distribution            186,569      255,389       233,051
  Utility services                    458,660      364,746       169,382
  Pipeline and energy services        110,224      479,108       579,207
  Natural gas and oil production      148,158      148,653        99,014
  Construction materials and mining   962,312      801,883       617,564
  Independent power production          2,998          ---           ---
Total external operating revenues  $2,031,537   $2,218,616    $1,859,839

Intersegment operating revenues:
  Electric                         $      ---   $      ---    $      ---
  Natural gas distribution                ---          ---           ---
  Utility services                        ---            4           ---
  Pipeline and energy services         55,034       52,006        57,641
  Natural gas and oil production       55,437       61,178        39,302
  Construction materials and mining       ---        5,016(a)     13,832(a)
  Independent power production          3,778          ---           ---
  Intersegment eliminations          (114,249)    (113,188)      (96,943)
Total intersegment
  operating revenues               $      ---   $    5,016(a) $   13,832(a)

Depreciation, depletion and
 amortization:
  Electric                         $   19,537   $   19,488    $   19,115
  Natural gas distribution              9,940        9,337         8,399
  Utility services                      9,871        8,395         4,912
  Pipeline and energy services         14,846       14,341        15,301
  Natural gas and oil production       48,714       41,690        27,008
  Construction materials and mining    54,334       46,666        36,153
  Independent power production            719          ---           ---
Total depreciation, depletion
  and amortization                 $  157,961   $  139,917    $  110,888

Interest expense:
  Electric                         $    7,621   $    8,531    $   10,007
  Natural gas distribution              4,364        3,727         4,142
  Utility services                      3,568        3,807         2,492
  Pipeline and energy services          7,670        9,136        10,029
  Natural gas and oil production        2,464        1,359         5,160
  Construction materials and mining    18,422       19,339        16,415
  Independent power production          1,122          ---           ---
  Intersegment eliminations              (216)         ---          (212)
Total interest expense             $   45,015   $   45,899    $   48,033

Income taxes:
  Electric                         $    9,501   $   10,511    $   10,048
  Natural gas distribution             (1,325)       1,067         3,544
  Utility services                      4,781        9,131         6,027
  Pipeline and energy services         12,462       11,633         9,214
  Natural gas and oil production       30,604       40,486        23,906
  Construction materials and mining    29,415       25,513        16,911
  Independent power production            792          ---           ---
Total income taxes                 $   86,230   $   98,341    $   69,650

Earnings on common stock:
  Electric                         $   15,780   $   18,717    $   17,733
  Natural gas distribution              3,587          677         4,741
  Utility services                      6,371       12,910         8,607
  Pipeline and energy services         19,097       16,406        10,494
  Natural gas and oil production       53,192       63,178        38,574
  Construction materials and mining    48,702       43,199        30,113
  Independent power production            959          ---           ---
Total earnings on common stock     $  147,688   $  155,087    $  110,262

Capital expenditures:
  Electric                         $   27,795   $   14,373    $   15,788
  Natural gas distribution             11,044       14,685        21,336
  Utility services                     17,242       70,232        42,633
  Pipeline and energy services         21,449       51,054        69,006
  Natural gas and oil production      136,424      118,719       173,441
  Construction materials and mining   106,893      170,585       218,716
  Independent power production         95,748          ---           ---
  Net proceeds from sale or
   disposition of property            (16,217)     (51,641)      (11,000)
Total net capital expenditures     $  400,378   $  388,007    $  529,920

Identifiable assets:
  Electric(b)                      $  310,519   $  291,229    $  305,099
  Natural gas distribution(b)         170,672      182,705       192,854
  Utility services                    230,888      239,069       123,451
  Pipeline and energy services        302,972      346,879       362,592
  Natural gas and oil production      554,420      476,105       410,207
  Construction materials and mining 1,137,697    1,035,929       874,299
  Independent power production        148,770          ---           ---
  Corporate assets(c)                  81,311       51,155        44,457
Total identifiable assets          $2,937,249   $2,623,071    $2,312,959

Property, plant and equipment:
  Electric (b)                     $  619,230   $  597,080    $  589,700
  Natural gas distribution (b)        246,844      238,566       227,742
  Utility services                     70,660       59,190        39,865
  Pipeline and energy services        412,694      410,049       369,834
  Natural gas and oil production      755,788      630,826       513,419
  Construction materials and mining   804,255      711,410       653,189
  Independent power production         94,525          ---           ---
  Less accumulated depreciation,
   depletion and amortization       1,079,110      942,723       891,228
Net property, plant and equipment  $1,924,886   $1,704,398    $1,502,521

(a) In accordance with the provision of SFAS No. 71, intercompany coal sales were not eliminated.
(b) Includes, in the case of electric and natural gas distribution property, allocations of common utility property.
(c) Corporate assets consist of assets not directly assignable to a business segment (i.e., cash and cash equivalents, certain accounts receivable and other miscellaneous current and deferred assets).

Capital expenditures for 2002, 2001 and 2000, related to acquisitions, in the preceding table included the following noncash transactions: issuance of the Company's equity securities of $47.2 million in 2002; issuance of the Company's equity securities of $57.4 million in 2001; and issuance of the Company's equity securities and the conversion of a note receivable to purchase consideration of $132.1 million in 2000.

NOTE 13
Acquisitions
In 2002, the Company acquired a number of businesses, none of which was individually material, including utility services companies in California and Ohio, construction materials and mining businesses in Minnesota and Montana, an energy development company in Montana and natural gas-fired electric generating facilities in Colorado. The total purchase consideration for these businesses, consisting of the Company's common stock and cash, was $139.8 million.

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

On April 1, 2000, Fidelity Exploration & Production Company (Fidelity), an indirect wholly owned subsidiary of the Company, purchased substantially all of the assets of Preston Reynolds & Co., Inc. (Preston), a coalbed natural gas development operation, as previously discussed. Pursuant to the asset purchase and sale agreement, Preston could, but was not obligated to purchase, acquire and own an undivided 25 percent working interest (Seller's Option Interest) in certain oil and gas leases or properties acquired and/or generated by Fidelity. Fidelity had the right, but not the obligation, to purchase Seller's Option Interest from Preston for an amount as specified in the agreement. On July 10, 2002, Fidelity purchased the Seller's Option Interest.

The above acquisitions were accounted for under the purchase method of accounting and, accordingly, the acquired assets and liabilities assumed have been preliminarily recorded at their respective fair values as of the date of acquisition. Final fair market values are pending the completion of the review of the relevant assets, liabilities and issues identified as of the acquisition date on certain of the above acquisitions made in 2002. The results of operations of the acquired businesses are included in the financial statements since the date of each acquisition. Pro forma financial amounts reflecting the effects of the above acquisitions are not presented as such acquisitions were not material to the Company's financial position or results of operations.

NOTE 14
Employee Benefit Plans
The Company has noncontributory defined benefit pension plans and other postretirement benefit plans. Changes in benefit obligation and plan assets for the years ended December 31 and amounts recognized in the Consolidated Balance Sheets at December 31 were as follows:

                                                                Other
                                           Pension          Postretirement
                                           Benefits            Benefits
                                        2002      2001      2002      2001
                                                  (In thousands)
Change in benefit obligation:
  Benefit obligation at
   beginning of year                $204,046  $200,880   $67,019   $69,467
  Service cost                         5,135     4,716     1,460     1,376
  Interest cost                       14,877    14,498     4,915     4,691
  Plan participants' contributions       ---       ---       834       866
  Amendments                             372    (1,342)      ---       ---
  Actuarial (gain) loss               12,324     8,128     5,678    (2,109)
  Divestiture*                           ---   (10,017)      ---    (2,871)
  Benefits paid                      (11,988)  (12,817)   (4,989)   (4,401)
Benefit obligation at
  end of year                        224,766   204,046    74,917    67,019

Change in plan assets:
  Fair value of plan assets at
   beginning of year                 224,667   261,864    45,175    47,046
  Actual loss on plan assets         (26,543)  (13,828)   (4,196)   (2,235)
  Employer contribution                3,007       337     4,065     3,899
  Plan participants' contributions       ---       ---       834       866
  Divestiture*                           ---   (10,889)      ---       ---
  Benefits paid                      (11,988)  (12,817)   (4,989)   (4,401)
Fair value of plan assets at end
  of year                            189,143   224,667    40,889    45,175

  Funded status - over (under)       (35,623)   20,621   (34,028)  (21,844)
  Unrecognized actuarial (gain) loss  35,662   (26,170)    3,484   (10,799)
  Unrecognized prior service cost      9,501    10,278       ---       ---
  Unrecognized net transition
   obligation (asset)                 (1,247)   (2,195)   21,513    23,665
Prepaid (accrued) benefit cost         8,293     2,534    (9,031)   (8,978)

Amounts recognized in the
 Consolidated Balance Sheets
 at December 31:
  Prepaid benefit cost                16,175    11,867       ---       ---
  Accrued benefit liability           (7,882)   (9,333)   (9,031)   (8,978)
  Additional minimum liability        (4,905)      ---       ---       ---
  Intangible asset                       533       ---       ---       ---
  Accumulated other
   comprehensive loss                  4,372       ---       ---       ---
Net amount recognized               $  8,293  $  2,534   $(9,031)  $(8,978)

* See Note 12 for more information on the sale of the Company's coal operations.

Weighted average assumptions for the Company's pension and other postretirement benefit plans as of December 31 were as follows:

                                                            Other
                                        Pension         Postretirement
                                        Benefits           Benefits
                                    2002      2001     2002      2001

Discount rate                       6.75%     7.25%    6.75%     7.25%
Expected return on plan assets      8.50%     8.50%    7.50%     7.50%
Rate of compensation increase       4.50%     5.00%    4.50%     5.00%


Health care rate assumptions for the Company's other postretirement benefit plans as of December 31 were as follows:

                                                    2002           2001
Health care trend rate                       6.00%-11.00%   6.00%-11.00%
Health care cost trend rate - ultimate        5.00%-6.00%    5.00%-6.00%
Year in which ultimate trend rate achieved     1999-2011      1999-2010

Components of net periodic benefit expense (income) for the Company's pension and other postretirement benefit plans were as follows:

                                                                Other
                                           Pension          Postretirement
                                           Benefits            Benefits
                              2002     2001     2000     2002     2001     2000
                                                  (In thousands)
Components of net periodic
 benefit cost:
  Service cost             $ 5,135  $ 4,716  $ 4,561  $ 1,460  $ 1,376  $ 1,307
  Interest cost             14,877   14,498   14,174    4,915    4,691    4,946
  Expected return on assets(21,110) (20,672) (19,927)  (3,843)  (3,619)  (3,267)
  Amortization of prior
   service cost              1,148    1,247    1,047      ---      ---      ---
  Recognized net actuarial
   gain                     (1,855)  (2,687)  (2,907)    (566)    (930)    (799)
  Settlement (gain) loss       ---     (884)    (700)     ---       15      ---
  Amortization of net
   transition obligation
   (asset)                    (947)    (965)    (997)   2,151    2,227    2,378
Net periodic benefit cost
  (income)                  (2,752)  (4,747)  (4,749)   4,117    3,760    4,565
Less amount capitalized       (352)    (391)    (397)     404      329      369
Net periodic benefit
  expense (income)         $(2,400) $(4,356) $(4,352) $ 3,713  $ 3,431  $ 4,196

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets, for the pension plans with accumulated benefit obligations in excess of plan assets, were $22.1 million, $19.6 million and $17.3 million, respectively, as of December 31, 2002. As a result of the accumulated benefit obligations exceeding the fair value of plan assets for these plans, an additional minimum liability of $4.9 million was recognized in 2002. The additional minimum liability also reflects the amount of prepaid benefit cost or accrued benefit liability related to these plans.

The Company's other postretirement benefit plans include health care and life insurance benefits for certain employees. The plans underlying these benefits may require contributions by the employee depending on such employee's age and years of service at retirement or the date of retirement. The accounting for the health care plans anticipates future cost-sharing changes that are consistent with the Company's expressed intent to generally increase retiree contributions each year by the excess of the expected health care cost trend rate over 6 percent.

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects at December 31, 2002:

                                       1 Percentage      1 Percentage
                                      Point Increase    Point Decrease
                                             (In thousands)
Effect on total of service
  and interest cost components           $   232           $  (841)
Effect on postretirement benefit
  obligation                             $ 3,062           $(8,076)

In addition to company-sponsored plans, certain employees are covered under multi-employer defined benefit plans administered by a union. Amounts contributed to the multi-employer plans were $27.8 million, $19.9 million and $10.6 million in 2002, 2001 and 2000, respectively.

In addition to the qualified plan defined pension benefits reflected in the table at the beginning of this footnote, the Company also has an unfunded, nonqualified benefit plan for executive officers and certain key management employees that provides for defined benefit payments upon the employee's retirement or to their beneficiaries upon death for a 15-year period or as an equivalent life annuity. Investments consist of life insurance carried on plan participants, which is payable to the Company upon the employee's death. The cost of these benefits was $5.1 million, $4.3 million and $3.5 million in 2002, 2001 and 2000, respectively. The total projected obligation for this plan was $40.5 million and $41.0 million at December 31, 2002 and 2001, respectively. The additional minimum liability relating to this plan was $4.0 million at December 31, 2002. The Company has a related intangible asset recognized as of December 31, 2002, of $1.1 million. The actuarial valuations for this plan were determined based on a discount rate of
6.75 percent and 7.25 percent as of December 31, 2002 and 2001, respectively, and a rate of compensation increase of 4.50 percent and
5.00 percent as of December 31, 2002 and 2001, respectively.

The Company sponsors various defined contribution plans for eligible employees. Costs incurred by the Company under these plans were $9.6 million in 2002, $7.2 million in 2001 and $6.1 million in 2000. The costs incurred in each year reflect additional participants as a result of business acquisitions.

NOTE 15
Jointly Owned Facilities
The consolidated financial statements include the Company's 22.7 percent and 25.0 percent ownership interests in the assets, liabilities and expenses of the Big Stone Station and the Coyote Station, respectively. Each owner of the Big Stone and Coyote stations is responsible for financing its investment in the jointly owned facilities.

The Company's share of the Big Stone Station and Coyote Station operating expenses was reflected in the appropriate categories of operating expenses in the Consolidated Statements of Income.

At December 31, the Company's share of the cost of utility plant in service and related accumulated depreciation for the stations was as follows:
                                                     2002        2001
                                                      (In thousands)
Big Stone Station:
  Utility plant in service                       $ 53,018    $ 50,053
  Less accumulated depreciation                    34,456      32,956
                                                 $ 18,562    $ 17,097
Coyote Station:
  Utility plant in service                       $122,476    $122,436
  Less accumulated depreciation                    70,778      67,414
                                                 $ 51,698    $ 55,022

NOTE 16
Regulatory Matters and Revenues Subject To Refund
On December 30, 2002, Montana-Dakota Utilities Co. (Montana-Dakota), a public utility division of MDU Resources, filed an application with the South Dakota Public Utilities Commission (SDPUC) for a natural gas rate increase. Montana-Dakota requested a total of $2.2 million annually or
5.8 percent above current rates. A final order from the SDPUC is due June 30, 2003.

On October 7, 2002, Great Plains Natural Gas Co. (Great Plains), a public utility division of MDU Resources, filed an application with the Minnesota Public Utilities Commission (MPUC) for a natural gas rate increase. Great Plains requested a total of $1.6 million annually or
6.9 percent above current rates. On December 4, 2002, the MPUC issued an Order setting interim rates that approved an interim increase of $1.4 million annually effective December 6, 2002. Great Plains began collecting such rates effective December 6, 2002, subject to refund until the MPUC issues a final order. A final order from the MPUC is due August 22, 2003.

On June 10, 2002, Montana-Dakota filed an application with the Wyoming Public Service Commission (WYPSC) for a natural gas rate increase. Montana-Dakota requested a total of $662,000 annually or 5.6 percent above current rates. On December 9, 2002, the WYPSC approved an increase of $466,000 annually effective January 1, 2003.

On May 20, 2002, Montana-Dakota filed an application with the Montana Public Service Commission (MTPSC) for a natural gas rate increase. Montana-Dakota requested a total of $3.6 million annually or 6.5 percent above current rates. On September 5, 2002, the MTPSC approved an interim increase of $2.1 million annually, effective with service rendered on and after September 5, 2002. Montana-Dakota began collecting such rates effective September 5, 2002, which are subject to refund until the MTPSC issues a final order. On November 7, 2002, the MTPSC approved an additional interim increase of $300,000 annually effective November 15, 2002. The additional interim increase is the result of a Stipulation reached between Montana-Dakota and the Montana Consumer Counsel, the only intervener in the proceeding. Under the terms of the Stipulation, the total interim relief granted ($2.4 million) will be the final increase in the proceeding. A hearing before the MTPSC was held on December 6, 2002, at which the MTPSC took under advisement the Stipulation agreed upon by Montana-Dakota and the Montana Consumer Counsel. A final order from the MTPSC is due
February 20, 2003.

On April 12, 2002, Montana-Dakota filed an application with the North Dakota Public Service Commission (NDPSC) for a natural gas rate increase. Montana-Dakota requested a total of $2.8 million annually or
4.1 percent above current rates. On December 10, 2002, the NDPSC approved an increase of $2.0 million annually, effective with service rendered on or after December 12, 2002.

Reserves have been provided for a portion of the revenues that have been collected subject to refund for certain of the above proceedings. The Company believes that such reserves are adequate based on its assessment of the ultimate outcome of the proceedings.

The NDPSC authorized its Staff to initiate an investigation into the earnings levels of Montana-Dakota's North Dakota electric operations based on Montana-Dakota's 2000 Annual Report to the NDPSC. The investigation was based on a complaint filed with the NDPSC in September 2001, by the NDPSC Staff. On April 24, 2002, the NDPSC issued an Order requiring Montana-Dakota to reduce its North Dakota electric rates by $4.3 million annually, effective May 8, 2002. On April 25, 2002, Montana-Dakota filed an appeal of the NDPSC Order in the North Dakota South Central Judicial District Court (District Court). The filing also requested a stay of the effectiveness of the NDPSC Order while the appeal was pending. Montana-Dakota challenged the NDPSC's determination of the level of wholesale electricity sales margins expected to be received by Montana-Dakota. On May 2, 2002, the District Court granted Montana-Dakota's request for a stay of a portion of the $4.3 million annual rate reduction ordered by the NDPSC. Accordingly, Montana-Dakota implemented an annual rate reduction of $800,000 effective with service rendered on and after May 8, 2002, rather than the $4.3 million annual reduction ordered by the NDPSC.
The remaining $3.5 million was subject to refund if Montana-Dakota did not prevail in this proceeding. On November 22, 2002, the District Court issued an Order reversing the decision of the NDPSC and remanded the case back to the NDPSC. On January 15, 2003, the NDPSC issued an Order accepting Montana-Dakota's level of wholesale electricity sales margins thus reversing its initial decision and allowing Montana-Dakota to continue to charge the electric rates which were in effect.

Montana-Dakota had established reserves for 2002 revenues that had been collected subject to refund with respect to Montana-Dakota's pending electric rate reduction. Based on the January 15, 2003, Order, as previously discussed, the reserves were reversed and recognized in income in 2002.

In December 1999, Williston Basin filed a general natural gas rate change application with the FERC. Williston Basin began collecting such rates effective June 1, 2000, subject to refund. In May 2001, the Administrative Law Judge issued an Initial Decision on Williston Basin's natural gas rate change application. This matter is currently pending before and subject to revision by the FERC.

Reserves have been provided for a portion of the revenues that have been collected subject to refund with respect to Williston Basin's pending regulatory proceeding. Williston Basin, in the fourth quarter of 2000, determined that reserves it had previously established for certain regulatory proceedings, prior to the proceeding filed in 1999, exceeded its expected refund obligation and, accordingly, reversed reserves and recognized in income $6.7 million after tax. Williston Basin believes that its remaining reserves are adequate based on its assessment of the ultimate outcome of the application filed in December 1999.

NOTE 17
Commitments and Contingencies
Litigation
In January 2002, Fidelity Oil Co. (FOC), one of the Company's natural gas and oil production subsidiaries, entered into a compromise agreement with the former operator of certain of FOC's oil production properties in southeastern Montana. The compromise agreement resolved litigation involving the interpretation and application of contractual provisions regarding net proceeds interests paid by the former operator to FOC for a number of years prior to 1998. The terms of the compromise agreement are confidential. As a result of the compromise agreement, the natural gas and oil production segment reflected a nonrecurring gain in its financial results for the first quarter of 2002 of approximately $16.6 million after tax. As part of the settlement, FOC gave the former operator a full and complete release, and FOC is not asserting any such claim against the former operator for periods after 1997.

In July 1996, Jack J. Grynberg (Grynberg) filed suit in United States District Court for the District of Columbia (U.S. District Court) against Williston Basin and over 70 other natural gas pipeline companies. Grynberg, acting on behalf of the United States under the Federal False Claims Act, alleged improper measurement of the heating content and volume of natural gas purchased by the defendants resulting in the underpayment of royalties to the United States. In March 1997, the U.S. District Court dismissed the suit without prejudice and the dismissal was affirmed by the United States Court of Appeals for the D.C. Circuit in October 1998. In June 1997, Grynberg filed a similar Federal False Claims Act suit against Williston Basin and Montana-Dakota and filed over 70 other separate similar suits against natural gas transmission companies and producers, gatherers, and processors of natural gas. In April 1999, the United States Department of Justice decided not to intervene in these cases. In response to a motion filed by Grynberg, the Judicial Panel on Multidistrict Litigation consolidated all of these cases in the Federal District Court of Wyoming (Federal District Court). Oral argument on motions to dismiss was held before the Federal District Court in March 2000. In May 2001, the Federal District Court denied Williston Basin's and Montana-Dakota's motion to dismiss. The matter is currently pending.

The Quinque Operating Company (Quinque), on behalf of itself and subclasses of gas producers, royalty owners and state taxing authorities, instituted a legal proceeding in State District Court for Stevens County, Kansas, (State District Court) against over 200 natural gas transmission companies and producers, gatherers, and processors of natural gas, including Williston Basin and Montana-Dakota. The complaint, which was served on Williston Basin and Montana-Dakota in September 1999, contains allegations of improper measurement of the heating content and volume of all natural gas measured by the defendants other than natural gas produced from federal lands. In response to a motion filed by the defendants in this suit, the Judicial Panel on Multidistrict Litigation transferred the suit to the Federal District Court for inclusion in the pretrial proceedings of the Grynberg suit. Upon motion of plaintiffs, the case has been remanded to State District Court. In September 2001, the defendants in this suit filed a motion to dismiss with the State District Court. The motion to dismiss was denied by the State District Court on August 19, 2002. The matter is currently pending.

Williston Basin and Montana-Dakota believe the claims of Grynberg and Quinque are without merit and intend to vigorously contest these suits. Williston Basin and Montana-Dakota believe it is not probable that Grynberg and Quinque will ultimately succeed given the current status of the litigation.

The Company is also involved in other legal actions in the ordinary course of its business. Although the outcomes of any such legal actions cannot be predicted, management believes that the outcomes with respect to these other legal proceedings will not have a material adverse effect upon the Company's financial position or results of operations.

Environmental matters
In December 2000, Morse Bros., Inc. (MBI), an indirect wholly owned subsidiary of the Company, was named by the United States Environmental Protection Agency (EPA) as a Potentially Responsible Party in connection with the cleanup of a commercial property site, now owned by MBI, and part of the Portland, Oregon, Harbor Superfund Site. Sixty-eight other parties were also named in this administrative action. The EPA wants responsible parties to share in the cleanup of sediment contamination in the Willamette River. Based upon a review of the Portland Harbor sediment contamination evaluation by the Oregon State Department of Environmental Quality and other information available, MBI does not believe it is a Responsible Party. In addition, MBI intends to seek indemnity for any and all liabilities incurred in relation to the above matters from Georgia-Pacific West, Inc., the seller of the commercial property site to MBI, pursuant to the terms of their sale agreement.

The Company believes it is not probable that it will incur any material environmental remediation costs or damages in relation to the above administrative action.

Operating leases
The Company leases certain equipment, facilities and land under operating lease agreements. The amounts of annual minimum lease payments due under these leases as of December 31, 2002, were $19.3 million in 2003, $14.3 million in 2004, $11.2 million in 2005,
$7.8 million in 2006, $4.3 million in 2007 and $21.3 million thereafter. Rent expense related to operating leases was approximately $26.9 million, $31.5 million and $23.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Purchase commitments
The Company has entered into various commitments, largely purchased power, coal and natural gas supply, electric generation construction and natural gas transportation contracts. These commitments range from one to 18 years. The commitments under these contracts as of December 31, 2002, were $171.3 million in 2003, $55.4 million in 2004, $43.1 million in 2005, $37.0 million in 2006, $27.6 million in 2007 and $130.4 million thereafter. These commitments are not reflected in the Company's consolidated financial statements.

Guarantees
Centennial has guaranteed, with the right of subrogation, a portion of certain obligations of MPX in connection with the Company's equity method investment in the natural gas-fired electric generation station in Brazil, as discussed in Note 2. The Company, through a subsidiary, owns 49 percent of MPX. These guarantees expire in 2003, and at December 31, 2002, the maximum amounts outstanding under these guarantees totaled $24.9 million. In the event MPX defaults under its obligations, Centennial would be required to make payments under these guarantees. These guarantees are not reflected on the Consolidated Balance Sheets.

In addition, Centennial has guaranteed, without recourse, the short-term line of credit agreement of a subsidiary of the Company as discussed in Note 7. The proceeds from the short-term line of credit were used in connection with the Company's investment in international
projects.   The fixed maximum amount of Centennial's guarantee of this line of credit is $25 million and the amount outstanding under this line of credit at December 31, 2002, was $12.0 million, which amount is reflected on the Consolidated Balance Sheets. This subsidiary of the Company intends to renew this credit agreement, which expires June 30, 2003. In the event this subsidiary of the Company defaults under its obligation, Centennial would be required to make payments under its guarantee.

Centennial has guaranteed, without recourse, a foreign currency collar agreement obligation of an indirect wholly owned subsidiary of the Company. There is no fixed maximum amount guaranteed under the foreign currency collar agreement. The Company recorded an asset for the fair value of the foreign currency collar agreement at December 31, 2002, of $903,000, therefore there was no outstanding obligation guaranteed at December 31, 2002. The foreign currency collar agreement expires on February 3, 2003. In addition, WBI Holdings, Inc. (WBI Holdings), an indirect wholly owned subsidiary of the Company, has guaranteed, without recourse, certain of its subsidiary's natural gas and oil price swap and collar agreement obligations. The amount of the subsidiary's obligation at December 31, 2002, was $4.2 million. There is no fixed maximum amount guaranteed in relation to the natural gas and oil price swap and collar agreements; however, the amount of hedging activity entered into by the subsidiary is limited by corporate policy. The guarantees of the natural gas and oil price swap and collar agreements expire in December 2003; however, WBI Holdings anticipates continued hedging activities by its subsidiary, and, as a result, will likely issue additional guarantees on potential hedging obligations. The amounts outstanding under the natural gas and oil price swap and collar agreements were reflected on the Consolidated Balance Sheets. In the event the above subsidiaries default under their obligations, Centennial and WBI Holdings would be required to make payments under their respective guarantees.

Certain subsidiaries of the Company have outstanding guarantees to third parties that guarantee the performance of other subsidiaries of the Company that are related to natural gas transportation and sales agreements, electric power supply agreements and certain other guarantees. These guarantees are without recourse and at December 31, 2002, the fixed maximum amounts guaranteed under these agreements aggregated $55.8 million. The amounts of scheduled expiration of the maximum amounts guaranteed under these agreements aggregate $29.0 million in 2003; $1.4 million in 2004; $20.0 million in 2009; $2.0 million, which is subject to expiration 30 days after the receipt of written notice; $425,000, which expires upon completion of a guaranteed project and $3.0 million, which has no scheduled maturity date. In the event of default under these guarantee obligations, the subsidiary issuing the guarantee for that particular obligation would be required
to make payments under its guarantees.   Any amounts outstanding by
subsidiaries of the Company under the above guarantees were reflected on the Consolidated Balance Sheets at December 31, 2002.

In addition, Centennial has issued guarantees related to the Company's purchase of maintenance items to third parties for which no fixed maximum amounts have been specified. These guarantees are without recourse and have no scheduled maturity date. In the event a subsidiary of the Company defaults under its obligation in relation to the purchase of certain maintenance items, Centennial would be required to make payments under these guarantees. Any amounts outstanding by subsidiaries of the Company for maintenance were reflected on the Consolidated Balance Sheets at December 31, 2002.

As of December 31, 2002, Centennial was contingently liable for performance of certain of its subsidiaries under approximately $200 million of surety bonds. These bonds are principally for construction contracts and reclamation obligations of these subsidiaries, entered into in the normal course of business. Centennial indemnifies the respective surety bond companies against any exposure under the bonds. A large portion of these contingent commitments expire in 2003, however Centennial will likely continue to enter into surety bonds for its subsidiaries in the future.

Centennial has also guaranteed a wholly owned subsidiary's payment to a third party of the $102.5 million acquisition price in connection with the acquisition of the 66.6-megawatt wind-powered electric generation facility in California. The guarantee will terminate upon the occurrence of the closing of the purchase of the above facility and is without recourse. For more information on the purchase of this facility, see Note 19.

NOTE 18
Inability to Obtain Consent of Prior Independent Public Accountants There may be risks and stockholders' recovery may be limited as a result of the Company's prior use of Arthur Andersen LLP as the Company's independent public accounting firm. On June 15, 2002, Arthur Andersen LLP was convicted for obstruction of justice charges. Arthur Andersen LLP audited the Company's financial statements for the years ended December 31, 2001 and 2000. On February 14, 2002, Arthur Andersen LLP was dismissed as the Company's independent public accountants and on March 25, 2002, Deloitte & Touche LLP was hired as the Company's independent auditors for the 2002 fiscal year. Because the former audit partner and manager have left Arthur Andersen LLP, the Company was not able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act of 1933 (the Securities Act). Accordingly, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

NOTE 19
Subsequent Event
On January 31, 2003, Centennial Power, Inc., an indirect wholly owned subsidiary of the Company, purchased a 66.6-megawatt wind-powered electric generation facility from San Gorgonio Power Corporation, an affiliate of PG&E National Energy Group, for $102.5 million cash, subject to certain closing adjustments. This facility is located in the San Gorgonio Pass, northwest of Palm Springs, California. The facility consists of 111 wind turbines and began commercial operation in September 2001. The facility sells all of its output under a long-term contract with the California Department of Water Resources. SeaWest Wind Power, Inc. will continue to operate the facility.


Independent Auditors' Report


To the Board of Directors and Stockholders of MDU Resources Group, Inc.:

We have audited the accompanying consolidated balance sheet of MDU Resources Group, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, common stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the company as of December 31, 2001, and for the years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations and whose report, dated January 23, 2002, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the company's change in its method of accounting for derivative instruments due to the adoption of a new accounting pronouncement as discussed in Note 5 to the financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the 2002 financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements present fairly, in all material respects, the financial position of the company as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the financial statements of the company as of December 31, 2001, and for the years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations. As described in Note 3 these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (Statement) which, as described in Note 1, was adopted by the company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 3 with respect to 2001 and 2000 included (a) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill that is no longer being amortized as a result of initially applying the Statement to the company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings per share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 3 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.


                                         /s/ DELOITTE & TOUCHE LLP
                                         DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
January 24, 2003


THIS IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS ANNUAL REPORT. (SEE NOTE 18 OF NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS FOR FURTHER DISCUSSION.)


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



                                         /s/ ARTHUR ANDERSEN LLP
                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 23, 2002


                       MDU RESOURCES GROUP, INC.
                  SUPPLEMENTARY FINANCIAL INFORMATION


Quarterly Data (Unaudited)
The following unaudited information shows selected items by quarter for the years 2002 and 2001:

                                   First    Second     Third    Fourth
                                 Quarter   Quarter   Quarter   Quarter
                               (In thousands, except per share amounts)
2002
Operating revenues              $381,935  $480,218  $612,398  $556,986
Operating expenses               336,138   429,023   522,227   478,032
Operating income                  45,797    51,195    90,171    78,954
Net income                        23,722    24,853    53,931    45,938
Earnings per common share:
  Basic                              .34       .35       .76       .63
  Diluted                            .34       .35       .75       .63
Weighted average common shares
  outstanding:
  Basic                           69,469    70,456    70,923    72,095
  Diluted                         70,013    71,027    71,344    72,576

2001
Operating revenues              $641,248  $546,418  $551,680  $484,286
Operating expenses               577,727   476,071   458,441   438,125
Operating income                  63,521    70,347    93,239    46,161
Net income                        32,687    43,417    50,746    28,999
Earnings per common share:
  Basic                              .50       .64       .75       .42
  Diluted                            .49       .63       .74       .42
Weighted average common shares
  outstanding:
  Basic                           65,405    67,264    67,650    68,729
  Diluted                         65,979    68,376    68,127    69,126

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

Fidelity owns in fee or holds natural gas leases for the properties it operates in Colorado, Montana, North Dakota and Wyoming. These rights are in the Bonny Field located in eastern Colorado, the Cedar Creek Anticline in southeastern Montana and southwestern North Dakota, the Bowdoin area located in north-central Montana and in the Powder River Basin of Montana and Wyoming.

The information that follows includes the Company's proportionate share of all its natural gas and oil interests held by Fidelity.

The following table sets forth capitalized costs and accumulated depreciation, depletion and amortization related to natural gas and oil producing activities at December 31:

                                        2002        2001        2000
                                               (In thousands)
Subject to amortization             $603,151    $506,155    $416,881
Not subject to amortization          145,692     122,354      94,856
Total capitalized costs              748,843     628,509     511,737
Less accumulated depreciation,
  depletion and amortization         239,964     195,469     155,198
Net capitalized costs               $508,879    $433,040    $356,539

Capital expenditures, including those not subject to amortization, related to natural gas and oil producing activities were as follows:


Years ended December 31,                2002        2001        2000
                                               (In thousands)
Acquisitions                        $ 31,439    $  1,695    $ 68,858
Exploration                            5,325      13,938      34,839
Development                           94,943     102,670      69,051
Total capital expenditures          $131,707    $118,303    $172,748

The following summary reflects income resulting from the Company's operations of natural gas and oil producing activities, excluding corporate overhead and financing costs:

Years ended December 31,                2002*       2001        2000
                                               (In thousands)
Revenues                            $203,550    $203,727    $128,217
Production costs                      55,463      47,045      33,919
Depreciation, depletion and
  amortization                        48,064      41,223      26,739
Pretax income                        100,023     115,459      67,559
Income tax expense                    36,886      45,245      25,835
Results of operations for
  producing activities              $ 63,137    $ 70,214    $ 41,724

*Includes the compromise agreement as discussed in Note 17.

The following table summarizes the Company's estimated quantities of proved natural gas and oil reserves at December 31, 2002, 2001 and 2000, and reconciles the changes between these dates. Estimates of economically recoverable natural gas and oil reserves and future net revenues therefrom are based upon a number of variable factors and assumptions. For these reasons, estimates of economically recoverable reserves and future net revenues may vary from actual results.

                               2002             2001            2000
                         Natural         Natural          Natural
                             Gas     Oil     Gas      Oil     Gas     Oil
                               (In thousands of Mcf/barrels)
Proved developed and
  undeveloped reserves:
  Balance at beginning
    of year             324,100   17,500 309,800   15,100 268,900  14,700
  Production            (48,200)  (2,000)(40,600)  (2,000)(29,200) (1,900)
  Extensions and
    discoveries          80,100    2,200  66,400    2,000  51,300   1,600
  Purchases of proved
    reserves              1,200      100   1,000      100  23,200     100
  Sales of reserves
    in place             (4,400)    (300)    ---      ---     ---    (100)
  Revisions to previous
    estimates due to
    improved secondary
    recovery techniques
    and/or changed
    economic conditions  19,700      --- (12,500)   2,300  (4,400)    700
Balance at end
  of year               372,500   17,500 324,100   17,500 309,800  15,100


Proved developed reserves:
  January 1, 2000       213,400   13,300
  December 31, 2000     263,400   14,200
  December 31, 2001     291,300   17,100
  December 31, 2002     331,300   14,800

All of the Company's interests in natural gas and oil reserves are located in the United States and in the Gulf of Mexico.

The standardized measure of the Company's estimated discounted future net cash flows of total proved reserves associated with its various natural gas and oil interests at December 31 was as follows:

                                         2002        2001        2000
                                              (In thousands)
Future net cash flows before
  income taxes                     $1,151,600  $  548,000  $2,349,500
Future income tax expense             324,000     112,000     827,000
Future net cash flows                 827,600     436,000   1,522,500
10% annual discount for estimated
  timing of cash flows                321,300     174,000     601,200
Discounted future net cash flows
  relating to proved natural gas
  and oil reserves                 $  506,300  $  262,000  $  921,300

The following are the sources of change in the standardized measure of discounted future net cash flows by year:

                                         2002        2001        2000
                                              (In thousands)
Beginning of year                 $   262,000  $  921,300  $  229,100
Net revenues from production         (112,900)   (153,500)    (94,300)
Change in net realization             296,100  (1,119,700)    861,700
Extensions, discoveries and
  improved recovery, net of
  future production-related costs     130,600      64,200     288,700
Purchases of proved reserves            3,700       2,600      93,200
Sales of reserves in place             (8,900)        ---      (1,500)
Changes in estimated future
  development costs, net of those
  incurred during the year               (100)     (3,300)      3,400
Accretion of discount                  32,100     126,900      31,200
Net change in income taxes           (124,700)    436,500    (412,300)
Revisions of previous quantity
  estimates                            30,000     (11,700)    (79,200)
Other                                  (1,600)     (1,300)      1,300
Net change                            244,300    (659,300)    692,200
End of year                       $   506,300  $  262,000  $  921,300

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

                                                           MDU RESOURCES GROUP, INC.
                                                             OPERATING STATISTICS
                                                2002         2001         2000         1999         1998*        1997         1992
Selected Financial Data
Operating revenues (000's):
 Electric                                 $  162,616   $  168,837   $  161,621   $  154,869   $  147,221   $  141,590   $  123,908
 Natural gas distribution                    186,569      255,389      233,051      157,692      154,147      157,005      128,194
 Utility services                            458,660      364,750      169,382       99,917       64,232       22,761          ---
 Pipeline and energy services                165,258      531,114      636,848      383,532      180,732       87,018       92,686
 Natural gas and oil production              203,595      209,831      138,316       78,394       61,842       77,916       40,088
 Construction materials and mining           962,312      806,899      631,396      469,905      346,451      174,147       45,032
 Independent power production                  6,776          ---          ---          ---          ---          ---          ---
 Intersegment eliminations                  (114,249)    (113,188)     (96,943)     (64,500)     (57,998)     (52,763)     (67,733)
                                          $2,031,537   $2,223,632   $1,873,671   $1,279,809   $  896,627   $  607,674   $  362,175
Operating income (000's):
 Electric                                 $   33,915   $   38,731   $   38,743   $   35,727   $   32,167   $   31,307   $   30,188
 Natural gas distribution                      2,414        3,576        9,530        6,688        8,028       10,410        4,509
 Utility services                             13,980       25,199       16,606       11,518        5,932        1,782          ---
 Pipeline and energy services                 39,091       30,368       28,782       40,627       33,651       25,822       18,825
 Natural gas and oil production               85,555      103,943       66,510       26,845      (50,444)      27,638       12,005
 Construction materials and mining            91,430       71,451       56,816       38,346       41,609       14,602       11,532
 Independent power production                   (268)         ---          ---          ---          ---          ---          ---
                                          $  266,117   $  273,268   $  216,987   $  159,751   $   70,943   $  111,561   $   77,059
Earnings on common stock (000's):
 Electric                                 $   15,780   $   18,717   $   17,733   $   15,973   $   13,908   $   12,441   $   13,302
 Natural gas distribution                      3,587          677        4,741        3,192        3,501        4,514        1,370
 Utility services                              6,371       12,910        8,607        6,505        3,272          947          ---
 Pipeline and energy services                 19,097       16,406       10,494       20,972       18,651        9,955        2,270
 Natural gas and oil production               53,192       63,178       38,574       16,207      (30,501)      15,867        6,960
 Construction materials and mining            48,702       43,199       30,113       20,459       24,499       10,111       10,662
 Independent power production                    959          ---          ---          ---          ---          ---          ---
                                          $  147,688   $  155,087   $  110,262   $   83,308   $   33,330   $   53,835   $   34,564
Earnings per common share -- diluted      $     2.07   $     2.29   $     1.80   $     1.52   $      .66   $     1.24   $      .81
Common Stock Statistics
Weighted average common shares
 outstanding -- diluted (000's)               71,242       67,869       61,390       54,870       50,837       43,478       42,741
Dividends per common share                $      .94   $      .90   $      .86   $      .82   $    .7834   $    .7534   $    .6489
Book value per common share               $    17.34   $    15.90   $    13.55   $    11.74   $    10.39   $     8.84   $     7.11
Market price per common share (year-end)  $    25.81   $    28.15   $    32.50   $    20.00   $    26.31   $    21.08   $    11.72
Market price ratios:
 Dividend payout                                 45%          39%          48%          54%         119%          61%          80%
 Yield                                          3.7%         3.3%         2.7%         4.2%         3.0%         3.6%         5.6%
 Price/earnings ratio                          12.5x        12.3x        18.1x        13.2x        39.9x        17.0x        14.5x
 Market value as a percent of book value      148.8%       177.0%       239.9%       170.4%       253.2%       238.5%       165.0%
Profitability Indicators
Return on average common equity                12.5%        15.3%        14.3%        13.9%         6.5%        14.6%        11.6%
Return on average invested capital              8.6%        10.1%         9.5%         9.6%         5.5%        10.3%         8.7%
Interest coverage                               7.7x         8.5x         8.3x         7.1x         6.1x         6.0x         3.3x
Fixed charges coverage, including
 preferred dividends                            4.8x         5.3x         4.1x         4.3x         2.5x         3.4x         2.4x
General
Total assets (000's)                      $2,937,249   $2,623,071   $2,312,959   $1,766,303   $1,452,775   $1,113,892   $1,024,510
Net long-term debt (000's)                $  819,558   $  783,709   $  728,166   $  563,545   $  413,264   $  298,561   $  249,845
Redeemable preferred stock (000's)        $    1,300   $    1,400   $    1,500   $    1,600   $    1,700   $    1,800   $    2,300
Capitalization ratios:
 Common equity                                   60%          58%          54%          54%          56%          55%          53%
 Preferred stocks                                 1            1            1            1            2            2            3
 Long-term debt                                  39           41           45           45           42           43           44
                                                100%         100%         100%         100%         100%         100%         100%

* Reflects $39.9 million or 78 cents per common share in noncash after-tax write-downs of natural gas and oil properties.

NOTE: Common stock share amounts reflect the Company's three-for-two common stock splits effected in October 1995 and July 1998.


                                                  2002         2001         2000         1999         1998         1997         1992
Electric
Retail sales (thousand kWh)                  2,275,024    2,177,886    2,161,280    2,075,446    2,053,862    2,041,191    1,829,933
Sales for resale (thousand kWh)                784,530      898,178      930,318      943,520      586,540      361,954      352,550
Electric system generating and firm
 purchase
 capability -- kW (Interconnected system)      500,570      500,820      500,420      492,800      489,100      487,500      460,200
Demand peak  --  kW (Interconnected system)    458,800      453,000      432,300      420,550      402,500      404,600      339,100
Electricity produced (thousand kWh)          2,316,980    2,469,573    2,331,188    2,350,769    2,103,199    1,826,770    1,774,322
Electricity purchased (thousand kWh)           857,720      792,641      948,700      860,508      730,949      769,679      593,612
Average cost of fuel and purchased
  power per kWh                                  $.018        $.018        $.016        $.016        $.017        $.018        $.016

Natural Gas Distribution
Sales (Mdk)                                     39,558       36,479       36,595       30,931       32,024       34,320       26,681
Transportation (Mdk)                            13,721       14,338       14,314       11,551       10,324       10,067       13,742
Weighted average degree days  --
 % of previous year's actual                      109%          95%         113%          95%          94%          85%          98%

Pipeline and Energy Services
 Sales for resale (Mdk)                            ---          ---          ---          ---          ---          ---       16,841
 Transportation (Mdk)                           99,890       97,199       86,787       78,061       88,974       85,464       64,498
 Gathering (Mdk)                                72,692       61,136       41,717       19,799        9,093        9,550        6,735

Natural Gas and Oil Production
Production:
 Natural gas (MMcf)                             48,239       40,591       29,222       24,652       20,699       20,407        8,805
 Oil (000's of barrels)                          1,968        2,042        1,882        1,758        1,912        2,088        1,531
Average realized prices:
 Natural gas (per Mcf)                          $ 2.72       $ 3.78       $ 2.90       $ 1.94       $ 1.81       $ 2.02       $ 1.58
 Oil (per barrel)                               $22.80       $24.59       $23.06       $15.34       $12.71       $17.50       $16.74
Net recoverable reserves:
 Natural gas (MMcf)                            372,500      324,100      309,800      268,900      243,600      184,900       37,200
 Oil (000's of barrels)                         17,500       17,500       15,100       14,700       11,500       14,900       12,200

Construction Materials and Mining
Construction materials (000's):
 Aggregates (tons sold)                         35,078       27,565       18,315       13,981       11,054        5,113          263
 Asphalt (tons sold)                             7,272        6,228        3,310        2,993        1,790          758          ---
 Ready-mixed concrete (cubic yards sold)         2,902        2,542        1,696        1,186        1,021          516          ---
 Recoverable aggregate reserves (tons)       1,110,020    1,065,330      894,500      740,030      654,670      169,375       20,600
Coal (000's):
 Sales (tons)                                      ---*       1,171*       3,111        3,236        3,113        2,375        4,913
 Recoverable reserves (tons)                    37,761*      56,012*     145,643      182,761      190,152      226,560      235,700

Independent Power Production **
Net generation capacity -- kW                  213,000          ---          ---          ---          ---          ---          ---
Electricity produced and sold (thousand kWh)    15,804          ---          ---          ---          ---          ---          ---

* Coal operations were sold effective April 30, 2001.
** Reflects domestic independent power production operations acquired in November 2002.


INDEPENDENT AUDITORS' REPORT


To MDU Resources Group, Inc.

We have audited the financial statements of MDU Resources Group, Inc. (the Company) as of December 31, 2002 and for the year then ended and have issued our report thereon dated January 24, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Notes 1 and 3). Such financial statements and report are included in your 2002 Annual Report to Stockholders and are incorporated herein by reference. Our audit also included the financial statement
Schedule II of the Company, included in Item 15. This financial statement Schedule II is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. The financial statements and Schedule II of the Company as of December 31, 2001 and for the years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations and whose reports, dated January 23, 2002, expressed an unqualified opinion on those financial statements and Schedule
II. In our opinion, such financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic financial statements for 2002 taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
January 24, 2003


THIS IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARUTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS ANNUAL REPORT. (SEE NOTE 18 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR FURTHER DISCUSSION.)

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


                                        /s/ ARTHUR ANDERSEN LLP
                                        ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
   January 23, 2002


                        MDU RESOURCES GROUP, INC.
       SCHEDULE II - CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
               YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000



                                      Additions
                              _______________________
                  Balance at  Charged to
                  beginning   costs and                              Balance at
Description       of year     expenses   Other(a)(b)  Deductions(c)  end of year
                                       (In thousands)
Allowance for
doubtful accounts:
    2002            $5,773      $8,192      $1,164       $6,892        $8,237
    2001             4,063       3,896       2,003        4,189         5,773
    2000             2,111       4,252       1,085        3,385         4,063


(a) Allowance for doubtful accounts for companies acquired
(b) Recoveries
(c) Uncollectible accounts written off